Use these links to rapidly review the document

Index to the Financial Statements

As filed with the Securities and Exchange Commission on November 17, 2016

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Ardagh Finance Holdings S.A.
(to be renamed Ardagh Group S.A.)
(Exact name of Registrant as specified in its charter)

Luxembourg (State or other jurisdiction of incorporation or organization)	3221/3411 (Primary Standard Industrial Classification Code Number)	Not Applicable (I.R.S. Employer Identification No.)

56, rue Charles Martel
L-2134 Luxembourg
+352 26 25 85 55
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Ardagh Metal Packaging USA Inc.
Attention: John Boyas
Carnegie Office Park
600 North Bell Avenue
Building 1, Suite 200
Carnegie, PA 15106
(412) 429-5290
(Name, address, including zip code, and
telephone number, including area code, of agent for service)

With copies to:
Richard B. Alsop David J. Beveridge Shearman & Sterling LLP 599 Lexington Avenue New York, N.Y. 10022 (212) 848-4000	Jonathan A. Schaffzin Geoffrey E. Liebmann Cahill Gordon & Reindel LLP 80 Pine Street New York, N.Y. 10005 (212) 701-3000

Approximate date of commencement of proposed sale to the public:
as soon as practicable after this Registration Statement becomes effective.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box.    ☐

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount Of Registration Fee

Class A Common Shares, par value €0.01 per share	$100,000,000	$11,590

(1)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act, as amended.

(2)
Includes shares subject to the underwriters' option to purchase additional shares, if any. See "Underwriting".

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 17, 2016

PRELIMINARY PROSPECTUS

Ardagh Finance Holdings S.A.

(to be renamed Ardagh Group S.A.)
             Class A Common Shares
$            per Share

        This is the initial public offering of our Class A common shares. We are selling                    Class A common shares. We currently expect the initial public offering price to be between $            and $            per Class A common share.

        We have granted the underwriters an option to purchase up to                    additional Class A common shares.

        After this offering, we will have two classes of common shares: Class A common shares and Class B common shares. The rights of the holders of our Class A common shares and Class B common shares will be identical except for par value, voting and conversion rights. Each Class A common share will be entitled to one vote per share. Each Class B common share will be entitled to ten votes per share. Each Class B common share will be convertible at any time, at the option of the holder, into one Class A common share, and subject to certain exceptions, will be converted into one Class A common share upon transfer to a third party. Following this offering, our issued and outstanding Class B common shares will represent approximately        % of the voting power of our issued and outstanding share capital (assuming no exercise of the underwriters' option to purchase additional shares).

        We intend to apply to have the Class A common shares listed on the New York Stock Exchange ("NYSE") under the symbol "ARD".

        Investing in our Class A common shares involves risks. See "Risk Factors" beginning on page 16.

        Neither the Securities and Exchange Commission ("SEC") nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per share	Total

Public Offering Price	$	$

Underwriting Discount(1)	$	$

Proceeds to the Company (before expenses)	$	$

(1)
We have agreed to reimburse the underwriters for certain expenses incurred in connection with this offering. See "Underwriting".

        The underwriters expect to deliver the Class A common shares to purchasers on or about                through the book-entry facilities of The Depository Trust Company and its direct and indirect participants.

Citigroup

                        ,

        You should rely only on the information contained in this prospectus. We have not authorized any person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We do not take any responsibility for, and can provide no assurances as to, the reliability of any information that others may provide you. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

        This prospectus has been prepared on the basis that all offers of Class A common shares will be made pursuant to an exemption under the Prospectus Directive, as implemented in member states of the European Economic Area, or EEA, from the requirement to produce a prospectus for offers of the Class A common shares. Accordingly, any person making or intending to make any offer within the EEA of Class A common shares which are the subject of the offering contemplated in this prospectus should only do so in circumstances in which no obligation arises for the sellers of the Class A common shares or any of the underwriters to produce a prospectus for such offer. Neither the sellers of the Class A common shares nor the underwriters have authorized, nor do they authorize, the making of any offer of Class A common shares through any financial intermediary, other than offers made by the underwriters which constitute the final offering of Class A common shares contemplated in this prospectus.

i

Certain Conventions

        Ardagh Finance Holdings S.A. (the "Company") was incorporated under the laws of Luxembourg on May 6, 2011 and is a wholly-owned subsidiary of Ardagh Group S.A. The Company owns no assets other than its direct and indirect ownership of 100% of the issued share capital of other intermediate holding companies and Ardagh Packaging Holdings Limited, an intermediate holding company for all of our finance and operating subsidiaries. Except where the context otherwise requires or where otherwise indicated, all references to "Ardagh", "Ardagh Group", "Group", the "Company", "we", "us" and "our" refer to Ardagh Finance Holdings S.A. and its consolidated subsidiaries, except where the context otherwise requires. Ardagh's operations have the following divisions: "Metal Packaging" and "Glass Packaging".

Presentation of Financial and Other Data

Financial Statements

        As a first time adopter of IFRS (defined below), we are only presenting two years of statements of income, changes in shareholders' equity and cash flows, and three years of balance sheet data in this prospectus.

        This prospectus includes:

  •
  audited consolidated financial statements of Ardagh Finance Holdings S.A. and its subsidiaries as of December 31, 2015, 2014 and January 1, 2014, and for the two years ended December 31, 2015, prepared in accordance with International Financial Reporting Standards as issued by the IASB ("IFRS");

  •
  unaudited consolidated interim financial statements of Ardagh Finance Holdings S.A. and its subsidiaries as of September 30, 2016 and for the nine months ended September 30, 2016 and 2015;

  •
  audited combined financial statements of certain metal beverage packaging operations of Ball Corporation as of December 31, 2015 and 2014 and for the years ended December 31, 2015, 2014 and 2013 prepared in accordance with U.S. GAAP (the "Ball Audited Combined Financial Statements");

  •
  unaudited combined financial statements of certain metal beverage packaging operations of Ball Corporation as of June 30, 2016 and for the six months ended June 30, 2016 and 2015 (the "Ball Unaudited Combined Financial Statements" and together with the Ball Audited Combined Financial Statements, the "Ball Combined Financial Statements");

  •
  audited combined carve-out financial statements of certain beverage can operations of Rexam PLC for the years ended and as of December 31, 2015, 2014 and 2013 prepared in accordance with IFRS (the "Rexam Audited Combined Carve-Out Financial Statements");

  •
  unaudited combined carve-out financial statements of certain beverage can operations of Rexam PLC as of June 30, 2016 and for the six months ended June 30, 2016 and 2015 (the "Rexam Unaudited Combined Carve-Out Financial Statements, and together with the Rexam Audited Combined Carve-Out Financial Statements, the "Rexam Combined Carve-Out Financial Statements"); and

  •
  (i) the unaudited condensed combined pro forma income statement information for the year ended December 31, 2015 and for the nine months ended September 30, 2016 for Ardagh Finance Holdings S.A., that gives effect to (a) our acquisition (the "Beverage Can Acquisition") of certain metal beverage packaging operations of Ball Corporation (the "Ball Carve-Out Business") and certain beverage can operations of Rexam PLC (the "Rexam Carve-Out

    Business") (the acquired business, the "Beverage Can Business") and the financing for the Beverage Can Acquisition, (b) the repayment in full of the amount outstanding of the 9.250% Senior Notes due 2020 and 9.125% Senior Notes due 2020 and (c) the redemption of our 8.625% Senior PIK Notes due 2019 and our 8.375% Senior PIK Notes due 2019 in September 2016, using proceeds from investment and contribution, directly and indirectly, by ARD Finance S.A. (the "Parent Company"), as if such transactions and events had occurred on January 1, 2015 and (ii) the unaudited pro forma balance sheet as of September 30, 2016 that gives effect to this offering as if it had occurred on the balance sheet date (collectively, the "Unaudited Condensed Combined Pro Forma Financial Information").

        The preparation of financial statements in conformity with IFRS and U.S. GAAP requires the use of certain critical accounting estimates. It also requires management to exercise its judgment in the process of applying accounting policies. The areas involving a higher degree of judgment or complexity, or areas where assumptions and estimates are significant to the consolidated financial statements, are disclosed in the financial statements.

        The consolidated financial statements for Ardagh have been prepared based on a calendar year and are presented in euro rounded to the nearest million. The Ball Combined Financial Statements have been prepared based on a calendar year and are presented in U.S. dollars rounded to the nearest million. The Rexam Combined Carve-Out Financial Statements have been prepared based on a calendar year and are presented in pounds sterling rounded to the nearest million. Therefore, discrepancies in the tables between totals and the sums of the amounts listed may occur due to such rounding.

        Unless stated otherwise, debt balances are presented before deducting deferred financing costs.

Ball Combined Financial Statements

        The Ball Combined Financial Statements reflect the financial position, results of operations and cash flows of certain metal beverage packaging operations of Ball Corporation in Brazil, France, Germany, the Netherlands, Poland, Serbia and the United Kingdom in conformity with U.S. GAAP. All significant intercompany transactions and accounts among the carve-out operations have been eliminated. The Ball Combined Financial Statements may not be indicative of the future performance of those operations and may not reflect what the combined results of operations, financial position and cash flows would have been had those operations operated as an independent company during all of the periods presented in part because the metal beverage packaging operations of Ball Corporation reflected in the Ball Combined Financial Statements include certain assets (namely, three plants in Europe and certain other ancillary assets) and certain liabilities (namely, certain pension liabilities) that were retained by Ball Corporation and therefore do not comprise part of the Ball Carve-Out Business acquired by us in the Beverage Can Acquisition. For a complete description of the accounting principles followed in preparing the Ball Audited Combined Financial Statements, see Note 1 "Description of Business and Basis of Presentation" and Note 2 "Critical and Significant Accounting Policies" to the Ball Audited Combined Financial Statements included elsewhere in this prospectus.

Rexam Combined Carve-Out Financial Statements

        The Rexam Combined Carve-Out Financial Statements reflect certain wholly-owned beverage can operations of Rexam PLC that have not in the past formed a separate accounting group. These businesses do not constitute a separate legal group. The Rexam Audited Combined Carve-Out Financial Statements have been prepared specifically for the purpose of facilitating the divestment of the Rexam Carve-Out Business and on a basis that combines the results and Rexam PLC assets and liabilities of each of the manufacturing plants, warehouses and operations constituting the Rexam Carve-Out Business by applying the principles underlying the consolidation procedures of IFRS 10

'Consolidated Financial Statements'. The Rexam Combined Carve-Out Financial Statements have been prepared on a carve-out basis in accordance with IFRS from the consolidated financial statements of Rexam PLC and include the assets, liabilities, revenues and expenses that management of Rexam PLC has determined are attributable to the Rexam Carve-Out Business.

        For a complete description of the accounting principles followed in preparing the Rexam Combined Carve-Out Financial Statements, see Note 1 "Nature of operations and basis of presentation" and Note 3 "Principal accounting policies" to the Rexam Audited Combined Carve-Out Financial Statements included elsewhere in this prospectus. This basis of preparation sets out the method used in identifying the financial position, performance and cash flows in relation to each of the plants that has been included in Rexam Combined Carve-Out Financial Statements. These notes explain that the businesses included in the Rexam Combined Carve-Out Financial Statements have not operated as a single entity. The Rexam Combined Carve-Out Financial Statements are, therefore, not necessarily indicative of results that would have occurred if the Rexam Carve-Out Business had operated as a single business during the periods presented or of future results of the Rexam Carve-Out Business.

Currencies

        In this prospectus, unless otherwise specified or the context otherwise requires:

  •
  "$" and "U.S. dollar" each refer to the United States dollar;

  •
  "€", "EUR" and "euro" each refer to the euro, the single currency established for members of the European Economic and Monetary Union since January 1, 1999; and

  •
  "£", "pounds", "sterling" and "GBP" refer to pounds sterling, the lawful currency of the United Kingdom.

        We prepare our financial statements in euro.

Industry and Market Data

Metal Packaging

        Given the specialized nature of the metal packaging markets in which Metal Packaging operates, there does not exist a relevant and reliable third-party source of much of the relevant market information presented in this prospectus. Therefore, estimates provided by Metal Packaging regarding these markets as set forth in this prospectus, as well as estimated market shares of Metal Packaging or its competitors, are largely based on our knowledge of these markets, developed primarily from analysis of public information, third-party reports to the extent available, competitors' public announcements and regulatory filings and information gathered in the course of acquisitions. The data relating to market sizes, market share and market position are based on the most recent data available. This information has not been confirmed by an independent organization, nor can there be assurance that third parties would arrive at the same results were they to employ different methods for gathering, analyzing and calculating such data. Breakdowns of market shares were established on the basis of Metal Packaging's pro forma consolidated revenues and these data. Market positions and percentage shares are those that we believe we hold in terms of revenues. They are based on industry market sectors on which Metal Packaging's business is arranged.

        Certain additional information regarding the global packaging industry, generally, and the metal packaging sector, specifically, has been sourced from Smithers Pira.

        Any third-party information described above and included in this prospectus has been accurately reproduced and as far as we are aware and are able to ascertain from the information published by such third parties, the reproduced information is accurate and no facts have been omitted which would render such information inaccurate or misleading. Market share data is subject to change, however, and such third-party information has been prepared for statistical and other informational purposes, which is limited by the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties inherent in any statistical survey of market share.

Glass Packaging

        Throughout this prospectus, we have used industry and market data obtained from independent industry publications, market research, internal surveys and other publicly available information. In particular, we have obtained information or other statements presented in this prospectus concerning market share and industry data relating to our business from providers of industry data, including the British Glass Manufacturers Confederation, Fachvereinigung Behälterglasindustrie e.V. (Germany), Forum Opakowan Szklanych (Poland) and the European Container Glass Federation.

        Industry publications generally state that the information they contain has been obtained from sources believed to be reliable but that the accuracy and completeness of such information is not guaranteed. We have not independently verified such data. Moreover, information and quantitative statements in this prospectus regarding our market position relative to our competitors are not based on published statistical data or information obtained from independent third parties. Rather, such information and statements reflect our best estimates based upon our internal records and surveys, statistics published by providers of industry data, information published by our competitors, and information obtained from trade and business organizations and associations and other sources within the industry in which we operate. We are responsible for the industry and market data included in this prospectus and although we believe that our internal data and surveys are reliable, such data and surveys could prove to be inaccurate. We also believe that the information extracted from publications of third parties, including industry and general publications, has been accurately reproduced. However, we do not have access to the facts and assumptions underlying the numerical data and other information extracted from publicly available sources and have not independently verified any data provided by third parties or industry or general publications. In addition, while we believe our internal data and surveys to be reliable, such data and surveys have not been verified by any independent sources.

        We refer to "Northern Europe" or the "Northern European market" to include collectively Germany, the United Kingdom, Poland, Belgium, the Netherlands, Luxembourg and the Nordic region. We refer to the "Nordic region" to include collectively Denmark, Finland, Iceland, Norway and Sweden.

v

PROSPECTUS SUMMARY

        The following is a summary of the information discussed in this prospectus. The summary is not complete and does not contain all of the information you should consider before investing in our Class A common shares. You should read this entire prospectus carefully, including the risks discussed under "Risk Factors" and our financial statements and the Beverage Can Business's financial statements and the related notes included elsewhere in this prospectus, before making an investment decision to purchase our Class A common shares. Some of the statements in the summary may constitute forward-looking statements. See "Cautionary Statement Regarding Forward-Looking Statements".

Our Company

        We are a leading supplier of innovative, value-added rigid packaging solutions. Our products include metal and glass containers primarily for food and beverage markets, which are characterized by stable, consumer-driven demand. Our end-use categories include beer, wine, spirits, carbonated soft drinks ("CSDs"), energy drinks, juices and flavored waters, as well as food, seafood and nutrition. We also supply the paints & coatings, chemicals, personal care, pharmaceuticals and general household end-use categories. Our customers include a wide variety of leading consumer product companies which value our packaging products for their features, convenience and quality, as well as the end-user appeal they offer through design, innovation, functionality, premium association and brand promotion. With our significant invested capital base, extensive technological capabilities and manufacturing know-how, we believe we are well-positioned to continue to meet the dynamic needs of our global customers. We have mainly built our Company through strategic acquisitions and have established leadership positions in large, attractive markets in beverage cans, food and specialty cans and glass containers. Approximately 95% of our revenue is derived from end-use categories where we believe we hold #1, #2 or #3 positions.

        We serve over 2,000 customers across more than 80 countries, comprised of multi-national companies, large national and regional companies and small local businesses. In our target regions of Europe, North America and Brazil, our customers include a wide variety of Consumer Packaged Goods companies ("CPGs"), which own some of the best known brands in the world. We have a stable customer base with long-standing relationships, including an average tenure of over 30 years with our ten largest customers. Approximately two-thirds of our sales are generated under multi-year contracts, with the remainder largely subject to annual arrangements. A significant portion of our sales volumes are supplied under contracts which include input cost pass-through provisions, which help us deliver consistent margins.

        We operate 109 production facilities in 22 countries and employ approximately 23,500 personnel. Our plant network includes 74 metal production facilities and 35 glass production facilities. Our plants are generally located in close proximity to our customers, with some located on-site or near-site to our customers' filling locations. Certain facilities may also be dedicated to end-use categories, enhancing product-specific expertise and generating benefits of scale and production efficiency. Significant capital has been invested in our extensive network of long-lived production facilities, which, together with our skilled workforce and related manufacturing process know-how, supports our competitive positions.

        We are committed to market-leading innovation and product development and maintain dedicated innovation, development and engineering centers in France, Germany, and the U.S. to support these efforts. These facilities focus on three main areas: (i) innovations that provide enhanced product design, differentiation and user friendliness for our customers and end-use consumers; (ii) innovations that reduce input costs to generate cost savings for both our customers and us (downgauging and lightweighting); and (iii) developments to meet evolving product safety standards and regulations. Further, our subsidiary, Heye International, is a leading provider of engineering solutions to the glass container industry globally, with significant proprietary know-how and expertise. We also have significant in-house mold-manufacturing expertise in Europe and the United States.

        Our leading global positions have been established through acquisitions, with 23 successful acquisitions completed over the past 17 years. Most recently, on June 30, 2016, we completed the Beverage Can Acquisition, comprising 22 beverage can production facilities in Europe, North America and Brazil which, on a combined basis, we believe is the third largest beverage can business globally. Our beverage can operations are particularly well-positioned in the faster-growing specialty, or non-standard sized, product category, which represented 36% of total beverage can unit volume for the nine months ended September 30, 2016.

        In addition to organic and acquisitive growth initiatives, we have also expanded our footprint through strategic investments in new capacity. For example, in 2014 we completed a glass furnace investment in the United Kingdom, supported by a long-term contract with a large European customer. In 2015, we completed an investment of approximately $220 million in two new can-making facilities in Roanoke, Virginia and Reno, Nevada, as well as a significant expansion of our Conklin, New York, ends plant. The two new facilities incorporate high-output drawn and wall ironed ("DWI") technology to manufacture two-piece cans, as well as three-piece cans, and the total investment across the three facilities has positioned us to meet substantially all of the U.S. food can requirements of a major U.S. customer pursuant to a long-term contract. These initiatives, as well as other acquisitions and investments over many years, in existing and adjacent end-use categories, have increased our scale and diversification and provided opportunities to grow our business with both existing and new customers.

        Our pro forma net profit and Adjusted EBITDA† for the nine months ended September 30, 2016 were €55 million and €1,027 million, respectively. Our pro forma net profit and Adjusted EBITDA† for the year ended December 31, 2015 were €40 million and €1,287 million, respectively. Our net cash from operating activities for the nine months ended September 30, 2016 and for the year ended December 31, 2015 were €315 million and €568 million, respectively. Our Free Cash Flow† for the nine months ended September 30, 2016 and for the year ended December 31, 2015 were €115 million and €264 million, respectively.

        The following charts illustrate the breakdown of our pro forma revenue by end-use category and by destination for the year ended December 31, 2015:

Revenue by End-Use Category*	Revenue by Destination

  *
  Based on Company estimates.

†
For definitions of Adjusted EBITDA and Free Cash Flow, and the reconciliation of profit/(loss) for the period and pro forma net loss to Adjusted EBITDA and pro forma Adjusted EBITDA, as well as the reconciliation of net cash from operating activities to Free Cash Flow, see "—Summary Consolidated Financial and Other Data of Ardagh Finance Holdings S.A.".

Our Divisions

        Ardagh Group was founded in 1932 in Dublin, Ireland, as the Irish Glass Bottle Company. The Company operated a single glass plant in Dublin, largely serving a domestic beverage and food customer base until 1998, when Yeoman International, led by the current Chairman and major shareholder, Paul Coulson, took an initial stake in Ardagh Group. Since 1999, we have played a major role in the consolidation of the global metal and glass packaging industries, completing 23 acquisitions and significantly increasing our scope, scale, and geographic presence. Major acquisitions over the past 17 years have included: the acquisition in 1999 of Rockware Glass Limited from Owens-Illinois, Inc., which established the Company as the leading glass packaging producer in the UK and Ireland; the acquisition in 2007 of the European glass packaging business of Rexam PLC, which expanded our glass packaging business and broadened our presence in Continental Europe; the acquisition in 2010 of Impress Group, which diversified our presence into metal packaging; the acquisition in 2014 of Verallia North America (the "VNA Acquisition"), which expanded our glass packaging business in North America and most recently, the Beverage Can Acquisition in 2016, which broadened our metal packaging business into beverage cans.

        Today, we manage our business in two divisions, Metal Packaging and Glass Packaging. The following charts illustrate the breakdown of our pro forma revenue and pro forma Adjusted EBITDA for the nine months ended September 30, 2016:

Revenue by Division	Adjusted EBITDA by Division

  Metal Packaging

        We are a leading supplier of innovative, value-added metal packaging for the consumer products industry. We currently supply a broad range of products, including aluminum and steel beverage cans, two-piece aluminum, two-piece tinplate and three-piece tinplate food and specialty cans, and a wide range of can ends, including easy-open and peelable ends. Many of our products feature high-quality printed graphics, customized sizes and shapes or other innovative designs. Our products provide functionality and differentiation and enhance our customers' brands on the shelf. In combination with efficient manufacturing and high service levels, this overall value proposition enables us to achieve margins in Metal Packaging that compare well with other large competitors in the sector.

  Glass Packaging

        We manufacture both proprietary and non-proprietary glass containers for a variety of end-use categories, mainly food and beverage. Our proprietary products are customized to the exact specifications of our customers and play an important role in their branding strategies. Our non-proprietary products deliver consistent performance and product differentiation through value-added decoration, including embossing, coating, printing and pressure-sensitive labeling. Our product offerings and continuing focus on operational excellence have enabled us to meet and exceed our customers' requirements and consistently generate margins in Glass Packaging that compare well with other large competitors in the sector.

        We are organized into four operating and reportable segments, Europe and Americas in Metal Packaging, and Europe and North America in Glass Packaging. Adjusted EBITDA is the performance measure used to manage and assess performance of our reportable segments.

Our Industry

        The global packaging industry is a large, consumer-driven industry with stable growth characteristics. We operate in the metal and glass container sectors and our target regions are Europe, North America and Brazil. Metal and glass containers are attractive to brand owners, as their strength and rigidity allows them to be filled at high speeds and easily transported, while their shelf-stable nature means that refrigeration is not required, thereby resulting in further energy savings in the supply chain. The ability to customize and differentiate products supplied in metal and glass containers, through innovative design, shaping and printing, also appeals to our customers. Both the metal and the glass container markets have been marked by progressive downgauging (metal cans) and lightweighting (glass containers), which have generated material savings in input costs and logistics, while enhancing the consumer experience. This reduction in raw material and energy usage in the manufacturing process has also increased the appeal to end-users, who are increasingly focused on sustainability.

        The metal can packaging market represents a $60 billion market that is comprised of beverage cans (50% of the market), food (including seafood) cans (33%), and specialty cans (17%), according to Smithers Pira*, a leading independent market research firm. The beverage can sector is growing in Europe and Brazil, while North America is stable, as growth in beer and energy drinks offsets modest declines in CSD unit volumes. Growth in unit volumes of specialty beverage cans has exceeded growth in standard beverage cans thereby increasing specialty can penetration, a trend that is expected to continue. The food can sector, which includes cans for a variety of food, pet food and seafood end uses, is a stable market. In Europe, the market is characterized by lightweight three-piece and two-piece cans with easy open or peelable ends that are decorated with high quality printed graphics and other innovative designs. In contrast, in the United States, food cans are typically heavier, with more modest levels of decoration, creating a growth opportunity for our products and innovations, including lighter-weight cans incorporating advanced coating solutions. The specialty can sector is characterized by a number of different products and applications, including paints & coatings, aerosol, nutrition and other cans. Our principal competitors in metal packaging include Ball Corporation, Crown Holdings and Silgan Holdings.

        The glass packaging market represents a $60 billion market that is comprised of bottles, jars and other products. Glass packaging is utilized in a wide range of end-use categories in the food and beverage market, as well as in applications such as pharmaceuticals, cosmetics and personal care. We principally operate in the food and beverage end-use categories and benefit from the premium appeal of glass packaging to spirits, craft beer, wine and other brand owners, as higher levels of design and differentiation support end-user brand perception and loyalty. In our target regions of Europe and North America, demand is projected to be relatively stable through 2020, according to Smithers Pira†. Our principal competitors in glass packaging include Anchor Glass and Owens-Illinois in North America and Owens-Illinois, Verallia and Vidrala in Europe.

Our Competitive Strengths

        We believe a number of competitive strengths differentiate us from our competitors, including:

  •
  Leader in Rigid Packaging.  We believe we are one of the leading suppliers of metal and glass packaging solutions, capable of supplying multi-national CPGs, in our target markets.

  •
  We believe that we are the #2 supplier of metal cans by value (meaning total revenue derived from supplying to specific end-markets and end-use categories) in the European beverage can and food can end-use categories, the #1 supplier of metal cans by value in the European seafood, aerosols, paints & coatings and nutrition end-use categories and the #1 supplier of metal cans by value in the North American seafood end-use category. In addition, we believe that we are the #3 supplier of beverage cans by value in the United States and Brazil.

*
Source: Smithers Pira—The Future of Metal Packaging and Coatings to 2021 (Nov. 2016).

†
Source: Smithers Pira—The Future of Global Packaging to 2020 (Nov. 2015).

    •
    We believe that we are the #2 supplier of glass packaging by value globally. In the United States, we believe we are the #2 supplier of glass packaging by value, serving the beer, food, wine, spirits and non-alcoholic beverage sectors. In addition, we believe we are the #3 supplier of glass packaging by value in Europe and the #1 supplier by value in Northern Europe, serving the beer, food, wine, spirits, non-alcoholic beverage and pharmaceutical end-use categories.

    We believe the combination of our extensive footprint, proximity to customers, efficient manufacturing and high level of customer service underpins our leading positions.

  •
  Long-term relationships with diverse blue-chip customer base.  We supply some of the world's best-known brands with innovative packaging solutions, and have been recognized with numerous industry awards. We have long-standing relationships with many of our major customers, which include leading multinational consumer products companies, large national and regional food and beverage companies, as well as numerous local companies. Some of our major customers include AB InBev, Akzo Nobel, Bacardi, Bonduelle, Britvic, Coca-Cola, ConAgra Foods, Constellation Brands, Diageo, Heineken, The Kraft Heinz Company, Monster Beverage, Nestlé, Pernod Ricard, Procter & Gamble, JM Smucker and Unilever. Approximately two-thirds of our revenues are derived from multi-year contracts of between two and ten years, most of which include input cost pass-through provisions. The average length of our relationship with our top 10 customers is over 30 years.

  •
  Focus on stable markets.  We derive over 90% of our revenues in Europe and North America, mature markets characterized by predictable consumer spending, stable supply and demand and low cyclicality. Furthermore, over 90% of our revenues are generated from the stable food and beverage end-use categories, including fruit, vegetables, soups, sauces, seafood, pet food, beer, wine, spirits and non-alcoholic beverages. In addition, in some of our end-use categories, we serve customers in high-growth categories, such as premium spirits, where customers value premium glass packaging, or powdered infant formula, where demand is driven by emerging market growth.

  •
  Well-invested asset base with significant scale and operational excellence.  We believe we have one of the most extensive plant networks in the rigid packaging industry. We operate 109 strategically-located production facilities in 22 countries, enabling us to efficiently serve our customers with high quality and innovative products and services across multiple geographies. Our asset base is well-invested, with approximately €1.3 billion invested in capital expenditure in the five years ended December 31, 2015. We pursue continuous improvement in our facilities by applying Lean Manufacturing techniques ("Lean"). To supplement our Lean initiatives and promote a culture of consistently pursuing excellence, we formed our Operational Support Group in Metal Packaging, Operational Excellence Group and Central Technical Services group in Glass Packaging to standardize and share best practices across our network of plants. We believe the total value proposition we offer our customers, in the form of geographic reach, customer service, product quality, reliability, and innovation, will enable us to continue to drive growth and profitability.

  •
  Technical leadership and innovation.  We have advanced technical and manufacturing capabilities in both metal and glass packaging, including innovation, development and engineering centers in France, Germany and the United States. In addition, our subsidiary, Heye International, is a leading provider of engineering solutions to the glass container industry globally, with significant proprietary know-how and expertise. We also have significant in-house mold-manufacturing expertise in Europe and the United States. We continually seek to improve the quality of our products and processes, through focused investment in new technology. These capabilities have enabled us to develop a pipeline of product and process innovations to meet the dynamic needs of our customers. Our innovations have also been recognized with numerous industry awards and accreditations. We have significant expertise in the production of value-added metal packaging, both aluminum and tinplate, with features such as high-quality graphic designs, a wide range of shapes and sizes and convenience features, such as easy-open ends and Easy Peel® and Easip® peelable lids, and introduced lightweight aluminum cans. In Glass Packaging, our focus has been on product development, process improvement and cost reduction, which has resulted in progressive advances such as container lightweighting and the increased use of cullet (recycled glass) in the production process. This has delivered significant environmental benefits by reducing the use of raw materials and energy.

  •
  Highly contracted revenue base.  Approximately two-thirds of our sales are made pursuant to multi-year contracts, with the remainder largely pursuant to annual arrangements. A significant proportion of our sales volumes are supplied under contracts which include mechanisms that help to protect us from earnings volatility related to input costs. Specifically, such arrangements include (i) multi-year contracts that include input cost pass-through and/or margin maintenance provisions and (ii) one-year contracts that allow us to negotiate pricing levels for our products on an annual basis at the same time that we determine our input costs for the relevant year.

  •
  Attractive growth through acquisitions and strong Free Cash Flow generation.  In 1998, under Irish GAAP, our revenue and EBITDA were €51 million and €10 million, respectively. In 2015, under IFRS on a pro forma basis, our revenue and Adjusted EBITDA have grown to €7,908 million and €1,287 million, respectively. We also believe we maintain attractive margins and generate significant Free Cash Flow and returns on capital for our shareholders. For the year ended December 31, 2015, our pro forma Adjusted EBITDA margin was 16.3%, and our Free Cash Flow was €264 million. We believe we can continue to maintain attractive margins and grow Free Cash Flow through business mix optimization, growth with new and existing customers, efficiency gains, cost reduction, working capital optimization and disciplined capital allocation.

  •
  Proven track record of successful acquisitions and business optimization.  We have grown through a series of acquisitions, some of which significantly increased the size and scope of our Company and the breadth of our product offering. We have successfully integrated these acquired businesses and realized or exceeded targeted cost synergies, including $60 million in cost synergies announced in conjunction with the VNA Acquisition in 2014. Through the Beverage Can Acquisition, we are targeting operating cost synergies of at least $50 million by December 2018, with projected one-time costs of approximately $20 million to achieve these synergies, although we cannot give any assurances that such synergies will be achieved. We believe we can continue to create value for shareholders through acquisitions, business optimization and synergy realization.

  •
  Experienced management team with a proven track record and high degree of shareholder alignment. We believe our management team is highly experienced, with an average of more than 15 years of experience in the consumer packaging industry. The members of our senior management team have demonstrated their ability to manage costs, adapt to changing market conditions, undertake strategic investments and acquire and integrate new businesses, thereby driving significant value creation. Our board of directors, led by our Chairman, has a high degree of indirect ownership in our Company, which we believe promotes efficient capital allocation decisions and results in strong shareholder alignment and commitment to further shareholder value creation.

Our Business Strategy

        Historically, we have created significant shareholder value by acquiring businesses and integrating them to realize synergies and enhance profitability, which, when combined with the application of our operational excellence and best practice initiatives, has enabled us to generate strong growth in revenues and Adjusted EBITDA since 1998. We have deployed our cash flow to grow our businesses and service our debt. In addition, Ardagh Group S.A. has also returned over €570 million to its shareholders since January 2010. Our principal objective remains to grow shareholder value by accelerating earnings growth and driving Free Cash Flow generation. In the near-term we intend to deploy our Free Cash Flow primarily to reduce debt, but we will continue to opportunistically engage in strategic capital investments and selective acquisitions that enhance shareholder value. We will continue to pursue these objectives through the following strategies:

  •
  Grow Adjusted EBITDA and Free Cash Flow.  We will seek to leverage our extensive footprint, proximity to customers, efficient manufacturing and high level of customer service to grow revenue with new and existing customers, improve our productivity, and reduce our costs. To increase Adjusted EBITDA, we will continue to take decisive actions with respect to our assets and invest in our business, in line with our stringent investment criteria. To increase Free Cash Flow, we will continue to actively manage our working capital and capital expenditures.

  •
  Enhance product mix and profitability.  We have enhanced our product mix over the years by replacing lower margin business with higher margin business. For example, we grew our presence in end-use categories such as spirits, invested in our specialty beverage can capacity, expanded our DWI and two-piece food can production capacity and increased our specialty nutrition can capacity. We will continue to develop long-term partnerships with our global customers and selectively pursue opportunities with existing and new customers that will grow our business and enhance our overall profitability.

  •
  Apply leading process technology and technical expertise.  Our goal is to be the most profitable producer earning the highest returns on capital in the rigid packaging industry. We plan to achieve this with an attractive and well-balanced business mix, combined with a low cost base, Lean manufacturing, strong technological expertise and a highly motivated workforce. We intend to increase productivity through the deployment of leading technology (including our internal engineering, innovation and design capabilities), and continued development and dissemination of best practices and know-how across our operations.

  •
  Emphasize operational excellence and optimize manufacturing base.  In managing our businesses, we seek to improve our efficiency, control costs and preserve and expand our margins. We have consistently reduced total costs through implementing operational efficiencies, streamlining our manufacturing base and investing in advanced technology to enhance our production capacity. We will continue to take actions to reduce costs by optimizing our manufacturing footprint, including through further investment in advanced technology.

  •
  Successfully integrate the Beverage Can Acquisition.  We have successfully acquired and integrated a significant number of businesses over the past 17 years. We have proven our ability to create value through integrating acquisitions with our existing operations, for example in connection with the VNA Acquisition in 2014, where we have achieved operating and administrative cost synergies of $60 million announced at the time of the acquisition. We believe we will continue to be effective in integrating our acquisitions and we believe we will achieve at least $50 million of synergies from the recent Beverage Can Acquisition by December 2018, although we cannot give any assurances that such synergies will be achieved.

  •
  Carefully evaluate and pursue strategic opportunities.  We have achieved our current market positions by selectively pursuing strategic opportunities. Although our near-term focus is primarily on de-leveraging our Company, we will continue to evaluate opportunities in line with our objectives, which include the realization of attractive returns on investment and Free Cash Flow generation. We believe there are still significant opportunities for further growth by acquisition and we may selectively explore acquisition opportunities, in line with our stringent investment criteria and focus on enhancing shareholder value. Our acquisition criteria include (i) attractive bolt-on acquisitions in existing markets, (ii) acquisitions that allow us access to critical technology, and (iii) new platform acquisitions that have scale positions and an attractive financial profile.

Risk Factors

        There are a number of risks you should consider before buying our shares. These risks are discussed more fully under "Risk Factors" beginning on page 16 of this prospectus. These risks include, but are not limited to:

  •
  Our primary direct customers sell to consumers of food & beverages, pharmaceuticals, personal care and household products. If economic conditions affect consumer demand, our customers may be affected and so reduce their demand for our products.

  •
  We face intense competition from other metal and glass packaging producers, as well as from manufacturers of alternative forms of packaging.

  •
  An increase in metal or glass container manufacturing capacity without a corresponding increase in demand for metal or glass packaging could cause prices to decline.

  •
  Because our customers are concentrated, our business could be adversely affected if we were unable to maintain relationships with our largest customers.

  •
  The continuing consolidation of our customer base may intensify pricing pressures or result in the loss of customers.

  •
  Our profitability could be affected by varied seasonal demands.

  •
  Our profitability could be affected by the availability and cost of raw materials.

  •
  Currency, interest rate fluctuations and commodity prices may have a material impact on our business.

  •
  It is difficult to compare our results of operations from period to period.

  •
  Our expansion strategy may adversely affect our business.

  •
  We are subject to various environmental and other legal requirements and may be subject to new requirements of this kind in the future that could impose substantial costs upon us.

  •
  We may not be able to integrate the Beverage Can Business or any future acquisitions effectively.

  •
  We face costs associated with our post-retirement and post-employment obligations to employees.

  •
  Organized strikes or work stoppages by unionized employees may have a material adverse effect on our business.

  •
  Our business may suffer if we do not retain our senior management and qualified staff.

  •
  Our shareholders may have more difficulty protecting their interests than they would as shareholders of a U.S. corporation.

Our Corporate and Finance Structure

        The following diagram reflects a simplified summary of our organizational structure immediately following this offering (assuming no exercise of the underwriters' option to purchase additional Class A common shares).

ARD Group Holdings S.A.
(formerly Ardagh Group S.A.)
and related entities
100%
ARD Finance S.A. (Parent Company)
Class B common shares
% of shares outstanding
% of voting power
Senior Secured
Toggle Notes
due 2023
ARD Group Finance Holdings S.A.
Class B common shares
% of shares outstanding
% of voting power
Public
Shareholders
Class A
common
shares
% of shares
outstanding
% of voting
power
Ardagh Group S.A.
(formerly Ardagh Finance
Holdings S.A.)
(IPO Issuer)
Intermediate Holding Companies
Operating Companies(1)
Finance Companies(1)

(1) For a description of our indebtedness, see "Capitalization" and "Description of Certain Indebtedness."

 The Offering

Shares Offered by Us	Class A common shares (or Class A common shares if the underwriters exercise their option to purchase additional shares in full).
Shares Issued and Outstanding Immediately After This Offering	Class A common shares (or Class A common shares if the underwriters exercise their option to purchase additional shares in full) and Class B common shares.
Use of Proceeds

We estimate that we will receive net proceeds from this offering of approximately $        million (or $        million if the underwriters exercise their option to purchase additional shares in full), assuming an initial public offering price of $      per share, the midpoint of the estimated range of the initial public offering price, after deducting underwriting discounts and estimated offering expenses payable by us.

The proceeds of the offering will be used to reduce outstanding indebtedness. See "Use of Proceeds".
Dividend Policy	We currently intend to pay a quarterly cash dividend of $ per share on our Class A and Class B common shares. See "Dividend Policy".
Listing	We intend to apply to have the Class A common shares listed on the New York Stock Exchange under the symbol "ARD".

        Unless we indicate otherwise or the context requires, all information in this prospectus assumes:

  •
  an initial public offering price of U.S. $        per share, the midpoint of the offering range set forth on the cover page of this prospectus; and

  •
  the underwriters do not exercise their option to purchase additional shares.

SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA OF
ARDAGH FINANCE HOLDINGS S.A.

        The summary historical financial data as of and for the years ended December 31, 2015 and 2014 and as of December 31, 2013 have been derived from the audited consolidated financial statements of Ardagh Finance Holdings S.A. and its subsidiaries and the related notes included elsewhere in this prospectus. The summary historical financial data for the nine months ended September 30, 2016 and 2015 and as of September 30, 2016 have been derived from the unaudited consolidated interim financial statements included elsewhere in this prospectus. The summary pro forma financial data as of and for the nine months ended September 30, 2016 and for the year ended December 31, 2015 have been derived from the Unaudited Condensed Combined Pro Forma Financial Information included elsewhere in this prospectus. The summary historical financial data set forth below should be read in conjunction with and is qualified in its entirety by reference to the audited consolidated financial statements and the related notes thereto. Our historical results are not necessarily indicative of results to be expected in any future period.

        Ardagh Finance Holdings S.A. has not previously prepared or presented any consolidated financial statements and therefore the deemed transition date to IFRS as issued by the International Accounting Standards Board ("IASB") is January 1, 2014. The principles and requirements for first time adoption of IFRS are set out in IFRS 1 'First-time Adoption of IFRS' ("IFRS 1"). The Group has not availed itself of any of the exemptions from full retrospective application of IFRS set out within IFRS 1.

        The following financial information should be read in conjunction with "Selected Financial Information", "Management's Discussion and Analysis of Financial Condition and Results of Operations", our historical consolidated financial statements and the related notes and the Unaudited Condensed Combined Pro Forma Financial Information and the related notes included elsewhere in this prospectus.

	Pro forma nine months ended and as of September 30, 2016	Nine months ended and as of September 30,
					Year ended and as of December 31,
				Pro forma year ended December 31, 2015
							As of December 31, 2013
		2016	2015		2015	2014
	(in € millions, except margins and per share data)
Income Statement Data(1)
Revenue	5,820	4,519	3,971	7,908	5,199	4,733
Cost of sales	(4,780)	(3,693)	(3,267)	(6,615)	(4,322)	(4,092)

Gross profit	1,040	826	704	1,293	877	641
Sales, general and administration expenses	(423)	(319)	(223)	(508)	(318)	(281)
Intangible amortization	(125)	(96)	(81)	(167)	(109)	(121)
Loss on disposal of businesses	—	—	—	—	—	(159)
Operating profit	492	411	400	618	450	80
Net finance expense	(363)	(416)	(392)	(500)	(527)	(602)
Profit/(loss) before tax	129	(5)	8	118	(77)	(522)
Income tax (expense)/credit	(74)	(56)	(50)	(78)	(63)	14

Profit/(loss) for the period	55	(61)	(42)	40	(140)	(508)

Balance Sheet Data (at period end)
Cash and cash equivalents(2)	684	684			553	414	294
Working capital(3)	860	860			549	608	614
Total assets	10,102	10,102			6,742	6,501	5,931
Total borrowings(4)	7,949	7,949			6,404	6,038	4,986
Total equity	(1,405)	(2,078)			(1,980)	(1,749)	(1,002)
Net Debt(5)	7,219	7,219			5,851	5,584	4,692
Other Data
Adjusted EBITDA(6)	1,027	852	730	1,287	934	792
Adjusted EBITDA margin(6)	17.6%	18.9%	18.4%	16.3%	18.0%	16.7%
Earnings per share		(6.1)	(4.2)		(14.0)	(50.8)
Adjusted profit/(loss) for the period(7)	235	164	55	239	(5)	(51)
Adjusted earnings per share(8)
Depreciation and amortization(9)	412	335	286	562	403	363
Capital expenditure(10)	280	200	221	464	304	314
Net cash from operating activities		315	307		568	350
Free Cash Flow(11)		115	86		264	36

(1)
The income statement data presented above is on a reported basis and includes certain exceptional items which, by their incidence or nature, management considers should be adjusted for to enable a better understanding of the financial performance of the Company. A summary of these exceptional items included in the income statement data is as follows:

	Pro forma nine months ended September 30, 2016	Nine months ended September 30,			Year ended December 31,
				Pro forma year ended December 31, 2015
Exceptional Items		2016	2015		2015	2014
	(in € millions)
Exceptional cost of sales	8	4	26	54	37	122
Exceptional sales, general and administrative expenses	115	102	18	53	44	35
Exceptional intangible amortization	—	—	—	—	—	33
Exceptional loss on disposal of business	—	—	—	—	—	159

Exceptional operating items	123	106	44	107	81	349
Exceptional net finance (income)/expense	(5)	79	10	13	13	126
Exceptional income tax credit	(26)	(26)	(11)	(37)	(32)	(78)

Total exceptional items	92	159	43	83	62	397

  For further details on the exceptional operating items for the years ended December 31, 2015 and 2014, see Note 19 to the consolidated financial statements of Ardagh for each of the years ended December 31, 2015 and 2014. For further details on the exceptional operating items for the nine months ended September 30, 2016 and 2015, see Note 10 to the unaudited consolidated financial statements of Ardagh for the nine months ended September 30, 2016. The difference between the pro forma and actual exceptional items reflects the Ball Carve-Out Business and the Rexam Carve-Out Business and associated pro forma adjustments detailed in the Unaudited Condensed Combined Pro Forma Financial Information.

(2)
Cash and cash equivalents include restricted cash (excluding restricted cash held in escrow) as per the note disclosures to the financial information.

(3)
Working capital is comprised of inventories, trade and other receivables, trade and other payables and current provisions. Other companies may calculate working capital in a manner different to ours.

			As of December 31,
	Pro forma as of September 30, 2016	As of September 30, 2016			As of December 31, 2013
			2015	2014
	(in € millions)
Inventories	1,112	1,112	825	770	680
Trade and other receivables	1,294	1,294	651	692	657
Trade and other payables	(1,499)	(1,499)	(879)	(804)	(713)
Current provisions	(47)	(47)	(48)	(50)	(10)

Working capital	860	860	549	608	614

(4)
Total borrowings includes both non-current and current liabilities.

(5)
Net Debt is comprised of total borrowings and derivative financial instruments used to hedge foreign currency and interest rate risk, net of cash and cash equivalents.

(6)
To supplement our financial information presented in accordance with IFRS, we use the following additional financial measures to clarify and enhance an understanding of past performance: Adjusted EBITDA, Adjusted EBITDA margin, Adjusted profit and Free Cash Flow. We believe that the presentation of these financial measures enhances an investor's understanding of our financial performance. We further believe that these financial measures are useful financial metrics to assess our operating performance from period to period by excluding certain items that we believe are not representative of our core business. We also believe that these financial measures provide investors with a useful tool for assessing the comparability between periods of our ability to generate cash from operations sufficient to pay taxes, to service debt and to undertake capital expenditures. We use certain of these financial measures for business planning purposes and in measuring our performance relative to that of our competitors.

  Adjusted EBITDA consists of profit/(loss) for the period before income tax expense/(credit), net finance expense, depreciation and amortization and exceptional operating items. Adjusted EBITDA margin is calculated as Adjusted EBITDA divided by revenue. Adjusted EBITDA and Adjusted EBITDA margin are presented because we believe that they are frequently used by securities analysts, investors and other interested parties in evaluating companies in the packaging industry. However, other companies may calculate Adjusted EBITDA and Adjusted EBITDA margin in a manner different from ours. Adjusted EBITDA and Adjusted EBITDA margin are not measurements of financial performance under IFRS and should not be considered an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to profit/(loss) as indicators of operating performance or any other measures of performance derived in accordance with IFRS.

  The reconciliation of profit/(loss) for the period to Adjusted EBITDA is as follows:

	Pro forma nine months ended September 30, 2016	Nine months ended September 30			Year ended December 31,
				Pro forma year ended December 31, 2015
		2016	2015		2015	2014
	(in € millions)
Profit/(loss) for the period	55	(61)	(42)	40	(140)	(508)
Income tax expense/(credit)	74	56	50	78	63	(14)
Net finance expense	363	416	392	500	527	602
Depreciation and amortization	412	335	286	562	403	363

EBITDA	904	746	686	1,180	853	443
Exceptional operating items	123	106	44	107	81	349

Adjusted EBITDA	1,027	852	730	1,287	934	792

(7)
Adjusted profit for the period is calculated as follows:

	Pro forma nine months ended September 30, 2016	Nine months ended and as of September 30 2016	Nine months ended and as of September 30 2015		Year ended and as of December 31,
				Pro forma year ended December 31, 2015
					2015	2014
	(in € millions, except ratios and where indicated)
Profit/(loss) for the period	55	(61)	(42)	40	(140)	(508)
Total exceptional items	92	159	43	83	62	397
Intangible amortization	125	96	81	167	109	88
Tax credit associated with intangible amortization	(37)	(30)	(27)	(51)	(36)	(28)

Adjusted profit for the period	235	164	55	239	(5)	(51)

  Adjusted profit consists of profit/(loss) for the period before total exceptional items, intangible amortization and associated tax credits. Adjusted profit is presented because we believe that it accurately reflects the ongoing cost structure of the company. It excludes total exceptional items which we consider not representative of ongoing operations because such items are not reflective of the normal earnings potential of the business. We have also adjusted for the amortization of intangible assets and associated tax credits, as this is driven by our acquisition activity which can vary in size, nature and timing compared to other companies within our industry and from period to period. Accordingly, due to the incomparability of acquisition activity among companies and from period to period, we believe exclusion of the amortization associated with intangible assets acquired through our acquisitions and total exceptional items allows investors to better compare and understand our results.

(8)
Adjusted earnings per share is calculated based on adjusted profit for the period divided by the number of ordinary shares in issue after giving effect to this offering.

(9)
Depreciation, amortization, and impairment of property, plant and equipment.

(10)
Capital expenditure is the sum of purchase of property, plant and equipment and software and other intangibles, net of proceeds from disposal of property, plant and equipment.

(11)
We define Free Cash Flow as net cash from operating activities less capital expenditure. We believe the nearest GAAP measure for our definition of Free Cash Flow is cash from operating activities. Free Cash Flow is useful to us because it assists in the assessment of our ability to generate cash to fund our growth. We believe Free Cash Flow is useful to investors because Free Cash Flow and similar measures are used by investors, securities analysts, and other interested parties to assess a company's ability to generate cash without regard to revenue and expense recognition, which can vary depending on a company's accounting methods. However, other companies may calculate Free Cash Flow in a manner different from ours. Free Cash Flow is not a measure of financial performance under IFRS and should not be considered an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to profit/(loss) as indicators of operating performance or any other measures of performance derived in accordance with IFRS.

  The reconciliation of net cash from operating activities to Free Cash Flow is follows:

	Nine months ended September 30,		Year ended December 31,
	2016	2015	2015	2014
	(in € millions)
Net cash from operating activities	315	307	568	350
Capital expenditure	(200)	(221)	(304)	(314)

Free Cash Flow	115	86	264	36

  Free Cash Flow reflects exceptional cash outflows of €117 million, €35 million, €54 million and €114 million for the nine months ended September 30, 2016 and 2015, and the year ended December 2015, and 2014, respectively. Free Cash Flow does not include the impact of net cash from operating activities or capital expenditure of the assets acquired in the Beverage Can Acquisition for the period prior to July 1, 2016.

RISK FACTORS

        An investment in our Class A common shares involves a high degree of risk. In addition to the other information contained in this prospectus, you should carefully consider the following risk factors before purchasing the Class A common shares. If any of the possible events described below occurs, our business, financial condition, results of operations or prospects could be adversely affected. If that happens, the value of the shares may decline and you could lose all or part of your investment. The risks and uncertainties below are those known to us and that we currently believe may materially affect us.

Risks Relating to Our Business

Our primary direct customers sell to consumers of food & beverages, pharmaceuticals, personal care and household products. If economic conditions affect consumer demand, our customers may be affected and so reduce the demand for our products.

        Demand for our packaging depends on demand for the products which use our packaging, which is primarily consumer driven. General economic conditions may adversely impact consumer confidence resulting in reduced spending on our customers' products and, thereby, reduced or postponed demand for our products.

        Adverse economic conditions may also lead to more limited availability of credit, which may have a negative impact on the financial condition, particularly on the purchasing ability, of some of our customers and distributors and may also result in requests for extended payment terms, and result in credit losses, insolvencies and diminished sales channels available to us. Our suppliers may have difficulties obtaining necessary credit, which could jeopardize their ability to provide timely deliveries of raw materials and other essentials to us. The adverse economic conditions may also lead to suppliers requesting credit support or otherwise reducing credit, which may have a negative effect on our cash flows and working capital.

        The volatility in exchange rates may also increase the costs of our products that we may not be able to pass on to our customers; impair the purchasing power of our customers in different markets; result in significant competitive benefit to certain of our competitors who incur a material part of their costs in other currencies than we do; hamper our pricing; and increase our hedging costs and limit our ability to hedge our exchange rate exposure.

        Changes in global economic conditions may reduce our ability to forecast developments in our industry and plan our operations and costs, resulting in operational inefficiencies. Negative developments in our business, results of operations and financial condition due to changes in global economic conditions or other factors could cause ratings agencies to lower the credit ratings, or ratings outlook, of our short-and long-term debt and, consequently, impair our ability to raise new financing or refinance our current borrowings and increase our costs of issuing any new debt instruments.

        Furthermore, the economic outlook could be adversely affected by the risk that one or more eurozone countries could come under increasing pressure to leave the European Monetary Union, or the euro as the single currency of the eurozone could cease to exist. Any of these developments, or the perception that any of these developments are likely to occur, could have a material adverse effect on the economic development of the affected countries and could lead to severe economic recession or depression, and a general anticipation that such risks will materialize in the future could jeopardize the stability of financial markets or the overall financial and monetary system. This, in turn, would have a material adverse effect on our business, financial position, liquidity and results of operations.

        In addition, some segments of our markets are more cyclical than others. Our sales in the paints and coatings markets depend mainly on the building and construction industries and the do-it-yourself home decorating market. Demand in these markets is cyclical, as to a lesser extent is demand for products such as aerosols. Variations in the demand for packaging products in these market segments could have a material adverse effect on our business, financial condition and results of operations.

We face intense competition from other metal and glass packaging producers, as well as from manufacturers of alternative forms of packaging.

Metal Packaging

        The metal packaging sectors in which Metal Packaging operates are mature, experiencing limited growth in demand in recent years, and competitive. The most competitive part of the metal packaging market is the sale of undifferentiated, standardized cans. Prices for these products are primarily driven by raw materials costs and seasonal overcapacity, and price competition is sometimes fierce. Competition in the market for customized, differentiated packaging is based on price and, increasingly, on innovation, design, quality and service. Our principal competitors include Ball Corporation, Crown Holdings and Silgan Holdings. To the extent that any one or more of our competitors become more successful with respect to any key competitive factor, our ability to attract and retain customers could be materially and adversely affected, which could have a material adverse effect on our business.

        Metal Packaging is subject to substantial competition from producers of packaging made from plastic, carton and composites, particularly from producers of plastic packaging and flexible packaging. Changes in consumer preferences in terms of food processing (e.g., fresh or frozen food content and dry versus wet pet food) or in terms of packaging materials, style and product presentation can significantly influence sales. An increase in Metal Packaging's costs of production or a decrease in the costs of, or a further increase in consumer demand for, alternative packaging could have a material adverse effect on our business, financial condition and results of operations.

Glass Packaging

        Glass Packaging is subject to intense competition from other glass packaging producers, as well as from producers of other forms of rigid and non-rigid packaging, against whom we compete on the basis of price, product characteristics, quality, customer service, reliability of delivery and the overall attractiveness of our offering. Advantages or disadvantages in any of these competitive factors may be sufficient to cause customers to consider changing suppliers or to use an alternative form of packaging. In some instances, we also face the threat of vertical integration by our customers into the manufacture of their own packaging materials.

        Our principal competitors in glass packaging include Anchor Glass and Owens-Illinois in North America and Owens-Illinois, Verallia and Vidrala in Europe. Additionally, we face competition from firms that carry out specific export operations at low prices when their domestic markets are at overcapacity or when foreign exchange rates or economic conditions (particularly transport costs) allow this. Despite the generally regional nature of the glass packaging markets, these export operations could have a material negative impact on our business, financial condition and results of operations.

        In addition to competing with other large, well-established manufacturers in the glass packaging industry, we also compete with manufacturers of other forms of rigid packaging, principally plastic packaging and aluminum cans, on the basis of quality, price, service and consumer preference. We also compete with manufacturers of non-rigid packaging alternatives, including flexible pouches and aseptic cartons, particularly in serving the packaging needs of non-alcoholic beverage customers, including juice customers and food customers. We believe that the use of glass packaging for alcoholic and non-alcoholic beverages is subject to consumer taste. In addition, the association of glass packaging with premium items in certain product categories exposes glass packaging to economic variations. Therefore, if economic conditions are poor, we believe that consumers may be less likely to prefer glass packaging over other forms of packaging. We cannot ensure that our products will continue to be preferred by our customers' end-users and that consumer preference will not shift from glass packaging to non-glass packaging. A material shift in consumer preference away from glass packaging, or competitive pressures from our various competitors, could result in a decline in sales volume or pricing pressure that would have a material adverse effect on our business, financial condition and results of operations. Furthermore, new threats from container and production innovations in all forms of packaging could disadvantage our existing business. If we are unable to respond to competitive technological advances, our future performance could be materially adversely affected.

        Some customers may decide to develop their own glass packaging production activity to serve their packaging needs and to reduce their purchases of glass packaging. In North America, for example, Gallo and AB InBev (Longhorn Glass) in the United States and Constellation Brands in Mexico, self-manufacture some of their glass packaging. The potential vertical integration of our customers could introduce a new production capacity in the market, which may create an imbalance between the supply and demand for glass packaging. The growth of vertically integrated operations could have a material negative impact on our future performance.

An increase in metal or glass container manufacturing capacity without a corresponding increase in demand for metal or glass packaging could cause prices to decline, which could have a material adverse effect on our business, financial condition and results of operations.

        The profitability of metal or glass packaging companies is heavily influenced by the supply of, and demand for, metal or glass packaging.

        We cannot assure you that the metal or glass container manufacturing capacity in any of our markets will not increase further in the future, nor can we assure you that demand for metal or glass packaging will meet or exceed supply. If metal or glass container manufacturing capacity increases and there is no corresponding increase in demand, the prices we receive for our products could materially decline, which could have a material adverse effect on our business, financial condition and results of operations.

Because our customers are concentrated, our business could be adversely affected if we were unable to maintain relationships with our largest customers.

        For the year ended December 31, 2015, on a pro forma basis giving effect to the Beverage Can Acquisition, Metal Packaging's ten largest customers accounted for approximately 39% of its consolidated revenues. For the year ended December 31, 2015, Glass Packaging's ten largest customers accounted for approximately 43% of its revenues.

        We believe our relationships with these customers are good, but there can be no assurances that we will be able to maintain these relationships. For Metal Packaging approximately 60% of revenues for the year ended December 31, 2015 were under multi-year supply agreements of varying terms between two and ten years with the remaining revenues generally under one year agreements. For Glass Packaging, we also typically sell most of our glass packaging directly to customers under one to five-year arrangements. Although these arrangements have provided, and we expect they will continue to provide, the basis for long-term partnerships with our customers, there can be no assurance that our customers will not cease purchasing our products. If our customers unexpectedly reduce the amount of glass packaging and/or metal cans they purchase from us, or cease purchasing our glass packaging and/or metal cans altogether, our revenues could decrease and our inventory levels could increase, both of which could have an adverse effect on our business, financial condition and results of operations. In addition, while we believe that the arrangements that we have with our customers will be renewed, there can be no assurance that such arrangements will be renewed upon their expiration or that the terms of any renewal will be as favorable to us as the terms of the current arrangements. There is also the risk that our customers may shift their filling operations to locations in which we do not operate. The loss of one or more of these customers, a significant reduction in sales to these customers or a significant change in the commercial terms of our relationship with these customers could have a material adverse effect on our business.

The continuing consolidation of our customer base may intensify pricing pressures or result in the loss of customers, either of which could have a material adverse effect on our business, financial condition and results of operations.

        Some of our largest customers have acquired companies with similar or complementary product lines. For example, in 2016 AB InBev acquired SABMiller and in 2015 Kraft Foods Group merged with H.J. Heinz Holding Corporation. Such consolidation has increased the concentration of our net sales with our largest customers and may continue in the future. In many cases, such consolidation may be accompanied by pressure from customers for lower prices. Increased pricing pressures from our customers may have a material adverse effect on our business, financial condition and results of operations. In addition, this consolidation may lead manufacturers to rely on a reduced number of suppliers. If, following the consolidation of one of our customers with another company, a competitor was to be the main supplier to the consolidated companies, this could have a material adverse effect on our business, financial condition or results of operations.

Our profitability could be affected by varied seasonal demands.

        Demand for Metal Packaging and Glass Packaging products is seasonal. Metal Packaging's sales are typically greater in the second and third quarters of the year, with generally lower sales in the first and fourth quarters. Unseasonably cool weather during the summer months can reduce demand for certain beverages packaged in its beverage cans. Weather conditions can reduce crop yields and adversely affect customer demand for fruit and vegetable cans. Metal Packaging's worldwide seafood canning activities are also affected by variations in local fish catches. The variable nature of the food and seafood packaging businesses and Metal Packaging's vulnerability to natural conditions could have a material adverse effect on our business, financial condition and results of operations.

        Demand for our Glass Packaging products is typically strongest during the summer months and in the period prior to the holidays in December because of the seasonal nature of the consumption of beer and other beverages. Unseasonably cool weather during the summer months can reduce demand for certain beverages packaged in our glass packaging, which could have an adverse effect on our business, financial condition and results of operations. In addition, we generally schedule shutdowns of our furnaces for rebuilding and repairs of machinery in the first quarter in Europe and around year-end and the first quarter in North America. If demand for glass packaging should unexpectedly rise during such a shutdown, we would not have the ability to fulfill such demand and may lose potential revenues. These shutdowns and seasonal sales patterns could adversely affect profitability during the first quarter.

Our profitability could be affected by the availability and cost of raw materials.

        The raw materials that we use have historically been available in adequate supply from multiple sources. For certain raw materials, however, there may be temporary shortages due to weather, transportation, production delays or other factors. In such an event, no assurance can be given that we would be able to secure our raw materials from sources other than our current suppliers on terms as favorable as our current terms, or at all. Any such shortages, as well as material increases in the cost of any of the principal raw materials that we use, including the cost to transport materials to our production facilities, could have a material adverse effect on our business, financial condition and results of operations. Furthermore, the relative price of oil and its products may impact Metal Packaging, by affecting transport, lacquer and ink costs.

        The primary raw materials that we use for Metal Packaging are steel (both in tinplate and tin-free forms) and aluminum ingot. Steel is generally obtained under one-year contracts with prices that are usually fixed in advance. When such contracts are renewed in the future, our steel costs under such contracts will be subject to prevailing global steel and/or tinplate prices at the time of renewal, which may be different from historical prices.

        Unlike steel, where there is no functioning hedging market, aluminum ingot is traded daily as a commodity (priced in U.S. dollars) on the London Metal Exchange, which has historically been subject to significant price volatility. Because aluminum is priced in U.S. dollars, fluctuations in the U.S. dollar/ euro rate also affect the euro cost of aluminum ingot.

        Following completion of the Beverage Can Acquisition in 2016, our exposure to both the availability of aluminum and volatility of aluminum prices has increased. While raw materials are generally available from independent suppliers, raw materials are subject to fluctuations in price and availability attributable to a number of factors, including general economic conditions, commodity price fluctuations (particularly aluminum on the London Metal Exchange), the demand by other industries for the same raw materials and the availability of complementary and substitute materials. Adverse economic or financial changes could impact our suppliers, thereby causing supply shortages or increasing costs for our business.

        We may not be able to pass on all or substantially all raw material price increases, now or in the future. In addition, we may not be able to hedge successfully against raw material cost increases. Furthermore, steel and aluminum prices are subject to considerable volatility in price and demand. While in the past sufficient quantities of steel and aluminum have been generally available for purchase, these quantities may not be available in the future, and, even if available, we may not be able to continue to purchase them at current prices. Further increases in the cost of these raw materials could adversely affect our operating margins and cash flows.

        The supplier industries from which Metal Packaging receives its raw materials are relatively concentrated, and this concentration can impact raw material costs. Over the last ten years, the number of major tinplate and aluminum suppliers has decreased. Further consolidation could occur both among tinplate and aluminum suppliers, and such consolidation could hinder our ability to obtain adequate supplies of these raw materials and could lead to higher prices for tinplate and aluminum.

        Glass Packaging also consumes significant amounts of raw materials to manufacture glass, particularly glass sand, limestone and soda ash (natural or synthetic), as well as cullet (recycled glass) in variable percentages depending on the products manufactured. The soda ash market has experienced an imbalance between supply and demand resulting in a significant increase in price. Increases in the price of raw materials could also result from a concentration of their suppliers, a phenomenon noted in the soda ash market and that could intensify in the future and develop for other raw materials that we use. The price of cullet varies widely from one region to another due to regulatory and financial disparities concerning the collection and recycling of used glass, as well as the distance of cullet procurement centers from production sites. Thus, changes in the regulations related to glass collection and recycling can have a significant impact on the availability of raw materials and on their price. Any significant increase in the price of the raw materials we use to manufacture glass could have a material negative impact on our business, financial condition and results of operations.

        The failure to obtain adequate supplies of raw materials or future price increases could have a material adverse effect on our business, financial condition and results of operations.

Currency, interest rate fluctuations and commodity prices may have a material impact on our business.

        Our reporting currency is the euro. Insofar as possible, we intend to actively manage this exposure through the deployment of assets and liabilities throughout the Group and, when necessary and economically justified, enter into currency hedging arrangements to manage our exposure to foreign currency fluctuations by hedging against rate changes with respect to the euro. However, we may not be successful in limiting such exposure, which could adversely affect our business, financial condition and results of operations.

        Metal Packaging has production facilities in 21 different countries worldwide. It also sells products to, and obtains raw materials from, companies located in these and different regions and countries globally. As a consequence, a significant portion of consolidated revenue, costs, assets and liabilities of Metal Packaging are denominated in currencies other than the euro, particularly the pound and the U.S. dollar. The exchange rates between the currencies which we are exposed to, such as the euro, the pound, the U.S. dollar and the Brazilian real, have fluctuated significantly in the past and may continue to do so in the future.

        Metal Packaging incurs currency transaction risks primarily on aluminum purchases (or the hedging of those purchases), as aluminum ingot prices are denominated in U.S. dollars, and on revenue denominated in currencies other than the euro fulfilled from euro-participant territories (or the hedging of those sales).

        A substantial portion of the assets, liabilities, revenues and expenses of Glass Packaging is denominated in pounds, U.S. dollars, Swedish krona, Danish krone and Polish złoty. Fluctuations in the value of these currencies with respect to the euro have had, and may continue to have, a significant impact on our financial condition and results of operations as reported in euro. For the year ended December 31, 2015 61% of our revenues were denominated in currencies other than the euro.

        In addition to currency translation risk, we are subject to currency transaction risk. Our policy is, where practical, to match net investments in foreign currencies with borrowings in the same currency. The debt and interest payments relating to our Swedish, Danish and Polish operations are all denominated in euro. Fluctuations in the value of these currencies with respect to the euro may have a significant impact on our financial condition and results of operations as reported in euro.

        Changes in exchange rates can affect our ability to purchase raw materials and sell products at profitable prices, reduce the value of our assets and revenues, and increase liabilities and costs.

        We are also exposed to interest rate risk. Fluctuations in interest rates may affect our interest expense on existing debt and the cost of new financing. We occasionally use swaps to manage this risk, but sustained increases in interest rates could nevertheless materially adversely affect our business, financial condition and results of operations.

        In addition, we are exposed to movements in the price of natural gas. We try to ensure that natural gas prices are fixed for future periods but do not always do so because the future prices can be far in excess of the spot price. We do not use commodity futures contracts to limit the fluctuations in prices paid and the potential volatility in earnings and cash flows from future market price movements.

        For a further discussion of these matters and the measures we have taken to seek to protect our business against these risks, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Quantitative and Qualitative Disclosures about Market Risk".

It is difficult to compare our results of operations from period to period.

        It is difficult to make period-to-period comparisons of our results of operations. Our business has been created as a result of a series of acquisitions and other corporate transactions over many years. These acquisitions have had and are expected to continue to have a positive effect on our results of operations in periods following their completion and integration. Furthermore, our sales and, therefore, our net operating income are variable within the fiscal year due to the seasonality described above. Thus, a period-to-period comparison of our results of operations may not be meaningful.

Interrupted energy supplies and higher energy costs may have a material adverse effect on our business.

        We use natural gas, electrical power, oil, oxygen and, in limited circumstances, liquefied petroleum gas to manufacture our products. These energy sources are vital to our operations and we rely on a continuous power supply to conduct our business. Energy prices are subject to considerable volatility. We are not able to predict to what extent energy prices will vary in the future. If energy costs increase further in the future, we could experience a significant increase in operating costs, which could, if we are not able to recover these costs increases from our customers through selling price increases, have a material adverse effect on our business, financial condition and results of operations.

Our manufacturing facilities are subject to operating hazards.

        Our manufacturing processes include cutting, coating and shaping metal into containers, as well as heating glass to extremely high temperatures and forming it into glass containers. These processes, which are conducted at high speeds and involve operating heavy machinery and equipment, entail risks and hazards, including industrial accidents, leaks and ruptures, explosions, fires, mechanical failures and environmental hazards, such as spills, storage tank leaks, discharges or releases of hot glass or toxic or hazardous substances and gases. These hazards may cause unplanned business interruptions, unscheduled downtime, transportation interruptions, personal injury and loss of life, severe damage to or the destruction of property and equipment, environmental contamination and other environmental damage, civil, criminal and administrative sanctions and liabilities, and third-party claims, any of which may have a material adverse effect on our business, financial condition and results of operations.

We are involved in a continuous manufacturing process with a high degree of fixed costs. Any interruption in the operations of our manufacturing facilities may adversely affect our business, financial condition and results of operations.

        All of our manufacturing activities take place at facilities that we own or that are leased by the Group. We conduct regular maintenance on all of our operating equipment. However, due to the extreme operating conditions inherent in some of our manufacturing processes, we cannot assure you that we will not incur unplanned business interruptions due to furnace breakdowns or similar manufacturing problems or that such interruptions will not have an adverse impact on our business, financial condition and results of operations. There can be no assurance that alternative production capacity would be available in the future if a major disruption were to occur or, if it were available, that it could be obtained on favorable terms. A disruption in such circumstances could have a material adverse effect on our business, financial condition and results of operations.

        To the extent that we experience any furnace breakdowns or similar manufacturing problems, we will be required to make capital expenditures even though we may not have available resources at such time and we may not be able to meet customer demand, which would result in a loss of revenues. As a result, our liquidity may be impaired as a result of such expenditures and loss of revenues.

        A mechanical failure or disruption affecting any major operating line may result in a disruption of our ability to supply customers, and standby capacity may not be available. The potential impact of any disruption would depend on the nature and extent of the damage caused to such facility. Further, our facilities in geographically vulnerable areas, such as California and Italy, may be disrupted by the occurrence of natural phenomena, such as earthquakes, tsunamis and hurricanes.

Our Glass Packaging business requires relatively high levels of capital expenditures, which we may be unable to fund.

        Our Glass Packaging business requires relatively high levels of maintenance capital expenditures. We may not be able to make such capital expenditures if we do not generate sufficient cash flow from operations, have funds available for borrowing under our existing credit facilities to cover these capital expenditure requirements or if we were restricted from incurring additional debt to cover such expenditures or as a result of a combination of these factors. If we are unable to meet our capital expenditure plans, we may not be able to maintain our manufacturing capacity, which may negatively impact our competitive position and ultimately, our revenues and profitability. If we are unable to meet our maintenance capital expenditure plans, our manufacturing capacity may decrease, which may have a material adverse effect on our profitability.

Our expansion strategy may adversely affect our business.

        We aim over the longer term to continue to capitalize on strategic opportunities to expand our metal and glass packaging activities. We believe that such future expansion is likely to require the further acquisition of existing businesses. Because we believe that such businesses may be acquired with modest equity and relatively high levels of financial leverage given the cash-generating capabilities of both our business streams, our leverage may increase in the future in connection with any acquisitions. This could have an adverse effect on our business, financial condition and results of operations. In addition, any future expansion is subject to various risks and uncertainties, including the inability to integrate effectively the operations, personnel or products of acquired companies and the potential disruption of existing businesses and diversion of management's attention from our existing businesses. Furthermore, we cannot assure you that any future expansions will achieve positive results.

We are subject to various environmental and other legal requirements and may be subject to new requirements of this kind in the future that could impose substantial costs upon us.

        Our operations and properties are subject to extensive laws, ordinances, regulations and other legal requirements relating to environmental protection. Such laws and regulations which may affect our operations include, among others, requirements regarding remediation of contaminated soil, groundwater and buildings, water supply and use, natural resources, water discharges, air emissions, waste management, noise pollution, asbestos and other deleterious materials, the generation, storage, handling, transportation and disposal of regulated materials, product safety, and workplace health and safety.

        We have incurred, and expect to continue to incur, costs to comply with such legal requirements, and these costs are likely to increase in the future. We require a variety of permits to conduct our operations, including operating permits such as those required under various U.S. laws, including the federal Clean Air Act, and the EU Industrial Emissions Directive, or IED, water and trade effluent discharge permits, water abstraction permits and waste permits. We are in the process of applying for, or renewing, permits at a number of our sites. Failure to obtain and maintain the relevant permits, as well as noncompliance with such permits, could have a material adverse effect on our business, financial condition and results of operations.

        If we were to violate or fail to comply with these laws and regulations or our permits, we could be subject to criminal, civil and administrative sanctions and liabilities, including substantial fines and orders, or a partial or total shutdown of our operations. For example, we have settled alleged violations of hazardous waste regulations governing the reuse of electrostatic precipitator dust at our Madera plant in the United States, which occurred in the period prior to the VNA Acquisition. As part of this settlement, we have paid a civil penalty of $3.5 million and expect to incur increased dust disposal costs, which we estimate to be about $500,000 annually. We cannot assure you that our reuse of electrostatic precipitator dust at our other glass manufacturing plants will not result in regulatory inquiries or enforcement relating to compliance with hazardous waste regulations.

        In order to comply with air emission restrictions, significant capital investments may be necessary at some sites. For example, to comply with US environmental regulations and the demands of the US Environmental Protection Agency (the "EPA"), VNA, which we acquired in 2014 and is now part of the Group, agreed to make sizable investments to replace or install new electrostatic precipitators and other equipment in order to control the air emissions at certain sites located in the United States. In 2010, VNA and the EPA signed a global consent decree pursuant to which VNA has made and will continue to make investments estimated at up to an aggregate of $112 million over a ten-year period, excluding operating costs of the systems installed. In addition, we paid a penalty amounting to $2.5 million excluding interest pursuant to this consent decree.

        The EPA and other regulators have more broadly targeted the glass packaging, flat glass, mineral wool and fiber sectors as part of an enforcement initiative involving high fuel combustion sources. We have received notices of violation from the EPA for alleged violations under the Clean Air Act's Prevention of Significant Deterioration, New Source Performance Standards and Title V provisions stemming from past furnace-related projects at our other glass manufacturing facilities unrelated to our acquisition of VNA, including furnace-related projects conducted by third parties who owned the facilities before us. The EPA has sent information requests to certain of our glass facilities concerning furnace-related projects as well as our air pollutant emissions more generally, which could culminate in notices of violation or other enforcement. Inquiries and enforcement by other regulators, including regulator demands made for more stringent pollution control devices to our facility in Seattle, Washington can also result in the need for further capital upgrades to our furnaces at substantial cost.

        In Europe, under the IED and its reference document for "Best Available Techniques" for glass manufacturing plants, permitted emissions levels from these plants including ours are reduced substantially periodically. In Germany, technical guidelines, TA Luft, set forth emission thresholds which could potentially result in stricter limits in the future. These types of changes could require additional investment in our affected operations in order to comply with them. Our business is also affected by the EU Emissions Trading Scheme (the "EU ETS"), which limits emissions of greenhouse gases. See "Business—Environmental, Health and Safety and Product Safety Regulation". This scheme, any future changes to it and any additional measures required to control the emission of greenhouse gases that may apply to our operations could have a material adverse effect on our business, financial condition and results of operations. California has implemented a similar program, which results in the need for us to incur potentially significant compliance costs, including for the purchase of offsets against our greenhouse gas emissions. Other states where we have operations, such as Washington, are expected to implement similar programs.

        Changes to the laws and regulations governing the materials that are used in our manufacturing operations may impact the price of such materials or result in such materials no longer being available, which could have a material adverse effect on our business, financial condition and results of operations. The European Union passed regulations concerning the Registration, Evaluation, Authorization and Restriction of Chemicals ("REACH"), which place onerous obligations on the manufacturers and importers of substances, preparations and articles containing substances, and which may have a material adverse effect on our business. Furthermore, substances we use may have to be removed from the market (under REACH's authorization and restriction provisions) or need to be substituted for alternative chemicals which may also adversely impact upon our operations.

        Sites at which we operate often have a long history of industrial activities and may be, or have been in the past, engaged in activities involving the use of materials and processes that could give rise to contamination and result in potential liability to investigate or remediate, as well as claims for alleged damage to persons, property or natural resources. Liability may be imposed on us as owners, occupiers or operators of contaminated facilities. These legal requirements may apply to contamination at sites that we currently or formerly owned, occupied or operated, or that were formerly, owned, occupied or operated by companies we acquired or at sites where we have sent waste offsite for treatment or disposal. Regarding companies acquired by us, including the Beverage Can Business, we cannot assure you that our due diligence investigations identified or accurately quantified all material environmental matters related to the acquired facilities. Our closure of a site may accelerate the need to investigate and remediate any contamination at the site.

        In addition, we may be required to remediate contaminated third-party sites where we have sent wastes for disposal. Liability for remediation of these third-party sites may be established without regard to whether the party disposing the waste was at fault or the disposal activity was legal at the time it was conducted. For example, "Superfund" sites in the United States are the highest priority contaminated sites designated by the federal government to require remediation, and costs of their remediation tend to be very high. We and a number of other companies have been named as potentially responsible parties to clean up the Lower Duwamish Waterway Superfund Site in Washington, because our Seattle plant is adjacent to the waterway and is alleged to have contributed to its contamination. Whether we will have any liability for investigation and remediation costs at this or any other Superfund site or for costs relating to claims for natural resource damages, and what portion of the costs we must bear, has not been determined.

Changes in product requirements and their enforcement may have a material impact on our operations.

        Changes in laws and regulations relating to deposits on, and the recycling of, glass or metal packaging could adversely affect our business if implemented on a large scale in the major markets in which we operate. Changes in laws and regulations laying down restrictions on, and conditions for use of, food contact materials or on the use of materials and agents in the production of our products could likewise adversely affect our business. Changes to health and food safety regulations could increase costs and also might have a material adverse effect on revenues if, as a result, the public attitude toward end-products, for which we provide packaging, were substantially affected.

        Additionally, the effectiveness of new standards such as the ones related to recycling or deposits on different packaging materials could result in excess costs or logistical constraints for some of our customers who could choose to reduce their consumption and even terminate the use of glass or metal packaging for their products. We could thus be forced to reduce, suspend or even stop the production of certain types of products. The regulatory changes could also affect our prices, margins, investments and activities, particularly if these changes resulted in significant or structural changes in the market for food packaging that might affect the market shares for glass, the volumes produced or production costs.

        Environmental concerns could lead US or EU bodies to implement other product regulations that are likely to be restrictive for us and have a material negative impact on our business, financial condition and results of operations. For example, in the European Union, each bottle cannot, in principle, contain more than 100 parts per million ("ppm") of heavy metals pursuant to Directive 94/62/CE on Packaging and Packaging Waste. There is significant variation, among countries where we sell our products, in the limitation on certain constituents in packaging, which can have the effect of restricting the types of raw materials or amount of recycled glass we use. In turn, these restrictions can increase our operating costs and the environmental impacts of our operations, such as increased energy consumption.

        Similarly, in the United States, some state regulations set the concentration of certain heavy metals in packaging at 100 ppm and provide for an exception to this rule in the event of additions of recycled packaging. Because this exemption has expired in certain states, the bottles manufactured from recycled glass that have a heavy metals concentration higher than 100 ppm could be noncompliant, which could have a negative impact on our earnings, financial situation, assets or image. We have had regulatory inquiries about our compliance and may in the future have additional inquiries or enforcement.

        Other changes, such as restrictions on bisphenol A in coatings for some of our products, which have been proposed or adopted in the European Union under the REACH legislation and some of its Member States, have required us to develop substitute materials for our production.

We could incur significant costs in relation to claims of injury and illness resulting from materials present or used at our production sites, or from our use of these sites or other workplace injuries, or from our products.

        As is the case in a number of other industrial processes that deal with high temperatures, asbestos was once present in the glass-making industry, primarily in safety equipment, until measures were taken to substitute this material for other materials made possible through technological advances. Since the 1990s, items made of asbestos have gradually been removed at our sites in Western Europe and the United States. Because of the age of some of our sites, however, asbestos-cement may have been used in construction and may still be present at these sites. When these buildings are modernized or repaired, the cost of upgrades is higher because of the restrictions associated with removing asbestos-containing materials.

        We are exposed to claims alleging injury or illness associated with asbestos and related compensation over and above the support that may be offered through various existing social security systems in countries where we operate.

        Claims associated with our glass-making activity exist and may arise for reasons associated with the work environment unrelated to the presence of asbestos. For example, claims have arisen associated with the acoustic environment generated by forming machines, the use of glass sand in making glass and products likely to contain heavy metals or solvents for decoration. We may also face the risk of work-related health claims owing to materials present or used at our production sites such as silicosis, and, under certain conditions, Legionnaires' disease. The U.S. Occupational Safety and Health Administration has finalized a requirement, to be implemented over the next two years, that decreases by 50% the permissible exposure limit to crystalline silica and requires engineering controls or personal protective equipment to safeguard employees from such exposure. The European Union is also considering setting stricter exposure limit values for crystalline silica in work processes under the Carcinogens and Mutagens Directive. Silica is a significant component of the raw material for glass packaging and is also contained in refractories, or bricks, used in glass packaging manufacturing operations. Our costs to meet these reduced limits could be substantial, particularly if it becomes necessary for us to implement broad engineering controls across many of our glass manufacturing plants.

        We are also exposed to claims alleging musculoskeletal disorders caused by performing certain repetitive operations or motions. We could also face claims alleging illness or injury from use of the products that we manufacture or sell or from workplace injuries more generally. If these claims succeed, they could have a material adverse impact on our business, financial situation, assets and earnings.

We may not be able to integrate the Beverage Can Business or any future acquisitions effectively.

        Even though we have acquired businesses in the past, there is no certainty that the Beverage Can Business or any businesses we may acquire in the future will be effectively integrated. If we cannot successfully integrate acquired businesses within a reasonable time frame, we may not be able to realize the potential benefits anticipated from those acquisitions. Our failure to successfully integrate such businesses and the diversion of management attention and other resources from our existing operations could have a material adverse effect on our business, financial condition and results of operations.

        Furthermore, even if we are able to integrate successfully the operations of acquired businesses, we may not be able to realize the cost savings, synergies and revenue enhancements that we anticipate including those from the Beverage Can Acquisition, either in the amount or within the time frame that we anticipate, and the costs of achieving these benefits may be higher than, and the timing may differ from, what we expect. Our ability to realize anticipated cost savings and synergies may be affected by a number of factors, including the following:

  •
  the use of more cash or other financial resources on integration and implementation activities than we expect, including restructuring and other exit costs; and

  •
  increases in other expenses related to the acquisitions, which may offset the cost savings and other synergies from such acquisitions.

We have potential indemnification obligations relating to divestments.

        We have disposed of a number of businesses. Pursuant to these agreements, we may be required to provide indemnification to the acquirers for damages resulting from a breach of any representation, warranty or covenants contained therein. The indemnification obligations under these agreements are subject to certain monetary and other limitations. To the extent that we are required to make any significant payments under these indemnification provisions, these payments could adversely impact our business, financial condition and results of operations.

We may be subject to litigation, arbitration and other proceedings that could have an adverse effect on us.

        We are currently involved in various litigation matters, and we anticipate that we will be involved in litigation matters from time to time in the future. The risks inherent in our business expose us to litigation, including personal injury, environmental litigation, contractual litigation with customers and suppliers, intellectual property litigation, tax or securities litigation, and product liability lawsuits. We cannot predict with certainty the outcome or effect of any claim or other litigation matter, or a combination of these. If we are involved in any future litigation, or if our positions concerning current disputes are found to be incorrect, this may have an adverse effect on our business, financial position, results of operations and available cash, because of potential negative outcomes, the costs associated with asserting our claims or defending such lawsuits, and the diversion of management's attention to these matters.

We could incur significant costs due to the location of some of our industrial sites in urban areas.

        Obtaining, renewing or maintaining permits and authorizations issued by administrative authorities necessary to operate our production plants could be made more difficult due to the increasing urbanization of the sites where some of our manufacturing plants are located. Some of our old sites are located in urban areas such as Seattle. Urbanization could lead to more stringent operating conditions (by imposing traffic restrictions for example), conditions for obtaining or renewing the necessary authorizations, the refusal to grant or renew these authorizations, or expropriations of these sites in order to allow urban planning projects to proceed.

        The occurrence of such events could result in us incurring significant costs. There can be no assurance that the occurrence of such events would entitle us to partial or full compensation.

Changes in consumer lifestyle, nutritional preferences, health-related concerns and consumer taxation could adversely affect our business.

        Certain end-products represent a significant proportion of our packaging market. In the past, the occurrence of diseases such as bovine spongiform encephalopathy and swine fever have sometimes led to reduced demand for associated canned products, such as sauces, soups and ready meals, and publicity about the supposed carcinogenic effect of coatings used on some cans may have affected sales of canned products. Additionally, France has introduced taxes on drinks with added sugar and artificial sweeteners that companies produce or import and the United Kingdom is planning on introducing a similar tax in 2018. France has also imposed taxes on energy drinks using certain amounts of taurine and caffeine. As a result of such taxes, demand decreased temporarily in France, and the imposition of such taxes in the future may decrease the demand for certain soft drinks and beverages that our customers produce, which may cause our customers to respond by decreasing their purchases of our metal and glass packaging products. Consumer tax legislation and future attempts to tax sugar or energy drinks by other jurisdictions could reduce the demand for our products and adversely affect our profitability. Any decline in the popularity of these product types as a result of lifestyle, nutrition, health considerations or consumer taxation could have a significant impact on our customers and could have a material adverse impact on our business, financial condition and results of operations.

We face costs associated with our post-retirement and post-employment obligations to employees which could have an adverse effect on our financial condition.

        As of September 30, 2016, our accumulated post-retirement benefit obligation was approximately €1,109 million. The additional costs associated with these and other benefits to employees could have a material adverse effect on our financial condition.

        We operate a number of pension and other post-retirement benefit schemes funded by a range of assets which may include property, derivatives, equities and/or bonds. The value of these assets is heavily dependent on the performance of markets which are subject to volatility. The liability structure of the obligations to provide such benefits is also subject to market volatility in relation to its accounting valuation and management. Additional significant funding of our pension and other post-retirement benefit obligations may be required if market underperformance is severe.

Organized strikes or work stoppages by unionized employees may have a material adverse effect on our business.

        Many of our operating companies are party to collective bargaining agreements with trade unions. These agreements cover the majority of our employees. Upon the expiration of any collective bargaining agreement, our operating companies' inability to negotiate acceptable contracts with trade unions could result in strikes by the affected workers and increased operating costs as a result of higher wages or benefits paid to union members. If the unionized workers were to engage in a strike or other work stoppage, we could experience a significant disruption of operations and/or higher ongoing labor costs, which may have a material adverse effect on our business, financial condition and results of operations.

Failure of control measures and systems resulting in faulty or contaminated product could have a material adverse effect on our business.

        We have strict control measures and systems in place to ensure that the maximum safety and quality of our products is maintained. The consequences of a product not meeting these rigorous standards, due to, among other things, accidental or malicious raw materials contamination or due to supply chain contamination caused by human error or equipment fault, could be severe. Such consequences might include adverse effects on consumer health, litigation exposures, loss of market share, financial costs and loss of revenues.

        In addition, if our products fail to meet our usual rigorous standards, we may be required to incur substantial costs in taking appropriate corrective action (up to and including recalling products from consumers) and to reimburse customers and/or end-consumers for losses that they suffer as a result of this failure. Customers and end-consumers may seek to recover these losses through litigation and, under applicable legal rules, may succeed in any such claim despite there being no negligence or other fault on our part. Placing an unsafe product on the market, failing to notify the regulatory authorities of a safety issue, failing to take appropriate corrective action and failing to meet other regulatory requirements relating to product safety could lead to regulatory investigation, enforcement action and/or prosecution. Any product quality or safety issue may also result in adverse publicity, which may damage our reputation. This could in turn have a material adverse effect on our business, financial condition and results of operations. Although we have not had material claims for damages for defective products in the past, and have not conducted any substantial product recalls or other material corrective action, these events may occur in the future.

        In certain contracts, we provide warranties in respect of the proper functioning of our products and the conformity of a product to the specific use defined by the customer.

        In addition, if the product contained in packaging manufactured by us is faulty or contaminated, it is possible that the manufacturer of the product in question may allege that our packaging is the cause of the fault or contamination, even if the packaging complies with contractual specifications. Furthermore, in certain countries, certain players of the distribution chain market refill bottles even though they may not be designed for this purpose.

        In case of the failure of packaging produced by us to open properly or to preserve the integrity of its contents, we could face liability to our customers and to third parties for bodily injury or other tangible or intangible damages suffered as a result. Such liability, if it were to be established in relation to a sufficient volume of claims or to claims for sufficiently large amounts, could have a material adverse effect on our business, financial condition and results of operations.

Our existing insurance coverage may be insufficient and future coverage may be difficult or expensive to obtain.

        Although we believe that our insurance policies provide adequate coverage for the risks inherent in our business, these insurance policies typically exclude certain risks and are subject to certain thresholds and limits. We cannot assure you that our property, plant and equipment and inventories will not suffer damages due to unforeseen events or that the proceeds available from our insurance policies will be sufficient to protect us from all possible loss or damage resulting from such events. As a result, our insurance coverage may prove to be inadequate for events that may cause significant disruption to our operations, which may have a material adverse effect on our business, financial condition and results of operations.

        We may suffer indirect losses, such as the disruption of our business or third-party claims of damages, as a result of an insured risk event. While we carry business interruption insurance and general liability insurance, they are subject to certain limitations, thresholds and limits, and may not fully cover all indirect losses.

        We renew our insurance policies on an annual basis. The cost of coverage may increase to an extent that we may choose to reduce our policy limits or agree to certain exclusions from our coverage. Among other factors, adverse political developments, security concerns and natural disasters in any country in which we operate may materially adversely affect available insurance coverage and result in increased premiums for available coverage and additional exclusions from coverage.

Our food packaging sales could be affected adversely by changes in EU agricultural subsidy rules.

        Certain subsidies are provided to agricultural producers under EU rules governing the production of various fruit, vegetable and dairy products. The availability of these subsidies may affect levels of production for certain agricultural products. Any reduction in existing subsidy levels could lead to a reduction in harvest or canning operations and therefore could have a material adverse effect on our business, financial condition and results of operations.

Our business may suffer if we do not retain our senior management and qualified staff.

        We depend on our senior management. Although we do not anticipate that we will have to replace any of our senior management team in the near future, the loss of services of any of the members of our senior management could adversely affect our business until a suitable replacement can be found. There may be a limited number of persons with the requisite skills to serve in these positions and we cannot assure you that we would be able to locate or employ such qualified personnel on terms acceptable to us or at all.

The results of the United Kingdom's referendum on withdrawal from the European Union may have a negative effect on global economic conditions, financial markets and demand for our business, which could materially affect our financial condition and results of operations.

        In June 2016, a majority of voters in the United Kingdom elected to withdraw from the European Union in a national referendum ("Brexit"). The referendum was advisory, and the terms of any withdrawal are subject to a negotiation period that could last at least two years after the government of the United Kingdom formally initiates a withdrawal process. Nevertheless, the referendum has created significant uncertainty about the future relationship between the United Kingdom and the European Union, and has given rise to calls for certain regions within the United Kingdom to preserve their place in the European Union by separating from the United Kingdom as well as for the governments of other EU member states to consider withdrawal.

        These developments, or the perception that any of them could occur, may have a material adverse effect on global economic conditions and the stability of global financial markets, and could significantly reduce global market liquidity and restrict the ability of key market participants to operate in certain financial markets. Asset valuations, currency exchange rates and credit ratings may be especially subject to increased market volatility. If the United Kingdom and the European Union are unable to negotiate acceptable withdrawal terms or if other EU member states pursue withdrawal, barrier-free access between the United Kingdom and other EU member states or among the European economic area overall could be diminished or eliminated.

        Depending on the terms of Brexit, if any, the United Kingdom could also lose access to the single EU market resulting in an impact on the general and economic conditions in the United Kingdom. Additionally, political instability in the European Union as a result of Brexit may result in a material negative effect on credit markets and foreign direct investments in Europe. This deterioration in economic conditions could result in increased unemployment rates, increased short- and long-term interest rates, consumer and commercial bankruptcy filings, a decline in the strength of national and local economies, and other results that negatively impact household incomes. These negative impacts could negatively impact our financial condition and results of operations.

Our substantial debt could adversely affect our financial health.

        We have a substantial amount of debt and significant debt service obligations. As of September 30, 2016 we had total borrowings and net debt of €8.0 billion and €7.2 billion, respectively. For more information, see the description of our debt facilities and the table outlining our principal financing arrangements in "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources".

        Our substantial debt could have important negative consequences for us and for you as a holder of our shares. For example, our substantial debt could:

  •
  require us to dedicate a large portion of our cash flow from operations to service debt and fund repayments on our debt, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other general corporate purposes;

  •
  increase our vulnerability to adverse general economic or industry conditions;

  •
  limit our flexibility in planning for, or reacting to, changes in our business or the industry in which we operate;

  •
  limit our ability to raise additional debt or equity capital in the future;

  •
  restrict us from making strategic acquisitions or exploiting business opportunities;

  •
  make it difficult for us to satisfy our obligations with respect to our debt; and

  •
  place us at a competitive disadvantage compared to our competitors that have less debt.

        In addition, a portion of our debt bears interest at variable rates that are linked to changing market interest rates. Although we may hedge a portion of our exposure to variable interest rates by entering into interest rate swaps, we cannot assure you that we will do so in the future. As a result, an increase in market interest rates would increase our interest expense and our debt service obligations, which would exacerbate the risks associated with our leveraged capital structure. Our Parent Company is also subject to obligations under the 7.125%/7.875% Senior Secured Toggle Notes due 2023 and 6.625%/7.375% Senior Secured Toggle Notes due 2023 (collectively, the "Toggle Notes"). The Toggle Notes contain covenants applicable to our Parent Company that will affect how our Parent Company, as controlling shareholder, directs our dividend policy and the financing and operation of our business. See "Dividend Policy" and "Description of Certain Indebtedness—The Toggle Notes".

        Negative developments in our business, results of operations and financial condition due to the current difficult global economic conditions or other factors could cause the ratings agencies to lower the credit ratings, or ratings outlook, of our short- and long-term debt and, consequently, impair our ability to raise new financing or refinance our current borrowings and increase our costs of issuing any new debt instruments.

Our ability to generate cash depends on many factors beyond our control, and we may not be able to generate cash required to service our debt.

        Our ability to make scheduled payments on our debt and to meet our other debt service obligations or refinance our debt depends on our future operating and financial performance and ability to generate cash. This will be affected by our ability to successfully implement our business strategy, as well as general economic, financial, competitive, regulatory, technical and other factors beyond our control. If we cannot generate sufficient cash to meet our debt service obligations or fund our other business needs, we may, among other things, need to refinance all or a portion of our debt, obtain additional financing, delay planned acquisitions or capital expenditures or sell assets. We cannot assure you that we will be able to generate sufficient cash through any of the foregoing. If we are not able to refinance any of our debt, obtain additional financing or sell assets on commercially reasonable terms or at all, we may not be able to satisfy our obligations with respect to our debt. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources".

        We expect to be able to repay or refinance the principal amounts outstanding under our outstanding notes upon maturity of each such series of notes between 2019 and 2024. We may, however, be unable to refinance such principal amounts on terms satisfactory to us or at all.

We and our subsidiaries may be able to incur substantially more debt.

        Subject to the restrictions in our credit facilities, indentures and other outstanding debt, we may be able to incur substantial additional debt in the future.

        As of September 30, 2016, we had undrawn credit lines of up to €281 million. Although the terms of these credit facilities and the indentures contain restrictions on the incurrence of additional debt, these restrictions are subject to a number of significant qualifications and exceptions, and debt incurred in compliance with these restrictions could be substantial. To the extent new debt is added to our currently anticipated debt levels, the substantial leverage-related risks described above would increase. See also "—Our expansion strategy may adversely affect our business".

We may be adversely impacted by a "change of control" as defined in the indentures governing our outstanding notes.

        In the event of a change of control as defined in the indentures relating to our outstanding notes, we would be required to make an offer to repurchase the notes at 101% of their principal amount plus accrued and unpaid interest, if any, to the date of repurchase. The occurrence of certain of the events that would constitute a change of control could also constitute a default under our credit facilities.

        Under the indentures, a change of control would occur if, among other things, (i) any person or group, other than one or more permitted holders, is or as a result of such transaction becomes, the beneficial owner, directly or indirectly, of more than 35% of the total voting power of our shares and (ii) the permitted holders, individually or in the aggregate, do not beneficially own, directly or indirectly, a larger percentage of the total voting power of our shares than such other person or group. Permitted holders are defined as to include Yeoman Capital S.A., Paul Coulson, Brendan Dowling, Houghton Fry, Edward Kilty, John Riordan and Niall Wall, and certain transferees and affiliates. As a result, a change of control may occur due to circumstances beyond our control.

        The Toggle Notes issued by our Parent Company are secured by pledge on all issued qualified capital stock of ARD Group Finance Holdings S.A., and will be secured by all of our outstanding Class B common shares. Enforcement of the pledges in an event of default under the Toggle Notes could impact corporate control and might trigger change of control provision under the indentures.

        In the event of a change of control, we may not have sufficient funds to repurchase all notes tendered for repurchase and may not be able to cure or secure a waiver of any default under our credit facilities. Moreover, the exercise by the holders of our outstanding notes of their right to require a repurchase of the notes upon a change of control could cause a default under our debt instruments, even if the change of control itself does not, due to the financial impact of any such repurchase.

The Ball Combined Financial Statements and the Rexam Combined Carve-Out Financial Statements do not reflect exactly the assets and liabilities of the Beverage Can Business acquired by us and are not necessarily indicative of the future results of operations, financial condition or cash flows of the Ball Carve-Out Business and the Rexam Carve-Out Business, respectively.

        The businesses included in the Ball Combined Financial Statements and the Rexam Combined Carve-Out Financial Statements do not exactly reflect the assets and liabilities of the Beverage Can Business acquired by us in the Beverage Can Acquisition. In particular, the metal beverage packaging operations of Ball Corporation reflected in the Ball Combined Financial Statements include certain assets (namely, three plants in Europe and certain other ancillary assets) and certain liabilities (namely, certain pension liabilities) that were retained by Ball Corporation and therefore do not comprise part of the Ball Carve-Out Business that we acquired.

        The Ball Combined Financial Statements and the Rexam Combined Carve-Out Financial Statements included in this prospectus have been prepared specifically for the purpose of facilitating the divestment of the Beverage Can Business. The businesses, operations, assets and liabilities comprising each of the Ball Combined Financial Statements and the Rexam Combined Carve-Out Financial Statements have not in the past operated as a single entity, and, therefore, those combined financial statements are not necessarily indicative of the results that would have occurred if the businesses included in the combined financial statements had operated as a single business during the periods presented or of future results of those businesses.

The pro forma financial information included in this prospectus may not necessarily reflect what the results of operations, financial condition and cash flows of the Beverage Can Business would have been if operated on a combined basis with Ardagh.

        The respective business operations of Ardagh, the Ball Carve-Out Business and the Rexam Carve-Out Business were operated separately prior to the Beverage Can Acquisition. Prior to June 30, 2016, we had no prior history as a combined entity and our operations had not previously been managed on a combined basis. Therefore, the pro forma financial information presented in this prospectus may not reflect what our results of operations, financial position and cash flows would have been had we operated on a combined basis and may not be indicative of what our results of operations, financial position and cash flows will be in the future.

Risks Related to Our Class A Common Shares and this Offering

The dual class structure of our common shares has the effect of concentrating voting control with our Parent Company and limiting our other shareholders' ability to influence corporate matters.

        Our Class B common shares, with a nominal value of €0.10 each, have 10 votes per share, and our Class A common shares, with a nominal value of €0.01 each and which is the class we are offering in this offering, have one vote per share. Our Parent Company owns directly or indirectly all Class B common shares, which represent approximately        % of the voting power of our issued and outstanding share capital immediately following this offering. Our Parent Company will have the ability to control the outcome of most matters requiring shareholder approval, including:

  •
  the election of our board of directors and, through our board of directors, decision making with respect to our business direction and policies, including the appointment and removal of our officers;

  •
  mergers and de-mergers;

  •
  changes to our Articles; and

  •
  our capital structure.

        This voting control and influence may discourage transactions involving a change of control of the Company, including transactions in which you as a holder of our Class A common shares might otherwise receive a premium for your shares.

        In addition, our Parent Company may continue to be able to control the outcome of most matters submitted to our shareholders for approval even if their shareholdings represent less than 50% of all issued shares. Because of the 10-to-1 voting ratio between our Class B and Class A common shares, our Parent Company will continue to control a majority of the combined voting power of our issued and outstanding share capital even when Class B common shares represent substantially less than 50% of all issued and outstanding common shares. This concentrated control will limit the ability of holders of our Class A common shares to influence corporate matters for the foreseeable future, and, as a result, the market price of our Class A common shares could be adversely affected.

An active, liquid trading market for our Class A common shares may not develop, and you may not be able to resell our Class A common shares at or above the price you paid, or at all.

        Prior to this initial public offering, there has been no public market for our Class A common shares. If an active trading market for our Class A common shares does not develop after this offering, the market price and liquidity of our Class A common shares may be materially and adversely affected and you may have difficulty selling our Class A common shares that you purchase. We cannot assure you that an active trading market for our Class A common shares will develop or that the market price of our Class A common shares will not decline below the initial public offering price.

Our share price may change significantly following the offering, and you could lose all or part of your investment as a result.

        We and the underwriters will negotiate to determine the initial public offering price. You may not be able to resell your Class A common shares at or above the initial public offering price due to a number of factors such as those listed in "—Risks Relating to Our Business" and the following, some of which are beyond our control:

  •
  announcements of new products and services by us or our competitors;

  •
  news regarding any gain or loss of customers by us;

  •
  announcements of competitive developments, acquisitions or strategic alliances in our industry;

  •
  changes in the general condition of the global economy and financial markets;

  •
  general market conditions or other developments affecting us or our industry;

  •
  cost and availability of raw materials;

  •
  changes in environmental regulations or other laws or regulations applicable to our business;

  •
  actual or anticipated fluctuations in our quarterly results of operations;

  •
  changes in financial projections or estimates about our financial or operational performance by securities research analysts;

  •
  changes in investor sentiment toward the stock of packaging companies;

  •
  announcements by third parties of significant claims or proceedings against us, our industry or both, or investigations by regulators into our business or those of our competitors;

  •
  changes in accounting standards, policies, guidelines, interpretations or principles;

  •
  any significant change in our management;

  •
  adverse media reports about us or our directors and officers;

  •
  public reaction to our press releases, other public announcements or filings with the SEC;

  •
  a default under the agreements governing our indebtedness;

  •
  release or expiry of lock-up or other transfer restrictions on our issued and outstanding common shares; and

  •
  anticipated sales of additional Class A common shares.

        Furthermore, the stock market may experience periods of unusual volatility that, in some cases, is unrelated or disproportionate to the operating performance of particular companies. These broad market and industry fluctuations may adversely affect the market price of our Class A common shares, regardless of our actual operating performance.

        In the past, following periods of market volatility, shareholders have instituted securities class action litigation. If we were involved in securities litigation, it could have a substantial cost and divert resources and the attention of executive management from our business regardless of the outcome of such litigation.

The offering price per Class A common share offered under this prospectus may not accurately reflect the value of your investment.

        Prior to this offering, there has been no market for our Class A common shares. The offering price per Class A common share offered by this prospectus, was negotiated between the underwriters and us. Factors considered in determining the price of our Class A common shares include:

  •
  the history and prospects of companies in the packaging business;

  •
  market valuations of those companies;

  •
  our capital structure;

  •
  general conditions of the securities markets at the time of this offering; and

  •
  other factors that we deemed relevant.

        The offering price may not accurately reflect the value of our Class A common shares and may not be realized upon any subsequent disposition of the shares. If the market price of our Class A common shares declines below the initial public offering price, holders of the Class A common shares will be adversely affected.

If securities or industry analysts do not publish research or reports about our business, publish inaccurate or unfavorable research about our business or adversely change their recommendations regarding our shares, our Class A common share price and trading volume could decline.

        The trading market for our Class A common shares will be influenced in part by the research and other reports that industry or securities analysts may publish about us or our business. We do not currently have, and may never obtain, research coverage by industry or financial analysts. If no or few analysts commence coverage of us, the trading price of our Class A common shares would likely be negatively affected. Even if we do obtain analyst coverage, if one or more of the analysts who cover us downgrade our shares, or if analysts issue other unfavorable commentary or inaccurate research, our share price would likely decline. If one or more of these analysts cease coverage of the Company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our share price or trading volume to decline.

Future sales of our Class A common shares in the public market could cause our share price to fall.

        Future sales of our Class A common shares, or securities convertible or exchangeable into our Class A common shares, in the public market, whether by us, our existing shareholders or pledgees of our Class B common shares, future issuances of additional Class A common shares in connection with any future acquisitions or pursuant to any employee benefit plans, future issuances of our Class A common shares upon exercise of options or warrants, or the perception that such sales, issuances and/or exercises could occur, may adversely affect the market price of our Class A common shares, which could decline significantly.

        After completion of this offering, our Parent Company, ARD Group Finance Holdings S.A., or certain of their transferees holding at least        % of the Class B common shares covered by the registration rights agreement, will have the right to demand that we file a registration statement with respect to the Class A common shares they would receive upon conversion of their Class B common shares and will have the right to include such shares in any registration statement that we file with the SEC, subject to certain exceptions. See "Certain Relationships and Related Party Transactions" and "Shares Eligible for Future Sale". Any registration of such Class A common shares would enable those shares to be sold in the public market, subject to the restrictions under the lock-up agreements referred to under "Shares Eligible For Future Sale—Lock-Up Agreements".

        The market price for our Class A common shares may drop significantly when the restrictions on resale by our Parent Company and ARD Group Finance Holdings S.A. lapse or if those restrictions on resale are waived. A decline in the price of our Class A common shares might impede our ability to raise capital through the issuance of additional Class A common shares or other equity securities.

        To the extent we issue substantial additional Class A common shares, the ownership of our existing shareholders would be diluted and our earnings per share could be reduced, which may negatively affect the market prices for our Class A common shares.

        In addition, the Toggle Notes are secured by pledge on all issued and qualified capital stock of ARD Group Finance Holdings S.A. and will be secured by all of our outstanding Class B common shares. Enforcement of the pledges in an event of default under the Toggle Notes could result in the sale of additional Class A common shares in the public markets.

In the future, we may issue options, restricted shares and other forms of share-based compensation, which have the potential to dilute shareholder value and cause the price of our Class A common shares to decline.

        We may offer share options, restricted shares and other forms of share-based compensation to our directors, officers and employees in the future. If any options that we issue are exercised, or any restricted shares that we may issue vest, and those shares are sold into the public market, the market price of our Class A common shares may decline. In addition, the availability of Class A common shares for award under any equity incentive plan we may introduce, or the grant of share options, restricted shares or other forms of share-based compensation, may adversely affect the market price of our Class A common shares.

You may be unable to enforce judgments obtained in U.S. courts against us.

        We are incorporated under Luxembourg Law, a substantial portion of our assets are located outside of the United States and many of our directors and officers and certain other persons named in this prospectus are, and will continue to be, non-residents of the United States. As a result, although we have appointed an agent for service of process in the United States, it may be difficult or impossible for U.S. investors to effect service of process within the United States upon us or our directors and officers or to enforce, in a U.S. court, judgments obtained against us including for civil liabilities under the United States federal securities laws. Therefore, any judgments obtained in any U.S. federal or state court against us may have to be enforced in the courts of Luxembourg or other EU member states. See "Enforceability of Civil Liabilities".

We may need additional capital and may sell additional shares or other equity securities or incur indebtedness, which could result in additional dilution to our shareholders or increase our debt service obligations.

        We believe that after giving effect to this offering, our current cash and anticipated cash flow from operations will be sufficient to meet our anticipated cash needs for the next 12 months. We may, however, require additional cash resources due to changed business conditions or other future developments, including any investments or acquisitions we may decide to pursue. If these resources are insufficient to satisfy our cash requirements, we may seek to sell additional equity or debt securities or incur debt under credit facilities we may put in place or obtain a new credit facility. The sale of additional equity securities could result in additional dilution to our shareholders. The incurrence of indebtedness could further limit our ability to pay dividends or require us to seek consents for the payment of dividends, increase our vulnerability to adverse economic and industry conditions and limit our ability to pursue our business strategies. Such indebtedness could also require us to dedicate a substantial portion of our cash flow from operations to service our debt, thereby reducing the availability of our cash flow to fund capital expenditure, working capital requirements and other general corporate needs, and limit our flexibility in planning for, or reacting to, changes in our business and our industry. We cannot assure you that financing will be available in amounts or on terms acceptable to us, if at all.

While we currently intend to pay quarterly cash dividends, we are a holding company and depend on dividends and other distributions from subsidiaries in order to do so.

        Because we are a holding company, our ability to pay cash dividends on our shares may be limited by restrictions on our ability to obtain sufficient funds through dividends from subsidiaries, including restrictions under the terms of the agreements governing the current indebtedness of us and our subsidiaries or future indebtedness that we or our subsidiaries may incur.

        Our shareholders may, by resolution at a general meeting, declare dividends in accordance with the respective rights of shareholders in proportion to the number of shares held by them. Our articles of association (the "Articles") provide that the dividends declared by the shareholders may not exceed the amount recommended by our board of directors. Dividends may only be declared out of the freely available distributable reserves available to the Company as determined in accordance with the provisions of the laws of Luxembourg ("Luxembourg Law").

        Interim dividends may be declared by our board of directors.

        Subject to any limitations referred to above, or as prescribed by Luxembourg Law, the declaration of future dividends, if any, will depend upon our future operations and earnings, capital expenditure requirements, general financial conditions, legal and contractual restrictions and other factors. In addition, under the indenture governing the Toggle Notes, our Parent Company is required to cause us to take all actions necessary or appropriate to permit the making of the maximum amount of dividends or other distributions that would be lawfully permitted to be declared and paid in order for it to meet its cash interest payment obligations. In certain circumstances, we may be required to make a special dividend to our Parent Company in order to comply with these obligations. See "Dividend Policy."

        There can be no assurance, however, that the Company will have sufficient reserves to pay dividends. In addition, the requirements to pay dividends to satisfy our Parent Company's cash interest payment obligations under the indenture governing the Toggle Notes may cause us to dividend cash that may otherwise be available for other corporate purposes, which may dilute shareholder value. As a result, price appreciation of our Class A common shares may never occur, in which case you may lose all or part of your investment.

Your rights and responsibilities as a shareholder will be governed by Luxembourg law and will differ in some respects from the rights and responsibilities of shareholders under U.S. law.

        Our corporate affairs are governed by our Articles and Luxembourg Law. In the performance of its duties, the board of directors is required to act as a collegiate body in the interest of the Company. It is possible that the Company may have interests that are different from your interests as a shareholder. If any member of our board of directors has a direct or indirect financial interest in a matter which has to be considered by the board of directors which conflicts with the interests of the Company, Luxembourg Law provides that such director will not be entitled to exercise his vote with respect to the approval of such transaction. If the interest of such a member of the board of directors does not conflict with the interests of the Company, then the applicable director with such interest may participate in deliberations on, and vote on the approval of, that transaction.

        We anticipate that all of our shareholder meetings will take place in Luxembourg. Shareholders may vote by proxy or in person at any general meeting.

        In addition, the rights of our shareholders are governed by Luxembourg Law and our Articles and differ from the rights of shareholders under U.S. law. See "Description of Share Capital" and "Comparison of Luxembourg Corporate Law and Delaware Corporate Law".

The supervoting rights of our Class B common shares and other anti-takeover provisions in our Articles might discourage or delay attempts to acquire us that you might consider favorable.

        In addition to the supervoting rights of our Class B common shares, our Articles contain provisions that may make the acquisition of our Company more difficult, including the following:

  •
  Control by Class B common shareholders.  Our Articles provide for a dual class share structure, which, for so long as Class B common shares are issued and outstanding, will allow our Parent Company to control the outcome of most matters requiring shareholder approval, even if it owns Class B common shares representing significantly less than a majority of the Company's issued and outstanding common shares. As a result, the holders of our Class B common shares could delay or prevent the approval of a change of control transaction that may otherwise be approved by the holders of the issued and outstanding Class A common shares.

  •
  Classified Board.  Our board of directors will be classified into three classes of directors that are, as nearly as possible, of equal size. Each class of directors will be elected for a three-year term of office, but the terms are staggered so that the term of only one class of directors expires at each annual general meeting. The existence of a classified board could impede a proxy contest or delay a successful tender offeror from obtaining majority control of the board of directors, and the prospect of that delay might deter a potential offeror.

  •
  Advance Notice Requirements for Shareholder Proposals.  Luxembourg Law and our Articles provide advance notice procedures for shareholders holding at least the 10% voting rights threshold seeking to bring business before an annual general meeting. Our Articles also specify certain requirements regarding the form and content of a shareholder's notice. These provisions may preclude our shareholders from bringing matters before an annual general meeting.

  •
  Extraordinary Resolutions.  Our Articles require extraordinary resolutions for certain corporate transactions, including mergers and de-mergers. Pursuant to our Articles, for any extraordinary resolutions to be considered at a general meeting the quorum is at least 50% of the total voting rights, unless otherwise mandatorily required by Luxembourg Law. If such quorum is not present, a second general meeting may be convened at which our Articles prescribe a quorum of at least 33.33% of the total voting rights. Any extraordinary resolution may be adopted at a general meeting at which a quorum is present (except as otherwise provided by mandatory law) by a majority of 66.67% of the votes validly cast on such resolution by shareholders entitled to vote.

        These anti-takeover provisions could discourage, delay or prevent a transaction involving a change in control of our Company, even if such transaction would benefit our shareholders. These provisions could also discourage proxy contests and make it more difficult for you and other shareholders to elect directors of your choosing and to cause us to take other corporate actions you desire.

        For information regarding these and other provisions, see "Description of Share Capital."

We will qualify for and will rely on exemptions from certain corporate governance requirements.

        We are exempt from certain corporate governance requirements of the NYSE by virtue of being a "foreign private issuer." Although our foreign private issuer status exempts us from most of the NYSE's corporate governance requirements, we intend to voluntarily comply with these requirements, except those from which we would be exempt by virtue of being a "controlled company." Upon completion of this offering, our Parent Company will continue to control, directly or indirectly, a majority of the voting power of our issued and outstanding shares and thus we would be a controlled company within the meaning of the NYSE corporate governance standards, entitled to certain limited corporate governance exemptions. Under these NYSE standards, a company of which more than 50% of the voting power is held by another person or group of persons acting together is a controlled company and may elect not to comply with certain NYSE corporate governance requirements, including the requirements that:

  •
  a majority of the board of directors consist of independent directors;

  •
  the nominating and governance committee be composed entirely of independent directors with a written charter addressing the committee's purpose and responsibilities;

  •
  the compensation committee be composed entirely of independent directors with a written charter addressing the committee's purpose and responsibilities; and

  •
  there be an annual performance evaluation of the nominating and corporate governance and compensation committees.

        Following this offering, we intend to operate as if we were a controlled company and utilize these exemptions, including the exemption from the requirement to have a board of directors composed of a majority of independent directors. In addition, although we will have adopted charters for our audit, compensation and nominating and governance committees, our compensation and nominating and governance committees are not expected to be composed of independent directors.

        As a result of the foregoing exemptions, we can cease voluntary compliance at any time, and you may not have the same protections afforded to shareholders of companies that are subject to all of the NYSE corporate governance requirements.

If we fail to develop or maintain an effective system of disclosure controls and internal control over financial reporting, our ability to produce timely and accurate financial statements or comply with applicable regulations could be impaired.

        As a listed company, we will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act") and the listing standards of the NYSE. Prior to consummation of this offering, we have not been required to do so. We expect that the requirements of these rules and regulations will increase our legal, accounting, and financial compliance costs, make some activities more difficult, time consuming and costly.

        The Sarbanes-Oxley Act requires, among other things that, as a listed company, our principal executive officer and principal financial officer certify the effectiveness of our disclosure controls and procedures and, beginning with our second annual report as a listed company, our internal controls over financial reporting. We continue to develop and refine our disclosure controls and procedures and our internal control over financial reporting; however, we have not yet assessed our internal control over financial reporting for the purposes of complying with item 404 of the Sarbanes-Oxley Act. Material weaknesses in our internal control over financial reporting may be discovered in the future. Any failure to develop or maintain effective controls, or any difficulties encountered in their implementation or improvement, could harm our operating results or cause us to fail to meet our reporting obligations and may result in a restatement of our financial statements for prior periods. Any failure to implement and maintain effective internal control over financial reporting also could adversely affect the results of management evaluations and independent registered public accounting firm audits of our internal control over financial reporting. Ineffective disclosure controls and procedures or ineffective internal control over financial reporting could also cause investors to lose confidence in our reported financial information, which may have a negative effect on the trading price of our Class A common shares.

The requirements of being a listed company may strain our resources and divert management's attention and our lack of operating experience as a listed company may adversely impact our business and share price.

        As a company listed in the United States, we will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the listing requirements of the NYSE and other applicable securities rules and regulations. Compliance with these rules and regulations will increase our legal and financial compliance costs, make some activities more difficult, time-consuming or costly and increase demand on our systems and resources.

        As a result of disclosure of information in this prospectus and in filings required of a listed company, our business, financial condition, results of operations and cash flows will become more visible, which we believe may result in threatened or actual litigation, including by competitors and other third parties. If such claims are successful, our business and operating results could be harmed, and even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the resources of our management and adversely affect our business, brand and reputation and results of operations.

        We also expect that being a listed company and these new rules and regulations will make it more expensive for us to obtain director and officer liability insurance and we may be required to incur substantial costs to obtain coverage. Potential liability associated with serving on a listed company's board could make it difficult for us to attract and retain qualified members of our board of directors, particularly to serve on our audit committee, and qualified executive officers.

U.S. Holders of our Class A common shares could be subject to material adverse tax consequences if we are considered a Passive Foreign Investment Company ("PFIC") for U.S. federal income tax purposes.

        We believe we were not a PFIC for U.S. federal income tax purposes in the 2015 taxable year, and based on the nature of our business, the projected composition of our income and the projected composition and estimated fair market values of our assets, we do not expect to be a PFIC for U.S. federal income tax purposes in 2016 or in the foreseeable future. However, the determination of whether we are a PFIC is made annually, after the close of the relevant taxable year. Therefore, it is possible that we could be classified as a PFIC for our initial taxable year or in future years due to changes in the nature of our business, composition of our assets or income, as well as changes in our market capitalization. If at any time we are treated as a PFIC, U.S. Holders (as defined below under "Taxation—Material U.S. Federal Income Tax Considerations") of our shares could be subject to certain adverse U.S. federal income tax consequences. The PFIC rules are complex and U.S. Holders of our common shares should consult their tax advisors regarding the possible application of the PFIC rules to their own particular circumstances. For more information on the U.S. federal tax implications for U.S. Holders, see "Taxation—Material U.S. Federal Income Tax Considerations" below.

Luxembourg insolvency laws may offer our shareholders less protection than they would have under U.S. insolvency laws.

        As a company organized under the laws of the Grand Duchy of Luxembourg and with its registered office in Luxembourg, we are subject to Luxembourg insolvency laws in the event any insolvency proceedings are initiated against us including, among other things, Council Regulation (EC) No. 1346/2000 of May 29, 2000 on insolvency proceedings, as amended or recast from time to time. Should courts in another European country determine that the insolvency laws of that country apply to us in accordance with and subject to such EU regulations, the courts in that country could have jurisdiction over the insolvency proceedings initiated against us. Insolvency laws in Luxembourg or the relevant other European country, if any, may offer our shareholders less protection than they would have under U.S. insolvency laws and make it more difficult for them to recover the amount they could expect to recover in a liquidation under U.S. insolvency laws.

Our shareholders may have more difficulty protecting their interests than they would as shareholders of a U.S. corporation.

        Our corporate affairs are governed by our Articles and Luxembourg Law, including the laws governing joint stock companies. The rights of our shareholders and the responsibilities of our directors and officers under Luxembourg Law are different from those applicable to a corporation incorporated in the United States. There may be less publicly available information about us than is regularly published by or about U.S. issuers. In addition, Luxembourg Law governing the securities of Luxembourg companies may not be as extensive as those in effect in the United States, and Luxembourg Law and regulations in respect of corporate governance matters might not be as protective of minority shareholders as state corporation laws in the United States. Therefore, our shareholders may have more difficulty in protecting their interests in connection with actions taken by our directors and officers or our principal shareholders than they would as shareholders of a corporation incorporated in the United States.

        Neither our Articles nor Luxembourg Law provides for appraisal rights for dissenting shareholders in certain extraordinary corporate transactions that may otherwise be available to shareholders under certain U.S. state laws. As a result of these differences, our shareholders may have more difficulty protecting their interests than they would as shareholders of a U.S. issuer.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus includes statements that are, or may be deemed to be, forward-looking statements. All statements other than statements of historical fact included in this prospectus regarding our business, financial condition, results of operations and certain of our plans, objectives, assumptions, projections, expectations or beliefs with respect to these items and statements regarding other future events or prospects, are forward-looking statements. These statements include, without limitation, those concerning: our strategy and our ability to achieve it; expectations regarding sales, profitability and growth; our possible or assumed future results of operations; R&D, capital expenditures and investment plans; adequacy of capital; and financing plans. The words "aim", "may", "will", "expect", "is expected to", "anticipate", "believe", "future", "continue", "help", "estimate", "plan", "schedule", "intend", "should", "would be", "seeks", "estimates", "shall" or the negative or other variations thereof, as well as other statements regarding matters that are not historical fact, are or may constitute forward-looking statements.

        In addition, this prospectus includes forward-looking statements relating to our potential exposure to various types of market risks, such as foreign exchange rate risk, interest rate risks and other risks related to financial assets and liabilities. We have based these forward-looking statements on our management's current view with respect to future events and financial performance. These views reflect the best judgment of our management but involve a number of risks and uncertainties which could cause actual results to differ materially from those predicted in our forward-looking statements and from past results, performance or achievements. Although we believe that the estimates reflected in the forward-looking statements are reasonable, such estimates may prove to be incorrect. By their nature, forward-looking statements involve risk and uncertainty because they relate to events and depend on circumstances that will occur in the future. There are a number of factors that could cause actual results and developments to differ materially from these expressed or implied by these forward-looking statements. These factors include, among other things:

  •
  Our primary direct customers sell to consumers of food & beverages, pharmaceuticals, personal care and household products. If economic conditions affect consumer demand, our customers may be affected and so reduce the demand for our products.

  •
  We face intense competition from other metal and glass packaging producers, as well as from manufacturers of alternative forms of packaging.

  •
  An increase in metal or glass container manufacturing capacity without a corresponding increase in demand for metal or glass packaging could cause prices to decline.

  •
  Because our customers are concentrated, our business could be adversely affected if we were unable to maintain relationships with our largest customers.

  •
  The continuing consolidation of our customer base may intensify pricing pressures or result in the loss of customers.

  •
  Our profitability could be affected by varied seasonal demands.

  •
  Our profitability could be affected by the availability and cost of raw materials.

  •
  Currency, interest rate fluctuations and commodity prices may have a material impact on our business.

  •
  It is difficult to compare our results of operations from period to period.

  •
  Our expansion strategy may adversely affect our business.

  •
  We are subject to various environmental and other legal requirements and may be subject to new requirements of this kind in the future that could impose substantial costs upon us.

  •
  We may not be able to integrate the Beverage Can Business or any future acquisitions effectively.

  •
  We face costs associated with our post-retirement and post-employment obligations to employees.

  •
  Organized strikes or work stoppages by unionized employees may have a material adverse effect on our business.

        We urge you to read the sections of this prospectus entitled "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Business" for a more complete discussion of the factors that could affect our future performance and the industry in which we operate. Additionally, new risks and uncertainties can emerge from time to time, and it is not possible for us to predict all future risks and uncertainties, nor can we assess their impact. Accordingly, you should not place undue reliance on forward-looking statements as a prediction of actual results.

        All forward-looking statements included in this prospectus are based on information available to us on the date of this prospectus. We undertake no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as may be required by applicable law. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained throughout this prospectus.

 EXCHANGE RATE INFORMATION

        We publish our financial statements in euro. The following table sets forth, for the periods and dates indicated, the period end, average, high, and low exchange rates expressed in U.S. dollars per euro. Information concerning the U.S. dollar exchange rate is based on the noon buying rate in New York City for cable transfers in foreign currencies as certified for customs purposes by the Federal Reserve Bank of New York. The average is calculated based on the average exchange rate on the last day of each month during the period.

	Period Ending	Low	High
	($ per €1.00)
Month ended:
January 31, 2016	1.0832	1.0743	1.0964
February 29, 2016	1.0868	1.0868	1.1362
March 30, 2016	1.1390	1.0845	1.1390
April 30, 2016	1.1441	1.1239	1.1441
May 31, 2016	1.1135	1.1140	1.1516
June 30, 2016	1.1032	1.1024	1.1400
July 31, 2016	1.1168	1.0968	1.1168
August 31, 2016	1.1146	1.1078	1.1334
September 30, 2016	1.1238	1.1158	1.1271
October 31, 2016	1.0962	1.0866	1.1212

	Average for Period	Period Ending	Low	High
	($ per €1.00)
Year ended December 31:
2011	1.4002	1.2973	1.2926	1.4875
2012	1.2909	1.3186	1.2062	1.3463
2013	1.3303	1.3779	1.2774	1.3816
2014	1.3210	1.2101	1.2101	1.3927
2015	1.1032	1.0859	1.0524	1.2015

        We make no representation that any euro or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or euro, as the case may be, at any particular rate, the rates stated below, or at all. For a discussion of the impact of the exchange rate fluctuations on our financial condition and results of operations, see "Management's Discussion and Analysis of Financial Condition and Results of Operations". We did not use the rates listed above in the preparation of our financial statements.

 USE OF PROCEEDS

        We estimate that we will receive net proceeds from the offering of our Class A common shares of approximately $             million (or approximately $             million if the underwriters exercise their option to purchase additional shares), assuming an initial public offering price of $            per Class A common share, the midpoint of the price range set forth on the cover of this prospectus after deducting underwriting discounts and estimated aggregate offering expenses payable by us. A $1.00 increase (decrease) in the assumed public offering price of $            per Class A common share would increase (decrease) the net proceeds to us from these offerings by $             million, after deducting underwriting discounts and estimated aggregate offering expenses payable by us and assuming no other change to the number of Class A common shares offered by us as set forth on the cover page of this prospectus.

        We intend to use the net proceeds from the sale by us of Class A common shares in this offering to reduce outstanding indebtedness.

CAPITALIZATION

        The following table sets forth our unaudited total cash and cash equivalents and capitalization as of September 30, 2016:

  •
  On a historical basis; and

  •
  On an as adjusted basis to give effect to (i) this offering and (ii) the use of proceeds therefrom.

        The information set forth below should be read in conjunction with "Use of Proceeds", our historical consolidated financial statements and the related notes, the financial information of the Beverage Can Business and the related notes and the Unaudited Condensed Combined Pro Forma Financial Information and the related notes included elsewhere in this prospectus.

	As of September 30, 2016
	Historical	As Adjusted
	(in € millions)(1)
Cash and cash equivalents(2)	684

Debt
Existing Secured Notes	3,934
Incremental Facility	596
Other available facilities(3)	—
Finance lease obligations	9

Total senior secured debt	4,539

Existing Senior Notes	3,487
Related party borrowings(4)	673
Other borrowings	3

Total debt	8,702

Total shareholders' equity	(2,078)

Total capitalization	6,624

(1)
Dollar-denominated borrowings have been translated at an exchange rate of €1.00 = $1.1161, the exchange rate used in preparing our balance sheet as of September 30, 2016.

(2)
Cash and cash equivalents include restricted cash.

(3)
Includes the Bank of America Facility, the HSBC Securitization Program and the Unicredit Working Capital and Performance Guarantee Credit Lines.

(4)
Related party borrowings comprise a loan payable to a subsidiary of our Parent Company which is convertible into shares of the Company at the option of the Company. It is the management's intention that this conversion will take place in advance of this offering.

        For further details relating to the debt instruments described above, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources" and "Description of Certain Indebtedness".

 DILUTION

        If you invest in our Class A common shares, you will be diluted to the extent of the difference between the public offering price per share and the pro forma net tangible book value per share of our Class A and Class B common shares immediately after giving effect to the completion of this offering. Starting net book value per share is calculated based on the number of Class B common shares expected to be issued and outstanding following this offering, assuming no exercise of the underwriters' option to purchase additional shares. We have elected to present net book value per share using this calculation, as the number of shares currently outstanding is not representative.

        At            ,         we had a net tangible book value per share of $        , corresponding to a net tangible book value of $        (based on the noon buying rate in New York City for cable transfers of euros as certified for customs purposes by the Federal Reserve Bank of New York as of                ,          for euros into U.S. dollars of €1.00 = $        ) divided by                , the number of Class B common shares expected to be issued and outstanding following this offering.

        After (i) giving effect to the issue and sale by us of Class A common shares in this offering (assuming an offering price of $        per Class A common share, the midpoint of the price range set forth on the cover of this prospectus), and (ii) deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma net tangible book value estimated as of                ,         would have been approximately $         million, representing $         per share of our Class A and Class B common shares. This represents an immediate increase in net tangible book value of $        per share of our Class B common shares and an immediate dilution in net tangible book value of $        per Class A common share to investors purchasing shares in this offering.

        The following table illustrates dilution to investors purchasing shares in the offering:

As of ,
(in $, except percentages)(1)
Initial public offering price per Class A common share
Net tangible book value per share as of , (2)
Increase in net tangible book value per share attributable to new investors
Pro forma net tangible book value per share after the offering
Dilution per share to investors
Percentage of dilution in net tangible book value per share for investors(3)

(1)
Translated for convenience only based on the noon buying rate in New York City for cable transfers of euros as certified for customs purposes by the Federal Reserve Bank of New York as of            ,         for euros into U.S. dollars of €1.00 = $        . See "Exchange Rate Information".

(2)
Based on the number of Class B common shares expected to be issued and outstanding following this offering.

(3)
Percentage of dilution for investors in this offering is calculated by dividing the dilution in net tangible book value to investors by the price of the offering.

        Each $1.00 increase (decrease) in the offering price per share would increase (decrease) the net tangible book value after this offering by $        , assuming no exercise of the underwriters' option to purchase additional shares and the dilution to investors in the offering by $        per Class A common share, assuming that the number of Class A common shares offered, as set forth on the cover page of this prospectus, remain the same.

        The following table sets forth, as of            ,         , on the same basis described above:

  •
  the total number of Class B common share and Class A common shares;

  •
  the total consideration attributable to Class B common shares and to be paid by investors purchasing Class A common shares in this offering; and

  •
  the average price per share attributable to Class B common shares and to be paid by investors purchasing Class A common shares in this offering.

			Total Consideration
	Shares
					Average Price Per Share
	Number	Percent	Amount	Percent
Holders of Class B common shares
Holders of Class A common shares

Total		100%		100%

 DIVIDEND POLICY

        We currently intend to pay a quarterly cash dividend of $            per share on our Class A and Class B common shares. The holders of our Class A or Class B common shares will have the option to elect to receive dividends in euros.

        We are a holding company incorporated in Luxembourg. We depend upon dividends paid to us by our wholly owned subsidiaries to fund the payment of dividends, if any, to our shareholders. Our ability to obtain sufficient funds through dividends from subsidiaries is limited by restrictions under the terms of the agreements governing our subsidiaries' indebtedness.

        Subject to Luxembourg Law, interim dividends may be declared by the board of directors. The annual general meeting of shareholders would in the normal course be asked to declare as final the interim dividends paid during the year. Where the payments made on account of interim dividends exceed the amount of dividends subsequently approved by the shareholders at the general meeting, the additional amounts shall, to the extent of the overpayment, be deemed to have been paid on account of the next dividend. The shareholders may declare dividends at a general meeting of shareholders, but, in accordance with the provisions of the Articles, the dividend may not exceed the amount recommended by the board of directors. Dividends may only be declared from the freely distributable reserves available to the Company as determined in accordance with Luxembourg Law.

        In addition, under the terms of the indenture governing the Toggle Notes issued by our Parent Company, our Parent Company is required to (i) pay the interest due on the Toggle Notes in cash, unless it is entitled to pay interest on up to a specified percentage of the then outstanding principal amount of the Toggle Notes as PIK Interest (defined herein), based on the amount of the Cash Available for Debt Service (defined below) and, (ii) in order to satisfy such cash interest payment obligations, cause us and the Parent Company's other restricted subsidiaries (including our subsidiaries) to take all such shareholder, corporate and other actions necessary or appropriate to permit the making of any such dividends or other distribution or other form of return on capital, provided that any such shareholder and corporate and other actions would not violate applicable law.

        Cash Available for Debt Service is the amount equal to the sum (without duplication) of;

  •
  all cash and cash equivalents held at our Parent Company, subject to certain exceptions; and

  •
  the maximum amount of all dividends and other distributions that would be lawfully permitted to be paid to our Parent Company, if any, for the purpose of paying cash interest by all of our Parent Company's restricted subsidiaries after giving effect to all corporate, shareholder or other comparable actions (including fiduciary and other directors' duties) required in order to make such payment, requirements under applicable law and all restrictions or limitations on the ability to make such dividends or distributions that are otherwise permitted by certain restrictive covenants and provisions in financing or other contractual arrangements of our subsidiaries.

        For more information on our Parent Company's obligations to make cash interest payments on the Toggle Notes, see "Description of Certain Indebtedness—The Toggle Notes".

        We anticipate that the expected quarterly dividend will be sufficient to satisfy cash interest obligations under the Toggle Notes; however, because our dividends will be declared in U.S. dollars and our Parent Company's interest obligations for the Toggle Notes are payable in a combination of U.S. dollars and euros, exchange rate fluctuations may affect the amount of our Parent Company's interest obligations, which may require us to make a special dividend to the extent of any shortfall, which will be payable to holders of both Class A and Class B common shares.

SELECTED FINANCIAL INFORMATION

        The following table sets forth selected financial data of the Company for the periods ended and as of the dates indicated below. The Company has not previously prepared or presented any consolidated financial statements and therefore the deemed transition date to IFRS as issued by IASB is January 1, 2014. The principles and requirements for first time adoption of IFRS are set out in IFRS 1. The Company has not availed itself of any of the exemptions from full retrospective application of IFRS set out within IFRS 1.

        We have derived the selected financial data as of and for the years ended December 31, 2015 and 2014, and as of December 31, 2013 from the audited consolidated financial statements of Ardagh and related notes included elsewhere in this prospectus. We have derived the selected financial data for the nine months ended September 30, 2016 and 2015 and as of September 30, 2016 from unaudited consolidated interim financial statements included elsewhere in this prospectus.

        The financial statements contained herein were prepared in accordance with IFRS as issued by the IASB. The selected financial information and other data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations", our historical consolidated financial statements and the related notes, and the Unaudited Condensed Combined Pro Forma Financial Information and the related notes included elsewhere in this prospectus. Our historical results are not necessarily indicative of results to be expected in any future period.

	Nine months ended September 30,		Year ended December 31,
					As of December 31, 2013
	2016	2015	2015	2014
	(in € millions)
Income Statement Data(1)
Revenue	4,519	3,971	5,199	4,733
Cost of sales	(3,693)	(3,267)	(4,322)	(4,092)

Gross profit	826	704	877	641
Sales, general and administration expenses	(319)	(223)	(318)	(281)
Intangible amortization	(96)	(81)	(109)	(121)
Loss on disposal of businesses	—	—	—	(159)

Operating profit	411	400	450	80
Net finance expense	(416)	(392)	(527)	(602)

(Loss)/profit before tax	(5)	8	(77)	(522)
Income tax (expense)/credit	(56)	(50)	(63)	14

Loss for the period	(61)	(42)	(140)	(508)

Balance Sheet Data (at period end)
Cash and cash equivalents(2)	684		553	414	294
Working capital(3)	860		549	608	614
Total assets	10,102		6,742	6,501	5,931
Total borrowings(4)	7,949		6,404	6,038	4,986
Total equity	(2,078)		(1,980)	(1,749)	(1,002)

(1)
The income statement data presented above is on a reported basis and includes certain exceptional items which, by their incidence or nature, management considers should be adjusted for to enable a better understanding of the financial performance of the Company. A summary of these exceptional items included in the income statement data is as follows:

	Nine months ended September 30		Year ended December 31,
	2016	2015	2015	2014
	(in € millions)
Exceptional Items
Exceptional cost of sales	4	26	37	122
Exceptional sales, general and administrative expenses	102	18	44	35
Exceptional intangible amortization	—	—	—	33
Exceptional loss on disposal of business	—	—	—	159

Exceptional operating items	106	44	81	349
Exceptional net finance expense	79	10	13	126
Exceptional income tax credit	(26)	(11)	(32)	(78)

Total exceptional items	159	43	62	397

  For further details on the exceptional operating items for the years ended December 31, 2015 and 2014, see Note 19 to the consolidated financial statements of Ardagh for each of the years ended December 31, 2015 and 2014. For further details on the exceptional operating items for the nine months ended September 30, 2016 and 2015, see Note 10 to the unaudited consolidated financial information of Ardagh for the nine months ended September 30, 2016.

(2)
Cash and cash equivalents include restricted cash (excluding restricted cash held in escrow) as per the note disclosures to the financial information.

(3)
Working capital is comprised of inventories, trade and other receivables, trade and other payables and current provisions. Other companies may calculate working capital in a manner different to ours.

		As of December 31,
	As of September 30, 2016
		2015	2014	2013
	(in € millions)
Inventories	1,112	825	770	680
Trade and other receivables	1,294	651	692	657
Trade and other payables	(1,499)	(879)	(804)	(713)
Current provisions	(47)	(48)	(50)	(10)

Working capital	860	549	608	614

(4)
Total borrowings include all both non-current and current liabilities.

 INTRODUCTION TO CONDENSED COMBINED UNAUDITED PRO FORMA FINANCIAL INFORMATION

        Under IFRS 3, Revised "Business Combinations", all business combinations should be accounted for by applying the purchase method of accounting. This involves measuring the cost of the business combination and allocating, at the acquisition date, the cost of the business combination to the assets acquired and liabilities assumed. Identifiable assets acquired and liabilities assumed in a business combination are measured initially at their fair values at the acquisition date.

        The unaudited pro forma condensed consolidated financial information is prepared in accordance with Article 11 of Regulation S-X, using the assumptions set forth in the notes to the unaudited pro forma condensed consolidated financial information. The unaudited pro forma combined financial information in respect of the acquisition of the Ball Carve-Out Business and the Rexam Carve-Out Business (collectively the "Beverage Can Business") is preliminary and will differ from the final acquisition accounting for a number of reasons, including the fact that the estimates of fair values of assets and liabilities acquired are preliminary and subject to change when the formal valuations and other studies are finalized. The differences that will occur between the preliminary estimates and the final acquisition accounting could have a material impact on the unaudited pro forma combined financial information, including the impact on pro forma amortization of intangible assets and depreciation of property, plant and equipment. The differences that will occur between the preliminary estimates and the final acquisition accounting could have a material impact on pro forma combined financial information.

        The following unaudited pro forma income statement information for the nine months ended September 30, 2016 and for the year ended December 31, 2015 gives effect to the following transactions as if they had occurred on January 1, 2015: (1) the proceeds of new borrowing in May 2016 which were used to (a) fund the Beverage Can Acquisition (€1,755 million from the issuance of Secured Notes and €745 million from the issuance of Senior Notes) and (b) repay in full the amount outstanding of 9.250% Senior Notes due 2020 and 9.125% Senior Notes due 2020 (total €1,281 million) from the issuance of Senior Notes (€1,450 million), and (2) the redemption in September 2016 of the outstanding balance due under our PIK notes including redemption premium of €1.1 billion, comprising the 8.625% Senior PIK Notes due 2019 (€301 million) and the 8.375% Senior PIK Notes due (€763 million). The funding for the PIK redemption is described in the footnotes to the unaudited condensed combined pro forma financial information. The following unaudited pro forma balance sheet information for the nine months ended September 30, 2016 gives effect to this offering as if it had occurred at September 30, 2016.

        This unaudited pro forma financial information is based on available information and various assumptions that management believes to be reasonable. The actual results may differ significantly from those reflected in the unaudited pro forma financial information for a number of reasons, including, but not limited to, differences between the assumptions used to prepare the unaudited pro forma combined financial information and actual amounts. The unaudited pro forma financial information is provided for illustrative purposes only and does not purport to represent what the actual consolidated results of operations would have been had the transactions occurred on the dates assumed, nor is it necessarily indicative of future consolidated results of operations or financial position.

        The Ardagh historical income statement for the nine months ended September 30, 2016 includes the result of both the Ball Carve-Out Business and the Rexam Carve-Out Business for the post-acquisition period from July 1, 2016 to September 30, 2016. The pro forma income statement for the nine months ended September 30, 2016 has been adjusted to include the results of both the Ball Carve-Out Business and the Rexam Carve-Out Business for the six months ended June 30, 2016.

        The unaudited pro forma financial information reflects a number of adjustments made to the financial information of the Ball Carve-Out Business and the Rexam Carve-Out Business. The

compilation of the unaudited pro forma financial information and the adjustments reflected therein are explained as follows:

  •
  Adjustments have been made to the Ball Combined Financial Statements to eliminate the results of operations and assets and liabilities associated with certain assets (namely, three plants in Europe and certain other ancillary assets) and certain liabilities (namely, certain pension liabilities) that were retained by Ball Corporation and therefore do not comprise part of the Ball Carve-Out Business acquired by Ardagh in the Beverage Can Acquisition. The income statement data has been adjusted generally (i) in the case of revenue on the basis of actual sales of the various plants and (ii) in the case of cost items on the basis of allocations, including, for example, on relative sales volumes.

  •
  Adjustments have been made to convert the underlying U.S. GAAP financial information set forth in the Ball Combined Financial Statements to IFRS and in alignment with the IFRS accounting policies of Ardagh. These adjustments are based on management's analysis of the major GAAP and accounting policy differences between Ardagh and the Ball Combined Financial Statements.

  •
  The underlying financial information of both the Ball Carve-Out Business and the Rexam Carve-Out Business has been adjusted to align the presentation of certain income statement items with the presentation of such financial information in the financial statements of Ardagh.

        The basis for the adjustments reflected in the unaudited pro forma financial information and the key assumptions made are explained in the notes to the information accompanying the tables.

        The financial information of the Ball Carve-Out Business has been translated by Ardagh from U.S. dollars into euros, and the financial information of the Rexam Carve-Out Business has been translated from pounds sterling into euros. For all income statement items an average rate for the period presented has been used. Based on its review of the historical financial information and understanding of the differences between IFRS and U.S. GAAP, Ardagh is not aware of any further material adjustment that it would need to make to the Ball Carve-Out Business's historical financial information or the Rexam Carve-Out Business's historical financial information relating to foreign currency translation.

        The summary unaudited pro forma combined financial and other data set forth below should be read in conjunction with the historical consolidated financial statements and notes thereto of Ardagh and the Ball Combined Financial Statements and the Rexam Combined Carve-Out Financial Statements, included elsewhere in this prospectus and "Management's Discussion and Analysis".

CONDENSED COMBINED UNAUDITED PRO FORMA INCOME STATEMENT AND
BALANCE SHEET

FOR THE NINE MONTHS ENDED AND AS OF SEPTEMBER 30, 2016

	As of September 30, 2016
Balance Sheet Data	Ardagh	This Offering(1)	Pro Forma Financial Data
	(in € millions)
Non-current assets
Intangible assets	3,739	—	3,739
Property, plant and equipment	2,944	—	2,944
Deferred tax assets	246	—	246
Derivative financial instruments	66	—	66
Other non-current assets	17	—	17

	7,012	—	7,012

Current assets
Inventories	1,112	—	1,112
Trade and other receivables	1,294	—	1,294
Restricted cash	28	—	656
Cash and cash equivalents	656	—	28

	3,090	—	3,090

Total assets	10,102	—	10,102

Total equity	(2,078)	673	(1,405)

Non-current liabilities
Borrowings	7,941	—	7,941
Related party borrowings	673	(673)	—
Employee benefit obligations	1,109	—	1,109
Deferred tax liabilities	627	—	627
Provisions	47	—	47
Derivative financial instruments	16	—	16

	10,413	(673)	9,740
Current liabilities
Borrowings	8	—	8
Interest payable	108	—	108
Trade and other payables	1,499	—	1,499
Income tax payable	105	—	105
Provisions	47	—	47

	1,767	—	1,767

Total liabilities	12,180	(673)	11,507

Total equity and liabilities	10,102	—	10,102

CONDENSED COMBINED UNAUDITED PRO FORMA INCOME STATEMENT AND
BALANCE SHEET (Continued)

FOR THE NINE MONTHS ENDED AND AS OF SEPTEMBER 30, 2016

	For the nine months ended September 30, 2016
	Ardagh	Ball Carve-Out Business(2)	Rexam Carve-Out Business(3)	Acquisition Adjustments		Refinancing Adjustments		PIK Redemption Adjustments		This Offering	Pro Forma Financial Data
	(in € millions, except ratios and where indicated)
Income Statement Data
Revenues	4,519	762	539	—		—		—			5,820
Cost of sales	(3,689)	(621)	(462)	—		—		—			(4,772)

Gross profit	830	141	77	—		—		—			1,048
Sales, general and administration expenses	(217)	(48)	(43)	—		—		—			(308)
Intangible amortization	(96)	—	—	(29)	(4)	—		—			(125)
Exceptional operating items	(106)	(13)	(4)			—		—			(123)

Operating profit	411	80	30	(29)		—		—			492
Net finance expense	(337)	(6)	—	(74)	(5)	7	(7)	42	(9)		(368)
Exceptional net finance (expense)/income	(79)	—	—	—		84	(8)	—	(10)		5

(Loss)/profit before tax	(5)	74	30	(103)		91		42			129
Income tax (charge) / credit	(56)	(14)	(13)	22	(6)	(13)	(6)	—			(74)

(Loss)/profit for the period	(61)	60	17	(81)		78		42			55

(Loss)/profit for the period per share, basic and diluted
Basic	(€6.1)
Diluted
Weighted average shares outstanding
Basic	10,036,499
Diluted	—

NOTES TO THE CONDENSED COMBINED UNAUDITED PRO FORMA INCOME STATEMENT AND BALANCE SHEET

FOR THE NINE MONTHS ENDED AND AS OF SEPTEMBER 30, 2016

(1)
The Company has a related party loan at September, 30 2016 of €673 million payable to a subsidiary of its immediate parent company, created in connection with the extinguishment of the $710,000,000 8.625% Senior PIK Notes due 2019 and the €250,000,000 8.375% Senior PIK Notes due 2019 in September 2016. This loan is convertible into shares of the Company at the option of the Company. It is management's intention that this conversion will take place in advance of this offering.

(2)
The following adjustments have been made to the financial data of the Ball Carve-Out Business:

	For the six months ended June 30, 2016
	Ball Combined Financials U.S. GAAP(a)	IFRS Conversion Adjustments(b)	Ball Carve-Out Business IFRS	Ball Carve-Out Business IFRS(c)
	(in $ millions)			(in € millions)
Income Statement Data
Revenues	846	—	846	762
Cost of sales	(690)	—	(690)	(621)

Gross profit	156	—	156	141
Sales, general and administration expenses	(70)	17	(53)	(48)
Intangible amortization	—	—	—	—
Exceptional items	—	(14)	(14)	(13)

Operating profit	86	3	89	80
Finance expense	(6)	(1)	(7)	(6)

Profit before tax	80	2	82	74
Income tax charge	(15)	—	(15)	(14)

Profit for the period	65	2	67	60

(a)
The following table presents the adjustments made to the financial data in the Ball Combined Financial Statements to eliminate the results of operations associated with certain assets and liabilities that do not comprise part of the

NOTES TO THE CONDENSED COMBINED UNAUDITED PRO FORMA INCOME STATEMENT AND BALANCE SHEET (Continued)

FOR THE NINE MONTHS ENDED AND AS OF SEPTEMBER 30, 2016

  Ball Carve-Out Business acquired by Ardagh, as well as the reclassification of certain items to conform to the format in which Ardagh presents its financial information.

	For the six months ended June 30, 2016
	Ball Combined U.S. GAAP	Acquisition Adjustments(i)	Ball Carve-Out Business U.S. GAAP	Reclassifications(ii)	Ball Combined Financials U.S. GAAP
	(in $ millions)
Ball Combined Statement of Earnings Data						Ardagh Income Statement Data
Net sales	937	(91)	846	—	846	Revenue
Cost of sales (excluding depreciation and amortization)	(722)	65	(657)	(33)	(690)	Cost of sales

	—	—	—	—	156	Gross profit
Depreciation and amortization	(43)	7	(36)	36	—	Intangible amortization
Selling, general and administrative	(78)	25	(53)	(17)	(70)	Sales, general and administration expenses
Business consolidation and other activities	(14)	—	(14)	14	—	Exceptional operating items

Earnings before interest and taxes	80	6	86	—	86	Operating profit
Interest expense	(6)	—	(6)		(6)	Net finance expense

Earnings before taxes	74	6	80	—	80	Profit before tax
Tax provision	(15)	—	(15)		(15)	Income tax charge

Net earnings	59	6	65	—	65	Profit for the period

(i)
Represents the impact of removing the historical results of certain businesses that manufacture and sell metal packaging in the beverage can industry in the European market that were retained by Ball Corporation and do not form part of the Ball Carve-Out Business acquired by Ardagh in the Beverage Can Acquisition. The adjustments also represent the movement of certain lines and costs between the Ball Carve-Out Business and the business retained by Ball Corporation. The income statement data has been adjusted generally (i) in the case of revenue on the basis of actual sales of the various plants and (ii) in the case of cost items on the basis of allocations, including, for example, on relative sales volumes.

(ii)
Reclassifies certain items to conform to the format in which Ardagh presents its financial information. The items impacted are exceptional items and finance expense in respect of pensions.
(b)
Adjustments made to convert the underlying U.S. GAAP financial information to IFRS primarily related to exceptional items and net pension expense.

(c)
The income statement of the Ball Carve-Out Business has been translated at Ardagh's average exchange rate of $1.00 = € 0.9004 for the six months ended June 30, 2016.

NOTES TO THE CONDENSED COMBINED UNAUDITED PRO FORMA INCOME STATEMENT AND BALANCE SHEET (Continued)

FOR THE NINE MONTHS ENDED AND AS OF SEPTEMBER 30, 2016

(3)
The following adjustments have been made to the financial data of the Rexam Carve-Out Business:

	For the six months ended June 30, 2016
	Rexam Combined Financials	Acquisition adjustments(a)	Reclassifications(b)	Rexam Carve-Out Business	Rexam Carve-Out Business(c)
	(in £ millions)
					(in € millions)
Rexam Combined Income Statement Data						Ardagh Income Statement Data
Sales	442	(27)		415	539	Revenue
Cost of sales	(343)	18	(31)	(356)	(462)	Cost of sales

Gross profit	99	(9)	(31)	59	77	Gross profit
Selling and distribution costs	(46)	—	31
Administrative expenses	(17)	—	—
Research and development	(1)	—	—
				(33)	(43)	Sales, general and administration expenses
				—	—	Intangible amortization
Exceptional items	(3)	—	—	(3)	(4)	Exceptional operating items

Profit before tax	32	(9)	—	23	30	Profit before tax
Tax	(13)	3		(10)	(13)	Income tax charge

Profit for the period	19	(6)	—	13	17	Profit for the period

(a)
The adjustment reflects the elimination of revenue, cost of sales and margin on lines not part of the business acquired by Ardagh.

(b)
Reclassifies freight costs to conform to the format in which Ardagh presents its financial statements.

(c)
The income statement of the Rexam Carve-Out Business has been translated at Ardagh's average exchange rate of £1.00 = € 1.2994 for the six months ended June 30, 2016.

NOTES TO THE CONDENSED COMBINED UNAUDITED PRO FORMA INCOME STATEMENT AND BALANCE SHEET (Continued)

FOR THE NINE MONTHS ENDED AND AS OF SEPTEMBER 30, 2016

(4)
Represents the amortization of intangible assets acquired as part of the Beverage Can Acquisition over their estimated useful life of 12 years. Details of the Beverage Can Acquisition purchase price allocation, including intangible assets acquired are set out in the following table.

(in € millions)
Cash and cash equivalents	11
Property, plant and equipment	775
Intangible assets	709
Inventories	281
Trade and other receivables	286
Trade and other payables	(372)
Net deferred tax liability	(151)
Employee benefit obligations	(180)
Provisions	(14)
Net other non-current asset	2

Total identifiable net assets	1,347
Goodwill	1,348

Total consideration	2,695

        The consideration paid was funded as follows:

(in € millions)
May 2016 Issuance
Secured Notes ($1,500 million and €440 million)	1,755
Senior Notes ($850 million)	745
New borrowings	2,500

Existing cash resources	195
Total consideration paid	2,695

(5)
Represents the additional finance expense associated the May 2016 Secured Notes and $850,000,000 of the May 2016 Senior Notes issued to finance the Beverage Can Acquisition, together with the amortization of deferred financing costs associated therewith.

(6)
The tax effects of pro forma adjustments have been applied using the statutory rates in effect for the relevant jurisdictions during the period presented.

(7)
Represents the net decrease in finance expenses after giving effect to the repayment of the €475,000,000 9.250% Senior Notes due 2020 and $920,000,000 9.125% Senior Notes due 2020 (total outstanding €1,281 million) and the issuance in May 2016 of €750,000,000 6.750% Senior Notes due 2024 and $800,000,000 of the $1,650,000,000 7.250% Senior Notes due 2024 (total raised €1,450 million).

(8)
Reflects the elimination of exceptional net finance expense comprising the write off of unamortized deferred financing costs and redemption premium incurred in connection with the refinancing of the €475,000,000 9.250% Senior Notes due 2020 and $920,000,000 9.125% Senior Notes due 2020 in May 2016.

NOTES TO THE CONDENSED COMBINED UNAUDITED PRO FORMA INCOME STATEMENT AND BALANCE SHEET (Continued)

FOR THE NINE MONTHS ENDED AND AS OF SEPTEMBER 30, 2016

(9)
Represents the elimination of the net finance expense associated with the $710,000,000 8.625% Senior PIK Notes due 2019 and the €250,000,000 8.375% Senior PIK Notes due 2019, following the redemption in September 2016. The funds used to repay the outstanding amount of the PIK Notes and early redemption premium (€1.1 billion) were received from the following sources: (a) issuance of a convertible loan to ARD Group Finance Holdings S.A., a subsidiary of our Parent Company (€673 million) (b) repayment of intergroup borrowings owed by our Parent Company (€404 million), (c) cash capital contribution by our Parent Company (€431 million) and (d) proceeds from share issuance from ARD Group Finance Holdings S.A., a subsidiary of our Parent Company (€6 million).

(10)
We have not given effect as a pro forma adjustment to the elimination of exceptional net finance expenses of approximately €51 million comprising redemption premium and the write off of unamortized deferred financing costs incurred in connection with the September 2016 redemption of the $710,000,000 8.625% Senior PIK Notes due 2019 and the €250,000,000 8.375% Senior PIK Notes due 2019.

CONDENSED COMBINED UNAUDITED PRO FORMA INCOME STATEMENT

FOR THE YEAR ENDED DECEMBER 31, 2015

	For the year ended December 31, 2015
	Ardagh	Ball Carve-Out Business(1)	Rexam Carve-Out Business(2)	Acquisition Adjustments		Refinancing Adjustments		PIK Redemption Adjustments		This Offering	Pro Forma Financial Data
		(in € millions, except ratios and where indicated)
Income Statement Data
Revenues	5,199	1,548	1,161	—		—		—		—	7,908
Cost of sales	(4,285)	(1,273)	(1,003)	—		—		—		—	(6,561)

Gross profit	914	275	158	—		—		—		—	1,347
Sales, general and administration expenses	(274)	(104)	(77)	—		—		—		—	(455)
Intangible amortization	(109)	—	—	(58)	(3)	—		—		—	(167)
Exceptional operating items	(81)	(4)	(15)	(7)	(4)	—		—		—	(107)

Operating profit	450	167	66	(65)		—		—		—	618
Net finance expense	(514)	(6)	—	(146)	(5)	18	(7)	161	(8)	—	(487)
Exceptional finance expense	(13)	—	—	—		—		—		—	(13)

(Loss)/profit before tax	(77)	161	66	(211)		18		161		—	118
Income tax (charge)/credit	(63)	(33)	(23)	46	(6)	(5)	(6)	—		—	(78)

(Loss)/profit for the period	(140)	128	43	(165)		13		161		—	40

(Loss)/profit for the period per share, basic and diluted
Basic	(€14.0)
Diluted
Weighted average shares outstanding
Basic	10,000,000
Diluted

NOTES TO CONDENSED COMBINED UNAUDITED PRO FORMA INCOME STATEMENT

FOR THE YEAR ENDED DECEMBER 31, 2015

(1)
The following adjustments have been made to the financial data of the Ball Carve-Out Business:

	For the year ended December 31, 2015
	Ball Combined Financials U.S. GAAP(a)	IFRS Conversion Adjustments(b)	Ball Carve-Out Business IFRS	Ball Carve-Out Business IFRS(c)
	(in $ millions)			(in € millions)
Income Statement Data
Revenues	1,726	—	1,726	1,548
Cost of sales	(1,420)	—	(1,420)	(1,273)

Gross profit	306	—	306	275
Sales, general and administration expenses	(126)	10	(116)	(104)
Intangible amortization	—	—	—	—
Exceptional items	—	(5)	(5)	(4)

Operating profit	180	5	185	167
Finance expense	(1)	(6)	(7)	(6)

Profit before tax	179	(1)	178	161
Income tax charge	(37)	—	(37)	(33)

Profit for the period	142	(1)	141	128

(a)
The following table presents the adjustments made to the financial data in the Ball Combined Financial Statements to eliminate the results of operations associated with certain assets and liabilities that do not comprise part of the Ball Carve-Out Business acquired by Ardagh, as well as the reclassification of certain items to conform to the format in which Ardagh presents its financial information.

	For the year ended December 31, 2015
	Ball Combined U.S. GAAP	Acquisition Adjustments(i)	Ball Carve-Out Business U.S. GAAP	Reclassifications(ii)	Ball Combined Financials U.S. GAAP
	(in $ millions)
Ball Combined Statement of Earnings Data						Ardagh Income Statement Data
Net sales	1,891	(165)	1,726		1,726	Revenue
Cost of sales (excluding depreciation and amortization)	(1,484)	126	(1,358)	(62)	(1,420)	Cost of sales

	—	—	—	—	306	Gross profit
Depreciation and amortization	(82)	14	(68)	68	—	Intangible amortization
Selling, general and administrative	(149)	39	(110)	(16)	(126)	Sales, general and administration expenses
Business consolidation and other activities	(10)	—	(10)	10	—	Exceptional operating items

Earnings before interest and taxes	166	14	180	—	180	Operating profit
Interest expense	(1)	—	(1)	—	(1)	Net finance expense

Earnings before taxes	165	14	179	—	179	Profit before tax
Tax provision	(37)	—	(37)	—	(37)	Income tax charge

Net earnings	128	14	142	—	142	Profit for the period

(i)
Represents the impact of removing the historical results of certain businesses that manufacture and sell metal packaging in the beverage can industry in the European market that were retained by Ball Corporation and do not form part of the Ball Carve-Out

NOTES TO CONDENSED COMBINED UNAUDITED PRO FORMA INCOME STATEMENT (Continued)

FOR THE YEAR ENDED DECEMBER 31, 2015

  Business acquired by Ardagh in the Beverage Can Acquisition. The adjustments also represent the movement of certain lines and costs between the Ball Carve-Out Business and the business retained by Ball Corporation. The income statement data has been adjusted generally (i) in the case of revenue on the basis of actual sales of the various plants and (ii) in the case of cost items on the basis of allocations, including, for example, on relative sales volumes.

(ii)
Reclassifies certain items to conform to the format in which Ardagh presents its financial information.
(b)
Adjustments made to convert the underlying U.S. GAAP financial information to IFRS primarily related to exceptional items and net pension expense.

(c)
The income statement of the Ball Carve-Out Business has been translated at an exchange rate of $1.00 = €0.897, Ardagh's twelve-month average exchange rate for the year ended December 31, 2015.
(2)
The following adjustments have been made to the financial data of the Rexam Carve-Out Business:

	For the year ended December 31, 2015
	Rexam Combined Financials	Acquisition Adjustments(a)	Reclassifications(b)	Rexam Carve-Out Business	Rexam Carve-Out Business(c)
	(in £ millions)				(in € millions)
Rexam Combined Income Statement Data						Ardagh Income Statement Data
Sales	900	(55)	—	845	1,161	Revenue
Cost of sales	(705)	36	(61)	(730)	(1,003)	Cost of sales

Gross profit	195	(19)	(61)	115	158	Gross profit
Selling and distribution costs	(84)	—	61
Administrative expenses	(31)	—
Research and development	(2)	—		(56)	(77)	Sales, general and administration expenses
						Intangible amortization
Exceptional items	(11)			(11)	(15)	Exceptional operating items

Profit before tax	67	(19)	—	48	66	Profit before tax
Tax	(24)	7		(17)	(23)	Income tax charge

Profit for the year	43	(12)	—	31	43	Profit for the year

(a)
The adjustment reflects the elimination of revenue, cost of sales and margin on lines not part of the business acquired by Ardagh.

(b)
Reclassifies freight costs to conform to the format in which Ardagh presents its financial statements.

(c)
The income statement of the Rexam Carve-Out Business has been translated at Ardagh's twelve month average exchange rate of £1.00 = €1.374 for the year ended December 31, 2015.

NOTES TO CONDENSED COMBINED UNAUDITED PRO FORMA INCOME STATEMENT (Continued)

FOR THE YEAR ENDED DECEMBER 31, 2015

(3)
Represents the amortization of intangible assets acquired as part of the Beverage Can Acquisition over their estimated useful life of 12 years. Details of the Beverage Can Acquisition purchase price allocation, including intangible assets acquired are set out in the following table.

(in € millions)
Cash and cash equivalents	11
Property, plant and equipment	775
Intangible assets	709
Inventories	281
Trade and other receivables	286
Trade and other payables	(372)
Net deferred tax liability	(151)
Employee benefit obligations	(180)
Provisions	(14)
Net other non-current asset	2

Total identifiable net assets	1,347

Goodwill	1,348

Total consideration	2,695

        The consideration paid was funded as follows:

(in € millions)
May 2016 Issuance
Secured Notes ($1,500 million and €440 million)	1,755
Senior Notes ($850 million)	745
New borrowings	2,500

Existing cash resources	195
Total consideration paid	2,695

(4)
Reflects the unwind of the non-cash inventory adjustment recognized as an exceptional cost of sale following the purchase price allocation exercise in respect of the Beverage Can Acquisition.

(5)
Represents the additional finance expense associated the May 2016 Secured Notes and $850,000,000 of the May 2016 Senior Notes issued to finance the Beverage Can Acquisition, together with the amortization of deferred financing costs associated therewith.

(6)
The tax effects of pro forma adjustments have been applied using the statutory rates in effect for the relevant jurisdictions during the period presented.

(7)
Represents the net decrease in finance expenses after giving effect to the repayment of the €475,000,000 9.250% Senior Notes due 2020 and $920,000,000 9.125% Senior Notes due 2020 (total outstanding €1,281 million) and the issuance in May 2016 of €750,000,000 6.750% Senior Notes due 2024 and $800,000,000 of the $1,650,000,000 7.250% Senior Notes due 2024 (total raised €1,450 million).

(8)
Represents the elimination of the net finance expense associated with the $710,000,000 8.625% Senior PIK Notes due 2019 and the €250,000,000 8.375% Senior PIK Notes due 2019, following the redemption in September 2016. The funds used to repay the outstanding amount of PIK Notes and early redemption premium (€1.1 billion) were received from the following sources: (a) issuance of a convertible loan to ARD Group Finance Holdings S.A., a subsidiary of our Parent Company (€673 million) (b) repayment of intergroup borrowings owed by our Parent Company (€404 million), (c) cash capital contribution by our Parent Company (€431 million) and (d) proceeds from share issuance from ARD Group Finance Holdings S.A., a subsidiary of our Parent Company (€6 million).

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion should be read together with, and is qualified in its entirety by reference to the audited consolidated financial statements of Ardagh Finance Holdings S.A. for the two-year period from 2014 to 2015, its unaudited consolidated interim financial information for the nine months ended September 30, 2016, including the related notes thereto, included in this prospectus. The following discussion should also be read in conjunction with "Presentation of Financial and Other Data", "Selected Financial Information" and "Unaudited Condensed Combined Unaudited Pro Forma Financial Information". As used in this section, the "Group" refers to Ardagh Finance Holdings S.A. and its subsidiaries.

        Some of the measures used in this prospectus are not measurements of financial performance under IFRS and should not be considered an alternative to cash flow from operating activities as a measure of liquidity or an alternative to operating profit/(loss) or profit/(loss) for the period as indicators of our operating performance or any other measures of performance derived in accordance with IFRS.

Business Drivers

        The main factors affecting our results of operations for both Metal Packaging and Glass Packaging are: (i) global economic trends and end-consumer demand for our products; (ii) prices of energy and raw materials used in our business, primarily tinplate, aluminum, cullet, sand, soda ash and limestone, and our ability to pass-through these and other cost increases to our customers, through contractual pass-through mechanisms under multi-year contracts, or through renegotiation in the case of short-term contracts; (iii) investment in operating cost reductions; (iv) acquisitions; and (v) foreign exchange rate fluctuations and currency translation risks arising from various currency exposures, primarily with respect to the pound, the U.S. dollar, Swedish krona, Polish zloty, Danish krone and, since the Beverage Can Acquisition in 2016, the Brazilian real.

        In addition, certain other factors affect revenue and operating profit for Metal Packaging and Glass Packaging.

  Metal Packaging

        Following the completion of the Beverage Can Acquisition in 2016, Metal Packaging generates its revenue from supplying Metal Packaging to a wide range of consumer-driven end-use categories. Revenue is primarily dependent on sales volumes and sales prices.

        Sales volumes are influenced by a number of factors, including factors driving customer demand, seasonality and the capacity of our Metal Packaging plants. Demand for our metal containers may be influenced by vegetable and fruit harvests, seafood catches, trends in the consumption of food and beverages, trends in the use of consumer products, industry trends in packaging, including marketing decisions, and the impact of environmental regulations. The size and quality of harvests and catches vary from year to year, depending in large part upon the weather in the regions in which we operate. The food can industry is seasonal in nature, with strongest demand during the end of the summer, coinciding with the harvests. Accordingly, Metal Packaging's shipment volume of containers is typically highest in the second and third quarters and lowest in the first and fourth quarters. The demand for our beverage products is strongest during spells of warm weather and therefore demand typically peaks during the summer months, as well as the period leading up to holidays in December. Accordingly, we generally build inventories in the first quarter in anticipation of the seasonal demands in both our food and beverage businesses.

        Metal Packaging generates the majority of its earnings from operations during the second and third quarters. Metal Packaging's Adjusted EBITDA is based on revenue derived from selling our metal containers and is affected by a number of factors, primarily cost of sales. The elements of Metal Packaging's cost of sales include (i) variable costs, such as electricity, raw materials (including the cost of tinplate and aluminum), packaging materials, decoration and freight and other distribution costs, and (ii) fixed costs, such as labor and other plant-related costs including depreciation, maintenance and sales, marketing and administrative costs. Metal Packaging variable costs have typically constituted approximately 80% and fixed costs approximately 20% of the total cost of sales for our metal containers manufacturing business.

  Glass Packaging

        Glass Packaging generates its revenue principally from selling our glass containers. Glass Packaging revenue is primarily dependent on sales volumes and sales prices. Glass Packaging includes our glass engineering business, Heye International, and our and mold manufacturing and repair operations.

        Sales volumes are affected by a number of factors, including factors impacting customer demand, seasonality and the capacity of Glass Packaging's plants. Demand for glass containers may be influenced by trends in the consumption of beverages, industry trends in packaging, including marketing decisions, and the impact of environmental regulations. The beverage sales within our Glass Packaging business are seasonal in nature, with stronger demand during the summer and during periods of warm weather, as well as the period leading up to holidays in December. Accordingly, Glass Packaging's shipment volume of glass containers is typically lower in the first quarter. Glass Packaging builds inventory in the first quarter in anticipation of these seasonal demands. In addition, Glass Packaging generally schedules shutdowns of its plants for rebuilding and repairs of machinery in the first quarter. These strategic shutdowns and seasonal sales patterns adversely affect profitability in Glass Packaging's glass manufacturing operations during the first quarter of the year. Plant shutdowns may also affect the comparability of results from period to period. Glass Packaging's working capital requirements are typically greatest at the end of the first quarter of the year.

        Glass Packaging's Adjusted EBITDA is based on revenue derived from selling our glass containers and glass engineering products and services and is affected by a number of factors, primarily cost of sales. The elements of Glass Packaging's cost of sales for its glass container manufacturing business include (i) variable costs, such as natural gas and electricity, raw materials (including the cost of cullet (crushed recycled glass)), packaging materials, decoration and freight and other distribution costs, and (ii) fixed costs, such as labor and other plant-related costs including depreciation, maintenance, sales, marketing and administrative costs. Glass Packaging's variable costs have typically constituted approximately 40% and fixed costs approximately 60% of the total cost of sales for our glass container manufacturing business.

Recent Acquisitions and Disposals

  The Beverage Can Acquisition

        On June 30, 2016, the Group closed the Beverage Can Acquisition for total consideration of €2.7 billion.

  The VNA Acquisition

        On April 11, 2014, the Group completed the purchase of 100% of the equity of VNA from Compagnie de Saint-Gobain for a consideration of €1.0 billion.

  Disposal of Former Anchor Glass Plants

        On June 30, 2014, the Group completed the sale of six former Anchor Glass plants and certain related assets for a consideration of €319 million, on which we recognized a loss on disposal of €124 million.

  Other disposals

        During the year ended December 31, 2014, the Group disposed of a small business in the Metal Packaging division and also of its Metal Packaging operations in Australia and New Zealand for a total consideration of €78 million, on which the Group recognized a combined loss of €35 million.

Results of Operations of Ardagh

  Nine Months Ended September 30, 2016 compared to Nine Months Ended September 30, 2015

	Nine months ended September 30,
	2016	2015
	(in € millions)
Revenue	4,519	3,971
Cost of sales	(3,693)	(3,267)

Gross profit	826	704
Sales, general and administration expenses	(319)	(223)
Intangible amortization	(96)	(81)

Operating profit	411	400
Net finance expense	(416)	(392)

(Loss)/profit before tax	(5)	8
Income tax expense	(56)	(50)

Loss for the period	(61)	(42)

  Revenue

        Revenue in the nine months ended September 30, 2016 increased by €548 million, or 14%, to €4,519 million, compared with €3,971 million in the nine months ended September 30, 2015. The Beverage Can Acquisition increased revenue by €695 million compared with the prior year. Adverse foreign currency translation effects reduced revenue by €33 million compared with 2015, which was largely attributable to an unfavorable movement in the British pound. Revenue was further reduced by €43 million due to a reduction in selling prices as lower input costs were passed through to customers and volume/mix effects reduced revenue by €71 million, primarily due to lower beer volumes in Glass North America.

  Cost of sales

        Cost of sales in the nine months ended September 30, 2016 increased by €426 million, or 13%, to €3,693 million, compared with €3,267 million in the nine months ended September 30, 2015. The increase in cost of sales in 2016 was largely the result of the Beverage Can Acquisition partly offset by a reduction of €22 million in exceptional cost of sales due (i) to lower plant start-up costs, (ii) a pension past service credit in Glass Packaging North America (€21 million) and (iii) a reduction in input costs and plant productivity improvements.

  Gross profit

        Gross profit in the nine months ended September 30, 2016 increased by €122 million, or 17%, to €826 million, compared with €704 million in the nine months ended September 30, 2015. Growth in gross profit was ahead of the growth in revenue largely due to reduced exceptional cost of sales described above and also plant productivity improvements.

  Sales, general and administration expenses

        Sales, general and administration expenses in the nine months ended September 30, 2016 increased by €96 million, or 43%, to €319 million, compared with €223 million in the nine months ended September 30, 2015. Exceptional transaction-related costs increased by €86 million in 2016 mostly reflecting professional fees and other costs incurred in connection with the Beverage Can Acquisition. Excluding exceptional costs, sales, general and administration expenses increased by €12 million mainly due to the Beverage Can Acquisition.

  Intangible amortization

        Intangible amortization in the nine months ended September 30, 2016 increased by €15 million, or 19%, to €96 million, compared with €81 million in the nine months ended September 30, 2015. The increase was attributable to three months amortization of the intangible assets arising from the Beverage Can Acquisition.

  Operating profit

        Operating profit in the nine months ended September 30, 2016 increased by €11 million, or 3%, to €411 million compared with €400 million in the nine months ended September 30, 2015. The increase in operating profit reflected increased gross profit offset by higher sales, general and administration expenses and intangible amortization as described above.

  Net finance expense

        Net finance expense in the nine months ended September 30, 2016 increased by €24 million, or 6%, to €416 million, compared with €392 million in the nine months ended September 30, 2015. Net finance expense for the nine months ended September 30, 2016 and 2015 comprised the following:

	Nine months ended September 30,
	2016	2015
	(in € millions)
Interest expense	340	308
Net pension interest cost	18	17
Foreign currency translation (gains) / losses	(22)	56
Exceptional net finance expense	79	10
Other finance expense	1	1

Net finance expense	416	392

        Interest expense in the nine months ended September 30, 2016 increased by €32 million, or 10%, to €340 million, compared with €308 million in the nine months ended September 30, 2015. The increase in net finance expense was attributable to the €2.7 billion of debt raised to finance the Beverage Can Acquisition, partially offset by lower interest rates primarily due to the refinancing of €1.3 billion of certain debt securities in May 2016.

        Foreign currency translation gains in the nine months ended September 30, 2016 increased by €78 million to a gain of €22 million compared with a loss of €56 million in the nine months ended September 30, 2015. The increase was due to deprecation in the U.S. dollar versus the euro since December 31, 2015.

        Exceptional net finance expense in the nine months ended September 30, 2016 increased by €69 million to €79 million compared with €10 million in the nine months ended September 30, 2015. The €79 million net finance expense in 2016 comprises one-off expenses of €157 million net of a one-off credit of €78 million. The one-off costs principally related to the early redemption premiums and accelerated amortization of deferred financing costs associated with the debt refinancing in May 2016 and the repayment of the PIK Notes in September 2016. The €78 million one-off credit related to the fair value movement on cross currency interest rate swaps entered into during the second quarter following the financing of the Beverage Can Acquisition for which hedge accounting was not applied until the third quarter in 2016. The exceptional net finance expense in 2015 represented the costs associated with the redemption of €180 million of the Group's notes.

  Income tax expense

        Income tax expense in the nine months ended September 30, 2016 increased by €6 million, or 12%, to €56 million, compared with €50 million in the nine months ended September 30, 2015. The increase in income tax expense is primarily attributable to the Beverage Can Acquisition.

  Loss for the period

        As a result of the items described above, the loss for the nine months ended September 30, 2016 increased by €19 million to €61 million, compared with a loss of €42 million in the nine months ended September 30, 2015.

  Year Ended December 31, 2015 compared to Year Ended December 31, 2014

	Year ended December 31,
	2015	2014
	(in € millions)
Revenue	5,199	4,733
Cost of sales	(4,322)	(4,092)

Gross profit	877	641
Sales, general and administration expenses	(318)	(281)
Intangible amortization	(109)	(121)
Loss on disposal of businesses	—	(159)

Operating profit	450	80
Net finance expense	(527)	(602)

Loss before tax	(77)	(522)
Income tax (expense)/credit	(63)	14

Loss for the period	(140)	(508)

  Revenue

        Revenue in the year ended December 31, 2015 increased by €466 million, or 10%, to €5,199 million, compared with €4,733 million in the year ended December 31, 2014. A full year's contribution of the VNA Acquisition increased revenue by €314 million, while divestments, primarily consisting of six former Anchor Glass plants and related assets as well as the Group's Metal Packaging operations in Australia and New Zealand and a smaller metal packaging business, reduced revenue by €363 million compared with the prior year. Favorable foreign currency translation effects, notably a stronger U.S. dollar and British pound, increased revenue by €367 million compared with 2014. Volume/mix effects increased revenue in 2015 by €170 million largely due to volumes, from our two new Metal Packaging Americas can-making facilities, which was partly offset by a €22 million reduction in selling prices as lower input costs were passed through to customers.

  Cost of sales

        Cost of sales in the year ended December 31, 2015 increased by €230 million, or 6%, to €4,322 million compared with €4,092 million in the year ended December 31, 2014. This was largely due to foreign currency translation impact of a stronger U.S. dollar and British pound, the full year contribution from the VNA Acquisition and the Metal Packaging America's strategic expansion, offset by the disposal of the Anchor Glass plants, the disposal in Metal Packaging of the business in Australia and New Zealand and another less significant operation and lower exceptional cost of sales in 2015. Exceptional cost of sales in the year ended December 31, 2015 decreased by €85 million to €37 million compared with €122 million in the year ended December 31, 2014. The primary reason for the reduction was lower impairment charges to property, plant and equipment and working capital, which fell by €53 million and €10 million, respectively.

  Gross profit

        Gross profit in the year ended December 31, 2015 increased by €236 million, or 37%, to €877 million, compared with €641 million in the year ended December 31, 2014. Growth in gross profit was ahead of the growth in revenue due to reduced exceptional cost of sales described above, the mix impact of businesses acquired less those disposed, and improvements in plant efficiency.

  Sales, general and administration expenses

        Sales, general and administration expenses in the year ended December 31, 2015 increased by €37 million, or 13%, to €318 million, compared with €281 million in the year ended December 31, 2014. This was attributable to foreign currency translation impact of the stronger U.S. dollar and British pound and the inclusion of full year results for the VNA Acquisition, offset by the disposal of the Anchor Glass plants and the Metal Packaging disposals all of which completed in 2014. Exceptional costs also increased by €9 million to €44 million reflecting costs associated with the withdrawn Metal Packaging initial public offering.

  Intangible amortization

        Intangible amortization in the year ended December 31, 2015 reduced by €12 million, or 10%, to €109 million, compared with €121 million in the year ended December 31, 2014. The reduction was attributable to lower exceptional impairments to intangible assets in 2015 reflecting a €22 million charge in Glass North America and a €11 million charge in Metal Packaging Europe in 2014. Lower exceptional costs were offset by the full year inclusion of the VNA Acquisition and the foreign currency translation impact of the stronger U.S. dollar.

  Loss on disposal of business

        The loss in the year ended December 31, 2014 of €159 million was due to a loss of €124 million on the disposal of the Anchor Glass plants and a combined loss of €35 million on the disposal of the Metal Packaging Australia and New Zealand business and another small Metal Packaging business.

  Operating profit

        Operating profit in the year ended December 31, 2015 increased by €370 million to €450 million compared with €80 million in the year ended December 31, 2014. The increase in operating profit to a large extent was attributable to a reduction in exceptional costs of €268 million as outlined above, but additionally due to the favorable currency translation effects and other points highlighted above.

  Net finance expense

        Net finance expense in the year ended December 31, 2015 decreased by €75 million, or 12%, to €527 million compared with €602 million in the year ended December 31, 2014.

	Year ended December 31,
	2015	2014
	(in € millions)
Interest expense	412	372
Net pension interest cost	23	20
Foreign currency translation losses	77	62
Related party interest	—	20
Exceptional net finance expense	13	126
Other finance expense	2	2

Net finance expense	527	602

        Interest expense in the year ended December 31, 2015 increased by €40 million, or 11%, to €412 million compared with €372 million in the year ended 2014. The increase was attributable to higher levels of average debt (principally being the issuance of the PIK Notes in July 2014) and adverse currency translation effects partly offset by lower interest rates primarily due to the mid-2014 refinancing of certain debt securities and term loans.

        Foreign currency translation losses in the year ended December 31, 2015 increased by €15 million to €77 million compared with €62 million in the year ended 2014 due to further appreciation in the U.S. dollar versus the euro during 2015.

        Exceptional net finance expense in the year ended December 31, 2015 declined by €113 million to €13 million compared with €126 million in the year ended 2014. This was largely attributable to the non-recurrence of debt refinancing costs which totaled €126 million in 2014 offset by €13 million of costs comprising redemption premiums and accelerated amortization of deferred financing costs related to the repayment in February 2015 of €180 million of the Group's notes.

  Income tax (expense)/credit

        Income tax expense in the year ended December 31, 2015 increased by €77 million to €63 million, compared with a €14 million tax credit in the year ended December 31, 2014. The increase in income tax expense is primarily due to the reduction in the loss before tax of €445 million offset by a reduction in the tax effect of non-deductible items of €21 million, which were largely exceptional acquisition related expenses, and an increase in credits in respect of prior years of €13 million.

  Loss for the year

        As a result of the items described above, the loss for the year ended December 31, 2015 decreased by €368 million to €140 million, compared with a loss of €508 million in the year ended December 31, 2014.

Supplemental Management's Discussion and Analysis

Key Operating Measures

        Adjusted EBITDA is defined as profit/(loss) for the period before income tax expense/(credit), net finance expense, depreciation and amortization and exceptional operating items. We use Adjusted EBITDA to evaluate and assess our segment performance. Adjusted EBITDA is presented because we believe that it is frequently used by securities analysts, investors and other interested parties in evaluating companies in the packaging industry. However, other companies may calculate Adjusted EBITDA in a manner different from ours. Adjusted EBITDA is not a measure of financial performance under IFRS and should not be considered an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to profit/(loss) as indicators of operating performance or any other measures of performance derived in accordance with IFRS.

        For a reconciliation of the profit/(loss) for the period to Adjusted EBITDA see footnote 6 to the Summary Consolidated Financial and Other Data of Ardagh Finance Holdings S.A.

        Adjusted EBITDA in the nine months ended September 30, 2016 increased by €122 million, or 17%, to €852 million compared with €730 million in the nine months ended September 30, 2015. The Beverage Can Acquisition increased Adjusted EBITDA by €109 million compared with the prior year. Adverse foreign currency translation effects reduced Adjusted EBITDA by €7 million compared with 2015 which was largely attributable to an unfavorable movement in the British pound. Excluding the acquisition and foreign currency, Adjusted EBITDA grew by €20 million in the nine months largely reflecting improved plant productivity as lower selling prices and an adverse volume/mix impact was largely offset by lower input costs.

        Adjusted EBITDA in the year ended December 31, 2015 increased €142 million, or 18%, to €934 million compared with €792 million in the year ended December 31, 2014. Adjusting for the beneficial foreign currency translation impact of €65 million, the increase in Adjusted EBITDA was €77 million, or 9%, compared with 2014. This growth was primarily attributable to operating and other cost savings of €30 million, positive volume/mix effects of €40 million and input cost reductions. This was partly offset by lower selling prices, reflective of lower input costs, as well as the combined effect of an additional contribution from the VNA Acquisition, which completed in April 2014, offset by reduced contribution from the six former Anchor Glass plants following their sale in mid-2014.

Exceptional Items

        The following table provides detail on exceptional items from continuing operations included in cost of sales, sales, general and administration expenses, finance expense and finance income:

	Nine months ended September 30,		Year ended December 31,
	2016	2015	2015	2014
	(in € millions)
Plant start-up costs	5	19	27	19
Restructuring costs	13	7	12	27
Impairment—working capital	—	—	(2)	8
Impairment—property, plant and equipment	—	—	—	53
Non-cash inventory adjustment	7	—	—	15
Past service credit	(21)	—	—	—

Exceptional items—cost of sales	4	26	37	122
Transaction-related costs—acquisition, IPO and disposals	103	17	41	22
Restructuring costs	—	—	2	12
Other	(1)	1	1	1

Exceptional items—sales, general and administration expenses	102	18	44	35

Exceptional impairment—intangible assets	—	—	—	33

Exceptional items—loss on disposal of businesses	—	—	—	159
Debt refinancing and settlement costs	135	10	13	116
Interest payable on acquisition notes	15	—	—	10
Exceptional loss on derivative financial instruments	7	—	—	—

Exceptional items—finance expense	157	10	13	126
Exceptional gain on derivative financial instruments	(78)	—	—	—

Exceptional items—finance income	(78)	—	—	—

Total exceptional items	185	54	94	475

        The following more significant exceptional items were recorded in the nine months ended September 30, 2016:

  •
  A €21 million pension service credit was recognized in Glass North America, following the amendment of certain defined benefit pension schemes;

  •
  Transaction related costs of €103 million which primarily relate to professional fees and other costs directly attributable to the Beverage Can Acquisition;

  •
  Debt refinancing and settlement costs of €135 million associated with notes repaid in May and September 2016, which include premiums payable on the early redemption of the notes, accelerated amortization of deferred finance costs, debt issuance premium and discounts and interest charges incurred in lieu of notice; and

  •
  An exceptional gain on derivative financial instruments of €78 million which relates to the gain on the fair value of the cross currency interest rate swaps which were entered into during the second quarter and for which hedge accounting was not applied until the third quarter. The exceptional loss on derivative financial instruments of €7 million relates to hedge ineffectiveness on these cross currency interest rate swaps during the third quarter.

        The following more significant exceptional items were recorded in the nine months ended September 30, 2015:

  •
  Start-up costs of €19 million primarily related to the strategic growth investment in Metal Packaging Americas. In the period following commissioning and during the ramp up of the Group's two new can-making facilities, efficiency and performance temporarily lagged that of existing plants, resulting in increased costs; and

  •
  Exceptional finance costs of €10 million associated with the redemption of €180 million of the Group's notes due 2020, which were redeemed in February 2015.

        The following more significant exceptional items were recorded in the year ended December 31, 2015:

  •
  Start-up costs of €27 million which primarily relate to the strategic growth investment in Metal Packaging Americas;

  •
  €38 million transaction costs largely associated with the Company's withdrawn initial public offering of its Metal Packaging business;

  •
  Restructuring costs of €9 million in Metal Packaging Europe and €5 million in Glass North America; and

  •
  Exceptional finance costs of €11 million associated with the redemption of €180 million of the Group's notes due 2020, which were redeemed in February 2015, and €2 million of other finance costs.

        The following more significant exceptional items were recorded in the year ended December 31, 2014:

  •
  Impairment charges of €44 million incurred in Metal Packaging Europe related to €36 million of specific property, plant and equipment that is no longer in use, €8 million to working capital

  •
  Impairment charges of €11 million to intangible assets in Metal Packaging Europe no longer in use

  •
  Impairment charges of €39 million associated with a plant closure in Glass North America comprising impairment to property, plant and equipment of €17 million, goodwill of €16 million and customer relationships of €6 million

  •
  Exceptional finance expense of €126 million including €116 million connected with the borrowings repaid in July 2014 and €10 million relating to the notes issued to finance the VNA Acquisition

  •
  Non-cash inventory adjustment of €15 million related to the VNA Acquisition, which is a non-recurring adjustment arising as a result of the fair value exercise carried out in accordance with IFRS 3R 'Business Combinations'

Segment Information

  Nine Months Ended September 30, 2016 compared to Nine Months Ended September 30, 2015

	Nine months ended September 30,
	2016	2015
	(in € millions)
Revenue
Metal Packaging Europe	1,578	1,279
Metal Packaging Americas	622	294
Glass Packaging Europe	1,053	1,096
Glass Packaging North America	1,266	1,302

Total Revenue	4,519	3,971

Adjusted EBITDA
Metal Packaging Europe	268	210
Metal Packaging Americas	82	34
Glass Packaging Europe	230	225
Glass Packaging North America	272	261

Adjusted EBITDA	852	730

  Revenue

        Metal Packaging Europe. Revenue increased by €299 million, or 23%, to €1,578 million in the nine months ended September 30, 2016, compared with €1,279 million in the nine months ended September 30, 2015. Revenue growth reflected the Beverage Can Acquisition in June 2016, which increased revenue by €353 million. Volume/mix lowered revenue by €13 million primarily due to lower food sales and the pass through of lower metal costs to customers further reduced revenue by €28 million. Foreign currency translation effects reduced sales by €13 million mostly due to an unfavorable movement in the British pound.

        Metal Packaging Americas. Revenue increased by €328 million, or 112%, to €622 million in the nine months ended September 30, 2016, compared with €294 million in the nine months ended September 30, 2015. Revenue growth reflected the Beverage Can Acquisition in June 2016, increasing revenue by €342 million. Excluding the acquisition, revenue declined by €14 million representing lower prices of €10 million due to the pass through to customers of lower metal prices and €4 million related to lower volumes.

        Glass Packaging Europe. Revenue fell by €43 million, or 4%, to €1,053 million in the nine months ended September 30, 2016, compared with €1,096 million in the nine months ended September 30, 2015. Foreign currency translation effects represented €30 million of the decrease mostly attributable to an unfavorable movement in the British pound, with organic revenue decreasing by €13 million, all of which was attributable to lower selling prices.

        Glass Packaging North America. Revenue reduced by €36 million or 3% to €1,266 million in the nine months ended September 30, 2016, compared with €1,302 million in the nine months ended September 30, 2015. Currency translation effects increased revenue by €11 million attributable to an appreciation in the U.S. dollar and price increases to customers increased sales by a further €7 million. These increases were more than offset by volume declines of €54 million primarily due to lower beer sales.

  Adjusted EBITDA

        Metal Packaging Europe. Adjusted EBITDA increased by €58 million, or 28%, to €268 million in the nine months ended September 30, 2016, compared with €210 million in the nine months ended September 30, 2015. Adjusted EBITDA growth reflected the Beverage Can Acquisition in June 2016, increasing Adjusted EBITDA by €67 million. Volume/mix lowered Adjusted EBITDA by €4 million primarily due to lower food sales. The pass through of lower metal costs to customers net of lower input costs reduced Adjusted EBITDA by €11 million which was largely offset by production efficiencies of €8 million. Foreign currency translation effects reduced Adjusted EBITDA by €2 million.

        Metal Packaging Americas. Adjusted EBITDA increased by €48 million, or 141%, to €82 million in the nine months ended September 30, 2016, compared with €34 million in the nine months ended September 30, 2015. Adjusted EBITDA growth reflected the Beverage Can Acquisition in June 2016, increasing Adjusted EBITDA by €42 million with the balance attributable to reductions in input and other costs.

        Glass Packaging Europe. Adjusted EBITDA increased by €5 million, or 2%, to €230 million in the nine months ended September 30, 2016, compared with €225 million in the nine months ended September 30, 2015. Currency translation effects reduced Adjusted EBITDA by €6 million, mostly attributable to an unfavorable movement in the British pound, while Adjusted EBITDA before currency translation effects increased by €11 million, representing lower selling prices offset by lower input costs, principally energy. Adverse mix was more than offset by production efficiencies.

        Glass Packaging North America. Adjusted EBITDA increased by €11 million or 4% to €272 million in the nine months ended September 30, 2016, compared with €261 million in the nine months ended September 30, 2015. Currency translation effects increased Adjusted EBITDA by €2 million and price increases to customers increased Adjusted EBITDA by a further €7 million. The impact of lower volumes was more than offset by lower input costs and production efficiencies.

  Year Ended December 31, 2015 compared to Year Ended December 31, 2014

	Year ended December 31,
	2015	2014
	(in € millions)
Revenue
Metal Packaging Europe	1,650	1,668
Metal Packaging Americas	390	306
Glass Packaging Europe	1,452	1,406
Glass Packaging North America	1,707	1,353

Total Revenue	5,199	4,733

Adjusted EBITDA
Metal Packaging Europe	260	223
Metal Packaging Americas	44	27
Glass Packaging Europe	284	277
Glass Packaging North America	346	265

Total Adjusted EBITDA	934	792

  Revenue

        Metal Packaging Europe. Revenue reduced by €18 million, or 1% to €1,650 million in the year ended December 31, 2015 from €1,668 million in the year ended December 31, 2014. The slight decline in revenue was largely due to volume/mix partly offset by positive currency translation impact of €12 million.

        Metal Packaging Americas. Revenue increased by €84 million, or 27% to €390 million in the year ended December 31, 2015 from €306 million in the year ended December 31, 2014. Growth in revenue resulted from increased volumes from the two new North American can-making facilities, which began commercial shipments in January 2015, as well as positive currency translation effects of €26 million. The full year effect of business disposals, which occurred in 2014, reduced revenue by €158 million.

        Glass Packaging Europe. Revenue increased by €46 million, or 3% to €1,452 million in the year ended December 31, 2015 from €1,406 million in the year ended December 31, 2014. Favorable currency translation effects of €41 million largely accounted for this revenue growth, while volume growth of 1% was partly offset by slightly lower selling prices.

        Glass Packaging North America. Revenue increased by €354 million, or 26% to €1,707 million in the year ended December 31, 2015 from €1,353 million in the year ended December 31, 2014. Revenue growth was primarily attributable to positive currency translation effects of €289 million, with revenue increasing by €65 million excluding this effect. The inclusion of a full year contribution in 2015 from the VNA Acquisition, which was completed in April 2014, increased revenue by €314 million, partly offset by a reduction in revenue of €205 million as a result of the disposal of six former Anchor Glass plants in mid-2014. Excluding acquisition and disposal effects, revenue adjusted for the impact of currency translation declined by €44 million, which was attributable to the closure of a production facility in Salem, NJ, in December 2014, which more than offset the underlying growth.

  Adjusted EBITDA

        Metal Packaging Europe. Adjusted EBITDA increased by €37 million, or 17% to €260 million for the year ended December 31, 2015 from €223 million in the year ended December 31, 2014. The increase was largely due to production efficiencies and overhead savings offset in part by adverse volume / mix impact. Lower input costs were offset by lower selling prices.

        Metal Packaging Americas. Adjusted EBITDA increased by €17 million, or 63% to €44 million for the year ended December 31, 2015 from €27 million in the year ended December 31, 2014. Adjusted for the positive translation currency benefit of the appreciation of the U.S. dollar, Adjusted EBITDA increased by €15 million, despite a negative €15 million impact from business disposals in 2014. Excluding disposal and currency effects, Adjusted EBITDA increased by €30 million. This growth arose from the Group's two new North American can-making facilities, as well as lower input costs, during the year.

        Glass Packaging Europe. Adjusted EBITDA increased by €7 million, or 3% to €284 million for the year ended December 31, 2015 from €277 million in the year ended December 31, 2014. Growth reflected positive currency translation effects of €8 million largely due to the appreciation of the British pound. Excluding this impact, Adjusted EBITDA was almost unchanged as cost reductions and modest volume/mix growth was offset by a reduction in selling prices.

        Glass Packaging North America. Adjusted EBITDA increased by €81 million, or 31% to €346 million for the year ended December 31, 2015 from €265 million in the year ended December 31, 2014. Adjusting for favorable foreign currency translation benefit of €53 million which resulted from the appreciation of the U.S. dollar, Adjusted EBITDA increased by €28 million. The impact of a full year contribution from the VNA Acquisition, net of the disposal of six former Anchor Glass plants, increased Adjusted EBITDA by €5 million. Operating and input cost savings due to the integration of the VNA Acquisition increased Adjusted EBITDA by €29 million, while a positive volume/mix effect was offset by the closure of a production facility in Salem, NJ, in December 2014.

Liquidity and Capital Resources

  Cash Requirements Related to Operations

        Our principal sources of cash are cash generated from operations and external financings, including borrowings and other credit facilities. Our principal funding arrangements include borrowings available under the HSBC Securitization Program and the Bank of America Facility. These and other sources of external financing are described further under "Description of Certain Indebtedness".

        Both our metal and glass packaging divisions' sales and cash flows are subject to seasonal fluctuations. The investment in working capital for Metal Packaging excluding beverage generally builds over the first three quarters of the year, in line with agricultural harvest periods, and then unwinds in the fourth quarter, with the calendar year-end being the low point. Demand for our metal beverage and glass products is typically strongest during the summer months and in the period prior to December because of the seasonal nature of beverage consumption. The investment in working capital for metal beverage and Glass Packaging typically peaks in the first quarter. We manage the seasonality of our working capital by supplementing operating cash flows with drawings under our credit facilities.

        The following table outlines our principal financing arrangements as of September 30, 2016.

		Maximum Amount Drawable			Amount Drawn as of September 30, 2016		Undrawn Amount
Facility	Currency	Local Currency	Final Maturity Date	Facility Type	Local Currency	€	€
		(millions)			(millions)	(millions)	(millions)
4.250% First Priority Senior Secured Notes	EUR	1,155	15-Jan-22	Bullet	1,155	1,155	—
4.625% Senior Secured Notes	USD	1,000	15-May-23	Bullet	1,000	896
4.125% Senior Secured Notes	EUR	440	15-May-23	Bullet	440	440
First Priority Senior Secured Floating Rate Notes	USD	1,110	15-Dec-19	Bullet	1,110	995	—
Senior Secured Floating Rate Notes	USD	500	15-May-21	Bullet	500	448	—
6.000% Senior Notes	USD	440	30-Jun-21	Bullet	440	394	—
7.000% Senior Notes(1)	USD	135	15-Nov-20	Bullet	135	121	—
6.250% Senior Notes	USD	415	31-Jan-19	Bullet	415	372	—
6.750% Senior Notes	USD	415	31-Jan-21	Bullet	415	372	—
7.250% Senior Notes	USD	1,650	15-May-24	Bullet	1,650	1,478	—
6.750% Senior Notes	EUR	750	15-May-24	Bullet	750	750	—
Term Loan B Facility(2)	USD	665	17-Dec-19	Amortizing	665	596	—
HSBC Securitization Program	EUR	141	14-Jun-18	Revolving	—	—	141
Bank of America Facility	USD	155	11-Apr-18	Revolving	—	—	139
Unicredit Working Capital and Performance Guarantee Credit Lines	EUR	1	Rolling	Revolving	—	—	1
Finance lease obligations	GBP/EUR			Amortizing	9	9	—
Other borrowings	EUR	3		Amortizing	3	3	—

Total borrowings / undrawn facilities						8,029	281
Deferred debt issue costs and discounts						(80)	—

Net borrowings / undrawn facilities						7,949	281
Cash, cash equivalents and restricted cash						(684)	684
Derivative financial instruments used to hedge foreign currency and interest rate risk						(46)	—

Net debt / available liquidity						7,219	965

(1)
On November 15, 2016 these notes were redeemed using existing cash resources.

(2)
On October 3, 2016 it was announced that the maturity of the Term Loan B had been extended by two years to December 17, 2021.

        As of September 30, 2016, we had undrawn credit lines of up to €281 million at our disposal, together with cash equivalents and restricted cash of €684 million, giving rise to available liquidity of €965 million.

        The table above excludes related party borrowings at September 30, 2016 of €673 million payable to ARD Group Finance Holdings S.A. (a wholly-owned subsidiary of our Parent Company) with a maturity date of 2076 and interest calculable based on performance of the Company.

        The following table outlines the minimum debt repayments we are obligated to make for the twelve months ending September 30, 2017. This table assumes that the minimum net principal repayment will be made, as provided for under each credit facility. It further assumes that the other credit lines will be renewed or replaced with similar facilities as they mature.

Facility	Currency	Local Currency	Final Maturity Date	Facility Type	Minimum net repayment for the twelve months ending September 30, 2017
		(in millions)			(in € millions)
Term Loan B Facility	USD	7	17-Dec-21	Amortizing	6
HSBC Securitization Program	EUR	—	14-Jun-18	Revolving	—
Bank of America Facility	USD	—	11-Apr-18	Revolving	—
Unicredit Working Capital and Performance Guarantee Credit Lines	EUR	—	Rolling	Revolving	—
Finance lease obligations	GBP/EUR	1		Amortizing	1
Other borrowings	EUR	1		Amortizing	1

Minimum net repayment					8

        We believe we have adequate liquidity to satisfy our cash needs for at least the next 12 months. In the nine months ended September 30, 2016, we reported operating profit of €411 million, net cash from operating activities of €315 million and generated Adjusted EBITDA of €852 million and pro forma Adjusted EBITDA of €1,027 million.

        As described further below, we generate substantial cash flow from our operations and had €684 million in cash and cash equivalents as of September 30, 2016, as well as available but undrawn liquidity of €281 million under our credit facilities. We believe that our cash balances and future cash flow from operating activities, as well as our credit facilities, will provide sufficient liquidity to fund our purchases of property, plant and equipment, interest payments, scheduled principal repayments of €8 million on our notes and other credit facilities and dividend payments for at least the next twelve months. In addition, we believe that we will be able to fund certain additional investments from our current cash balances, credit facilities and cash flow from operating activities.

        Accordingly, we believe that our long-term liquidity needs primarily relate to the service of our debt obligations. Following this offering, as discussed in "Use of Proceeds" and "Capitalization", we plan to use            of the proceeds of the offering to repay debt, thereby reducing our total outstanding indebtedness from            to approximately             on a pro-forma basis. We expect to satisfy our future long-term liquidity needs through a combination of cash flow generated from operations and, where appropriate, to refinance our debt obligations in advance of their respective maturity dates as we have successfully done in the past.

  Cash Flows

        The following table sets forth certain information reflecting a summary of our cash flow activity for the periods set forth below:

	Nine months ended September 30,		Year ended December 31,
	2016	2015	2015	2014
	(in € millions)
Operating profit	411	400	450	80
Depreciation and amortization	335	286	403	363
Exceptional operating items	106	44	81	349
(Increase)/decrease in working capital(1)	(131)	(97)	90	8
Exceptional operating costs paid	(115)	(57)	(74)	(99)

Cash generated from operations	606	576	950	701
Interest paid	(246)	(234)	(323)	(316)
Taxation paid(2)	(45)	(35)	(59)	(35)

Net cash from operating activities	315	307	568	350
Purchase of businesses	(2,684)	—	—	(1,038)
Proceeds from disposal of businesses	—	—	—	397
Capital expenditure(3)	(200)	(221)	(304)	(314)

Net cash used in investing activities	(2,884)	(221)	(304)	(955)
Proceeds from borrowings	3,950	—	—	4,231
Proceeds from borrowings with related parties	673	—	—	—
Repayment of borrowings	(2,379)	(197)	(198)	(2,591)
Receipt of borrowings issued with related parties	404	—	—	—
Contribution from parent	431	—	—	—
Proceeds from share issuance	6	—	—	—
Early redemption costs paid	(104)	(8)	(8)	(97)
Deferred debt issued costs paid	(54)	(2)	(1)	(67)
Dividends paid	(270)	—	—	—
Proceeds from termination of derivative financial instruments	—	—	81	—
Borrowings issued to related parties	—	—	—	(404)
Repayment of borrowings from related party	—	—	—	(346)

Net inflow/(outflow) from financing activities	2,657	(207)	(126)	726

Net increase/(decrease) in cash and cash equivalents	88	(121)	138	121

Exchange gains on cash and cash equivalents	43	5	1	(1)

Net income/(decrease) in cash and cash equivalents after exchange gains/(losses)	131	(116)	139	120

(1)
Working capital is made up of inventories, trade and other receivables, trade and other payables and current provisions.

(2)
Includes exceptional income tax paid of €17 million during the year ended December 31, 2014. No exceptional tax was paid in the year ended December 31, 2015.

(3)
Capital expenditure is net of proceeds from the disposal of property, plant and equipment.

  Net cash from operating activities

        Net cash from operating activities was €315 million in the nine months ended September 30, 2016, compared with €307 million in the same period in 2015. The year on year increase was primarily due to a €11 million increase in operating profit in the nine months ended September 30, 2016 compared with the prior year period, which was attributable to the Beverage Can Acquisition, and an increase of €49 million in depreciation and amortization. The €34 million increase in depreciation and €15 million increase in amortization were both principally related to the Beverage Can Acquisition. These increases were partially offset by an increase of €51 million in exceptional acquisition related, IPO and plant start-up costs paid and a seasonally impacted working capital outflow €131 million.

        Net cash from operating activities increased by €218 million from €350 million in 2014 to €568 million in 2015. The year on year increase in 2015 was primarily due to an increase in operating profit of €370 million and the generation of a €90 million inflow from working capital in 2015, compared with a €8 million inflow in the previous year. The increase in operating profit and working capital inflow was offset by a reduction in non-cash exceptional impairment charges and other exceptional non-cash adjustments which in 2014 totaled €109 million.

  Net cash used in investing activities

        Net cash used in investing activities increased by €2,663 million to €2,884 million in the nine months ended September 30, 2015 compared with the same period in 2014. The increase was primarily due the cash consideration paid in connection with the Beverage Can Acquisition in 2015.

        Net cash used in investing activities decreased by €651 million from €955 million in 2014 to €304 million in 2015, primarily due to the cash consideration for the VNA Acquisition paid in 2014, which was offset by proceeds from disposal of former Anchor Glass plants in 2014.

  Net inflow/(outflow) from financing activities

        Net cash from financing activities represented an inflow of €2,657 million in the nine months ended September 30, 2016 compared with a €207 million outflow in the same period in 2015. Proceeds from new borrowings (€3,950 million) reflect: (a) €1,755 from the issuance of Secured Notes and €745 from the issuance of Senior Notes in May 2016, the proceeds of which were used to finance the Beverage Can Acquisition (b) €1,450 million from the issuance of Senior Notes in May 2016, the proceeds of which were used to refinance in full our 9.250% Senior Notes due 2020 and 9.125% Senior Notes due 2020 and a partial payment of our 7.000% Senior Notes due 2020 in the amount of €1,294 million and early redemption premium of €59 million. Scheduled repayments of our Term Loan B facility of €21 million were also made. In addition to the refinancing of the 9.250% and 9.125% Senior Notes, the balance of our €1,064 million outstanding PIK notes was repaid in September. The funds used to repay the outstanding amount of PIK Notes and early redemption premium (€45 million) were received from the following sources: (a) Issuance of a convertible loan to a wholly-owned subsidiary of our Parent Company (€673 million) (b) repayment of intergroup borrowings owed by our Parent Company (€404 million), (c) cash capital contribution by our Parent Company (€431 million) and proceeds from share issuance from a wholly-owned subsidiary of our Parent Company (€6 million). In connection with the various financing transactions, we paid deferred financing costs of €54 million. The excess of monies received over the amount of PIK Notes repaid and associated redemption premium was used to fund a dividend to our Parent Company (€270 million).

        Net cash used in financing activities represented an outflow of €126 million in 2015, compared with a €726 million inflow in 2014. This resulted primarily from a decrease in proceeds from borrowings in 2015.

  Working capital

        For the nine months ended September 30, 2016, working capital during the period increased by €310 million compared to December 31, 2015. The Beverage Can Acquisition increased working capital by €183 million and excluding the impact of the acquisition, the increase principally reflected the seasonal increase in working capital with trade and other receivables €357 million higher offset by a €248 million increase in trade and other payables. Working capital cash outflow for the nine months ended September 30, 2016 was €131 million.

        For the year ended December 31, 2015, working capital during the period decreased by €61 million. The decrease comprised increases in inventory of €55 million, decreases in receivables of €41 million and an increase of payables of €75 million. Working capital cash inflow for the year ended December 31, 2015 was €90 million.

  Exceptional operating costs paid

        Exceptional operating costs paid in the nine months ended September 30, 2016 increased by €58 million to €115 million compared with €57 million in the nine months ended September 30, 2015. In 2016 the costs paid primarily relate to professional fees and other costs associated with the Beverage Can Acquisition and to a lesser degree professional fees and other costs of the withdrawn Metal Packaging initial public offering which in total were €100 million. In 2015 exceptional operating costs paid include start-up costs of €18 million associated with the two new Metal Packaging Americas can-making facilities opened in early 2015 and restructuring costs of €13 million incurred in Metal Packaging Europe and Glass Packaging North America. Other costs paid related to acquisition and disposal costs in respect of the VNA Acquisition and business disposals in Metal Packaging, respectively.

        Exceptional operating costs paid in the year ended December 31, 2015 reduced by €25 million to €74 million compared with €99 million in the year ended December 31, 2014. In 2015 exceptional operating costs paid include start-up costs of €26 million associated with the two new Metal Packaging Americas can-making facilities opened in early 2015, restructuring costs of €14 million incurred in Metal Packaging Europe and Glass Packaging North America and €36 million of costs paid largely in respect of the withdrawn initial public offering of the Metal Packaging business. In 2014 exceptional costs paid represent €40 million professional and other costs associated with the VNA Acquisition, start-up costs of €19 million associated with the two new Metal Packaging Americas can-making facilities opened in early 2015 and restructuring costs of €22 million incurred in Metal Packaging Europe and Glass North America.

  Income tax paid

        Income tax paid during the nine months ended September 30, 2016 was €45 million, which represents an increase of €10 million when compared to the nine months ended September 30, 2015. The increase is attributable to the Beverage Can Acquisition and an increase in taxable profits in both the current period and the prior year.

        Income tax paid during the year ended December 31, 2015 was €59 million, which represents an increase of €24 million when compared to the year ended December 31, 2014. The increase in income tax paid reflects increases in the level of profitability in certain territories predominantly in Glass Packaging North America, in addition to tax payments which reflect a mixture of profitability in prior periods and estimated tax assessments, and refunds received during the year ended December 31, 2014.

  Capital expenditure

	Nine months ended September 30,		Year ended December 31,
	2016	2015	2015	2014
	(in € millions)
Metal Packaging Europe	43	31	46	43
Metal Packaging Americas	11	10	15	107
Glass Packaging Europe	66	84	109	86
Glass Packaging North America	80	96	134	78

Total capital expenditure	200	221	304	314

        Capital expenditure for the nine months ended September 30, 2016 decreased by €21 million to €200 million, compared to €221 million for the nine months ended September 30, 2015. In Metal Packaging Europe, capital expenditure in the nine months ended September 30, 2016 was €43 million compared to capital expenditure of €31 million in the same period in 2015 with the increase attributable to the Beverage Can Acquisition. In Metal Packaging Americas capital expenditure in the nine months ended September 30, 2016 was €11 million compared to capital expenditure of €10 million in the same period in 2015. In Glass Packaging Europe, capital expenditure were €66 million in the nine months ended September 30, 2016 compared to capital expenditure of €84 million in the same period in 2015, reflecting slightly lower furnace rebuild activity in 2016. In Glass Packaging North America, capital expenditure was €80 million in the nine months ended September 30, 2016 compared to capital expenditure of €96 million in the same period in 2015, also due to slightly lower furnace rebuild activity in 2016.

        Capital expenditure for the year ended December 31, 2015 was €304 million compared to €314 million for the year ended December 31, 2014. In Metal Packaging Europe, capital expenditure in the year ended December 31, 2015 was €46 million compared to capital expenditure of €43 million in the same period in 2014. In Metal Packaging Americas capital expenditure in the year ended December 31, 2015 was €15 million compared to capital expenditure of €107 million in the same period in 2014. The reduction in capital expenditure was a result of the completion of the strategic growth investment in the fourth quarter 2014. In Glass Packaging Europe, capital expenditure was €109 million in the year to December 31, 2015 compared to capital expenditures of €86 million in the same period in 2014 reflecting an increased level of furnace rebuilds in 2015. In Glass Packaging North America, capital expenditure was €134 million in the year to December 31, 2015 compared to capital expenditure of €78 million in the same period in 2014. The increase was mostly due to the full year inclusion of the operations acquired in the VNA Acquisition and increased furnace rebuilds.

Contractual Obligations and Commitments

        The following table outlines our principal contractual obligations as of December 31, 2015:

	Less than one year	1 – 3 years	3 – 5 years	More than five years
	(in € millions)
Long term debt—capital repayment	7	14	4,887	1,943
Long term debt—interest	315	630	397	66
Finance leases and other borrowings	1	2	2	4
Operating leases	27	40	29	67
Purchase obligations	879	—	—	—
Derivatives	7	—	—	—
Contracted capital commitments	30	—	—	—

Total	1,266	686	5,315	2,080

Off-Balance Sheet Items

        Historically we have not engaged in off-balance sheet financing activities.

        However, as part of the Beverage Can Acquisition the Group acquired several uncommitted accounts receivable factoring and related programs with various financial institutions for certain receivables, accounted for as true sales of receivables, without recourse to the Group. Receivables of €171 million were sold under these programs at September 30, 2016. We do not have any other material off-balance sheet finance obligations.

Quantitative and Qualitative Disclosures about Market Risk

        The statements about market risk below relate to our historical financial information included in this prospectus.

Interest Rate Risk

        Our policy, in the management of interest rate risk, is to strike the right balance between fixed and floating rate financial instruments. The balance struck by our management is dependent on prevailing interest rate markets at any point in time. Our interest rate risk arises from long-term borrowings. Borrowings issued at variable rates expose us to variability in cash flows. During 2015 and 2014, our borrowings at variable rates were denominated in euro and U.S. dollars.

        We manage our variability in cash flows by using floating-to-fixed interest rate swaps, when deemed appropriate. Such interest rate swaps have the economic effect of converting borrowings from floating rates to fixed rates. When we raise long-term borrowings at floating rates we may swap them into fixed rates that are lower than those available if we borrowed at fixed rates directly. Under the interest rate swaps, we agree with other parties to exchange, at specified intervals, the difference between fixed contract rates and floating-rate interest amounts calculated by reference to the agreed notional principal amounts.

        At December 31, 2015, our borrowings were 74.4% fixed (2014: 75.7%), with a weighted average interest rate of 6.2% (2014: 6.2%).

        Holding all other variables constant, including levels of indebtedness, at December 31, 2015 a one percentage point increase in variable interest rates would increase interest payable by approximately €12 million (2014: €12 million).

Currency Exchange Risk

        The Group operates in 22 countries, across five continents. The Group's main currency exposure in the year to December 31, 2015 was in relation to U.S. dollar, British pounds, Swedish krona, Polish zloty and Danish krone. Following the Beverage Can Acquisition, we also have currency exposure in relation to the Brazilian real. Foreign exchange risk arises from future commercial transactions, recognized assets and liabilities, and net investments in foreign operations. The Group has a limited level of transactional currency exposure arising from sales or purchases by operating units in currencies other than their functional currencies.

        The Group has certain investments in foreign operations, whose net assets are exposed to foreign currency translation risk. Fluctuations in the value of these currencies with respect to the euro may have a significant impact on our financial condition and results of operations as reported in euro. We believe that a strengthening of the euro exchange rate by 1% against all other foreign currencies from the December 31, 2015 rate would increase shareholders' equity by approximately €18 million (2014: €13 million).

Commodity Price Risk

        We are exposed to changes in prices of our main raw materials, primarily energy, steel and aluminum. Production costs in our Metal Packaging division are exposed to changes in prices of our main raw materials, primarily steel and aluminum, to which exposure has significantly increased as a result of the Beverage Can Acquisition particularly to aluminum. Steel is generally obtained under one-year contracts with prices that are usually fixed in advance. When such contracts are renewed in the future, our steel costs under such contracts will be subject to prevailing global steel and/or tinplate prices at the time of renewal, which may be different from historical prices. Unlike steel, where there is no functioning hedging market, aluminum is traded daily as a commodity (priced in U.S. dollars) on the London Metal Exchange. Aluminum is priced in U.S. dollars, and therefore fluctuations in the U.S. dollar/euro exchange rate also affect the euro cost of aluminum. The price and foreign currency risk on these aluminum purchases is hedged by entering into swaps under which we pay a fixed euro price. Furthermore, the relative price of oil and its by-products may materially impact our business, affecting our transport, lacquer and ink costs.

        Production costs in our Glass Packaging division are sensitive to the price of energy. Our main energy exposure is to the cost of gas and electricity. These energy costs have experienced significant volatility in recent years with a corresponding effect on our production costs. In terms of gas, which represents 70% of our energy costs, there is a continuous de-coupling between the cost of gas and oil, whereby now only significant changes in the price of oil have an impact on the price of gas. The volatility in gas pricing is driven by shale gas development (United States only), lack of liquified natural gas in Europe as it is diverted to Asia and storage levels. Volatility in the price of electricity is caused by the German Renewable Energy policy, the phasing out of nuclear generating capacity, fluctuations in the price of gas and the influence of carbon dioxide costs on electricity prices.

        As a result of the volatility of gas and electricity prices, we have either included energy pass-through clauses in our sales contracts or developed an active hedging strategy to fix a significant proportion of our energy costs through contractual arrangements directly with our suppliers, where there is no energy clause in the sales contract.

        Our policy is to purchase natural gas and electricity by entering into forward price-fixing arrangements with suppliers for the bulk of our anticipated requirements for the year ahead. Such contracts are used exclusively to obtain delivery of our anticipated energy supplies. We do not net settle, nor do we sell within a short period of time after taking delivery. As a result these contracts are treated as executory contracts under IAS 39 "Financial Instruments: Recognition and Measurement."

        We typically build up these contractual positions in tranches of approximately 10% of the anticipated volumes. Any natural gas and electricity which is not purchased under forward price-fixing arrangements is purchased under index tracking contracts or at spot prices. We have 73%, 60% and 52% of our energy risk covered for 2016, 2017 and 2018, respectively.

Credit Risk

        Credit risk is managed on a Group basis. Credit risk arises from cash and cash equivalents and deposits with banks and financial institutions, as well as credit exposures to our customers, including outstanding receivables. Our policy is to place excess liquidity on deposit, only with recognized and reputable financial institutions. For banks and financial institutions only independently rated parties with a minimum rating of "A" are accepted, where possible. The credit ratings of banks and financial institutions are monitored to ensure compliance with our credit policy.

        Our policy is to extend credit to customers of good credit standing. Credit risk is managed on an ongoing basis by a designated team of employees. Our policy for the management of credit risk in relation to trade receivables involves periodically assessing the financial reliability of customers, taking into account their financial position, past experience and other factors. Provisions are made where deemed necessary and the utilization of credit limits is regularly monitored.

        Management does not expect any significant counterparty to fail to meets its obligations. The maximum exposure to credit risk is represented by the carrying amount of each asset. For the year ended December 31, 2015, our ten largest customers accounted for approximately 32% of total revenue (2014: 29%). There is no recent history of default with these customers.

Liquidity Risk

        We are exposed to liquidity risk which arises primarily from the maturing of short-term and long-term debt obligations and derivative transactions. Our policy is to ensure that sufficient resources are available either from cash balances, cash flows or undrawn committed bank facilities to ensure all obligations can be met as they fall due.

        To achieve this objective, we:

  •
  have committed borrowing facilities that we can access to meet liquidity needs;

  •
  maintain cash balances and liquid investments with highly-rated counterparties;

  •
  limit the maturity of cash balances;

  •
  borrow the bulk of our debt needs under long-term fixed rate debt securities; and

  •
  have internal control processes and contingency plans for managing liquidity risk.

        Cash flow forecasting is performed by our operating entities and is aggregated by Group treasury. Group treasury monitors rolling forecasts of our liquidity requirements to ensure we have sufficient cash to meet operational needs while maintaining sufficient headroom on our undrawn committed borrowing facilities at all times so that we do not breach borrowing limits or covenants on any of our borrowing facilities. Such forecasting takes into consideration our debt financing plans, covenant compliance and compliance with internal balance sheet ratio targets.

        Surplus cash held by the operating entities over and above the balance required for working capital management is transferred to Group treasury. Group treasury invests surplus cash in interest-bearing current accounts and time deposits with appropriate maturities to provide sufficient headroom as determined by the above-mentioned forecasts. At September 30, 2016, we had placed €56 million (2014: €51 million) on deposit.

Critical Accounting Policies

        We prepare our financial statements in accordance with IFRS as issued by the IASB. A summary of significant accounting policies is contained in Note 2 to our audited consolidated financial statements for the year ended December 31, 2015. In applying many accounting principles, we make assumptions, estimates and judgments which are often subjective and may be affected by changing circumstances or changes in our analysis. Material changes in these assumptions, estimates and judgments have the potential to materially alter our results of operations. The estimates and assumptions that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year are discussed below.

  Business combinations and goodwill

        All business combinations are accounted for by applying the purchase method of accounting. This involves measuring the cost of the business combination and allocating, at the acquisition date, the cost of the business combination to the assets acquired and liabilities assumed. Identifiable assets acquired and liabilities assumed in a business combination are measured initially at their fair values at the acquisition date. The determination of the fair value of the assets and liabilities is based, to a considerable extent, on management's judgment. Allocation of the purchase price affects the results of the Group as finite lived intangible assets are amortized, whereas indefinite lived intangible assets, including goodwill, are not amortized and could result in differing amortization charges based on the allocation to indefinite lived and finite lived intangible assets.

        The cost of an acquisition is measured as the aggregate of the consideration transferred, which is measured at acquisition date fair value, and the amount of any non-controlling interests in the acquiree. For each business combination, the Group elects whether to measure the non-controlling interests in the acquiree at fair value or at the proportionate share of the acquiree's identifiable net assets. Acquisition-related costs are expensed as incurred and included in sales, general and administration expenses.

        When the Group acquires a business, it assesses the financial assets and liabilities assumed for appropriate classification and designation in accordance with the contractual terms, economic circumstances and pertinent conditions as at the acquisition date.

        Any contingent consideration to be transferred by the acquirer will be recognized at fair value at the acquisition date.

        Goodwill represents the excess of the cost of an acquisition over the fair value of the net identifiable assets of the acquired subsidiary at the date of acquisition.

        Goodwill is stated at cost less any accumulated impairment losses. Goodwill is allocated to those groups of cash-generating units ("CGUs") that are expected to benefit from the business combination in which the goodwill arose for the purpose of assessing impairment. Goodwill is tested annually for impairment.

        Where goodwill has been allocated to a CGU and part of the operation within that unit is disposed of, the goodwill associated with the disposed operation is included in the carrying amount of the operation when determining the gain or loss on disposal. Goodwill disposed in these circumstances is measured based on the relative values of the disposed operation and the portion of the cash-generating unit retained.

  Estimated impairment of goodwill

        Goodwill acquired through a business combination has been allocated to groups of CGUs for the purpose of impairment testing based on the segment into which the business combination is assimilated. The groupings represent the lowest level at which the related goodwill is monitored for internal management purposes. As at the reporting date, Metal Packaging Europe, Metal Packing Americas, Glass Packaging Europe and Glass Packaging North America were the groups of CGUs to which goodwill was allocated and monitored.

        The recoverable amount of a group of CGUs is determined based on value-in-use calculations. These calculations use cash flow projections based on financial budgets approved by management covering a three-year period. A growth rates of 2.0% - 2.5% have been assumed beyond the five-year period. The terminal value is estimated based on capitalizing the year 5 cash flows in perpetuity. The discount rates used ranged from 9.0% - 9.9% (2014: 10.0% - 10.5%; 2013: 11.7% - 12.4%). These rates are pre-tax. These assumptions have been used for the analysis for each group of CGU. Management determined budgeted cash-flows based on past performance and its expectations for the market development.

        Key assumptions include management's estimates of future profitability, replacement capital expenditure requirements, trade working capital investment needs and discount rates. The values applied to each of the key assumptions are derived from a combination of internal and external factors based on historical experience and take into account the stability of cash flows typically associated with these groups of CGUs.

        If the estimated pre-tax discount rate applied to the discounted cash flows had been +/–50 basis points than management's estimates, the recoverable value of the CGUs would still have been in excess of their carrying value and no impairment would have arisen.

  Income taxes

        We are subject to income taxes in numerous jurisdictions. Significant judgment is required in determining the worldwide provision for income taxes. There are many transactions and calculations for which the ultimate tax determination is uncertain during the ordinary course of business. The Group recognizes liabilities for anticipated tax audit issues based on estimates of whether additional taxes will be due. Where the final tax outcome of these matters is different from the amounts that were initially recorded, such differences will impact the income tax and deferred tax provisions in the period in which such determination is made.

  Measurement of defined benefit obligations

        We follow guidance of IAS 19 to determine the present value of our obligations to current and past employees in respect of defined benefit pension obligations, other long-term employee benefits and other end or service employee benefits, which are subject to similar fluctuations in value in the long term. We, with the assistance of a network of professionals, value such liabilities designed to ensure consistency in the quality of the key assumptions underlying the valuations.

        The principal pension assumptions used in the preparation of the accounts take account of the different economic circumstances in the countries in which we operate and the different characteristics of the respective plans including the length of duration of liabilities.

        The rates or ranges of rates for the principal assumptions applied in estimating the net pension liabilities in our consolidated financial statements were as follows:

	United States			Eurozone			UK and other
	2015%	2014%	2013%	2015%	2014%	2013%	2015%	2014%	2013%
Rate of inflation	3.00	3.00	N/A	1.70-1.75	1.80-2.00	2.00	3.00	3.10	2.25-2.60
Rate of increase in salaries	3.00	3.00	N/A	1.70-2.50	2.00-2.50	2.50	3.00	3.10	3.50
Discount rate	4.70	4.10	N/A	0.50-2.72	0.50-2.40	2.00-3.80	3.90	3.80	4.50-4.90

        Were the discount rate to differ by 50 basis points from management estimates, the carrying amount of pension obligations would be an estimated €204 million lower (2014: €151 million, 2013: €112 million) or €205 million higher (2014: €173 million, 2013: €128 million), holding all other assumptions constant.

        Were the inflation rate to differ by 50 basis points from management estimates, the carrying amount of pension obligations would be an estimated €84 million lower (2014: €85 million, 2013: €64 million) or €67 million higher (2014: €92 million, 2013: €74 million), holding all other assumptions constant.

        If the salary rate of increase were to differ by 50 basis points from management estimates, the carrying amount of pension obligations would be an estimated €88 million lower (2014: €78 million, 2013: €3 million) or €70 million higher (2014: €90 million, 2013: €5 million), holding all other assumptions constant.

        The impact of increasing the expected longevity by one year would result in an increase in the Group's liability of €60 million at December 31, 2015 (2014: €50 million, 2013: €39 million), holding all other assumptions constant.

        Assumptions regarding future mortality experience are set based on actuarial advice in accordance with published statistics and experience.

        These assumptions translate into the following average life expectancy in years for a pensioner retiring at age 65. The mortality assumptions for the countries with the most significant defined benefit plans are set out below:

	United States			Eurozone			UK
	2015 Years	2014 Years	2013 Years	2015 Years	2014 Years	2013 Years	2015 Years	2014 Years	2013 Years
Life expectancy, current pensioners	21	21	N/A	21-24	21-23	20-23	20	21	21
Life expectancy, future pensioners	23	23	N/A	24-26	24-26	23-24	22	22	22

        The impact of increasing the expected longevity by one year would result in an increase in the Group's liability of €60 million at December 31, 2015 (2014: €50 million, 2013: €39 million), holding all other assumptions constant.

  Establishing lives for depreciation purposes of property, plant and equipment

        Long-lived assets, consisting primarily of property, plant and equipment, comprise a significant portion of the total assets. The annual depreciation charge depends primarily on the estimated lives of each type of asset and, in certain circumstances, estimates of fair values and residual values. The directors regularly review these asset lives and change them as necessary to reflect current thinking on remaining lives in light of technological change, prospective economic utilization and physical condition of the assets concerned. Changes in asset lives can have a significant impact on the depreciation and amortization charges for the period. It is not practical to quantify the impact of changes in asset lives on an overall basis, as asset lives are individually determined and there are a significant number of asset lives in use. Details of the useful lives are included in the accounting policy. The impact of any change would vary significantly depending on the individual changes in assets and the classes of assets impacted.

        Impairment tests for items of property, plant and equipment are performed on a CGU level basis. The recoverable amounts in property, plant and equipment are determined based on the higher of value-in-use or fair value less costs to sell.

  Exceptional items

        The consolidated income statement and segment analysis separately identify results before exceptional items. Exceptional items are those that in our judgment need to be disclosed by virtue of their size, nature or incidence.

        The Group believes that this presentation provides additional analysis as it highlights exceptional items. Such items include, where significant, restructuring, redundancy and other costs relating to permanent capacity realignment or footprint reorganization, directly attributable acquisition costs, profit or loss on disposal or termination of operations, start-up costs incurred in relation to new operations or plant builds, major litigation costs, settlements and impairment of non-current assets. In this regard, the determination of 'significant' as included in our definition uses qualitative and quantitative factors which remain consistent from period to period. Management uses judgment in assessing the particular items, which by virtue of their scale and nature, are disclosed in the consolidated income statement and related notes as exceptional items. We consider the columnar consolidated income statement presentation of exceptional items to be appropriate as it improves the clarity of the presentation and is consistent with the way that financial information is measured by management and presented to the Board and CODM. In that regard, we believe it to be consistent with paragraph 85 of IAS 1, which permits the inclusion of line items and subtotals that improve the understanding of performance.

Recent Accounting Pronouncements

        New standards, amendments, improvements and interpretations which are effective for financial periods beginning on or after January 1, 2016 that are applicable to the Group, none of which have been early adopted.

        The following new standards, amendments to existing standards and interpretations effective for annual periods beginning on or after January 1, 2016 have been issued prior to the date of issuance of the financial statements but have not been adopted early by the Group. The Directors' assessment of the impact of the new standards listed below, on the reported results, consolidated statement of financial position and disclosures as a result of their adoption in future periods is on-going

        IFRS 15, 'Revenue from contracts with customers' deals with revenue recognition and establishes principles for reporting useful information to users of financial statements about the nature, amount, timing and uncertainty of revenue and cash flows arising from an entity's contracts with customers. Revenue is recognized when a customer obtains control of a good or service and thus has the ability to direct the use and obtain the benefits from the good or service. The standard replaces IAS 18, 'Revenue' and IAS 11, 'Construction contracts' and related interpretations. The standard is effective for annual periods beginning on or after 1 January 2018 and earlier application is permitted. The impact of IFRS 15 continues to be assessed by the Group.

        IFRS 9, 'Financial instruments', IFRS 9 is the first standard issued as part of a wider project to replace IAS 39. IFRS 9 has been completed in a number of phases and includes requirements on the classification and measurement of financial assets and liabilities. It also includes an expected credit loss model that replaces the incurred loss impairment model currently used as well as hedge accounting amendments. This standard becomes effective for annual periods commencing on or after 1 January 2018. The impact of IFRS 9 continues to be assessed by the Group.

        IFRS 16, 'Leases', sets out the principles for the recognition, measurement, presentation and disclosure of leases. The objective is to ensure that lessees and lessors provide relevant information in a manner that faithfully represents those transactions. This information gives a basis for users of financial statements to assess the effect that leases have on the financial position, financial performance and cash flows of the entity. IFRS 16 replaces IAS 17, 'Leases', and later interpretations and will result in most operating leases being recorded on the Consolidated Statement of Financial Position. IFRS 16 is effective for annual periods beginning on or after January 1, 2019. The impact of IFRS 16 continues to be assessed by the Group.

        There are no other accounting standards or IFRIC guidance that are not yet effective that would be expected to have a material impact on the Group.

BUSINESS

Overview

Our Company

        We are a leading supplier of innovative, value-added rigid packaging solutions. Our products include metal and glass containers primarily for food and beverage markets, which are characterized by stable, consumer-driven demand. Our end-use categories include beer, wine, spirits, carbonated soft drinks ("CSDs"), energy drinks, juices and flavored waters, as well as food, seafood and nutrition. We also supply the paints & coatings, chemicals, personal care, pharmaceuticals and general household end-use categories. Our customers include a wide variety of leading consumer product companies which value our packaging products for their features, convenience and quality, as well as the end-user appeal they offer through design, innovation, functionality, premium association and brand promotion. With our significant invested capital base, extensive technological capabilities and manufacturing know-how, we believe we are well-positioned to continue to meet the dynamic needs of our global customers. We have mainly built our Company through strategic acquisitions and have established leadership positions in large, attractive markets in beverage cans, food and specialty cans and glass containers. Approximately 95% of our revenue is derived from end-use categories where we believe we hold #1, #2 or #3 positions.

        We serve over 2,000 customers across more than 80 countries, comprised of multi-national companies, large national and regional companies and small local businesses. In our target regions of Europe, North America and Brazil, our customers include a wide variety of Consumer Packaged Goods companies ("CPGs"), which own some of the best known brands in the world. We have a stable customer base with long-standing relationships, including an average tenure of over 30 years with our ten largest customers. Approximately two-thirds of our sales are generated under multi-year contracts, with the remainder largely subject to annual arrangements. A significant portion of our sales volumes are supplied under contracts which include input cost pass-through provisions, which help us deliver consistent margins.

        We operate 109 production facilities in 22 countries and employ approximately 23,500 personnel. Our plant network includes 74 metal production facilities and 35 glass production facilities. Our plants are generally located in close proximity to our customers, with some located on-site or near-site to our customers' filling locations. Certain facilities may also be dedicated to end-use categories, enhancing product-specific expertise and generating benefits of scale and production efficiency. Significant capital has been invested in our extensive network of long-lived production facilities, which, together with our skilled workforce and related manufacturing process know-how, supports our competitive positions.

        We are committed to market-leading innovation and product development and maintain dedicated innovation, development and engineering centers in France, Germany, and the U.S. to support these efforts. These facilities focus on three main areas: (i) innovations that provide enhanced product design, differentiation and user friendliness for our customers and end-use consumers; (ii) innovations that reduce input costs to generate cost savings for both our customers and us (downgauging and lightweighting); and (iii) developments to meet evolving product safety standards and regulations. Further, our subsidiary, Heye International, is a leading provider of engineering solutions to the glass container industry globally, with significant proprietary know-how and expertise. We also have significant in-house mold-manufacturing expertise in Europe and the United States.

        Our leading global positions have been established through acquisitions, with 23 successful acquisitions completed over the past 17 years. Most recently, on June 30, 2016, we completed the Beverage Can Acquisition, comprising 22 beverage can production facilities in Europe, North America and Brazil which, on a combined basis, we believe is the third largest beverage can business globally. Our beverage can operations are particularly well-positioned in the faster-growing specialty, or non-

standard sized, product category, which represented 36% of total beverage can unit volume for the nine months ended September 30, 2016.

        In addition to organic and acquisitive growth initiatives, we have also expanded our footprint through strategic investments in new capacity. For example, in 2014 we completed a glass furnace investment in the United Kingdom, supported by a long-term contract with a large European customer. In 2015, we completed an investment of approximately $220 million in two new can-making facilities in Roanoke, Virginia and Reno, Nevada, as well as a significant expansion of our Conklin, New York, ends plant. The two new facilities incorporate high-output drawn and wall ironed ("DWI") technology to manufacture two-piece cans, as well as three-piece cans, and the total investment across the three facilities has positioned us to meet substantially all of the U.S. food can requirements of a major U.S. customer pursuant to a long-term contract. These initiatives, as well as other acquisitions and investments over many years, in existing and adjacent end-use categories, have increased our scale and diversification and provided opportunities to grow our business with both existing and new customers.

        Our pro forma net profit and Adjusted EBITDA† for the nine months ended September 30, 2016 were €55 million and €1,027 million, respectively. Our pro forma net profit and Adjusted EBITDA† for the year ended December 31, 2015 were €40 million and €1,287 million, respectively. Our net cash from operating activities for the nine months ended September 30, 2016 and for the year ended December 31, 2015 were €315 million and €568 million, respectively. Our Free Cash Flow† for the nine months ended September 30, 2016 and for the year ended December 31, 2015 were €115 million and €264 million, respectively.

        The following charts illustrate the breakdown of our pro forma revenue by end-use category and by destination for the year ended December 31, 2015:

Revenue by End-Use Category*	Revenue by Destination

  *
  Based on Company estimates.

Our Industry

        The global packaging industry is a large, consumer-driven industry with stable growth characteristics. We operate in the metal and glass container sectors and our target regions are Europe, North America and Brazil. Metal and glass containers are attractive to brand owners, as their strength and rigidity allows them to be filled at high speeds and easily transported, while their shelf-stable nature means that refrigeration is not required, thereby resulting in further energy savings in the supply

†
For definitions of Adjusted EBITDA and Free Cash Flow, and the reconciliation of profit/(loss) for the period and pro forma net loss to Adjusted EBITDA and pro forma Adjusted EBITDA, as well as the reconciliation of net cash from operating activities to Free Cash Flow, see "—Summary Consolidated Financial and Other Data of Ardagh Finance Holdings S.A.".

chain. The ability to customize and differentiate products supplied in metal and glass containers, through innovative design, shaping and printing, also appeals to our customers. Both the metal and the glass container markets have been marked by progressive downgauging (metal cans) and lightweighting (glass containers), which have generated material savings in input costs and logistics, while enhancing the consumer experience. This reduction in raw material and energy usage in the manufacturing process has also increased the appeal to end-users, who are increasingly focused on sustainability.

Our Competitive Strengths

        We believe a number of competitive strengths differentiate us from our competitors, including:

  •
  Leader in Rigid Packaging.  We believe we are one of the leading suppliers of metal and glass packaging solutions, capable of supplying multi-national CPGs in our target markets.

  •
  We believe that we are the #2 supplier of metal cans by value (meaning total revenue derived from supplying to specific end-markets and end-use categories) in the European beverage can and food can end-use categories, the #1 supplier of metal cans by value in the European seafood, aerosols, paints & coatings and nutrition end-use categories and the #1 supplier of metal cans by value in the North American seafood end-use category. In addition, we believe that we are the #3 supplier of beverage cans by value in the United States and Brazil.

  •
  We believe that we are the #2 supplier of glass packaging by value globally. In the United States, we believe we are the #2 supplier of glass packaging by value, serving the beer, food, wine, spirits and non-alcoholic beverage sectors. In addition, we believe we are the #3 supplier of glass packaging by value in Europe and the #1 supplier by value in Northern Europe, serving the beer, food, wine, spirits, non-alcoholic beverage and pharmaceutical end-use categories.

    We believe the combination of our extensive footprint, proximity to customers, efficient manufacturing and high level of customer service underpins our leading positions.

  •
  Long-term relationships with diverse blue-chip customer base.  We supply some of the world's best-known brands with innovative packaging solutions, and have been recognized with numerous industry awards. We have longstanding relationships with many of our major customers, which include leading multinational consumer products companies, large national and regional food and beverage companies, as well as numerous local companies. Some of our major customers include AB InBev, Akzo Nobel, Bacardi, Bonduelle, Britvic, Coca-Cola, ConAgra Foods, Constellation Brands, Diageo, Heineken, The Kraft Heinz Company, Monster Beverage, Nestlé, Pernod Ricard, Procter & Gamble, JM Smucker and Unilever. Approximately two thirds of our revenues are derived from multi-year contracts of between two and ten years, most of which include input cost pass-through provisions. The average length of our relationship with our top 10 customers is over 30 years.

  •
  Focus on stable markets.  We derive over 90% of our revenues in Europe and North America, mature markets characterized by predictable consumer spending, stable supply and demand and low cyclicality. Furthermore, over 90% of our revenues are generated from the stable food and beverage end-use categories, including fruit, vegetables, soups, sauces, seafood, pet food, beer, wine, spirits and non-alcoholic beverages. In addition, in some of our end-use categories, we serve customers in high-growth categories, such as premium spirits, where customers value premium glass packaging, or powdered infant formula, where demand is driven by emerging market growth.

  •
  Well-invested asset base with significant scale and operational excellence.  We believe we have one of the most extensive plant networks in the rigid packaging industry. We operate 109 strategically-located production facilities in 22 countries, enabling us to efficiently serve our customers with high quality and innovative products and services across multiple geographies. Our asset base is well-invested, with approximately €1.3 billion invested in capital expenditure in the five years ended December 31, 2015. We pursue continuous improvement in our facilities by applying Lean Manufacturing techniques ("Lean"). To supplement our Lean initiatives and promote a culture of consistently pursuing excellence, we formed our Operational Support Group in Metal Packaging, Operational Excellence Group and Central Technical Services group in Glass Packaging to standardize and share best practices across our network of plants. We believe the total value proposition we offer our customers, in the form of geographic reach, customer service, product quality, reliability, and innovation, will enable us to continue to drive growth and profitability.

  •
  Technical leadership and innovation.  We have advanced technical and manufacturing capabilities in both metal and glass packaging, including innovation, development and engineering centers in France, Germany and the United States. In addition, our subsidiary, Heye International, is a leading provider of engineering solutions to the glass container industry globally, with significant proprietary know-how and expertise. We also have significant in-house mold-manufacturing expertise in Europe and the United States. We continually seek to improve the quality of our products and processes, through focused investment in new technology. These capabilities have enabled us to develop a pipeline of product and process innovations to meet the dynamic needs of our customers. Our innovations have also been recognized with numerous industry awards and accreditations. We have significant expertise in the production of value-added metal packaging, both aluminum and tinplate, with features such as high-quality graphic designs, a wide range of shapes and sizes and convenience features, such as easy-open ends and Easy Peel® and Easip® peelable lids, and introduced lightweight aluminum cans. In Glass Packaging, our focus has been on product development, process improvement and cost reduction, which has resulted in progressive advances such as container lightweighting and the increased use of cullet (recycled glass) in the production process. This has delivered significant environmental benefits by reducing the use of raw materials and energy.

  •
  Highly contracted revenue base.  Approximately two thirds of our sales are made pursuant to multi-year contracts, with the remainder largely pursuant to annual arrangements. A significant proportion of our sales volumes are supplied under contracts which include mechanisms that help to protect us from earnings volatility related to input costs. Specifically, such arrangements include (i) multi-year contracts that include input cost pass-through and/or margin maintenance provisions and (ii) one-year contracts that allow us to negotiate pricing levels for our products on an annual basis at the same time that we determine our input costs for the relevant year.

  •
  Attractive growth through acquisitions and strong Free Cash Flow generation.  In 1998, under Irish GAAP, our revenue and EBITDA were €51 million and €10 million, respectively. In 2015, under IFRS on a pro forma basis, our revenue and Adjusted EBITDA have grown to €7,908 million and €1,287 million, respectively. We also believe we maintain attractive margins and generate significant Free Cash Flow and returns on capital for our shareholders. For the year ended December 31, 2015, our pro forma Adjusted EBITDA margin was 16.3%, and our Free Cash Flow was €264 million. We believe we can continue to maintain attractive margins and grow Free Cash Flow through business mix optimization, growth with new and existing customers, efficiency gains, cost reduction, working capital optimization and disciplined capital allocation.

  •
  Proven track record of successful acquisitions and business optimization.  We have grown through a series of acquisitions, some of which significantly increased the size and scope of our Company and the breadth of our product offering. We have successfully integrated these acquired businesses and realized or exceeded targeted cost synergies, including $60 million in cost synergies announced in conjunction with the VNA Acquisition in 2014. Through the Beverage Can Acquisition, we are targeting operating cost synergies of at least $50 million by December

    2018, with projected one-time costs of approximately $20 million to achieve these synergies, although we cannot give any assurances that such synergies will be achieved. We believe we can continue to create value for shareholders through acquisitions, business optimization and synergy realization.

  •
  Experienced management team with a proven track record and high degree of shareholder alignment. We believe our management team is highly experienced, with an average of more than 15 years of experience in the consumer packaging industry. The members of our senior management team have demonstrated their ability to manage costs, adapt to changing market conditions, undertake strategic investments and acquire and integrate new businesses, thereby driving significant value creation. Our board of directors, led by our Chairman, has a high degree of indirect ownership in our Company, which we believe promotes efficient capital allocation decisions and results in strong shareholder alignment and commitment to further shareholder value creation.

Our Business Strategy

        Historically, we have created significant shareholder value by acquiring businesses and integrating them to realize synergies and enhance profitability, which, when combined with the application of our operational excellence and best practice initiatives, has enabled us to generate strong growth in revenues and Adjusted EBITDA since 1998. We have deployed our cash flow to grow our businesses and service our debt. In addition, Ardagh Group S.A. has also returned over €570 million to its shareholders since January 2010. Our principal objective remains to grow shareholder value by accelerating earnings growth and driving Free Cash Flow generation. In the near-term we intend to deploy our Free Cash Flow primarily to reduce debt, but we will continue to opportunistically engage in strategic capital investments and selective acquisitions that enhance shareholder value. We will continue to pursue these objectives through the following strategies:

  •
  Grow Adjusted EBITDA and Free Cash Flow.  We will seek to leverage our extensive footprint, proximity to customers, efficient manufacturing and high level of customer service to grow revenue with new and existing customers, improve our productivity, and reduce our costs. To increase Adjusted EBITDA, we will continue to take decisive actions with respect to our assets and invest in our business, in line with our stringent investment criteria. To increase Free Cash Flow, we will continue to actively manage our working capital and capital expenditures.

  •
  Enhance product mix and profitability.  We have enhanced our product mix over the years by replacing lower margin business with higher margin business. For example, we grew our presence in end-use categories such as spirits, invested in our specialty beverage can capacity, expanded our DWI and two-piece food can production capacity and increased our specialty nutrition can capacity. We will continue to develop long-term partnerships with our global customers and selectively pursue opportunities with existing and new customers that will grow our business and enhance our overall profitability.

  •
  Apply leading process technology and technical expertise.  Our goal is to be the most profitable producer earning the highest returns on capital in the rigid packaging industry. We plan to achieve this with an attractive and well-balanced business mix, combined with a low cost base, Lean manufacturing, strong technological expertise and a highly motivated workforce. We intend to increase productivity through the deployment of leading technology (including our internal engineering, innovation and design capabilities), and continued development and dissemination of best practices and know-how across our operations.

  •
  Emphasize operational excellence and optimize manufacturing base.  In managing our businesses, we seek to improve our efficiency, control costs and preserve and expand our margins. We have consistently reduced total costs through implementing operational efficiencies, streamlining our manufacturing base and investing in advanced technology to enhance our production capacity.

    We will continue to take actions to reduce costs by optimizing our manufacturing footprint, including through further investment in advanced technology.

  •
  Successfully integrate the Beverage Can Acquisition.  We have successfully acquired and integrated a significant number of businesses over the past 17 years. We have proven our ability to create value through integrating acquisitions with our existing operations, for example in connection with the VNA Acquisition in 2014, where we have achieved operating and administrative cost synergies of $60 million announced at the time of the acquisition. We believe we will continue to be effective in integrating our acquisitions and we believe we will achieve at least $50 million of synergies from the recent Beverage Can Acquisition by December 2018, although we cannot give any assurances that such synergies will be achieved.

  •
  Carefully evaluate and pursue strategic opportunities.  We have achieved our current market positions by selectively pursuing strategic opportunities. Although our near-term focus is primarily on de-leveraging our Company, we will continue to evaluate opportunities in line with our objectives, which include the realization of attractive returns on investment and Free Cash Flow generation. We believe there are still significant opportunities for further growth by acquisition and we may selectively explore acquisition opportunities, in line with our stringent investment criteria and focus on enhancing shareholder value. Our acquisition criteria include (i) attractive bolt-on acquisitions in existing markets, (ii) acquisitions that allow us access to critical technology, and (iii) new platform acquisitions that have scale positions and an attractive financial profile.

Our Divisions

        Ardagh Group was founded in 1932 in Dublin, Ireland, as the Irish Glass Bottle Company. The Company operated a single glass plant in Dublin, largely serving a domestic beverage and food customer base until 1998, when Yeoman International, led by the current Chairman and major shareholder, Paul Coulson, took an initial stake in Ardagh Group. Since 1999, we have played a major role in the consolidation of the global metal and glass packaging industries, completing 23 acquisitions and significantly increasing our scope, scale, and geographic presence. Major acquisitions over the past 17 years have included: the acquisition in 1999 of Rockware Glass Limited from Owens-Illinois, Inc., which established the Company as the leading glass packaging producer in the UK and Ireland; the acquisition in 2007 of the European glass packaging business of Rexam PLC, which expanded our glass packaging business and broadened our presence in Continental Europe; the acquisition in 2010 of Impress Group, which diversified our presence into metal packaging; the VNA Acquisition in 2014, which expanded our glass packaging business in North America and most recently, the Beverage Can Acquisition in 2016, which broadened our metal business into beverage cans.

        Today, we manage our business in two divisions, Metal Packaging and Glass Packaging. The following charts illustrate the breakdown of our pro forma revenue and pro forma Adjusted EBITDA for the nine months ended September 30, 2016:

Revenue by Division	Adjusted EBITDA by Division

        We are organized into four operating and reportable segments, Europe and Americas in Metal Packaging, and Europe and North America in Glass Packaging. Adjusted EBITDA is the performance measure used to manage and assess performance of our reportable segments.

Metal Packaging

        Metal Packaging revenues represented 39% of our total revenues in 2015 and, on a pro forma basis following the Beverage Can Acquisition in 2016, represented 60% of our total revenues in the nine months ended September 30, 2016. In 2015, on a pro forma basis, we manufactured approximately 50 billion metal cans, of which more than 90% was for the food and beverage end-use categories.

        We believe that we are one of the leading suppliers of consumer metal packaging in the world, holding leading market positions in each of the end-use categories that we serve. On June 30, 2016, we completed the Beverage Can Acquisition and we believe that we are now the #2 supplier of metal cans by value in the European beverage can and food can categories, the #1 supplier of metal cans by value in the European seafood, nutrition, paints & coatings and aerosols categories and the #1 supplier of metal cans by value in the North American seafood category. In addition, we believe that we are the #3 supplier of metal beverage cans by value in the United States and Brazil.

  Products and Services

        We are a leading supplier of innovative, value-added metal packaging for the consumer products industry. We currently supply a broad range of products, including aluminum and steel beverage cans, two-piece aluminum, two-piece tinplate and three-piece tinplate food and specialty cans, and a wide range of can ends, including easy-open and peelable ends. Many of our products feature high-quality printed graphics, customized sizes and shapes or other innovative designs. Our products provide functionality and differentiation and enhance our customers' brands on the shelf.

  Manufacturing and Production

        As of September 30, 2016, we operated 74 production facilities in 21 countries and had approximately 11,500 employees. Our plants are currently located in 15 European countries, as well as in Brazil, Canada, Morocco, the Seychelles, South Korea and the United States.

        The following table summarizes Metal Packaging's principal production facilities as of September 30, 2016.

Location	Number of Production Facilities
Germany	10
France	9
Italy	8
Netherlands	6
Other European countries(1)	21
United States	14
Rest of the world(2)	6

74

(1)
Austria, Czech Republic, Denmark, Hungary, Latvia, Poland, Romania, Russia, Spain, Ukraine and the United Kingdom.
(2)
Brazil, Canada, Morocco, the Seychelles and South Korea.

  Industry Overview

        We operate in the consumer metal packaging industry, which can be broadly divided into (i) the processed food and specialties segments and (ii) the beverage segment. We are currently focused on the processed food and specialties markets, as well as the beverage can market.

        The metal can packaging market represents a $60 billion market that is comprised of beverage cans (50% of the market), food (including seafood) cans (33%), and specialty cans (17%), according to Smithers Pira*, a leading independent market research firm. The beverage can sector is growing in Europe and Brazil, while North America is stable, as growth in beer and energy drinks offsets modest declines in CSD unit volumes. Growth in unit volumes of specialty beverage cans has exceeded growth in standard beverage cans, thereby increasing specialty can penetration, a trend that is expected to continue. The food can sector, which includes cans for a variety of food, pet food and seafood end uses, is a stable market. In Europe, the market is characterized by lightweight three-piece and two-piece cans with easy open or peelable ends that are decorated with high quality printed graphics and other innovative designs. In contrast, in the United States, food cans are typically heavier, with more modest levels of decoration, creating a growth opportunity for our products and innovations, including lighter-weight cans incorporating advanced coating solutions. The specialty can sector is characterized by a number of different products and applications, including paints & coatings, aerosol, nutrition and other cans.

        We believe the purchasing decisions of retail consumers are significantly influenced by packaging. Consumer product manufacturers and marketers are increasingly using packaging as a means to position their products in the market and differentiate them on retailers' shelves. The development and production of premium, specialized packaging products with a combination of value-added features requires a higher level of design capabilities, manufacturing and process know-how and quality control than for more standardized products.

  Customers

        We operate worldwide, selling metal packaging for a wide range of consumer products to national and international customers. We supply leading manufacturers in each of the markets we serve, including AB InBev, AkzoNobel, Brasil Kirin, Britvic, Coca-Cola, Bumble Bee Seafoods, ConAgra Foods, Danone, Heineken, J.M. Smucker, The Kraft Heinz Company, L'Oréal, Mars, Mead Johnson, Monster Beverage, Nestlé, PepsiCo, Petrópolis, Procter & Gamble, Reckitt Benckiser, Thai Union and Unilever, among others.

        On a pro forma basis, following the Beverage Can Acquisition in 2016, the top ten metal packaging customers represented approximately 39% of 2015 revenues, more than two-thirds of which were backed by multi-year supply agreements, typically ranging from two- to ten-years in duration. These contracts generally provide for the pass through of metal price fluctuations and, in most cases, all or most of variable cost movements, while others have tolling arrangements whereby customers arrange for the procurement of metal themselves. In addition, within multi-year relationships, both parties can work together to streamline the product, service and supply process, leading to significant cost reductions and improvements in product and service, with benefits arising to both parties. Wherever possible, we seek to enter into multi-year supply agreements with our customers. In other cases, sales are made under commercial supply agreements, typically of one-year's duration, with prices based on expected purchase volumes.

  Competitors

        Our principal competitors in metal packaging include Ball Corporation, Crown Holdings and Silgan Holdings.

  Energy, Raw Materials and Suppliers

        The principal raw materials used in Metal Packaging are steel (in both tin-plated and tin-free forms), aluminum, coatings and lining compounds. In 2015, approximately 68% of total raw materials

*
Source: Smithers Pira—The Future of Metal Packaging and Coatings to 2021 (Nov. 2016).

costs related to tin-plated steel and tin-free steel and approximately 23% of our total raw materials costs related to aluminum. Following the completion of the Beverage Can Acquisition, we estimate that approximately 50% of raw materials on a pro forma basis related to aluminum and approximately 25% of our total raw materials costs related to tin-plated steel and tin-free steel. Our major aluminum suppliers include Constellium, Norsk Hydro, Novellis and Wise Metals. Our major steel suppliers include ArcelorMittal, ThyssenKrupp Rasselstein, U.S. Steel, Tata Steel, Dongbu Steel and Baosteel.

        We continuously seek to minimize the price of raw materials and reduce exposure to price movements in a number of ways, including the following:

  •
  harnessing the scale of our global metal purchasing requirements, to achieve better raw materials pricing than smaller competitors;

  •
  entering into variable-priced pass-through contracts with customers, whereby selling prices are indexed to the price of the underlying raw materials;

  •
  maintaining the focus on reducing steel and aluminum thickness ("downgauging");

  •
  continuing the process of reducing spoilage and waste in manufacturing;

  •
  rationalizing the number of both specifications and suppliers; and

  •
  hedging the price of aluminum ingot and the related euro/U.S. dollar exposure.

        We typically purchase steel under one-year contracts, with prices that are usually fixed in advance. Agreements are generally renegotiated late in the year for effect from the beginning of the following calendar year. Despite significant reductions in steel production capacity in Europe over the past few years, we believe that adequate quantities of the relevant grades of packaging steel will continue to be available from various producers and that we are not overly dependent upon any single supplier.

        Aluminum is typically purchased under three year contracts, with prices that are fixed in advance. Despite an increase in the level of aluminum production being targeted to new end-use applications, including automotive and aerospace, we believe that adequate quantities of the relevant grades of packaging aluminum will continue to be available from various producers and that we are not overly dependent upon any single supplier. Some of our aluminum requirements are subject to tolling arrangements with our customers, whereby risk and responsibility for the procurement of aluminum is managed by the customer.

  Distribution

        We use various freight and haulage contractors to make deliveries to customer sites or warehousing facilities. In some cases, customers make their own delivery arrangements and therefore may purchase from us on an ex-works basis. Warehousing facilities are primarily situated at our manufacturing facilities; however, in some regions, we use networks of externally-rented warehouses at strategic third-party locations, close to major customers' filling operations.

  Intellectual Property and Innovation, Development and Engineering

        Metal Packaging currently holds and maintains over 50 different patent families, each filed in several countries and covering a range of different products in each jurisdiction.

        The majority of Metal Packaging's innovation, development, and engineering activities are concentrated at the Crosmières, France and Bonn, Germany facilities, as well as in the Regional Technical Center in the U.S. These centers focus on serving the existing and potential needs of customers, including the achievement of cost reductions, particularly metal content reduction, new product innovation, meeting new and anticipated legislative requirements, including those related to food safety, as well as technology and support services.

        New product innovations include shaping and printing effects which differentiate Metal Packaging's customers' brands, and new designs for easy-open ring-pull ends, Easy Peel® and Easip® lids, which enhance convenience for the final consumer.

Glass Packaging

        Glass Packaging revenues represented 61% of our total revenues in 2015 and, on a pro forma basis following the Beverage Can Acquisition in 2016, represented 40% of our total revenues in the nine months ended September 30, 2016. In 2015, we manufactured approximately 5.9 million tons of glass, of which more than 95% was for the food and beverage end-use categories.

        We believe we are the #1 supplier of glass packaging in Northern Europe by market share and the #3 supplier in Europe overall by market share, as well as the #2 supplier in the U.S. market by market share.

  Products and Services

        We manufacture both proprietary and non-proprietary glass containers for a variety of end-use categories, mainly food and beverage. Our proprietary products are customized to the exact specifications of our customers and play an important role in their branding strategies. Our non-proprietary products deliver consistent performance and product differentiation through value-added decoration, including embossing, coating, printing and pressure-sensitive labeling.

        In addition, Glass Packaging includes our glass engineering business, Heye International, and our mold manufacturing and repair operations. Through Heye International, we design and supply glass packaging machinery and spare parts for existing glass packaging machinery. We also provide technical assistance to third-party users of our equipment and licensees of our technology. For the 2015 fiscal year, these activities represented approximately 2% of Glass Packaging's revenues.

  Manufacturing and Production

        As of September 30, 2016, we operated 35 glass plants with 73 glass furnaces and had approximately 12,000 employees. We have manufacturing operations in Denmark, Germany, Italy, the Netherlands, Poland, Sweden, the United Kingdom and the United States. We believe that our facilities are well maintained and that we generally have sufficient capacity to satisfy current and expected demand. We own all of our manufacturing facilities, some of which are subject to finance leases or similar financial arrangements. Certain of our warehousing facilities are leased from third parties.

        The following table summarizes Glass Packaging's principal production facilities as of September 30, 2016.

Location	Number of Production Facilities
Germany	8
Netherlands	2
Poland	3
United Kingdom	4
Other European countries(1)	3
United States	15

35

(1)
Denmark, Italy and Sweden.

  Industry Overview

        The glass packaging market represents a $60 billion market that is comprised of bottles, jars, and other products. Glass packaging is utilized in a wide range of end-use categories in the broader food and beverage market, as well as in applications such as pharmaceuticals, cosmetics and personal care. We principally operate in the food and beverage end-use categories and benefit from the premium appeal of glass packaging to spirits, craft beer, wine and other brand owners, as higher levels of design and differentiation support end-user brand perception and loyalty. In our target regions of Europe and North America, demand is projected to be relatively stable through 2020, according to Smithers Pira†.

        We believe the purchasing decisions of retail consumers are significantly influenced by packaging. Consumer product manufacturers and marketers are increasingly using packaging as a means to position their products in the market and differentiate them on retailers' shelves. The development and production of premium, specialized packaging products with a combination of value-added features requires a higher level of design capabilities, manufacturing and process know-how and quality control than for more standardized products. The glass packaging industry has continued to produce advances in light-weighting technology and energy efficiency over many years, delivering supply chain benefits as well as reducing raw material and energy usage in the manufacturing process, thereby increasing the appeal to end-users, who are increasingly focused on sustainability.

  Customers

        In certain product end-use categories, such as beer, wine, spirits and non-alcoholic beverages, revenues are relatively concentrated among a few key customers with whom we have strong, long-term relationships, mirroring the recent consolidation in these end-use categories. Our top ten customers in Glass Packaging accounted for 43% of total revenues in 2015. Some of our largest and longest-standing customers include AB InBev, Bacardi, Carlsberg, Coca-Cola, Constellation Brands, Diageo, Heineken, The Kraft Heinz Company, Mizkan, PepsiCo, Pernod Ricard and J.M. Smucker.

        Approximately two-thirds of our total glass packaging revenues, and over 95% in the case of Glass North America, are made pursuant to long-term supply arrangements, a majority of which allow us to recover input cost inflation on some or all of our cost base. Our remaining sales are subject to shorter arrangements, largely annual, which have provided, and which we expect will continue to provide, the basis for long-term partnership with our customers. These customer arrangements are typically renegotiated annually (in terms of price and expected volume) and typically we have been able to recover input cost inflation on a majority of our cost base, as demonstrated by the consistent margins we have generated over many years despite occasional volatility in certain input costs such as energy.

  Competitors

        Our principal competitors in glass packaging include Anchor Glass and Owens-Illinois in North America and Owens-Illinois, Verallia, and Vidrala in Europe.

  Energy, Raw Materials and Suppliers

        We use natural gas, electricity, oil and oxygen to fuel our furnaces. We have developed substantial backup systems, which protect our operations in the case of an interruption of our primary energy sources. We tend to have several energy suppliers across each of Europe and the United States, with contractual pricing arrangements typically linked to the relevant market index. We seek to mitigate the inherent risk in energy price fluctuations through a combination of contractual customer pass-through agreements, fixed-price procurement contracts, index tracking procurement contracts and hedging.

†
Source: Smithers Pira—The Future of Global Packaging Market to 2020 (Nov. 2015).

        We have developed an active hedging strategy. In Europe, we typically hedge in small tranches of volumes. Our policy is to hedge approximately 80% of our energy requirements before the beginning of the following year. In North America, contracts are predominantly multi-year and provide for the pass-through of movements in energy costs.

        The primary raw materials used in our glass packaging operations are cullet (crushed recycled glass), sand, soda ash and limestone. We have several country suppliers of cullet and a number of global and regional suppliers of soda ash. We seek to optimize the use of recycled glass in our production process as this enables the other raw materials to melt at lower temperatures, thereby lowering our energy costs and carbon emissions and prolonging furnace life.

  Distribution

        We use various freight and haulage contractors to make deliveries to customer sites or warehousing facilities. In some cases, customers make their own delivery arrangements and therefore may purchase from us on an ex-works basis. Warehousing facilities are primarily situated at our manufacturing facilities; however, in some regions, we use networks of externally-rented warehouses at strategic third-party locations, close to major customers' filling operations.

  Intellectual Property and Innovation, Development and Engineering

        Heye International has an extensive portfolio of patents covering the design of equipment for the manufacture of glass packaging. It also has substantial proprietary knowledge of the technology and processes involved in the production of glass packaging, based on its history of more than 40 years as a leading supplier of engineering solutions to the industry globally. It has entered into a large number of agreements to provide technical assistance and technology support to glass packaging manufacturers for which it receives annual fees.

        We support a significant innovation, development and design effort, particularly at Heye International and at our Crosmieres, France, facility, which we believe is important to our ability to compete effectively. We are a member of glass research associations and other organizations that are engaged in initiatives aimed at improving the manufacturing processes and the quality and design of products, while continuing to meet our environmental responsibilities. In addition, we have four glass engineering facilities as well as significant in-house mold-manufacturing expertise in Europe and the United States and we operate one of the largest in-house decoration facilities in the European glass packaging industry.

Environmental, Health and Safety and Product Safety Regulation

        Our operations and properties are regulated under a wide range of laws, ordinances and regulations and other legal requirements concerning the environment, health and safety and product safety in each jurisdiction in which we operate. We believe that our manufacturing facilities are in compliance, in all material respects, with these laws and regulations.

        The principal environmental issues facing us include the impact on air quality through gas and particle emissions, including the emission of greenhouse gases, the environmental impact of the disposal of water used in our production processes, generation and disposal of waste, the receiving, use and storage of hazardous and non-hazardous materials and the potential contamination and subsequent remediation of land, surface water and groundwater arising from our operations.

        Our substantial operations in the EU are subject to, among additional requirements, the requirements of the IED, which requires that operators of industrial installations, including glass manufacturing installations, take into account the whole environmental performance of the installation and obtain and maintain compliance with a permit, which sets emission limit values that are based on best available techniques.

        Our EU glass production facilities are also regulated under the EU ETS, now in its third phase which runs until 2020. Under this regime, the European Commission sets emission caps for greenhouse gases for all installations covered by the scheme, which are then implemented by Member States. Installations that emit less than their greenhouse gas emission cap can sell emission allowances on the open market and installations that exceed their emission cap are required to buy emission allowances and are penalized if they are unable to surrender the required amount of allowances at the end of each trading year. California has enacted a similar greenhouse gas reduction scheme that works on a cap and trade basis and that applies to our manufacturing operations in the state, requiring us to purchase offsets against our greenhouse gas emissions. Other states where we have operations, such as Washington, are expected to implement similar programs. In addition, the EPA has also begun to regulate certain greenhouse gas emissions under the Clean Air Act.

        Furthermore, the EU Directive on environmental liability with regard to the prevention and remedying of environmental damage aims to make those who cause damage to the environment (specifically damage to habitats and species protected by EU law, damage to water resources and land contamination which presents a threat to human health) financially responsible for its remediation. It requires operators of industrial premises (including those which hold a permit governed by the IED) to take preventive measures to avoid environmental damage, inform the regulators when such damage has or may occur and to remediate contamination.

        Our operations are also subject to stringent and complex U.S. federal, state and local laws and regulations relating to environmental protection, including the discharge of materials into the environment, health and safety and product safety including, but not limited to: the U.S. federal Clean Air Act, the U.S. federal Water Pollution Control Act of 1972, the U.S. federal Resource Conservation and Recovery Act and the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"). These laws and regulations may, among other things (i) require obtaining permits to conduct industrial operations; (ii) restrict the types and quantities and concentration of various substances that can be released into the environment; (iii) result in the suspension or revocation of necessary permits, licenses and authorizations; (iv) require that additional pollution controls be installed and (v) require remedial measures to mitigate pollution from former and ongoing operations, including related natural resource damages. Specifically, certain U.S. environmental laws, such as CERCLA, or Superfund, and analogous state laws, provide for strict, and under certain circumstances, joint and several liability for the investigation and remediation of releases or the disposal of regulated materials into the environment including soil and groundwater, as well as for damages to natural resources.

        In the United States and Canada, a number of government authorities have adopted or are considering legal requirements that would mandate certain rates of recycling, the use of recycled materials, or limitations on or preferences for certain types of packaging. In North America, sales of beverage cans are affected by governmental regulation of packaging, including deposit return laws. As of December 31, 2015, there were ten U.S. states with bottle deposit laws in effect, requiring consumer deposits of between 2 and 15 cents (USD), depending on the size of the container. In Canada, there are ten provinces and two territories with consumer deposits between 5 and 40 cents (Canadian), depending on the size of the container.

        A number of U.S. states and Canadian provinces have recently considered or are now considering laws and regulations to encourage curbside, deposit return, and on-premises recycling. Although there is no clear trend in the direction of these state and provincial laws and regulations, we believe that U.S. states and Canadian provinces, as well as municipalities within those jurisdictions, will continue to adopt recycling laws which will affect supplies of post-consumer recycled glass. As a large user of postconsumer recycled glass for bottle-to-bottle production, we have an interest in laws and regulations impacting supplies of such material in its markets.

        We are also committed to ensuring that safe operating practices are established, implemented and maintained throughout our organization. In addition, we have instituted active health and safety programs throughout our company. See "Risk Factors—Risks Relating to Our Business—We are subject to various environmental and other legal requirements and may be subject to new requirements of this kind in the future that could impose substantial costs upon us".

Legal Proceedings

        We become involved from time to time in various claims and lawsuits arising in the ordinary course of business, such as employee claims, disputes with our suppliers, environmental liability claims and intellectual property disputes.

        In 2015, the German competition authority (the Federal Cartel Office) initiated an investigation of the practices of metal packaging manufacturers in Germany, including us. The investigation is ongoing, and there is at this stage no certainty as to the extent of any charge which may arise. Accordingly, no provision has been recognized.

        While the result of these disputes or claims cannot be predicted with certainty, we do not believe that the resolution of any such disputes or litigation, individually or in the aggregate, could have a material adverse effect on our business, results of operations or financial position.

History and Development

        Ardagh Group traces its origins back to 1932 in Dublin, Ireland, when the Irish Glass Bottle Company was founded and listed on the Irish Stock Exchange. The Company operated a single glass plant in Dublin, largely serving the domestic beverage and food customer base, until 1998, when Yeoman International, led by the current Chairman and major shareholder, Paul Coulson, took an initial stake in Ardagh. Paul Coulson became Chairman later that year.

        Since 1999, we have played a major role in the consolidation of the global metal and glass packaging industries, completing 23 acquisitions and significantly increasing our scope, scale, and geographic presence. Acquisitions, divestments and investments in greenfield projects to strengthen our position in selected segments have included the following select transactions:

  •
  In 1999, we acquired Rockware PLC in the U.K., from Owens-Illinois for GBP 247 million, which established the Company as the leading glass packaging producer in the UK and Ireland;

  •
  In 2003, we acquired Hermann Heye in Germany, a leading supplier of engineering solutions to the glass packaging industry globally, as well as the owner of two glass packaging plants in Germany, which represented a foothold for potential further expansion in glass packaging in Germany;

  •
  In 2005, we acquired Redfearn Glass, Rexam PLC's U.K. glass packaging business for approximately GBP 50 million, strengthening our leading position in the U.K. glass packaging market;

  •
  In 2007, we acquired Rexam PLC's European glass packaging business for €657 million, broadening our presence across Continental Europe;

  •
  In 2010, we acquired Impress Group for €1.7 billion, which diversified our presence into metal packaging;

  •
  In 2012, we acquired Leone Industries Inc., a single plant glass packaging business in New Jersey, United States for $220 million, representing our first expansion into the U.S. glass packaging market;

  •
  In 2012, we acquired Anchor Glass for $880 million, the third largest producer of glass packaging in the United States, operating eight glass packaging plants;

  •
  In 2014, following an extensive regulatory review, we completed the VNA Acquisition, the second largest glass packaging producer in North America, with 15 manufacturing plants in the United States, for €1.0 billion. The VNA Acquisition expanded our glass packaging business in North America into new geographies and end-use categories. We also divested six former Anchor Glass plants and ancillary assets as a condition of gaining approval for this acquisition;

  •
  In 2014, we divested our metal packaging businesses in Australia and New Zealand;

  •
  In 2015, we completed an investment of approximately $220 million in two new can-making facilities in Roanoke, Virginia and Reno, Nevada, as well as a significant expansion of our Conklin, New York, ends plant; and

  •
  In 2016, we acquired 22 plants required to be divested by Ball Corporation and Rexam PLC as a condition of Ball Corporation's acquisition of Rexam PLC. This acquisition, for a total consideration of €2.7 billion, broadened our presence in metal packaging to include leading global beverage can market positions.

Employees

        As of September 30, 2016, we had approximately 23,500 employees globally.

        As of September 30, 2016, Metal Packaging had approximately 11,500 employees globally, of which approximately 1,300 were located in the Netherlands, approximately 1,300 were located in France, approximately 2,400 were located in Germany, approximately 800 were located in Italy and approximately 1,700 were located in the United States.

        As of September 30, 2016, Glass Packaging had approximately 12,000 employees, of which approximately 5,500 employees were located in the United States, approximately 2,200 employees were located in Germany, approximately 600 employees were located in the Netherlands and approximately 1,400 employees were located in the United Kingdom.

        We strive to maintain a safe working environment for all of our employees, with safety in the workplace being a key objective, measured through individual accident reports, detailed follow-up programs and key performance indicator reporting. We believe that our safety record is among the best in the industry.

        The majority of our employees are members of labor unions or are subject to centrally-negotiated collective agreements. We generally negotiate national contracts with our unions, with variations agreed at the local plant level. Most such labor contracts have a duration of one to two years. Our management believes that, overall, our current relations with our employees are good.

        Our subsidiaries located in the European Union have special negotiating committees which have established a European Works Council ("EWC") in compliance with EU directives. The EWC acts as a communications conduit and consultative body between our EU subsidiaries and our employees.

        The EWC meets at least twice a year, and senior management attends these general meetings. The EWC also has the right to be notified of any special circumstances that would have a major impact on the interests of employees. EWC delegates are elected for four-year terms on the basis of legal principles or practices in the relevant countries, while the allocation of EWC delegates between countries is governed by EU directives.

MANAGEMENT

Officers and Directors

        Set forth below is information concerning our officers, directors and director nominees as of the date of this prospectus. The director nominees will be appointed as directors at or before the completion of the offering. There are no family relationships among the executive officers or between any executive officer or director other than David Wall being the brother of Paul Coulson's wife. Our executive officers are appointed by the board of directors to serve in their roles. Each executive officer is appointed for such term as may be prescribed by the board of directors or until a successor has been chosen and qualified or until such officer's death, resignation or removal. Unless otherwise indicated, the business address of all of our executive officers and directors is 10 Portman Square, London, W1H 6AZ, United Kingdom.

Name	Age	Position
Paul Coulson	64	Chairman and Director
Ian Curley	54	Chief Executive Officer and Director
David Matthews	52	Chief Financial Officer and Director
Wolfgang Baertz	76	Director
Herman Troskie	46	Director
Brendan Dowling	69	Director Nominee
Houghton Fry	71	Director Nominee
Johan Gorter	57	Director Nominee
Gerald Moloney	59	Director Nominee
John Riordan	58	Director Nominee
David Wall	47	Director Nominee

Backgrounds of Our Officers, Directors and Director Nominees

  Paul Coulson

        Paul Coulson graduated from Trinity College Dublin with a business degree in 1973. He spent five years with Price Waterhouse in London and Dublin and qualified as a Chartered Accountant in 1978. He then established his own accounting firm before setting up Yeoman International in 1980 and developing it into a significant leasing and structured finance business. In 1998 he became Chairman of the Group and initiated the transformation of Ardagh from a small, single plant operation into a leading global packaging company. Over the last 30 years he has been involved in the creation and development of a number of businesses apart from Yeoman and Ardagh. These include Fanad Fisheries, a leading Irish salmon farming company, and Sterile Technologies. Prior to its sale to Stericycle, Inc. in 2006, Sterile Technologies had been developed into the leading medical waste management company in the United Kingdom and Ireland.

  Ian Curley

        Ian Curley joined as Group Chief Executive Officer Designate in June 2016 and became Group Chief Executive Officer in September 2016. Prior to joining the Group, Mr. Curley was Group Chief Financial Officer of Smurfit Kappa Group plc from 2000 until March 2016, prior to which he served as Chief Financial Officer of Smurfit Europe. He is a Fellow of the Institute of Chartered Management Accountants (Ireland).

  David Matthews

        David Matthews was appointed Chief Financial Officer in March 2014. He was appointed to the Board of Directors of Ardagh Group S.A. in May 2014. Prior to joining Ardagh, Mr. Matthews held various senior finance positions at DS Smith plc and Bunzl plc. Mr. Matthews qualified as a Chartered Accountant in 1989 with Price Waterhouse in London and holds an Engineering degree from the University of Southampton.

  Wolfgang Baertz

        Wolfgang Baertz was President of the Executive Committee of Dresdner Bank Luxembourg from 1997 until his retirement in 2003, having been Managing Director from 1982 to 1997. Mr. Baertz previously served with Commerzbank AG Düsseldorf and has been a director of the Group since December 2002.

  Herman Troskie

        Herman Troskie is Managing Director, Private Clients at Maitland, a global advisory and administration firm with over $280 billion in assets under administration. He has extensive experience in the areas of international corporate structuring, cross-border financing and capital markets, with a particular interest in integrated structuring for entrepreneurs and their businesses. Mr. Troskie is a director of companies with the Yeoman group of companies, and other private and public companies. He qualified as a South African Attorney in 1997, and as a Solicitor of the Senior Courts of England and Wales in 2001. Mr. Troskie is based in Luxembourg.

  Brendan Dowling

        Brendan Dowling has been a director of the Group since 1998. He holds graduate degrees in economics from University College Dublin and Yale University. He was Economic Advisor to the Minister for Foreign Affairs in Dublin before joining Davy Stockbrokers in 1979 as Chief Economist and later partner. He is a former member of the Committee of the Irish Stock Exchange and the Industrial Development Authority of Ireland. Prior to joining Yeoman International Group in 1995, he was Executive Chairman of Protos Stockbrokers in Helsinki, Finland.

  Houghton Fry

        Houghton Fry qualified as a solicitor in 1967 with William Fry, Solicitors in Dublin, Ireland having obtained an LLB law degree from Trinity College, Dublin University, Ireland. He became a Partner in the firm in 1970 and, in 1986, Chairman and Senior Partner. He specialized in international corporate and financial law and had extensive transaction experience in many different jurisdictions. He retired from legal practice in 2004 and has been an executive director of the Group since that time.

  Johan Gorter

        Johan Gorter joined the Group in 2007. Prior to joining the Group, he joined PLM in 1998 as a Plant Director for the Dongen glass plant. He was then appointed Managing Director Benelux in 2001 at (Rexam), Divisional Operations Director in 2005 (Rexam) and Group Director Continuous Improvement in 2007 (Ardagh). His previous background was in aluminum production process and assembly, where he held several management positions with three companies and his last position before joining the glass industry was as General Manager in the Czech Republic. Mr. Gorter holds a Masters in Industrial Engineering from the University of Eindhoven. He joined the Board in 2016.

  Gerald Moloney

        Gerald Moloney joined the Board 2016, having served for many years been on the boards of Yeoman International Group Limited and Yeoman Capital S.A.. He holds a law degree from University College Cork and qualified as a solicitor in 1981. He worked for a period in European law in Brussels and has many years' experience working in the areas of commercial law and commercial litigation. He is managing partner of the commercial and litigation law firm, G.J. Moloney, with offices in Dublin and Cork, Ireland.

  John Riordan

        John Riordan was appointed President of Ardagh Glass North America in March 2014 having previously been Chief Finance Officer of the Group since 1999. He holds a Bachelor of Commerce degree from University College Cork and is a Fellow of The Institute of Chartered Accountants in Ireland. He qualified as a Chartered Accountant in 1985, having completed a training contract with Price Waterhouse. He held a number of financial management roles in the engineering, pharmaceutical and medical devices industries before joining Ardagh.

  David Wall

        David Wall was appointed Chief Executive Officer of Metal Packaging in April 2011. Mr. Wall joined Ardagh in November 2008 as CEO of the Engineering division. Since then he has also held the role of Group Head of Integration. Mr. Wall qualified as a chartered accountant with Price Waterhouse and also holds an MBS from UCD Smurfit Business School, Dublin, Ireland and a BA in Economics from University College Dublin. Mr. Wall is a board member of EMPAC, the European Metal Packaging Association.

Controlled Company

        We intend to apply to list the Class A common shares offered in this offering on the NYSE. Our Parent Company will control more than 50% of the voting power of our common shares following the completion of this offering, and, as a result, under the NYSE's current listing standards, we qualify for and intend to avail ourselves of the controlled company exception under the corporate governance rules of the NYSE. As a controlled company, we will not be required to have (1) a majority of "independent directors" on our board of directors, (2) a compensation committee and a nominating and governance committee composed entirely of "independent directors" as defined under the rules of the NYSE or (3) an annual performance evaluation of the compensation and nominating and governance committees. The controlled company exception does not modify the independence requirements for the audit committee, which require that our audit committee be composed of at least three members, a majority of whom will be independent within 90 days from the date of this prospectus and each of whom will be independent within one year from the date of this prospectus. Upon the completion of this offering, our board of directors will establish an audit committee that consists of one director who is not otherwise affiliated with us, and appoint a second independent director within 90 days from the date of this prospectus and a third independent director within one year from the date of this prospectus.

Board of Directors

Composition of Our Board of Directors

        Our board of directors currently consists of five members. Upon completion of this offering, we expect that our board of directors will consist of twelve members. Our board of directors will consist of such number of directors as the general meeting of shareholders may from time to time determine.

        Immediately following the completion of this offering, we expect that at least one member of our board of directors will be "independent" under the rules of the NYSE.

Number and Election of Directors

        Pursuant to Luxembourg Law, the board of directors must be composed of at least three directors. Under the Articles, the number of directors of the Company is not subject to any maximum. The holders of the shares have the right to elect the board of directors at a general meeting of the shareholders by a simple majority of the votes validly cast. The existing directors have the right to appoint persons to fill vacancies, which persons may hold office until the next following annual general meeting. See "Description of Share Capital".

Board of Directors Powers and Function

        The board of directors has the power to take any action necessary or useful to realize the corporate objects of the Company, with the exception of the powers reserved by Luxembourg Law or by the Articles to the general meeting of shareholders. Directors must act with diligence and in good faith in performing their duties. The expected behavior of a director is that of a normally prudent person, in a like position, having the benefit, when making such a decision, of the same knowledge and information as the directors having made the decision. See "Description of Share Capital".

Board of Directors Meetings and Decisions

        We expect that all of the resolutions of the board of directors will be adopted by a simple majority of votes cast in a meeting at which a quorum is present or represented by proxy. A member of the board of directors may authorize another member of the board of directors to represent him/her at the board meeting and to vote on his/her behalf at the meeting.

        Our board will meet as often as it deems necessary to conduct the business of the Company.

Experience of Directors

        We expect our board members collectively will have the experience, qualifications, attributes and skills to effectively oversee the management of the Company, including a high degree of personal and professional integrity, an ability to exercise sound business judgment on a broad range of issues, sufficient experience and background to have an appreciation of the issues facing the Company, a willingness to devote the necessary time to board duties, a commitment to representing the best interests of the Company and a dedication to enhancing shareholder value.

Committees of the Board of Directors

        Upon the completion of this offering, our board of directors will have four standing committees: an executive committee, an audit committee, a compensation committee and a nominating and governance committee. The members of each committee will be appointed by the board of directors and serve until their successors are elected and qualified, unless they are earlier removed or resign. Each of the committees will report to the board of directors as it deems appropriate and as the board may request. The composition, duties and responsibilities of these committees are set forth below. In the future, our board may establish other committees, as it deems appropriate, to assist it with its responsibilities.

Executive Committee

        Upon the completion of this offering, the board of directors will establish an executive committee that will oversee the management of the business and affairs of the Company. Paul Coulson,

and            will serve on the executive committee upon the completion of this offering, with Paul Coulson serving as the chair of the executive committee.

Audit Committee

        Upon the completion of this offering, our audit committee will consist of                        ,                         , and                        , with                         serving as the chair of the audit committee. Our Board has determined that                        meets the applicable audit committee independence standards. Our audit committee will consist of majority independent directors within 90 days from the date of this prospectus and will become fully independent within one year from the date of this prospectus in accordance with NYSE and the SEC phase-in provisions for a company listing on the NYSE in connection with its initial public offering.

        Our audit committee will, among other matters, oversee (1) our financial reporting, auditing and internal control activities; (2) the integrity and audits of our financial statements; (3) our compliance with legal and regulatory requirements; (4) the qualifications and independence of our independent auditors; (5) the performance of our internal audit function and independent auditors; and (6) our overall risk exposure and management. Duties of the audit committee will also include the following:

  •
  annually review and assess the adequacy of the audit committee charter and the performance of the audit committee;

  •
  be responsible for recommending the appointment, retention and termination of our independent auditors and determine the compensation of our independent auditors;

  •
  review the plans and results of the audit engagement with the independent auditors;

  •
  evaluate the qualifications, performance and independence of our independent auditors;

  •
  have sole authority to approve in advance all audit and non-audit services by our independent auditors, the scope and terms thereof and the fees therefor;

  •
  review the adequacy of our internal accounting controls; and

  •
  meet at least quarterly with our executive officers, internal audit staff and our independent auditors in separate executive sessions.

        The audit committee will have the power to investigate any matter brought to its attention within the scope of its duties and to retain counsel for this purpose where appropriate. Each of the Audit Committee members meets the financial literacy requirements of the NYSE listing standards and the board of directors has determined that                    qualifies as an "audit committee financial expert," as such term is defined in the rules of the SEC. The designation does not impose on the audit committee financial expert any duties, obligations or liabilities that are greater than those generally imposed on members of our audit committee and our board of directors. Our board of directors will adopt a written charter for the audit committee, which will be available on our corporate website at                                     upon the completion of this offering. The information on our website is not part of, and is not incorporated into, this prospectus or the registration statement of which it forms a part.

Compensation Committee

        Upon the completion of this offering, our compensation committee will consist of Paul Coulson,             and            , with Paul Coulson serving as the chair of the compensation committee. Because we will be a controlled company under the rules of the NYSE, our compensation committee is not required to be independent, although if such rules change in the future or we no longer meet the definition of a controlled company under the current rules, we will adjust the composition of the compensation committee accordingly in order to comply with such rules.

        The compensation committee will have the sole authority to retain, and terminate, any compensation consultant to assist in the evaluation of employee compensation and to approve the consultant's fees and the other terms and conditions of the consultant's retention. The compensation committee will, among other matters:

  •
  assist our board of directors in developing and evaluating potential candidates for executive officer positions and overseeing the development of executive succession plans;

  •
  administer, review and make recommendations to our board of directors regarding our compensation plans;

  •
  annually review and approve our corporate goals and objectives with respect to compensation for executive officers and, at least annually, evaluate each executive officer's performance in light of such goals and objectives to set his or her annual compensation, including salary, bonus and equity and non-equity incentive compensation, subject to approval by our board of directors;

  •
  provide oversight of management's decisions regarding the performance, evaluation and compensation of other officers; and

  •
  review our incentive compensation arrangements to confirm that incentive pay does not encourage unnecessary risk-taking and review and discuss, at least annually, the relationship between risk management policies and practices, business strategy and our executive officers' compensation.

Nominating and Governance Committee

        Upon the completion of this offering, our nominating and governance committee will consist of            ,             and             , with            serving as the chair of the nominating and governance committee. Because we will be a controlled company under the rules of the NYSE, our nominating and governance committee is not required to be independent, although if such rules change in the future or we no longer meet the definition of a controlled company under the current rules, we will adjust the composition of our nominating and governance committee accordingly in order to comply with such rules. The nominating and governance committee will, among other matters:

  •
  evaluate the independence of directors and nominate individuals to serve as directors;

  •
  review the committee structure of our board of directors and recommend directors to serve as members or chairs of each committee of our board of directors;

  •
  review and recommend committee slates annually and recommend additional committee members to fill vacancies as needed;

  •
  develop and recommend to our board of directors a set of corporate governance guidelines applicable to us and, at least annually, review such guidelines and recommend changes to our board of directors for approval as necessary; and

  •
  oversee the annual self-evaluation of our board of directors.

Code of Conduct

        In connection with this offering, our board of directors will adopt a code of conduct that establishes the standards of ethical conduct applicable to all of our directors, officers, employees, consultants and contractors. The code will address, among other things, competition and fair dealing, conflicts of interest, financial matters and external reporting, compliance with applicable governmental laws, rules and regulations, company funds and assets, confidentiality and corporate opportunity requirements and the process for reporting violations of the code, employee misconduct, conflicts of interest or other violations. Any waiver of the code with respect to our chief executive officer, chief financial officer, chief operating officer, controller or persons performing similar functions may only be authorized by our nominating and governance committee and will be promptly disclosed and posted on our website. Amendments to the code must be approved by our board of directors and will be promptly disclosed and posted on our website (other than technical, administrative or non-substantive changes). The code will be publicly available on our website at                        and in print to any shareholder who requests a copy. The information on our website is not part of this prospectus.

Corporate Governance Guidelines

        Our board of directors will adopt corporate governance guidelines that serve as a flexible framework within which our board of directors and its committees operate. These guidelines will cover a number of areas including the size and composition of the board, board membership criteria and director qualifications, director responsibilities, board agenda, roles of the chairman of the board and chief executive officer, meetings of independent directors, committee responsibilities and assignments, board member access to management and independent advisors, director communications with third parties, director compensation, director orientation and continuing education, evaluation of senior management and management succession planning. Our nominating and governance committee will review our corporate governance guidelines periodically and, if necessary, recommend changes to our board of directors. Additionally, our board of directors will adopt independence standards as part of our corporate governance guidelines. A copy of our corporate governance guidelines will be posted on our website at            . The information on our website is not part of this prospectus.

Indemnification of Directors and Officers

        For information concerning the indemnification applicable to our directors and officers, see "Description of Share Capital—Indemnification of Directors and Officers".

Director Compensation

        The Company has not, in the past, paid directors for services as members of the Company's board of directors. Prior to or concurrently with the completion of this offering, our board of directors will establish a compensation program for our non-employee directors.

        We will also reimburse our non-employee directors for reasonable out-of-pocket expenses incurred in connection with the performance of their duties as directors, including, without limitation, travel expenses in connection with their attendance in-person at board of directors and committee meetings. Directors who are employees will not receive any compensation for their services as directors.

Executive Compensation

        The aggregate amount of compensation our executive officers and directors received from the Group for service as an executive officer or director for the year ended December 31,            was €            . An aggregate of €            has been set aside or accrued for the year ended December 31,                        to provide pension, retirement or similar benefits to our executive officers and directors.

PRINCIPAL SHAREHOLDERS

        The following table sets forth information with respect to the beneficial ownership of our shares, and as adjusted to reflect the sale of our shares offered under this prospectus:

  •
  each shareholder, or group of affiliated shareholders, who we know beneficially owns more than 5% of our outstanding shares;

  •
  each of our directors; and

  •
  each member of senior management.

        Beneficial ownership is determined in accordance with the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting and/or investment power. Shares subject to options and warrants currently exercisable or exercisable within 60 days are deemed outstanding for computing the percentage ownership of the person holding the options but are not deemed outstanding for computing the percentage ownership of any other person. Except as otherwise indicated, we believe the beneficial owners of the shares listed below, based on information furnished by them, have sole voting and investment power with respect to the number of shares listed opposite their names.

	Shares Beneficially Owned Prior to the Offering					Shares Beneficially Owned After the Offering
	Class A common shares		Class B common shares			Class A common shares		Class B common shares
					% of Total Voting Power					% of Total Voting Power
Name of Beneficial Owner	Shares	%	Shares	%		Shares	%	Shares	%
5% Shareholders
ARD Finance S.A.
ARD Group Finance Holdings S.A.
Our executive officers and directors

All executive officers and directors as a Group

 CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Relationship with our Parent Company

        Our shares are currently owned by our Parent Company. Following the offering, our Parent Company will continue to exercise control over the composition of our board of directors and any other action requiring the approval of our shareholders. See "Risk Factors—Risks Related to Our Class A Common Shares and this Offering—The dual class structure of our common shares has the effect of concentrating voting control with our Parent Company and limiting our other shareholders' ability to influence corporate matters".

Implementation Agreement

        For the two year period ended December 31, 2015, certain expenses were paid to affiliates of Ardagh Group S.A. See Note 25 to the audited consolidated financial statements included elsewhere in this prospectus. Prior to the completion of this offering, we will enter into an implementation agreement with our Parent Company and ARD Group Holdings S.A. that will address, among other things, (i) our obligation to cooperate in providing information to our Parent Company relating to the preparation of required disclosures under the indenture governing the Toggle Notes and related registration rights, and (ii) matters relating to assumption, indemnification and allocation of benefits and responsibilities in connection with arrangements and other obligations with respect to our business that were entered into by ARD Group Holdings S.A. prior to the offering.

Registration Rights Agreement

        We will also enter into a registration rights agreement (the "Registration Rights Agreement") with our Parent Company, ARD Group Finance Holdings S.A. and certain transferees (parent companies and ultimate beneficial owners) prior to or concurrently with the completion of this offering. The Registration Rights Agreement will provide, so long as Class B common shares are issued and outstanding, customary "demand" and "piggyback" registration rights to our Parent Company and certain transferees (parent companies and ultimate beneficial owners). The Registration Rights Agreement will also provide that we will indemnify one another against certain liabilities related to such registrations.

Related Party Transactions

        In September 2016, our Parent Company issued the Toggle Notes, a portion of the proceeds of which were used to repay all of our outstanding obligations in respect of the Company's euro denominated 8.375% Senior PIK Notes due 2019 (in an original issue amount of €250 million) and dollar denominated 8.625% Senior PIK Notes due 2019 (in an original issue amount of $710 million) (collectively, the "PIK Notes"). At the time of the repayment, our aggregate obligation in respect of the PIK Notes totaled €1.1 billion inclusive of redemption premium.

        In order to finance the repayment of the PIK Notes, in September 2016 the Company received cash from our Parent Company and from ARD Group Finance Holdings S.A. (a wholly-owned subsidiary of our Parent Company), in respect of the following:

  •
  A capital contribution from our Parent Company (€431 million);

  •
  Repayment of loan receivable owed by our Parent Company (€404 million);

  •
  An issue of a convertible loan note by us to ARD Group Finance Holdings S.A. (€673 million); and

  •
  Proceeds from issue of our shares to ARD Group Finance Holdings S.A. (€6 million).

        The proceeds of these transactions in excess of the amounts used for the PIK Note repayment were used to pay a dividend to our Parent Company (€270 million) with the remainder contributed to our subsidiaries for general corporate purposes. The convertible loan note is convertible into shares of the Company at its option and managements' intention is that it will be converted prior to the completion of this offering.

        Certain transaction success-related bonuses were paid to members of the management of the Group in connection with the Beverage Can Acquisition. See Note 16 to the unaudited consolidated interim financial statements included elsewhere in this prospectus.

        For additional information, see Note 25 to the audited consolidated financial statements included elsewhere in this prospectus.

Policy Concerning Related Person Transactions

        Prior to the consummation of this offering, our board of directors will adopt a written policy, which we refer to as the related person transaction approval policy, for the review of any transaction, arrangement or relationship in which we are a participant, if the amount involved exceeds            and one of our executive officers, directors, director nominees or beneficial holders of more than 5% of our total equity (or their immediate family members), each of whom we refer to as a related person, has a direct or indirect material interest.

        A copy of our related person transaction approval policy will be available on our website upon the completion of this offering.

DESCRIPTION OF SHARE CAPITAL

        The following description of our share capital summarizes certain provisions of our Articles. Such summaries do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of our Articles, a copy of which has been filed as exhibit to the registration statement of which this prospectus forms a part. Prospective investors are urged to read the exhibits for a complete understanding of our Articles. See also "Comparison of Luxembourg Corporate Law and Delaware Corporate Law."

General

        We are a joint stock corporation (société anonyme) incorporated under, and governed by, the laws of the Grand Duchy of Luxembourg. We are registered with the Trade and Companies Register in Luxembourg under the number B160804. We were incorporated on May 6, 2011, under the name ARD Two S.A. The name changed to Ardagh Finance Holdings S.A. on May 28, 2014 and further to Ardagh Group S.A. on                        2017. Our registered office is located at 56, rue Charles Martel, L-2134 Luxembourg, Luxembourg. Our agent for service of process in the United States in connection with this offering is Ardagh Metal Packaging USA Inc., located at Carnegie Office Park, 600 North Bell Avenue, Building 1, Suite 200, Carnegie, PA 15106.

        The Company has legal personality. The objects of our business are set out in our Articles. They are to be interpreted broadly and include any transaction or agreement which is entered into by the Company that is not inconsistent with the specified objects. We can therefore undertake activities without restriction on our capacity.

        On or prior to the closing of this offering, our shareholders will approve certain amendments to our Articles. The following description is on the basis of such amended Articles.

        Since our incorporation, other than the creation and further increase in our authorized share capital to €            and the division of our share capital into Class A common shares and Class B common shares, there have been no material changes to our share capital. There have been no bankruptcy, receivership or similar proceedings with respect to us.

Shares

        After this offering, we will have two classes of common shares: Class A common shares, with a par value of €0.01 per share, and Class B common shares, with a par value of €0.10 per share. The rights of the holders of our Class A common shares and Class B common shares will be identical except for par value, voting and conversion rights. Each Class A common share will be entitled to one vote per share. Each Class B common share will be entitled to ten votes per share.

        Shares are issued in registered form only and no certificates will be issued. The Company is entitled to treat the registered holder of any share as the absolute owner thereof and is not bound to recognize any equitable claim or other claim or interest in such share on the part of any other person.

Issuance of shares

        Under Luxembourg Law, the issuance of our shares requires the approval of the general meeting of shareholders. Our shareholders have authorized the board of directors to issue shares up to the maximum amount of the authorized unissued share capital of the Company for a period of five years from                        , 2017. Shareholders may at a general meeting renew or extend such authorized share capital and authorization to the board of directors to issue shares.
        Immediately following the completion of this offering, our authorized share capital will consist of            Class A common shares with a par value of €0.01 per share and            Class B common shares

with a par value of €0.10 per share. Upon completion of this offering, there will be            Class A common shares and            Class B common shares issued and outstanding, assuming no exercise of the underwriters' option to purchase additional shares from the Company. All of our issued and outstanding Class A common shares and Class B common shares will be fully paid and the board of directors cannot call on shareholders or compel them to pay additional amounts.

        The Company may issue additional shares, including preference shares, from time to time, either at par or at a premium and with such rights and restrictions (with respect to dividends, voting, return of capital, or otherwise) as we may direct by resolution passed at an extraordinary general meeting held in the manner required for an amendment to the Articles, or as may be determined by the board of directors pursuant to the authority to issue authorized shares.

Preemptive Rights

        Our Articles provide that any rights under Luxembourg Law of holders of our common shares to proportionately subscribe for any new common shares issued for cash consideration have, in accordance with Luxembourg Law and within the authorized share capital, been waived for a period of 5 years from                        , 2017. Such authorization may be renewed, amended or extended by extraordinary resolution at a general meeting of shareholders. Accordingly, there are no preemptive rights applicable to the issuance of Class A common shares in this offering.

Meetings of shareholders

        The Company will convene at least one general meeting of shareholders each calendar year (the "annual general meeting") for the purpose of, among other things, approving the annual accounts and electing directors. Under Luxembourg Law, the annual general meeting must be held within six months of the end of the fiscal year.

        The Chairman, the board of directors or the supervisory auditor may convene any general meeting of shareholders. The board of directors must convene a general meeting within a period of one month if shareholders representing at least 10% of the share capital in issue, taking into account the 10 to 1 voting ratio between our Class B and Class A common shares, thus representing effectively 10% of the total voting rights (the "10% voting rights threshold") , request it in writing with an indication of the agenda for the meeting. In addition, one or more shareholders who together hold the 10% voting rights threshold may request that one or more additional items be put on the agenda of any general meeting. At least eight days' notice to shareholders is required for a general meeting.

Voting rights

        Our Articles specify that the voting right attached to each share at any general meeting of the shareholders is proportionate to the portion of the share capital represented by such share. Therefore, holders of our Class B common shares are entitled to ten votes per share and holders of our Class A common shares are entitled to one vote per share on all matters submitted to a vote of holders of common shares. The holders of our Class A common shares and Class B common shares will generally vote together as a single class, unless otherwise required by Luxembourg Law or our Articles. Luxembourg Law does not provide for cumulative voting in the election of directors. Voting of shareholders at a general meeting may be in person or by proxy.

        Our Articles distinguish ordinary resolutions and extraordinary resolutions.

        Ordinary Resolutions.    Our Articles require a quorum of at least 33.33% of the share capital in issue, taking into account the 10 to 1 voting ratio between our Class B and Class A common shares, thus effectively 33.33% of the total voting rights, for any ordinary resolutions to be considered at a general meeting, and such ordinary resolutions are adopted by a simple majority of votes validly cast on such resolution by shareholders entitled to vote. Abstentions and nil votes are not taken into account. All issued common shares are vested with equal shareholder rights in all respects except for voting, par value and conversion rights.

        Extraordinary Resolutions.    Our Articles require extraordinary resolutions for any of the following matters, among other things: (a) an increase or decrease of the authorized or issued capital, (b) a limitation or exclusion of statutory preemptive rights, (c) a change of the nationality of the Company, and (d) an amendment to our Articles. Pursuant to our Articles, for any extraordinary resolutions to be considered at a general meeting the quorum is at least 50% of the total voting rights, unless otherwise mandatorily required by Luxembourg Law. If such quorum is not present, a second general meeting may be convened at which our Articles prescribe a quorum of at least 33.33% of the total voting rights. Any extraordinary resolution may be adopted at a general meeting at which a quorum is present (except as otherwise provided by mandatory law) by a majority of 66.67% of the votes validly cast on such resolution by shareholders entitled to vote.

        Upon the completion of this offering, our Parent Company will control approximately        % of the combined voting power of our common shares, assuming no exercise of the underwriters' option to purchase additional shares from the Company, as a result of its ownership of our Class B common shares. Accordingly, our Parent Company can control the outcome of any action requiring the general approval of our shareholders.

Amendment of the Articles

        Our Articles require an extraordinary general meeting of shareholders to act upon an amendment to the Articles. The agenda of the extraordinary general meeting of shareholders must indicate the proposed amendments to the Articles. Any resolutions to amend the Articles must be taken before a Luxembourg notary and such amendments must be published in accordance with Luxembourg Law.

Variation of share rights

        Under Luxembourg Law, where a resolution of an extraordinary general meeting of shareholders will change the rights of the Class A common shares or the Class B common shares or any other outstanding class of shares, the resolution must, in order to be valid, fulfil the quorum and voting requirements for an extraordinary general meeting with respect to each such class.

        Our Articles specify that the creation or issue of shares ranking equally with existing shares will not, unless expressly provided by the terms of issue of existing shares, be deemed to vary the rights attached to existing shares. In addition, the creation or issue of preference shares ranking prior to common shares will not be deemed to vary the rights attached to common shares or, subject to the terms of any other class or series of preference shares, to vary the rights attached to any other class or series of preference shares. However, any variation of the rights of Class B common shares to the disadvantage of the Class A common shares may require a class vote of the Class A common shares and vice versa.

Conversion and Exchange

        Each Class B common share will be issued as repurchasable shares under Luxembourg Law, and may therefore be repurchased by the Company in exchange for one Class A common share made in compliance with the procedure set out in our Articles (the "Conversion").

        Our Articles provide that an irrevocable and unconditional Conversion will happen either (i) at the option of the holder, at any time by notice to the Company (ii) immediately prior to any sale, transfer or purported transfer of a Class B common share to any person other than Ardagh or certain specified transferees or (iii) with respect to all Class B common shares, at such time as Ardagh and/or certain specified transferees cease to own Class B common shares constituting at least 10% of our issued and outstanding common shares.

        The Conversion will be applied by our board of directors, which will, in compliance with the procedure set out in our Articles, repurchase Class B common shares in exchange for the issue under the authorized share capital of the corresponding number of Class A common shares. The price per share will be the nominal value of the repurchased Class B common share. No cash payment will be made to a shareholder whose Class B common shares are repurchased. Upon conversion of a Class B common share, €0.09 of its nominal value will be reallocated from share capital to the share premium account, reflecting the lower par value attributable to the Class A common share issued in exchange.

        The Class A common shares are not subject to any conversion right.

        Under our Articles, a security interest may be granted in Class B common shares from time to time without causing an automatic conversion to Class A common shares, provided that any shares over which security is granted will automatically convert into Class A common shares at the time of any transfer on enforcement.

Dividend rights

        Under Luxembourg Law, dividends may only be declared from the freely available distributable reserves of the Company. Interim dividends may be declared by the board of directors. The annual general meeting of shareholders would in the normal course be asked to declare as final the interim dividends paid during the year. The shareholders may declare dividends at a general meeting, but, in accordance with the Articles, such dividends may not exceed the amount recommended by the board of directors.

        Our Articles provide that dividends may not be declared or paid in respect of Class B common shares unless they are declared or paid in the same amount in respect of the Class A common shares, and vice versa. With respect to share dividends (also known as bonus issues), holders of Class B common shares must receive Class B common shares while holders of Class A common shares must receive Class A common shares. This will be done on a one share for share basis, without having regard to the nominal value of the shares.

Distributions on winding up of the Company

        Any voluntary dissolution of the Company will take place in accordance with the provisions of Luxembourg Law. We may only be placed into voluntary dissolution if shareholders vote in favor of such dissolution by means of a resolution passed at an extraordinary general meeting.

        In the event of our liquidation, dissolution or winding up, the holders of common shares are entitled to share equally and ratably in our assets, if any, remaining after the payment of all of our debts and liabilities.

        Since all shares of the Company, including the shares offered hereby, will be fully paid, shareholders will have no liability in the event of a winding up of the Company, unless they are deemed to be a de facto manager (gérant de fait) exercising effective and continuing control over the Company by positive actions.

Share repurchases

        Pursuant to our Articles, our board of directors may purchase our own shares in accordance with Luxembourg Law on such terms and in such manner as may be authorized by the general meeting of shareholders in an ordinary resolution, subject to the rules of any stock exchange on which our shares are listed.

Access to Books and Records and Dissemination of Information

        The register of shareholders of the Company is open to inspection, at the Company's registered office, by shareholders.

        Each year, the shareholders have the right to inspect, at the Company's registered office, eight calendar days prior to the annual general meeting, among other things (i) the annual accounts and the list of directors and of the supervisory auditors, (ii) the report of the supervisory auditors and (iii) in case of amendments to the Articles, the text of the proposed amendments and the draft of the resulting consolidated Articles. Each shareholder is entitled to obtain free of charge, upon request and against evidence of his title, eight days before the general meeting, a copy of the annual accounts as well as the report from the management report and of the supervisory auditors.

Board of Directors

        Our Articles provide that our business is to be managed and conducted by our board of directors. The board of directors may take any action necessary or useful to realize the corporate objects of the Company, with the exception of the powers reserved by Luxembourg Law or by the Articles to the general meeting of shareholders. There is no requirement in our Articles or Luxembourg Law that directors hold any of our shares. There is also no requirement in our Articles or Luxembourg Law that directors must retire at a certain age.

        Our Articles provide that our board of directors will consist of such number of directors as the general meeting of shareholders may from time to time determine, subject to the requirement in terms of Luxembourg Law that there cannot be less than three directors. Our board of directors will initially consist of            directors. Our board of directors will be classified into three classes of directors that are, as nearly as possible, of equal size. Each class of directors is elected for a three-year term of office, but the terms are staggered so that the term of only one class of directors expires at each annual general meeting. Any director appointed to fill any vacancy on the board of directors must be put in a specific class and only serves until the term of such class expires.

        Our Articles provide that any director may be removed at a shareholders meeting with or without cause by an ordinary resolution and any vacancy on the board of directors, created by death, disability, disqualification, resignation or removal, may be filled by our board of directors, acting by a simple majority, on a provisional basis until a new director is appointed or the provisional appointment of the director appointed by the board of directors is confirmed at the next general meeting of shareholders.

        Pursuant to Luxembourg Law, any director of the Company that has a direct or indirect financial interest conflicting with that of the company in a transaction that must be considered by the board of directors, must advise the board of directors thereof and cause a record of his or her statement to be included in the minutes of the meeting. He or she may not take part in these deliberations. At the next following general meeting, before any other resolution is put to vote, a special report shall be made on any transactions in which any of the directors may have had an interest conflicting with that of the Company. However, in case of an interest other than the aforementioned financial interest, our Articles provide that as long as a director discloses such a direct or indirect interest in any contract or proposed contract with us as required by Luxembourg Law, such director is entitled to vote in respect of any such contract or proposed contract in which he or she is interested.

        The compensation of our non-employee directors will be determined by our board of directors, and there is no requirement that a specified number or percentage of independent directors must approve any such determination. Our non-employee directors may also be paid all travel, hotel and other expenses properly incurred by them in connection with our business or their duties as directors.

Indemnification of Directors and Officers

        Our Articles contain indemnification provisions setting forth the scope of indemnification of our directors and officers. These provisions allow us to indemnify directors and officers against liability (to the extent permitted by law) and expenses reasonably incurred or paid by them in connection with claims, actions, suits or proceedings in which they become involved as a party or otherwise by virtue of performing or having performed as a director or officer, and against amounts paid or incurred by them in the settlement of such claims, actions, suits or proceedings, except in cases of fraud, dishonesty, gross negligence, willful misconduct or action giving rise to criminal liability. The indemnification extends, among other things, to legal fees, costs and amounts paid in the context of a settlement. We intend to enter into indemnification agreements with our directors and executive officers.

        Our Articles further provide that we may purchase and maintain insurance or furnish similar protection or make other arrangements, including, but not limited to, providing a trust fund, letter of credit or surety bond on behalf of our directors or officers against any liability asserted against them in their capacity as a director or officer.

Anti-Takeover Provisions

        Certain provisions of our Articles may have the effect of delaying, deferring or discouraging another person from acquiring control of us, including the following:

  •
  Control by Class B common shareholders.  As described above in "Description of Share Capital—Common Shares—Voting Rights," our Articles provide for a dual class share structure, which, for so long as Class B common shares are issued and outstanding, will allow our Parent Company to control the outcome of most matters requiring shareholder approval, even if it owns Class B common shares representing significantly less than a majority of the Company's issued and outstanding common shares. As a result, the holders of our Class B common shares could delay or prevent the approval of a change of control transaction that may otherwise be approved by the holders of the issued and outstanding Class A common shares.

  •
  Classified Board.  Our board of directors will be classified into three classes of directors that are, as nearly as possible, of equal size. Each class of directors will be elected for a three-year term of office, but the terms are staggered so that the term of only one class of directors expires at each annual general meeting. The existence of a classified board could impede a proxy contest or delay a successful tender offeror from obtaining majority control of the board of directors, and the prospect of that delay might deter a potential offeror.

  •
  Advance Notice Requirements for Shareholder Proposals.  Luxembourg Law and our Articles provide advance notice procedures for shareholders holding at least the 10% voting rights threshold seeking to bring business before an annual general meeting. Our Articles also specify certain requirements regarding the form and content of a shareholder's notice. These provisions may preclude our shareholders from bringing matters before an annual general meeting.

  •
  Extraordinary Resolutions.  Our Articles require extraordinary resolutions for certain corporate transactions, including mergers and de-mergers. Pursuant to our Articles, for any extraordinary resolutions to be considered at a general meeting the quorum is at least 50% of the total voting rights, unless otherwise mandatorily required by Luxembourg Law. If such quorum is not present, a second general meeting may be convened at which our Articles prescribe a quorum of at least 33.33% of the total voting rights. Any extraordinary resolution may be adopted at a general meeting at which a quorum is present (except as otherwise provided by mandatory law) by a majority of 66.67% of the votes validly cast on such resolution by shareholders entitled to vote.

Mergers and de-mergers

        A merger by absorption whereby a Luxembourg company, after its dissolution without liquidation, transfers to the absorbing company all of its assets and liabilities in exchange for the issuance to the shareholders of the company being acquired of shares in the acquiring company, or a merger effected by transfer of assets to a newly incorporated company, must, in principle, subject to certain exceptions, be approved by an extraordinary resolution of shareholders of the Luxembourg company to be held before a notary. Similarly, a de-merger of a Luxembourg company is generally subject to the approval by an extraordinary resolution of shareholders.

Drag-along right

        Our Articles provide that at any time any person(s) will have acquired, and/or become unconditionally entitled to acquire, at least 80% of the Company's share capital in issue, such person(s) may give a written notice to the board of directors to acquire all of the shares in issue.

Shareholder Suits

        Class actions and derivative actions are generally not available to shareholders under Luxembourg law. Minority shareholders holding at least the 10% voting rights threshold may bring an action against the directors on behalf of the Company. Minority shareholders holding at least the 10% voting rights threshold may also ask the directors questions in writing concerning acts of management of the Company or one of its subsidiaries; in the absence of answer within a period of one month, these shareholders may apply to the Luxembourg courts to appoint one or more experts instructed to submit a report on the said acts of management. Furthermore, consideration would be given by a Luxembourg court in summary proceedings to acts that are alleged to constitute an abuse of majority rights against the minority shareholders.

        Our Articles contain a provision by virtue of which our shareholders waive any claim or right of action that they have, both individually and on our behalf, against any director or officer in relation to any action or failure to take action by such director or officer, except in respect of any fraud or dishonesty of such director or officer.

Untraced Shareholders

        Our Articles provide that the board of directors may forfeit any dividend or other monies payable in respect of any shares that remain unclaimed for five years from the date when such monies became due for payment. Any such amount will then be deposited in escrow with the Caisse de Consignation in Luxembourg. In addition, we are entitled to cease sending dividend drafts and checks by post or otherwise to a shareholder if such instruments have been returned undelivered to, or left uncashed by, such shareholder on at least two consecutive occasions or, following one such occasion, reasonable enquires have failed to establish the shareholder's new address. This entitlement ceases if the shareholder claims a dividend or cashes a dividend check or a draft.

Registrar and Transfer Agent

        We have appointed                as our registrar and transfer agent in the US, and all Class A common shares and shareholders are transferred from the register held at our registered office to the register held by our registrar and transfer agent. The register of shareholders to be kept at the Company's registered office will contain the holders of Class B common shares and it will record the Class A common shares with reference to the records of the US registrar and transfer agent. The registrar and transfer agent will provide to the Company, upon request, a copy of such register of Class A common shares (to enable the Company to comply with its obligations in case a shareholder arrives at the registered office to inspect the shareholders register).

COMPARISON OF LUXEMBOURG CORPORATE LAW AND DELAWARE CORPORATE LAW

        The following comparison between Luxembourg corporate law, which applies to the Company, and Delaware corporate law, the law under which many corporations in the United States are incorporated, discusses additional matters not otherwise described in this prospectus. In certain respects, the Articles may provide for provisions that vary the minimum requirements of Luxembourg Law.

Meetings of Shareholders

Luxembourg

        Under Luxembourg Law, at least one general meeting of shareholders must be held each financial year in Luxembourg.

        Luxembourg Law provides that any general meeting of shareholders may be called by the board of directors of a company or the supervisory auditor of a company and must be called so that it is held within a period of one month upon the written request of shareholders holding not less than the 10% voting rights threshold. One or more shareholders who together hold at least the 10% voting rights threshold may request that one or more additional items be put on the agenda of any general meeting.

Delaware

        Shareholders generally do not have the right to call meetings of shareholders unless that right is granted in the certificate of incorporation or by-laws. However, if a corporation fails to hold its annual meeting within a period of 30 days after the date designated for the annual meeting, or if no date has been designated for a period of 13 months after its last annual meeting, the Delaware Court of Chancery may order a meeting to be held upon the application of a shareholder.

Amendments to the articles of association

Luxembourg

        Luxembourg Law provides that amendments to the articles of association of a company generally require an extraordinary general meeting of shareholders held in front of a public notary at which at least 50% of the total voting rights is represented. The notice of the extraordinary general meeting shall indicate the proposed amendments to the articles of association. If the aforementioned quorum is not reached, a second general meeting may be convened by means of a notice published fifteen days before the meeting in the Luxembourg Recueil électronique des sociétés et associations (RESA) and in a Luxembourg newspaper. The second general meeting shall be validly constituted regardless of the proportion of the share capital represented, unless otherwise required in the articles of association. At both meetings, resolutions will be adopted if approved by a majority of 66.67% of the votes validly cast on such resolution by shareholders entitled to vote and subject in certain circumstances to a higher majority and/or separate class votes as required under the articles of association of a company or Luxembourg Law.

        However, where classes of shares (i.e. Class A common shares, Class B common shares and, as the case may be, preference shares) exist and the resolution to be adopted by the general meeting of shareholders changes the respective rights attaching to such shares, the resolution will be adopted only if the conditions as to quorum and majority set out above are fulfilled with respect to each class of shares. The shareholders may change the nationality of a Luxembourg company by a resolution of the general meeting of shareholders adopted in the manner required for an amendment of the articles of association of the company. An increase of the commitments of its shareholders requires, however, the unanimous consent of the shareholders.

        In very limited circumstances the board of directors may be authorized by the shareholders to amend the articles of association, albeit always within the limits set forth by the shareholders. These include (i) where the board of directors is authorized to issue shares within the company's authorized unissued share capital and (ii) a cancellation of shares following a redemption of shares. The board of directors is then authorized to appear in front of a Luxembourg notary to record the capital increase or decrease and to amend the share capital set forth in the articles of association.

Delaware

        Amendments to the certificate of incorporation of a Delaware corporation require the affirmative vote of the holders of a majority of the outstanding shares entitled to vote thereon or such greater vote as is provided for in the certificate of incorporation. A provision in the certificate of incorporation requiring the vote of a greater number or proportion of the directors or of the holders of any class of shares than is required by Delaware corporate law may not be amended, altered or repealed except by such greater vote.

Duties of directors

Luxembourg

        The board of directors must act as a collegiate body in the best corporate interests of a company and has the power to take any action necessary or useful to realize the corporate objects of the company, with the exception of the powers reserved by Luxembourg Law or by the articles of association to the general meeting of shareholders. Luxembourg Law imposes a duty on directors of a Luxembourg company to: (i) act in good faith with a view to the best interests of the company; and (ii) exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. The standard of care required from directors in the execution of their mandate vis-à-vis the company is the standard that the ordinary or reasonable man would apply to his own affairs. The standard of care is more onerous where a director has special skills or where such director receives remuneration for his office.

        In addition, Luxembourg Law imposes specific duties on directors and officers of a company to comply with Luxembourg Law and the articles of association of the company.

Delaware

        The board of directors of a Delaware corporation bears the ultimate responsibility for managing the business and affairs of a corporation. In discharging this function, directors of a Delaware corporation owe fiduciary duties of care and loyalty to the corporation and to its shareholders. Delaware courts have decided that the directors of a Delaware corporation are required to exercise an informed business judgment in the performance of their duties. An informed business judgment means that the directors have informed themselves of all material information reasonably available to them. Delaware courts have also imposed a heightened standard of conduct upon directors of a Delaware corporation who take certain actions intended to prevent a threatened change in control of the corporation or in connection with transactions with a controlling shareholder. In addition, under Delaware law, when the board of directors of a Delaware corporation approves the sale or break-up of a corporation, the board of directors may, in certain circumstances, have a duty to obtain the highest value reasonably available to the shareholders.

Director terms

Luxembourg

        Under Luxembourg Law, directors may be re-elected but the term of their office may not exceed six years. The articles of association may provide for different classes of directors with each class being appointed for a different term.

Delaware

        The Delaware General Corporation Law generally provides for a one-year term for directors, but permits directorships to be divided into up to three staggered classes with up to three-year terms, with the terms for each class expiring in different years, if permitted by the certificate of incorporation, an initial bylaw or a bylaw adopted by the shareholders.

Director vacancies

Luxembourg

        Under Luxembourg Law and our Articles, in case of vacancy of the office of a director appointed by the general meeting, the remaining directors so appointed may fill the vacancy on a provisional basis. In such circumstances, the next general meeting shall make the final appointment. The decision to fill a vacancy must be taken by the remaining directors by simple majority vote.

Delaware

        The Delaware General Corporation Law provides that vacancies and newly created directorships may be filled by a majority of the directors then in office (even though less than a quorum) unless (a) otherwise provided in the certificate of incorporation or by-laws of the corporation or (b) the certificate of incorporation directs that a particular class of stock is to elect such director, in which case any other directors elected by such class, or a sole remaining director elected by such class, will fill such vacancy.

Anti-takeover provisions

Luxembourg

        There are no special powers granted by Luxembourg Law to the board of directors of a Luxembourg company, which would enable them to prevent a takeover of the company.

Delaware

        In addition to other aspects of Delaware law governing fiduciary duties of directors during a potential takeover, the Delaware General Corporation Law contains a business combination statute that protects Delaware companies from hostile takeovers and from actions following the takeover by prohibiting some transactions once an acquirer has gained a significant holding in the corporation. Section 203 of the Delaware General Corporation Law prohibits "business combinations," including mergers, sales and leases of assets, issuances of securities and similar transactions by a corporation or a subsidiary with an interested shareholder that beneficially owns 15% or more of a corporation's voting stock, within three years after the person becomes an interested shareholder, unless:

  •
  the transaction that will cause the person to become an interested shareholder is approved by the board of directors of the target prior to the transactions;

  •
  after the completion of the transaction in which the person becomes an interested shareholder, the interested shareholder holds at least 85% of the voting stock of the corporation not including shares owned by persons who are directors and also officers of interested shareholders and shares owned by specified employee benefit plans; or

  •
  after the person becomes an interested shareholder, the business combination is approved by the board of directors of the corporation and holders of at least two-thirds of the outstanding voting stock, excluding shares held by the interested shareholder.

        A Delaware corporation may elect not to be governed by Section 203 by a provision contained in the original certificate of incorporation of the corporation or an amendment to the original certificate of incorporation or to the bylaws of the company, which amendment must be approved by a majority of the shares entitled to vote and may not be further amended by the board of directors of the corporation. Such an amendment is not effective until twelve months following its adoption.

Removal of directors

Luxembourg

        Under Luxembourg Law a director may be removed from office by the shareholders at a general meeting of the shareholders, at any time and with or without cause, by a simple majority of votes validly cast by the shareholders.

Delaware

        Under the Delaware General Corporation Law, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except (a) unless the certificate of incorporation provides otherwise, in the case of a corporation whose board of directors is classified, shareholders may effect such removal only for cause, and (b) in the case of a corporation having cumulative voting, if less than the entire board of directors is to be removed, no director may be removed without cause if the votes cast against his/her removal would be sufficient to elect him if then cumulatively voted at an election of the entire board of directors, or, if there are classes of directors, at an election of the class of directors of which he/she is a part.

Limitation of liability of directors and officers

Luxembourg

        Pursuant to Luxembourg Law on agency, agents are generally entitled to be reimbursed any advances or expenses made or incurred in the course of their duties, except in cases of fault or negligence on their part. Luxembourg Law provisions on agency are generally applicable to the mandate of directors and agents of the company. Pursuant to Luxembourg Law, a company is generally liable for any violations committed by employees in the performance of their functions except where such violations are not in any way linked to the duties of the employee.

        It is possible to include indemnification provisions in the articles of association of a company setting forth the scope of indemnification of directors and officers. These provisions typically indemnify directors and officers against liability (to the extent permitted by Luxembourg Law) and expenses reasonably incurred or paid by them in connection with claims, actions, suits or proceedings in which they become involved as a party or otherwise by virtue of performing or having performed as a director or officer, and against amounts paid or incurred by them in the settlement of such claims, actions, suits or proceedings, except in cases of fraud, dishonesty, gross negligence, willful misconduct or action giving rise to criminal liability. It is also possible under Luxembourg Law to enter into indemnification agreements with directors and executive officers of a company.

Delaware

        The certificate of incorporation may provide for the elimination of personal monetary liability of directors for breach of fiduciary duties as directors to the fullest extent permissible under the laws of the State of Delaware, except for liability (i) for any breach of a director's loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law (iii) under Section 174 of the DGCL (relating to the liability of directors for unlawful payment of a dividend or an unlawful stock purchase or redemption) or (iv) for any transaction from which the director derived an improper personal benefit. The certificate of incorporation may also provide that if the DGCL is amended so as to allow further elimination of, or limitations on, director liability, then the liability of directors will be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

Interested director transactions

Luxembourg

        There are no rules under Luxembourg Law preventing a director from entering into contracts or transactions with the company to the extent the contract or the transaction is in the corporate interest of the company.

        Luxembourg Law prohibits a director from participating in deliberations and voting on a transaction which has to be considered by the board of directors if that director has a direct or indirect financial interest conflicting with that of the company. The concerned director must advise the board of directors thereof and cause a record of his statement to be included in the minutes of the meeting. Such director may not take part in these deliberations. At the next general meeting of shareholders, before any other resolution is put to the vote, a special report must be made on any transactions in which the directors may have had an interest conflicting with that of the company. These restrictions will not apply where the decision of the board of directors relates to ordinary business entered into under normal conditions.

Delaware

        Interested director transactions are permissible and may not be legally voided if:

  •
  either a majority of disinterested directors, or a majority in interest of holders of shares of the corporation's capital stock entitled to vote upon the matter, approves the transaction upon disclosure of all material facts; or

  •
  the transaction is determined to have been fair as to the corporation as of the time it is authorized, approved or ratified by the board of directors, a committee thereof or the shareholders.

Appraisal rights

Luxembourg

        Luxembourg Law does not provide for appraisal rights to shareholders.

Delaware

        A shareholder of a Delaware corporation participating in certain major corporate transactions may, under certain circumstances, be entitled to appraisal rights under which the shareholder may receive cash in the amount of the fair value of the shares held by that shareholder (as determined by a court) in lieu of the consideration the shareholder would otherwise receive in the transaction.

Cumulative voting

Luxembourg

        The election of directors by cumulative voting is not possible under Luxembourg Law.

Delaware

        The certificate of incorporation of a Delaware corporation may provide that shareholders of any class or classes or of any series may vote cumulatively either at all elections or at elections under specified circumstances.

Approval of corporate matters by written consent

Luxembourg

        Pursuant to Luxembourg Law, shareholders of a public limited liability company may not take actions by written consent. A shareholder meeting must always be called if the matter to be considered requires a shareholder resolution under Luxembourg Law or our Articles. Shareholders may vote by proxy.

Delaware

        Unless otherwise specified in a corporation's certificate of incorporation, shareholders may take action permitted to be taken at an annual or special meeting, without a meeting, notice or a vote, if consents, in writing, setting forth the action, are signed by shareholders with not less than the minimum number of votes necessary to authorize such action at a meeting at which all shareholders entitled to vote were present and voted.

Share repurchases

Luxembourg

        Pursuant to Luxembourg Law, a company (or any party acting on its behalf) may repurchase its own shares and hold them in treasury, provided, except in limited circumstances:

  •
  the shareholders at a general meeting have previously authorized the board of directors to acquire company shares. The general meeting shall determine the terms and conditions of the proposed acquisition and in particular the maximum number of shares to be acquired, the period for which the authorization is given (which may not exceed five years) and, in the case of acquisition for value, the maximum and minimum consideration.

  •
  the acquisitions, including shares previously acquired by the company and held by it, and shares acquired by a person acting in his own name but on behalf of the company, may not have the effect of reducing the net assets below the amount of the issued share capital plus the reserves, which may not be distributed by law or under the articles of association.

  •
  only fully paid-up shares may be repurchased.

        As long as shares are held in treasury, the voting and dividend rights attached thereto are suspended. Further, to the extent the treasury shares are reflected as assets on the balance sheet of the company, a non-distributable reserve of the same amount must be reflected as a liability.

Delaware

        The board of directors is permitted to authorize share repurchases without shareholder consent.

Shareholder suits

Luxembourg

        Pursuant to Luxembourg Law, the board of directors has the widest power to take any action necessary or useful to achieve the corporate object. The board of directors' powers are limited only by law and the articles of association of the company.

        Luxembourg Law generally does not require shareholder approval before legal action may be initiated on behalf of the company. The board of directors has sole authority to decide whether to initiate legal action to enforce the company's rights (other than, in certain circumstances, in the case of an action against board members). Luxembourg procedural law does not recognize the concept of class actions.

        Shareholders do not generally have authority to initiate legal action on the company's behalf. However, the general meeting of shareholders may vote to initiate legal action against directors on grounds that such directors have failed to perform their duties. Further, one or more shareholders holding at least the 10% voting rights threshold can take (on behalf of the company) legal action against directors or members of the board of directors for management fault, violation of the articles of association or law. Finally, if a director is responsible for a breach of the Luxembourg Law or of a provision of the articles of association, an action can be initiated by any third party, including a shareholder, that has suffered a loss that is independent and separate from the damage suffered by the company.

Delaware

        Class actions and derivative actions generally are available to the shareholders of a Delaware corporation for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law. In such actions, the court has discretion to permit the winning party to recover attorneys' fees incurred in connection with such action.

Inspection of books and records

Luxembourg

        The register of shareholders of a company is open to inspection, at the company's registered office, by shareholders.

        Each year, the shareholders have the right to inspect, at the Company's registered office, eight calendar days prior to the annual general meeting among other things (i) the annual accounts and the list of directors and of the supervisory auditors, (ii) the report of the supervisory auditors and (iii) in case of amendments to the articles of association, the text of the proposed amendments and the draft of the resulting consolidated articles of association. Each shareholder shall be entitled to obtain free of charge, upon request and against evidence of his title, eight days before the general meeting, a copy of the annual accounts as well as the report from the management report and of the supervisory auditors.

Delaware

        All shareholders of a Delaware corporation have the right, upon written demand, to inspect or obtain copies of the corporation's shares ledger and its other books and records for any purpose reasonably related to such person's interest as a shareholder.

Declaration and payment of dividends

Luxembourg

        Pursuant to Luxembourg Law, distributions may be made (i) by decision of the general meeting out of available profits (up to the prior year end and after approval of accounts as of the end of and for the prior year) and reserves and (ii) by the board of directors as interim dividends out of available profits and reserves. Furthermore, up to 5% of any net profits generated by the company must be allocated to a legal reserve that is not available for distribution, until such legal reserve is equal to 10% of the company's issued share capital. Generally, distributions may only be made if the following conditions are met:

  •
  except in the event of a reduction of the issued share capital, a distribution to shareholders may not be made if net assets on the closing date of the preceding fiscal year are, or following such distribution would become, less than the sum of the issued share capital plus reserves, which may not be distributed by law or under the articles of association.

  •
  the amount of a distribution to shareholders may not exceed the sum of net profits at the end of the preceding fiscal year plus any profits carried forward and any amounts drawn from reserves which are available for that purpose, less any losses carried forward and with certain amounts to be placed in reserve in accordance with the law or the articles of association

  •
  Interim distributions may only be made if the following conditions are met:

  •
  interim accounts indicate sufficient funds available for distribution;

  •
  the amount to be distributed may not exceed total profits since the end of the preceding fiscal year for which the annual accounts have been approved, plus any profits carried forward and sums drawn from reserves available for this purpose, less losses carried forward and any sums to be placed in reserves in accordance with the law or the articles of association;

  •
  the board of directors may declare interim distributions no more than 2 months after the date at which the interim accounts have been drawn up;

  •
  review report issued by the company auditor(s) confirming that the above conditions for an interim distribution are met.

        The amount of distributions declared by the annual general meeting of shareholders may include (i) the amount previously declared by the board of directors (i.e. the interim distributions for the year of which accounts are being approved), and if proposed (ii) the (new) distributions declared on the annual accounts. Where the payments made on account of interim dividends exceed the amount of the dividends subsequently approved by the shareholders at the annual general meeting, the excess amount shall be deemed to have been paid on account of the next dividend.

Delaware

        Under the DGCL, subject to any restrictions contained in the certificate of incorporation, the directors of a corporation may declare and pay dividends upon the shares of its capital stock either (i) out of its surplus or (ii) if there is no surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year, except when the capital of the corporation is diminished by depreciation in the value of its property, or by losses, or otherwise, to an amount less than the aggregate amount of capital represented by the issued and outstanding shares of all classes having a preference on the distribution of assets. "Surplus" is defined in the DGCL as the excess of the net assets of the corporation over capital, as such capital may be adjusted by the board of directors.

DESCRIPTION OF CERTAIN INDEBTEDNESS

        The following is a summary of the material terms of our principal financing arrangements. The following summaries do not purport to describe all of the applicable terms and conditions of such arrangements and are qualified in their entirety by reference to the actual agreements. We recommend that you refer to the actual agreements for further details, copies of which are filed as exhibits to the Registration Statement of which this prospectus is a part. For further information regarding our existing indebtedness, see related notes to our consolidated financial statements included in this prospectus as well as "Risk Factors", "Capitalization" and "Management's Discussion and Analysis of Financial Condition and Results of Operation".

Incremental Facility

  Overview

        On February 5, 2014, Ardagh Holdings USA Inc. and Ardagh Packaging Finance S.A. (the "Borrowers"), our wholly owned subsidiaries, entered into the incremental facility, which was amended on April 3, 2014 and drawn on April 11, 2014 for the purpose of financing a portion of the VNA Acquisition and fees and expenses related thereto. $700 million in aggregate principal amount was drawn under the incremental facility at a rate of 3.00% per annum plus LIBOR. On October 7, 2016, the Credit Agreement (as defined below) was amended to, among other things, (a) extend the maturity date of the incremental facility to December 17, 2021 with respect to loans of consenting parties and (b) enter into a new incremental facility with a maturity date of December 17, 2021, the proceeds of which repaid the loans of non-consenting lenders. Both incremental facilities have the same terms and are referred to collectively as the "Incremental Facility."

        The Incremental Facility is governed by a credit agreement, dated December 17, 2013 (the "Credit Agreement"), between Ardagh Holdings USA Inc., as U.S. borrower, Ardagh Packaging Finance S.A., as co-borrower, Ardagh Packaging Holdings, as parent guarantor, certain subsidiary guarantors, certain lenders from time to time party thereto, Citibank, N.A., as administrative agent, and Citibank, N.A., London Branch, as security agent.

  Guarantees

        The Incremental Facility is currently guaranteed by certain wholly owned subsidiaries of Ardagh Packaging Holdings.

  Guarantor Coverage Test

        The Credit Agreement requires that the Restricted Subsidiaries (as defined therein), together with Ardagh Packaging Holdings Limited, comprise not less than 80% of consolidated total assets and Consolidated Adjusted Net Income (as defined in the Credit Agreement) of Ardagh Packaging Holdings Limited and its Restricted Subsidiaries (the "80% Test"). The 80% Test is to be tested once per year based on the annual consolidated audited financial statements of Ardagh Packaging Holdings Limited. For purposes of the 80% test, the assets and Adjusted EBITDA contributed from the following Restricted Subsidiaries are disregarded: (i) Restricted Subsidiaries who are not required to become guarantors as a result of agreed security principles; (ii) Restricted Subsidiaries who would not be required to become guarantors for reasons relating to (A) violation of applicable law, (B) personal liability for the officers, directors or shareholders or (C) significant cost or expense; (iii) Restricted Subsidiaries whose guarantee of the Incremental Facility would require consent from lenders under other financings of such Restricted Subsidiaries; and (iv) Restricted Subsidiaries whose guarantee would be prohibited by debt incurred in contemplation, or for the purpose, of acquiring such Restricted subsidiaries; provided, that in each case of clauses (iii) and (iv) such non-guarantor Subsidiaries do not provide any guarantee or other credit support in respect of any indebtedness of the Borrowers or any guarantor.

  Security

        The Incremental Facility is currently secured by collateral provided by the Group to secure the July 2014 Secured Notes and the May 2016 Secured Notes (as described herein, the "Existing Secured Notes").

  Final Maturity and Amortization

        The Incremental Facility will mature on December 17, 2021 and, since June 30, 2014, has been subject to amortization in equal quarterly installments of 0.25%, with the balance due at maturity.

        Individual lenders may agree to extend the maturity date of their outstanding term loans upon the request of the Borrowers and without the consent of any other lender pursuant to customary procedures.

  Mandatory Prepayment

        Solely to the extent that none of Ardagh Packaging Holdings Limited and its Restricted Subsidiaries would have to incur any indebtedness to fund such prepayment, the Incremental Facility must be prepaid (subject to the right of lenders to reject such prepayment) with 50% of Excess Cash Flow (as defined in the Credit Agreement and which is net of permitted investments and dividends (to the extent financed with internally generated cash flow), permitted acquisitions and capital expenditures (including permitted acquisitions and capital expenditures budgeted for the immediately following fiscal year)), with step-downs to (i) 25% if the Specified Consolidated Secured Net Leverage Ratio (as defined in the Credit Agreement) is less than or equal to 3.00 to 1.0 but greater than 2.00 to 1.0 and (ii) 0% if the Specified Consolidated Secured Net Leverage Ratio is less than or equal to 2.00 to 1.0. The calculation of the Excess Cash Flow is subject to deductions for, among other things, payments in respect of the voluntary prepayment, redemption, repurchase or other acquisition for value of the borrowings under the Credit Agreement and other pari passu indebtedness (together with the permanent reduction of commitments in respect of any revolving indebtedness so repaid).

        The Incremental Facility must also be prepaid (subject to the right of lenders to reject such prepayment) with 100% of the net cash proceeds of issuances of debt obligations of Ardagh Packaging Holdings Limited and its Restricted Subsidiaries (except the net cash proceeds of any permitted debt (other than certain refinancing debt)). The Borrowers or Ardagh Packaging Holdings Limited shall offer to prepay the loans of any lender with the net cash proceeds received by Ardagh Packaging Holdings Limited or any of its Restricted Subsidiaries from any Asset Sale (as defined in the Credit Agreement) and subject to certain exceptions (including the pro rata prepayment of other pari passu debt); and upon a Change of Control (as defined in the Credit Agreement).

  Voluntary Prepayment

        The borrowings under the Incremental Facility may be prepaid without premium or penalty.

  Interest Rates and Fees

        Annual interest on borrowings under the Incremental Facility accrue at a rate of, at the option of the Borrowers, (x) adjusted LIBOR (subject to a floor of 1.00%) plus 3.00% or (y) the alternate base rate (subject to a floor of 2.00%) plus 2.00%.

  Covenants

        The Incremental Facility is subject to customary affirmative covenants, incurrence-based negative covenants that are substantially similar to the indentures governing our Existing Secured Notes and no financial maintenance covenants.

  Events of Default

        The Credit Agreement contains provisions governing certain events of default, including a failure to make payment of the amounts due, defaults under other agreements evidencing indebtedness over a certain threshold, failure to comply with covenants or other obligations, material misrepresentations, certain ERISA events and certain bankruptcy events. The occurrence of an event of default could result in the acceleration of payment obligations under the Credit Agreement.

Existing Secured Notes

July 2014 Secured Notes

        In July 2014, €1,155,000,000 aggregate principal amount of 4.250% First Priority Senior Secured Notes due 2022 (the "2022 Euro Secured Notes") and $1,110,000,000 aggregate principal amount of First Priority Senior Secured Notes due 2019 (the "2019 Dollar Secured Notes" and, together with the 2022 Euro Secured Notes, the "July 2014 Secured Notes") were issued in an offering not subject to the registration requirements of the Securities Act of 1933, as amended (the "Securities Act").

        The July 2014 Secured Notes are governed by an indenture entered into by, inter alios, Ardagh Packaging Finance plc ("Ardagh Packaging Finance"), as co-issuer, Ardagh Holdings USA Inc. ("Ardagh Holdings USA"), as co-issuer (collectively, the "Issuers" and each the "Issuer"), Citibank, N.A., London Branch, as trustee for the holders, and Ardagh Packaging Holdings Limited ("Ardagh Packaging Holdings"), as parent guarantor, and certain of Ardagh Packaging Holdings' wholly owned subsidiaries, as subsidiary guarantors.

        The July 2014 Secured Notes are the joint and several general obligations of the Issuers and rank equally in right of payment with all existing and future indebtedness of each Issuer that is not subordinated in right of payment to the July 2014 Secured Notes; rank senior in right of payment to any and all of the existing and future indebtedness of each Issuer that is subordinated in right of payment to the July 2014 Secured Notes; and are effectively subordinated to any indebtedness of Ardagh Packaging Holdings' subsidiaries that do not provide guarantees. At any time prior to June 30, 2017, the Issuers may redeem any or all of the 2022 Euro Secured Notes at 100% of their principal amount plus accrued and unpaid interest, if any, and any other amounts payable thereon, to the dates of redemption, plus a "make-whole" redemption premium. On or after June 30, 2017, the Issuers may redeem all or part of the 2022 Euro Secured Notes initially at 102.125%, with the premium declining after that date, plus accrued and unpaid interest, if any, to the redemption date (excluded). At any time prior to June 30, 2016, the Issuers may redeem any or all part of the 2019 Dollar Secured Notes at 100% of their principal amount plus accrued and unpaid interest, if any, to the date of redemption (excluded), plus a "make-whole" redemption premium. On or after June 30, 2016, the Issuers may, at any time, redeem all or part of the 2019 Dollar Secured Notes, initially at 102.000%, with the premium declining after that date, plus accrued and unpaid interest, if any, to the redemption date (excluded).

        If an event treated as a change of control occurs, then the Issuers or Ardagh Packaging Holdings must make an offer to repurchase the July 2014 Secured Notes at a purchase price in cash in an amount equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase.

        The July 2014 Secured Notes are also subject to certain customary covenants and events of default. The July 2014 Secured Notes are guaranteed on a senior basis by Ardagh Packaging Holdings and on a senior subordinated basis by certain wholly owned subsidiaries of Ardagh Packaging Holdings.

        The guarantee of the July 2014 Secured Notes by each guarantor ranks equally in right of payment with any and all existing and future indebtedness of such guarantor that is not subordinated in right of payment to such guarantee; ranks effectively equally with all of such subsidiary guarantor's existing and future indebtedness that is secured by a first priority lien on the collateral, including its obligations under the July 2014 Secured Notes; ranks senior in right of payment to any and all of the existing and future indebtedness of such guarantor that is subordinated in right of payment to such guarantee; and is effectively senior to any and all of such subsidiary guarantor's existing and future unsecured indebtedness to the extent of the assets securing such subsidiary guarantor's guarantee is effectively subordinated to any pari passu secured debt of the guarantor to the extent of the value of the assets securing such debt.

May 2016 Secured Notes

        In May 2016, $500,000,000 Senior Secured Floating Rate Notes due 2021 (the "2021 Floating Rate Notes"), €440,000,000 aggregate principal amount of 4.125% Senior Secured Notes due 2023 (the "2023 Euro Secured Notes") and $1,000,000,000 aggregate principal amount of 4.625% Senior Secured Notes due 2023 (the "2023 Dollar Secured Notes", and together with the 2021 Floating Rate Notes and the 2023 Euro Secured Notes, the "May 2016 Secured Notes") were issued in an offering not subject to the registration requirements of the Securities Act.

        The May 2016 Secured Notes are governed by an indenture entered into by, inter alios, Ardagh Packaging Finance, as co-issuer, Ardagh Holdings USA, as co-issuer, Citibank, N.A., London Branch, as trustee for the holders, Ardagh Packaging Holdings, as parent guarantor, and certain of Ardagh Packaging Holdings' wholly owned subsidiaries, as subsidiary guarantors.

        The May 2016 Secured Notes are the joint and several general obligations of the Issuers and rank equally in right of payment with all existing and future indebtedness of each Issuer that is not subordinated in right of payment to the Notes; rank senior in right of payment to any and all of the existing and future indebtedness of each Issuer that is subordinated in right of payment to the Notes; and are effectively subordinated to any indebtedness of Ardagh Packaging Holdings' subsidiaries that do not provide guarantees.

        At any time prior to May 15, 2017, the Issuers may redeem any or all of the 2021 Floating Rate Notes at 100% of their principal amount plus accrued and unpaid interest, if any, and any other amounts payable thereon, to the dates of redemption (excluded), plus a "make-whole" redemption premium. On or after May 15, 2019, the Issuers may redeem all or part of the 2021 Floating Rate Notes, initially at 102.000%, with the premium declining after that date, plus accrued and unpaid interest, if any, to the redemption date (excluded).

        At any time prior to May 15, 2019, the Issuers may redeem any or all of the 2023 Euro Secured Notes and the 2023 Dollar Secured Notes at 100% of their principal amount plus accrued and unpaid interest, if any, and any other amounts payable thereon, to the dates of redemption (excluded), plus the applicable "make-whole" redemption premium. On or after May 15, 2019, the Issuers may redeem (i) all or part of the 2023 Euro Secured Notes, initially at 102.063%, with the premium declining after that date, plus accrued and unpaid interest, if any, to the redemption date (excluded) and (ii) all or part of the 2023 Dollar Secured Notes, initially at 102.313%, with the premium declining after that date, plus accrued and unpaid interest, if any, to the redemption date (excluded).

        If an event treated as a change of control occurs, then the Issuers or Ardagh Packaging Holdings must make an offer to repurchase of the May 2016 Secured Notes at a purchase price in cash in an amount equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase. The May 2016 Secured Notes are also subject to certain customary covenants and events of default.

        The May 2016 Secured Notes are guaranteed on a senior basis by Ardagh Packaging Holdings and on a senior subordinated basis by certain wholly owned subsidiaries of Ardagh Packaging Holdings. The guarantee of the May 2016 Secured Notes by each guarantor ranks equally in right of payment with any and all existing and future indebtedness of such guarantor that is not subordinated in right of payment to such guarantee; ranks effectively equally with all of such subsidiary guarantor's existing and future indebtedness that is secured by a first priority lien on the collateral, including its obligations under the May 2016 Secured Notes; ranks senior in right of payment to any and all of the existing and future indebtedness of such guarantor that is subordinated in right of payment to such guarantee; and is effectively senior to any and all of such subsidiary guarantor's existing and future unsecured indebtedness to the extent of the assets securing such subsidiary guarantor's guarantee is effectively subordinated to any pari passu secured debt of the guarantor to the extent of the value of the assets securing such debt.

Existing Senior Notes

February 2014 Senior Notes

        In February 2014, $415,000,000 aggregate principal amount of 6.250% Senior Notes due 2019 (the "2019 Senior Notes"), and $415,000,000 aggregate principal amount of 6.750% Senior Notes due 2021 (the "2021 Senior Notes", and together with the 2019 Senior Notes, the "February 2014 Senior Notes"), were issued in an offering not subject to the registration requirements of the Securities Act. The February 2014 Senior Notes are governed by an indenture entered into by, inter alios, Ardagh Packaging Finance and Ardagh Holdings USA, as co-issuers, Citibank, N.A., London Branch, as trustee for the holders, Ardagh Packaging Holding, as parent guarantor, and certain of Ardagh Packaging Holding's wholly owned subsidiaries, as subsidiary guarantors.

        The February 2014 Senior Notes are the joint and several general obligations of the Issuers and rank equally in right of payment with all existing and future unsecured indebtedness of each Issuer that is not subordinated in right of payment of the February 2014 Senior Notes; rank senior in right of payment to any and all of the existing and future indebtedness of each Issuer that is subordinated in right of payment to the February 2014 Senior Notes; and are effectively subordinated to any secured indebtedness of each Issuer to the extent of the value of the assets securing such debt including the Existing Secured Notes and the Incremental Facility.

        At any time prior to January 31, 2016, the Issuers may redeem the 2019 Senior Notes at 100% of their principal amount plus accrued and unpaid interest, if any, and any other amounts payable thereon, to the dates of redemption, plus a redemption premium. At any time on or after January 31, 2016, the Issuers may, at any time, redeem all or part of the 2019 Senior Notes at 103.125%, with the premium declining after that date, plus accrued and unpaid interest, if any, to the redemption date (excluded). At any time prior to January 31, 2017, the Issuers may redeem the 2021 Senior Notes at 100% of their principal amount plus accrued and unpaid interest, if any, and any other amounts payable thereon, to the dates of redemption, plus a redemption premium. At any time on or after January 31, 2017, the Issuers may redeem all or part of the 2021 Notes at 103.375%, with a premium declining after that date, plus accrued and unpaid interest, if any, to the redemption date (excluded).

        In an event treated as a change of control, the Issuers or Ardagh Packaging Holdings must make an offer to purchase all outstanding February 2014 Senior Notes at a redemption price of 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase.

        The February 2014 Senior Notes are also subject to certain customary covenants and events of default.

        The February 2014 Senior Notes are guaranteed on a senior basis by Ardagh Packaging Holdings and on a senior subordinated basis by certain wholly owned subsidiaries of Ardagh Packaging Holdings (including Verallia North America and its wholly owned subsidiary). The guarantee of the February 2014 Senior Notes by each guarantor ranks equally in right of payment with all existing and future indebtedness of such guarantor that is not subordinated (and is not senior) in right of payment to such guarantee; ranks senior in right of payment to any and all of the existing and future indebtedness of such guarantor that is subordinated in right of payment to such guarantee; is effectively subordinated to any pari passu secured debt of the guarantor to the extent of the value of the assets securing such debt; and is effectively subordinated to all existing and future indebtedness of such guarantor's non-guarantor subsidiaries.

July 2014 Senior Notes

        In July 2014, $440,000,000 aggregate principal amount of 6.000% Senior Notes due 2021 (the "July 2014 Senior Notes") were issued in an offering not subject to the registration requirements of the Securities Act.

        The July 2014 Senior Notes are governed by an indenture entered into by, inter alios, Ardagh Packaging Finance, as co-issuer, Ardagh Holdings USA, as co-issuer, Citibank, N.A., London Branch, as trustee for the holders, Ardagh Packaging Holdings, as parent guarantor, and certain of Ardagh Packaging Holdings' wholly owned subsidiaries, as subsidiary guarantors.

        The July 2014 Senior Notes are the joint and several general obligations of the Issuers and rank equally in right of payment with all existing and future unsecured indebtedness of each Issuer that is not subordinated in right of payment to the Notes; rank senior in right of payment to any and all of the existing and future indebtedness of each Issuer that is subordinated in right of payment to the Notes; and are effectively subordinated to any secured indebtedness of each Issuer to the extent of the value of the assets securing such debt including the Existing Secured Notes. At any time prior to June 30, 2017, the Issuers may redeem any or all of the July 2014 Senior Notes at 100% of their principal amount plus accrued and unpaid interest, if any, and any other amounts payable thereon, to the date of redemption (excluded), plus a "make-whole" redemption premium. On or after June 30, 2017, the Issuers may also redeem all or part of the July 2014 Senior Notes initially at 103.000% with the premium declining after that date.

        If an event treated as a change of control occurs, then the Issuers or Ardagh Packaging Holdings must make an offer to repurchase of the July 2014 Senior Notes at a purchase price in cash in an amount equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase.

        The July 2014 Senior Notes are also subject to certain customary covenants and events of default. The July 2014 Senior Notes are guaranteed on a senior basis by Ardagh Packaging Holdings and on a senior subordinated basis by certain wholly owned subsidiaries of Ardagh Packaging Holdings. The guarantee of the July 2014 Senior Notes by each guarantor ranks equally in right of payment with all existing and future indebtedness of such guarantor that is not subordinated (and is not senior) in right of payment to such guarantee; ranks senior in right of payment to any and all of the existing and future indebtedness of such guarantor that is subordinated in right of payment to such guarantee; is subordinated in right of payment to any and all of such subsidiary guarantor's existing and future senior debt.

2016 Senior Notes

        In May 2016, €750,000,000 6.750% Senior Notes due 2024 (the "2016 Euro Senior Notes") and $1,650,000,000 7.250% Senior Notes due 2024 (the "2016 USD Senior Notes" and, together with the 2016 Euro Senior Notes, the "2016 Senior Notes" which, together with the February 2014 Senior Notes, the July 2014 Senior Notes are referred to herein as the "Existing Senior Notes") were issued in an offering that was not subject to the registration requirements of the Securities Act.

        The 2016 Senior Notes are governed by an indenture entered into by, inter alios, Ardagh Packaging Finance, as co-issuer, Ardagh Holdings USA, as co-issuer, Citibank, N.A., London Branch, as trustee for the holders, Ardagh Packaging Holdings, as parent guarantor, and certain of Ardagh Packaging Holdings' wholly owned subsidiaries, as subsidiary guarantors.

        The 2016 Senior Notes are the joint and several general obligations of the Issuers and rank equally in right of payment with all existing and future unsecured indebtedness of each Issuer that is not subordinated in right of payment to the Notes; rank senior in right of payment to any and all of the existing and future indebtedness of each Issuer that is subordinated in right of payment to the Notes; and are effectively subordinated to any secured indebtedness of each Issuer to the extent of the value of the assets securing such debt including the Existing Secured Notes.

        At any time on or prior to May 15, 2019, the Issuers may redeem any or all of the 2016 Senior Notes at 100% of their principal amount plus accrued and unpaid interest, if any, plus the applicable "make-whole" redemption premium. On or after May 15, 2019, the Issuers may redeem any or all of the 2016 Euro Senior Notes initially at 105.063% or any or all of the 2016 USD Senior Notes at 105.438% of their principal amount plus accrued and unpaid interest, if any, to the redemption date (excluded) with the premium declining after that date.

        If an event treated as a change of control occurs, then the Issuers or Ardagh Packaging Holdings must make an offer to repurchase of the 2016 Senior Notes at a purchase price in cash in an amount equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase.

        The 2016 Senior Notes are also subject to certain customary covenants and events of default.

        The 2016 Senior Notes are guaranteed on a senior basis by Ardagh Packaging Holdings and on a senior subordinated basis by certain wholly owned subsidiaries of Ardagh Packaging Holdings. The guarantee of the 2016 Senior Notes by each guarantor ranks equally in right of payment with all existing and future indebtedness of such guarantor that is not subordinated (and is not senior) in right of payment to such guarantee; ranks senior in right of payment to any and all of the existing and future indebtedness of such guarantor that is subordinated in right of payment to such guarantee; is subordinated in right of payment to any and all of such subsidiary guarantor's existing and future senior debt.

The Toggle Notes

        In September 2016, our Parent Company issued $770,000,000 aggregate principal amount of 7.125% / 7.875% Senior Secured Toggle Notes due 2023 (the "Dollar Toggle Notes") and €845,000,000 aggregate principal amount of 6.625% / 7.375% Senior Secured Toggle Notes due 2023 (the "Euro Toggle Notes" and, together with the Dollar Toggle Notes, the "Toggle Notes") in an offering not subject to the registration requirements of the Securities Act. The Toggle Notes are governed by an indenture entered into by ARD Finance S.A. as issuer, Citibank, N.A., London Branch as trustee for the holders, principal paying agent, transfer agent and security agent, and Citigroup Global Markets Deutschland AG as registrar.

        The Toggle Notes are senior obligations of our Parent Company and are not obligations of ours or our subsidiaries. However, we expect our Parent Company to direct our affairs so as to comply with the covenants.

        Interest on the Toggle Notes is payable entirely in cash, except as set forth below:

        If the Cash Available for Debt Service (as defined below) for an interest period:

(i)
is equal to or exceeds 75%, but is less than 100% of the aggregate amount of cash interest payable, then our Parent Company may, at its option, elect to pay interest on up to 25% of the then outstanding principal amount of the Toggle Notes by increasing the principal amount of the outstanding Toggle Notes or by issuing additional Toggle Notes in a principal amount equal to such interest ("PIK Interest");

(ii)
is equal to or exceeds 50%, but is less than 75%, of the aggregate amount of cash interest payable, then our Parent Company may, at its option, elect to pay interest on up to 50% of the then outstanding principal amount of the Toggle Notes as PIK Interest;

(iii)
is equal to or exceeds 25%, but is less than 50%, of the aggregate amount of cash interest payable, then our Parent Company may, at its option, elect to pay interest on up to 75% of the then outstanding principal amount of the Toggle Notes as PIK Interest; or

(iv)
is less than 25% of the aggregate amount of cash interest payable, then our Parent Company may, at its option, elect to pay interest on up to 100% of the then outstanding principal amount of the Toggle Notes as PIK interest.

        "Cash Available for Debt Service" is defined as the amount equal to the sum (without duplication) of (i) all cash and cash equivalents held at our Parent Company, subject to certain exceptions and (ii) the maximum amount of all dividends and other distributions that would be lawfully permitted to be paid to our Parent Company, if any, for the purpose of paying cash interest by all of our Parent Company's restricted subsidiaries after giving effect to all corporate, shareholder or other comparable actions (including fiduciary and other directors' duties) required in order to make such payment, requirements under applicable law and all restrictions or limitations on the ability to make such dividends or distributions that are otherwise permitted by certain restrictive covenants and provisions in financing or other contractual arrangements of our subsidiaries.

        At any time prior to September 15, 2019, our Parent Company may redeem the Toggle Notes at 100% of their principal amount plus accrued and unpaid interest, if any, and any other amounts payable thereon, to the dates of redemption (excluded), plus the applicable "make-whole" redemption premium. Except as provided under the mandatory redemption provision described below, at any time on or after September 15, 2019, our Parent Company may also redeem all or part of the Dollar Toggle Notes at 103.563% and/or all or part of the Euro Toggle Notes at 103.313%, each with the premium declining after that date.

        At any time prior to September 15, 2019, our Parent Company is required to redeem the Dollar Toggle Notes or the Euro Toggle Notes, as the case may be, with the net cash proceeds from the sale by our Parent Company or any of its subsidiaries in the secondary market of our Class A common shares issued in conversion of its Class B common shares at a redemption price of (i) 104% of the principal amount of the notes being redeemed, plus accrued and unpaid interest to the redemption date (excluded), for up to 35% of the principal amount of the notes originally issued and (ii) at a redemption price equal to 100% of the principal amount of notes being redeemed plus the applicable "make-whole" redemption premium and accrued and unpaid interest.

        At any time on or after September 15, 2019, our Parent Company shall redeem the Dollar Toggle Notes and Euro Toggle Notes with the net cash proceeds from the sale by our Parent Company (or any of its subsidiaries) in the secondary market of our Class A common shares issued in conversion of its

Class B common shares, in each case, at 103.563% for the Dollar Toggle Notes and 103.313% for the Euro Toggle Notes, each with the premium declining after that date, plus accrued and unpaid interest, if any, to the redemption date (excluded).

        In an event treated as a change of control, our Parent Company must make an offer to purchase all outstanding Toggle Notes at a redemption price of 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase.

        The Toggle Notes are also subject to certain customary covenants and events of default. Additionally, our Parent Company is required to beneficially own, directly or indirectly, at least 80% of the total voting power and 67.0% of the economic rights, in our common shares. Under the debt incurrence covenant in the indenture governing the Toggle Notes, which prohibits the incurrence of indebtedness subject to customary exceptions, our Parent Company has agreed that permitted incurrences of indebtedness may only be made by Ardagh Packaging Holdings and its downstream restricted subsidiaries, unless we assume the parent guarantees (currently provided by Ardagh Packaging Holdings) under the 2016 Senior Notes Indenture. Thus, incurrences by us or any restricted subsidiary holding company above Ardagh Packaging Holdings of any indebtedness could cause a default under the indenture governing the Toggle Notes.

        The Toggle Notes are secured by share pledges on all issued qualified capital stock of ARD Group Finance Holdings S.A., and will be secured by all of our outstanding Class B common shares.

        Our Parent Company and the initial purchasers of the Toggle Notes entered into a registration rights agreement upon the closing of the offering. Our Parent Company agreed to use its reasonable best efforts to file an exchange offer registration statement with the SEC covering an offer to the holders of the Toggle Notes to exchange their Toggle Notes for new notes containing terms identical to the Toggle Notes (except that the Exchange Notes will not be subject to the restrictions on transfer under the Securities Act).

        If our Parent Company defaults on certain of its obligations under the registration rights agreement, it will be required to pay to each holder of Toggle Notes affected thereby additional interest over and above the interest rate set forth in the title of the Toggle Notes from and including the date on which any registration default (as defined in the indenture) shall occur to and including the date immediately preceding the date on which all such registration defaults have been cured, at a rate of:

  •
  0.25% per annum for the first 90-day period beginning on the day immediately following such default; and

  •
  an additional 0.25% per annum with respect to each subsequent 90-day period;

in each case until and including the date the registration default ends, provided that the maximum increase shall be 0.50% per annum. Any such additional interest would likely have to be satisfied by incremental dividends from us.

        The Toggle Notes contain customary incurrence type covenants which include restrictions on our ability to incur debt, grant liens and make investments.

Intercreditor Agreement

        Ardagh Packaging Holdings and certain of its subsidiaries entered into an intercreditor agreement (the "Intercreditor Agreement") with, among others, the security agents and Citibank, N.A., London Branch, in its capacity as trustee for the Existing Senior Notes and Existing Secured Notes.

        The Intercreditor Agreement establishes the ranking among certain of the Group's senior debt obligations, including the Unicredit Working Capital and Performance Guarantee Credit Lines (as defined in the indenture), the Incremental Facility, the Existing Secured Notes and certain hedging obligations. In addition, the Intercreditor Agreement provides for the subordination, in right of payment and enforcement, of all intercompany debt to all of the aforementioned senior debt and to the Existing Senior Notes and the Toggle Notes and the respective guarantees thereof. With respect to the ranking of the guarantees, the Intercreditor Agreement provides that the senior guarantees by the guarantors of the Existing Secured Notes and the Toggle Notes will rank pari passu with each other and each guarantor's obligations under other senior debt and certain hedging obligations and will rank senior to each Subsidiary Guarantor's senior subordinated guarantees of the the February 2014 Senior Notes, the July 2014 Senior Notes and the 2016 Senior Notes and the Toggle Notes. However, any claim by the holders of the Existing Secured Notes, hedging counterparties, the holders of the Existing Senior Notes and the holders of the Toggle Notes have in respect of the Guarantee from Heye International GmbH will be subordinated to any claim UniCredit Bank AG (formerly known as Bayerische Hypo und Vereinsbank AG) has under the Unicredit Working Capital and Performance Guarantee Credit Lines.

HSBC Securitization Program

        On March 1, 2012, Ardagh Receivables Finance Designated Activity Company ("ARF") entered into a trade receivables securitization program providing for secured loans of an amount of up to €150 million from Regency Assets Limited, an issuer of asset backed commercial paper that is sponsored by HSBC Bank plc.

        The HSBC Securitization Program is designed to be used as the primary committed revolving credit facility for the Ardagh Group. The actual amount of permitted borrowings outstanding at any particular time depends on ARF maintaining the required borrowing base of eligible receivables to support such borrowings. The HSBC Securitization Program has been amended from time to time and currently matures in June 2018. The aggregate available commitment of the facility under the HSBC Securitization Program is for an amount up to €150 million.

        Under the HSBC Securitization Program, all trade receivables originated by certain operating subsidiaries of Ardagh Packaging Holdings who have acceded to the HSBC Securitization Program as sellers are sold by those sellers to ARF unless ARF and HSBC have agreed that receivables owed by certain debtors are excluded (for example, if those receivables are to be sold into a supply chain finance program relating to that debtor). To the extent not financed by borrowings under the HSBC Securitization Program, ARF finances the purchase of receivables from the operating subsidiaries by using subordinated loans from Ardagh Packaging Holdings. ARF has granted security under the HSBC Securitization Program over all of its receivables and collection accounts.

        The HSBC Securitization Program contains incurrence type covenants that are substantially similar to the covenants contained in our indentures governing the Existing Secured Notes and the Existing Senior Notes. In addition, it contains certain other covenants that are customary for programs of this nature.

UniCredit Working Capital and Performance Guarantee Credit Lines

        Heye International supports its business activities with two open lines of credit from UniCredit Bank AG (formerly known as Bayerische Hypo und Vereinsbank AG). Heye International is entitled to draw up to €1 million on one of the lines of credit for the purposes of financing its short term working capital requirements. The second credit line is available for up to €15 million of guarantee payments relating to Heye International's project business.

        These facilities are secured by a pledge of all Heye International's present and future property, plant and equipment and intangible assets, an assignment over all present and future claims resulting from delivery of goods and services to domestic and foreign customers and an assignment over all existing and future trade receivables.

Bank of America Facility

        On April 11, 2014, Ardagh Glass Inc. entered into a $200 million asset based revolving loan and security agreement with Bank of America, N.A. The $200 million four year facility, including a $80 million letter of credit sub limit, was put in place to support the working capital needs of our North American glass business after the VNA Acquisition. It may be increased by $50 million with a proportional increase in the letter of credit sub facility if certain conditions are met. The Bank of America Facility is secured by a first priority lien over inventory and accounts receivable of Ardagh Glass Inc. Although it contains affirmative and negative covenants and restrictions on transactions and related events of default, it does not contain any maintenance covenants other than a minimum collateral requirement.

SHARES ELIGIBLE FOR FUTURE SALE

        Upon completion of this offering, we will have            issued and outstanding Class A common shares, representing approximately         % of our share capital. All of the Class A common shares sold in this offering, plus any shares sold upon exercise of the underwriters' option to purchase additional shares, will be freely transferable by persons other than our "affiliates" without restriction or further registration under the Securities Act. Sales of substantial amounts of our Class A common shares in the public market could adversely affect prevailing market prices of our Class A common shares. Prior to this offering, there has been no public market for our Class A common shares, and while we intend to apply to list our Class A common shares on the NYSE, we cannot assure you that a regular trading market will develop in the shares.

        Upon completion of this offering, our Parent Company will own all of our Class B common shares, each of which will be convertible into one Class A common share. Unless the Company registers Class A common shares under the Securities Act, such shares may only be resold into the public markets in accordance with the requirements of Rule 144, including the volume limitations, manner of sale requirements and notice requirements thereof. In addition, our Parent Company may distribute or exchange the shares owned by it, or cause us to exchange Class B or Class A common shares with its parent company or ultimate beneficial owners, who would be entitled to benefits under the registration rights agreement and who could sell Class A common shares into the public markets subject to the requirements of Rule 144 as described below.

Lock-Up Agreements

        We, our directors and officers and our direct shareholders have agreed that, for a period of 180 days from the date of this prospectus, we and they will not, without the prior written consent of Citigroup Global Markets Inc., dispose of or hedge any of our shares or any securities convertible into or exchangeable or exercisable for our Class A common shares. Citigroup Global Markets Inc., in its sole discretion, may release any of the securities subject to these lock-up agreements at any time without notice. Citigroup Global Markets Inc. has no present intent or arrangement to release any of the securities subject to these lock-up agreements. The release of any lock-up is considered on a case by case basis. Factors in deciding whether to release shares or any such other security may include the length of time before the lock-up expires, the number of shares involved, the reason for the requested release, market conditions, the trading price of the Company's common shares, historical trading volumes of the Company's common shares and whether the person seeking the release is an officer, director or affiliate of the Company.

Rule 144

        Under Rule 144, a person who has beneficially owned restricted shares for at least six months would be entitled to sell their securities provided that (i) such person is not one of our affiliates at the time of, or has not been one of our affiliates at any time during the three months preceding, a sale and (ii) we are subject to the periodic reporting requirements of the Exchange Act, for at least 90 days before the sale.

        Persons who have beneficially owned restricted shares for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be entitled to sell within any three-month period a number of Class A common shares that does not exceed the greater of:

  •
  1% of the total number of Class A common shares then issued and outstanding, which will equal                shares immediately after this offering (or                shares if the underwriters exercise their option to purchase additional shares in full); or

  •
  the average weekly trading volume of the Class A common shares on the NYSE during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale;

provided, in each case, that we are subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale.

        Sales by affiliates under Rule 144 are also subject to manner of sale provisions and notice requirements.

Registration Rights

        Upon completion of this offering, our Parent Company, ARD Group Finance Holdings S.A. and certain transferees (parent companies and ultimate beneficial owners) will be entitled to request that we register the Class A common shares into which their Class B Common shares may be converted under the Securities Act, following the expiration of the lock-up agreements described above. See "Certain Relationships and Related Party Transactions".

 TAXATION

Material U.S. Federal Income Tax Considerations

        The following summary is a discussion of material U.S. federal income tax considerations relevant to the acquisition, ownership and disposition of our Class A common shares by U.S. Holders (as defined below). This discussion deals only with U.S. Holders who have purchased our Class A common shares pursuant to this offering as of the date hereof and hold our Class A common shares as capital assets for U.S. federal income tax purposes. Furthermore, this discussion assumes that U.S. Holders are qualified "residents of a Contracting State" as defined in Article 4 of the U.S. Luxembourg Income Tax Treaty. This discussion is based on the tax laws of the United States, including the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations promulgated thereunder, and administrative and judicial decisions thereof, in each case as in effect of the date of this offering. All of the foregoing authorities are subject to change, which change could apply retroactively and could affect the tax consequences described below. There can be no assurance that the United States Internal Revenue Service (the "IRS") or U.S. courts will agree with the tax consequences described in this discussion.

        This discussion does not cover all aspects of U.S. federal income taxation that may be relevant to an investor in light of such investor's particular circumstances, including the potential application of the Medicare contribution tax on net investment income or the alternative minimum tax, any U.S. federal tax consequences other than U.S. federal income tax consequences (such as U.S. federal gift or estate tax consequences), or the U.S. federal income tax consequences to investors subject to special treatment (such as banks or other financial institutions; insurance companies; tax-exempt entities; regulated investment companies; real estate investment trusts; investors liable for the alternative minimum tax; U.S. expatriates; dealers in securities or currencies; traders in securities; persons that directly, indirectly or constructively own 10% or more of the Company's equity interests; investors that will hold the Class A common shares as part of straddles, hedging transactions or conversion transactions for U.S. federal income tax purposes; or U.S. Holders whose functional currency is not the U.S. dollar).

        No ruling has been or will be requested from the Internal Revenue Service (the "IRS") regarding any matter affecting us or our shareholders. The statements made herein may be challenged by the IRS and, if so challenged, may not be sustained upon review in a court.

        As used herein, a "U.S. Holder" is a beneficial owner of Class A common shares that is for U.S. federal income tax purposes (i) an individual who is a citizen or resident of the United States; (ii) a corporation (or any other entity taxable as a corporation for U.S. federal income tax purposes) created in or organized under the laws of the United States, any state thereof or the District of Columbia; (iii) an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or (iv) a trust, if (a) a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons control all substantial decisions of the trust or (b) a valid election is in place to treat the trust as a domestic trust for U.S. federal income tax purposes.

        If any entity or arrangement classified as a partnership for U.S. federal income tax purposes invests in the Class A common shares, the U.S. tax treatment of a partner in the partnership will depend on the status of the partner and the activities of the partnership. Prospective purchasers that are partnerships or partners in partnerships should consult their tax advisors concerning the U.S. federal income tax consequences of the acquisition, ownership and disposition of Class A common shares.

        THE DISCUSSION OF U.S. FEDERAL INCOME TAX CONSEQUENCES SET FORTH BELOW IS FOR GENERAL INFORMATION ONLY. ALL PROSPECTIVE PURCHASERS SHOULD

CONSULT THEIR TAX ADVISORS CONCERNING THE TAX CONSEQUENCES OF ACQUIRING, OWNING AND DISPOSING CLASS A COMMON SHARES IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, INCLUDING THE APPLICABILITY AND EFFECT OF OTHER FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND POSSIBLE CHANGES IN TAX LAW.

Distributions

        Subject to the discussion under "Passive Foreign Investment Company" below, distributions made on the Class A common shares (without reduction for any Luxembourg taxes withheld) generally will be included in a U.S. Holder's gross income as ordinary income from foreign sources to the extent such distributions are paid out of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes), in the taxable year in which the distribution is actually or constructively received. Generally, distributions in excess of our current and accumulated earnings and profits will be treated as a non-taxable return of capital to the extent of the U.S. Holder's adjusted tax basis in the Class A common shares, and thereafter as capital gain from the disposition of our Class A common shares. However, the Company does not expect to maintain calculations of its earnings and profits under U.S. federal income tax principles and therefore, U.S. Holders should expect that the entire amount of any distribution generally will be treated as ordinary dividend income.

        Subject to certain holding period requirements and other conditions, dividends paid to individuals and other non-corporate U.S. Holders of the Class A common shares may be eligible for the special reduced rate normally applicable to long-term capital gains if the dividends are "qualified dividends" for U.S. federal income tax purpose. Dividends received with respect to the Class A common shares may be qualified dividends if (i) (a) our Class A common shares are readily tradable on the NYSE, or (b) the Company is eligible for the benefits of a comprehensive income tax treaty with the United States that the IRS has approved for purposes of the qualified dividend rules, and (ii) the Company was not a passive foreign investment company ("PFIC") during the year in which the dividend is paid or the prior taxable year and certain other requirements are met. Accordingly, provided that we are not and do not become a PFIC (as discussed under "Passive Foreign Investment Company" below), dividends on our Class A common shares will be qualified dividends so long as our Class A common shares are listed on NYSE. U.S. Holders should consult their tax advisors regarding the availability of the preferential rate on dividends to their particular circumstances. Distributions received on the Class A common shares will not be eligible for the dividends received deduction allowed to corporations.

        Distributions on the Class A common shares will be paid in U.S. dollars with an election for U.S. Holders to receive amounts paid in euro. U.S. Holders electing to receive distributions in euros should consult their tax advisors regarding the impact of such election in their particular circumstances.

Effect of Luxembourg Withholding Taxes

        As discussed in "—Material Luxembourg Tax Considerations", under current Luxembourg law payments of dividends made on the Class A common shares generally are subject to a 15% Luxembourg withholding tax. This rate is not generally reduced under the U.S.-Luxembourg Treaty. For U.S. federal income tax purposes, U.S. Holders will be treated as having received the amount of any Luxembourg taxes withheld, and as then having paid over the withheld taxes to the Luxembourg taxing authorities. As a result, the amount of dividend income included in gross income for U.S. federal income tax purposes by a U.S. Holder with respect to a payment of dividends may be greater than the amount of cash actually received by the U.S. Holder.

        Subject to certain limitations and restrictions, a U.S. Holder may be able to claim a foreign tax credit for U.S. federal income tax purposes with respect to any non-U.S. withholding tax (including any

Luxembourg withholding tax) imposed on distributions, so long as the U.S. Holder elects not to take a deduction for any non-U.S. taxes for that taxable year.

        For purposes of the foreign tax credit limitation, foreign source income is classified in one of two "baskets," and the credit for foreign taxes on income in any basket is limited to U.S. federal income tax allocable to that income. Dividends paid on the Class A common shares generally will constitute foreign source income in the "passive income" basket, which generally includes dividends, interest, royalties, rents, income from interest equivalents and notional principal contracts, foreign currency gains and certain other categories of income, subject to exceptions. If a U.S. Holder receives a dividend that qualifies for the special reduced rate normally applicable to long-term capital gains described above under "—Distributions," the amount of the dividend taken into account in calculating the foreign tax credit limitation will in general be limited to the gross amount of the dividend, multiplied by the reduced rate divided by the highest rate of tax normally applicable to dividends. A U.S. Holder may be unable to claim foreign tax credits (and may instead be allowed deductions) for non-U.S. withholding taxes, including any Luxembourg withholding taxes, imposed on a dividend if the U.S. Holder has not held the shares for at least 16 days in the 31-day period beginning 15 days before the ex-dividend date. U.S. Holders are urged to consult their tax advisors.

        The rules relating to foreign tax credits and deductions are complex. U.S. Holders should consult their tax advisors concerning the application of these rules in their particular circumstances.

Sale, Exchange or other Taxable Disposition

        Subject to the discussion under "Passive Foreign Investment Company" below, a U.S. Holder generally will recognize capital gain or loss on the sale, exchange or other taxable disposition of the Class A common shares in an amount equal to the difference, if any, between the amount realized on such sale, exchange or other taxable disposition and its adjusted tax basis in the Class A common shares. The adjusted tax basis in Class A common shares generally will be equal to the cost of such Class A common shares. The capital gain or loss will be long-term capital gain or loss if a U.S. Holder has held the Class A common shares for more than one year. In the case of non-corporate U.S. Holders, long-term capital gain is generally subject to U.S. federal income tax at preferential rates. The deductibility of capital losses is subject to significant limitations.

        Any gain or loss recognized by a U.S. Holder or the sale, exchange or other taxable disposition of the Class A common shares generally will be treated as U.S. source gain or loss for U.S. foreign tax credit purposes. Accordingly, if any gain from the sale, exchange or other taxable disposition of the Class A common shares is subject to a non-U.S. tax, U.S. Holders may not be able to obtain a credit or claim a deduction against their U.S. federal income tax liability because the gain generally would not qualify as foreign source income. U.S. Holders should consult their tax advisors regarding the availability of foreign tax credits or deductions in connection with non-U.S. taxes imposed on the gain realized upon the sale, exchange or other taxable disposition of the Class A common shares.

        See "Passive Foreign Investment Company" below for a discussion of more adverse rules that will apply to a sale, exchange or other taxable disposition of Class A common shares if the Company is or becomes a PFIC for U.S. federal income tax purposes.

Passive Foreign Investment Company

        The Company believes it was not a PFIC for U.S. federal income tax purposes in the 2015 taxable year and based on the nature of the Company's business, the projected composition of the Company's income and the projected composition and estimated fair market values of the Company's assets, the Company does not expect to be a PFIC for U.S. federal income tax purposes in 2016 or in the foreseeable future. However, the determination of whether the Company is a PFIC is made annually, after the close of the relevant taxable year. Therefore, it is possible that the Company could be classified as a PFIC depending on, among other things, changes in the nature of the Company's business, composition of its assets or income, as well as changes in its market capitalization. Accordingly, no assurance can be given that the Company will not be a PFIC in its initial taxable year or any future taxable year.

        A non-U.S. corporation generally will be a PFIC for U.S. federal tax purposes in any taxable year in which, after taking into account the income and assets of the corporation and certain subsidiaries pursuant to applicable look-through rules, either:

  (i)
  at least 75% of its gross income is "passive income"; or

  (ii)
  at least 50% of the average quarterly value of its gross assets (which may be determined in part by the market value of Class A common shares, which is subject to change) is attributable to assets that produce "passive income" or are held for the production of "passive income".

Passive income for this purpose generally includes dividends, interest, royalties, rents and certain gains from commodities (other than commodities sold in an active trade or business) and securities transactions.

        If the Company is treated as a PFIC for any taxable year during which a U.S. Holder holds Class A common shares, any gain recognized by a U.S. Holder upon a sale or other taxable disposition (including certain pledges) of Class A common shares generally will be allocated ratably over the U.S. Holder's holding period for such Class A common shares. The amounts allocated to the taxable year of the sale or other taxable disposition and to years before the Company became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest marginal rate in effect for that taxable year for individuals or corporations, as appropriate, (regardless of the U.S. Holder's actual tax rate and without reduction for any losses) and an interest charge would be imposed on the tax attributable to the allocated amount to reflect the value of the tax deferral. Further, to the extent that any distribution received by a U.S. Holder on Class A common shares exceeds 125 percent of the average of the annual distributions on such Class A common shares received during the preceding three years or the U.S. Holder's holding period, whichever is shorter, that distribution would be subject to taxation in the same manner as gain, as described immediately above.

        Certain elections may be available that would result in alternative treatments (such as mark-to-market treatment) of the Class A common shares. An election for mark-to-market treatment is available only if the Class A common shares are considered "marketable stock", which generally includes stock that is regularly traded in more than de minimis quantities on a qualifying exchange (such as the NYSE). No assurance can be given that the Class A common shares will be considered regularly traded on a qualifying exchange, and therefore considered "marketable stock," for purposes of the PFIC mark-to-market election. Each U.S. Holder is encouraged to consult its tax advisor as to whether a mark-to-market election is available or desirable in their particular circumstances. The Company does not intend to prepare or provide the information that would enable U.S. Holders to make a "qualified electing fund" election.

        U.S. Holders should consult their tax advisors concerning the Company's possible PFIC status and the consequences to them if the Company were a PFIC for any taxable year.

Information Reporting and Backup Withholding

        In general, payments of dividends and proceeds from the sale or other disposition, with respect to the Class A common shares held by a U.S. Holder may be required to be reported to the IRS unless the U.S. Holder is an exempt recipient and, when required, demonstrates this fact. In addition, a U.S. Holder that is not an exempt recipient may be subject to backup withholding (currently at a rate of

28%) unless it provides a taxpayer identification number and otherwise complies with applicable certification requirements.

        Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a U.S. Holder's U.S. federal income tax liability and may entitle a U.S. Holder to a refund, provided that the appropriate information is timely furnished to the IRS. U.S. Holders should consult with their tax advisors regarding the application of the U.S. information reporting and backup withholding regime.

Foreign Financial Asset Reporting

        Certain non-corporate U.S. Holders are required to report information with respect to investments in Class A common shares not held through an account with certain financial institutions. U.S. Holders that fail to report required information could become subject to substantial penalties. Potential investors are encouraged to consult with their tax advisors about these and any other reporting obligations arising from their investment in Class A common shares.

FATCA Compliance

        Legislation commonly referred to as the Foreign Account Tax Compliance Act ("FATCA") generally imposes a 30% withholding tax on certain U.S. source payments (including U.S. source dividend payments) and the proceeds of the disposition of securities that pay U.S. source dividend payments, made to certain foreign entities (whether such entities receive the payment as a beneficial owner or intermediary), unless such entities comply with certain certification, information reporting and diligence requirements. Dividend payments by a non-U.S. issuer (such as us) could be U.S. source if the issuer is engaged in a trade or business in the United States (which we are not) or if the issuer is considered a "foreign financial institution" ("FFI"). We previously have registered as a "reporting model 1 foreign financial institution" for protective purposes because it was unclear whether we may have been considered an "Investment Entity" under the intergovernmental agreement between Luxembourg and the United States regarding FATCA. However, we now believe we should not be considered an FFI and intend to cancel our FATCA registration. Please note, we have not sought nor do we intend to seek a ruling to this effect and the IRS or Luxembourg tax authorities may disagree with our conclusion.

        Under these rules, starting no earlier than January 1, 2019, if we were considered a FFI, we or another applicable withholding agent may be required to withhold U.S. tax at a rate of 30% on all, or a portion of, a payment on, or a payment of the gross proceeds from a sale, exchange, retirement or other taxable disposition of, the Class A common shares if such payment is deemed to be a "foreign passthru payment", of which such term has not yet been defined by the regulations relating to FATCA.

Material Luxembourg Tax Considerations

Luxembourg Tax Considerations

Scope of Discussion

        This summary is based on the laws of the Grand-Duchy of Luxembourg, including the Income Tax Act of December 4, 1967, as amended, the Municipal Business Tax Act of December 1, 1936, as amended and the Net Wealth Tax Act of October 16, 1934, as amended, to which we jointly refer as the "Luxembourg tax law", existing and proposed regulations promulgated thereunder, and published judicial decisions and administrative pronouncements, each as in effect on the date of this prospectus or with a known future effective date. This discussion does not generally address any aspects of Luxembourg taxation other than income tax, corporate income tax, municipal business tax, withholding tax and net wealth tax. This discussion, while not being a complete analysis or listing of all of the possible tax consequences of holding and disposing of shares, addresses the material tax issues. Also, there can be no assurance that the Luxembourg tax authorities will not challenge any of the Luxembourg tax consequences described below; in particular, changes in law and/or administrative practice, as well as changes in relevant facts and circumstances, may alter the tax considerations described below.

        For purposes of this discussion, a "Luxembourg holder" is any beneficial owner of shares that for Luxembourg income tax purposes is:

  1.
  an individual resident of Luxembourg under article 2 of the Luxembourg Income Tax Act, as amended; or

  2.
  a corporation or other entity taxable as a corporation that is organized under the laws of Luxembourg under article 159 of the Income Tax Act, as amended.

        A "non-Luxembourg holder" of shares is a holder that is not a Luxembourg holder. For purposes of this summary, "holder" or "shareholder" means either a Luxembourg holder or a non-Luxembourg holder or both, as the context may require.

        This discussion does not constitute tax advice and is intended only as a general guide. However, the summary, while not being exhaustive, addresses the material tax issues. Shareholders should also consult their own tax advisors as to the Luxembourg tax consequences of the ownership and disposition of the Company's shares. The summary applies only to shareholders who will own the Company's shares as capital assets and does not apply to other categories of shareholders, such as dealers in securities, trustees, insurance companies, collective investment schemes and shareholders who have, or who are deemed to have, acquired their shares in the capital of the Company by virtue of an office or employment.

Company

        The Company is a Luxembourg tax resident entity and it will therefore be subject to Luxembourg corporate income tax, municipal business tax, withholding tax, and net wealth tax.

Corporate Income Tax / Municipal Business Tax

        A Luxembourg resident company is subject to corporate income tax and municipal business tax on its worldwide income at the global tax rate (including solidarity surcharge) of 29.22% (rate applicable for 2016, assuming the Company is established in Luxembourg City). Qualifying dividend income, liquidation proceeds and net capital gains on the sale of qualifying investments in subsidiaries generally is exempt from corporate income tax and municipal business tax under Luxembourg's "participation exemption" rules, which also includes specific anti-hybrid and anti-abuse rules. Based on the Luxembourg participation exemption regime, dividends, liquidation proceeds received by the Company from its qualifying subsidiaries and capital gains from sales by the Company of investments in its qualifying subsidiaries should be exempt from corporate income tax and municipal business tax.

Net Wealth Tax

        A Luxembourg resident company is subject annually to net wealth tax on its worldwide net wealth up to EUR 500 000 000 at a rate of 0.5%. A reduced rate of 0.05% however applies to the portion of net wealth base which exceeds the amount of EUR 500 000 000. Qualifying investments in subsidiaries generally are exempt from net wealth tax. Consequently, the fair market value of qualifying investments held by the Company should be exempt from net wealth tax.

        As of 2016, an annual minimum net wealth tax (ranging between EUR 535 and EUR 32,100) may apply depending on the balance sheet composition of the Company.

Capital Contribution Tax / Registration duties

        The issuance of shares and increases in the capital of Luxembourg corporations is subject to a Luxembourg flat registration duty of EUR 75 (this flat registration duty would actually be due on any modification of the Luxembourg corporation's bylaws). Registration duties may be levied on the registration of certain debt instruments in Luxembourg at a rate equal to 0.24% of the nominal value of the debt. The Company, however, has in general terms no obligation to register such debt instruments and does not intend to do so. Debt instruments may however need to be registered in case of their filing in a Luxembourg court or their, direct or indirect, production to an autorité constituée (such as a Court). Also, where the establishment or increase of the share capital of a Luxembourg company is executed by contribution in kind or capitalization of a debt claim, the existence of such a claim is revealed to the authorities, and there is a risk that the 0.24% duty becomes due (unless certain actions are taken). Such 0.24% registration duty is expected to be abolished as from 01.01.2017.

Shareholders

        The tax consequences discussed below, while not being a complete analysis or listing of all the possible tax consequences that may be relevant to you, are materially complete. You should consult your own tax advisor in respect of the tax consequences related to ownership, sale or other disposition of shares in the Company.

Luxembourg Income Tax on Dividends and Similar Distributions

        A non-Luxembourg resident holder will not be subject to Luxembourg income taxes on dividend income and similar distributions in respect of shares in the Company unless the shares are attributable to a permanent establishment or a fixed place of business maintained in Luxembourg by such non-Luxembourg resident holder. However, dividends and similar distributions are generally subject to Luxembourg withholding tax. We assume the non resident holder is resident in a tax treaty country. We will disregard cases where holders may be residents in a non tax treaty country.

        A Luxembourg resident individual holder will be subject to Luxembourg individual income taxes on dividend income and similar distributions in respect of shares in the Company. Luxembourg individual income tax will be levied on 50% of the gross amount of the dividends, under certain conditions, at progressive rates. Taxable dividends are also subject to dependence insurance contribution levied at a rate of 1.4% on the net income in presence of Luxembourg resident holders affiliated to the Luxembourg social security. The dependence insurance contribution on private income not exceeding EUR 24.79 per annum is considered to be nil. Taxable dividends are also subject to the temporary tax for the budget balance1. This temporary tax is levied at a rate of 0.5% on the net income. The first €1,500 (or €3,000 for couples filing jointly) of investment income (including dividends and other types of investment income) is exempt from individual income tax in Luxembourg.

        A Luxembourg resident corporation may benefit from the Luxembourg participation exemption with respect to dividends received if certain conditions are met: (a) the holder's shares form a stake of at least 10% of the total issued share capital in the Company or have a cost price of at least EUR 1,200,000 and (b) such qualifying shareholding has been held for an uninterrupted period of at least 12 months or the Luxembourg corporate entity holder undertakes to continue to own such qualifying shareholding until such time as the entity has held the minimum stake for an uninterrupted period of at least 12 months.

1
The Luxembourg government has announced that the temporary tax for budget balance is due to be abolished as of 1 January 2017. However, the relevant tax legislation has yet to be approved by parliament.

        If the conditions with respect to the Luxembourg participation exemption are not met, the aforementioned 50% exemption may also apply to dividends received by a Luxembourg resident corporation.

Luxembourg Wealth Tax

        A non-Luxembourg holder will not be subject to Luxembourg wealth taxes unless the holder's shares are attributable to a permanent establishment or a fixed place of business maintained in Luxembourg by such non-Luxembourg holder.

        Luxembourg resident individual holders are not subject to Luxembourg wealth tax. A Luxembourg corporate entity holder will be subject to Luxembourg net wealth tax, in respect of the shares held in the capital of the Company unless such shares form a stake of at least 10% of the total issued share capital of the Company or have a cost price of at least EUR 1,200,000.

Luxembourg Capital Gains Tax upon Disposal of Shares

        A non-Luxembourg holder will be subject to Luxembourg individual income taxes for capital gains in the following cases:

  •
  The holder's shares are attributable to a permanent establishment or a fixed place of business maintained in Luxembourg by such non-Luxembourg holder. In such case, the non-Luxembourg holder is required to recognize capital gains or losses on the sale of such shares, which will be subject to Corporate Income Tax and Municipal Business Tax, unless the participation exemption applies; or

  •
  At any time within a five-year period prior to the disposal of shares in the Company the holder's shares and those held by close relatives belong to a substantial shareholding of more than 10% (directly or indirectly) of the total issued share capital of the Company and the shares sold have been disposed (or deemed disposed) of within a period of six months following their acquisition or the holder of the above-mentioned shares has been a Luxembourg resident taxpayer for more than 15 years and has become a non-resident taxpayer less than 5 years prior to the disposal of the shares, provided no provisions of a treaty for the avoidance of double taxation can be invoked to override this domestic law result.

        For non-Luxembourg individual holders, no taxation should occur in principle in Luxembourg on the sale of shares where the individual holder is a resident of a tax treaty country.

        A Luxembourg resident individual holder will be subject to Luxembourg income taxes for capital gains in the following cases:

  •
  If the shares (1) represent the assets of a business or (2) were acquired for speculative purposes (i.e., disposed of within six months after acquisition), then any capital gain will be taxed at ordinary income tax rates and subject to dependence insurance contribution levied at a rate of 1.4% as well as at the temporary tax for budget balance of 0.5% (note that a "step up in basis" mechanism could be applicable for holders transferring their residence to Luxembourg); and

  •
  Provided that the shares do not represent the assets of a business, and the Luxembourg resident individual has disposed of them more than six months after their acquisition, then the capital gains are taxable at half the overall tax rate if the shares belong to a substantial participation (i.e., a shareholder representing more than 10% of the share capital, owned by the Luxembourg resident individual or together with his spouse/partner and dependent children, directly or indirectly at any time during the five years preceding the disposal). In this case, the capital gains would also be subject to dependence insurance contribution levied at a rate of 1.4% in presence of Luxembourg resident holders affiliated to the Luxembourg social security, and to the temporary tax for budget balance of 0.5%.

        Please note that we have disregarded the scenario of exchange of shares which may under certain conditions be tax neutral.

        A Luxembourg corporate entity holder will be subject to Luxembourg corporate income taxes for capital gains unless (a) the holder's shares form a stake of at least 10% of the total issued share capital in the Company or have a cost price of at least EUR 6,000,000 and (b) such qualifying shareholding has been held for an uninterrupted period of at least 12 months or the Luxembourg corporate entity holder undertakes to continue to own such qualifying shareholding until such time as the entity has held the minimum stake for an uninterrupted period of at least 12 months. Expenses directly related to a participation that qualifies for the exemption (e.g. interest expenses) are only deductible for the amount exceeding exempt income arising from the relevant participation in a given year. Decreases in the acquisition cost of a participation that qualifies for the exemption are deductible. The exempt amount of a capital gain realized on a qualifying participation is, however, reduced by the amount of any expenses related to the participation, including decreases in the acquisition cost, that have previously reduced the company's Luxembourg taxable income. However, decreases in the acquisition cost that result from dividend distributions are not tax deductible because the dividends are tax exempt. If a parent company writes off part or all of a loan to its subsidiary, the value adjustment is treated in the same way as decreases in the acquisition cost of the participation, i.e. this is taken into account when calculating the exempt capital gain.

Luxembourg Withholding Tax—Distributions to Shareholders

        A Luxembourg withholding tax of 15% is due on dividends and similar distributions to the Company's holders (subject to the exceptions discussed under "Exemption from Luxembourg Withholding Tax—Distributions to Shareholders"). The Company will be required to withhold at such rate from amounts payable to the shareholder and pay such withheld amounts to the Luxembourg tax authorities.

Exemption from Luxembourg Withholding Tax—Distributions to Shareholders

        Dividends and similar distributions paid to the Company's Luxembourg and non-Luxembourg holders may be exempt from Luxembourg dividend withholding tax if: (1) the shareholder is a qualifying corporate entity holding a stake of at least 10% of the total issued and outstanding share capital of the Company or acquired the Company's shares for at least EUR 1,200,000; and (2) such qualifying shareholder has either held this qualifying stake in the capital of the Company for an uninterrupted period of at least 12 months at the time of the payment of the dividend. If the minimum 12 retention period is not met at the distribution date, the tax is first withheld and refunded by the Luxembourg tax authorities once the 12 months retention period is effectively met. Examples of qualifying corporate shareholders are taxable Luxembourg companies, certain taxable companies resident in other EU member states, Luxembourg permanent establishment, capital companies resident in Switzerland subject to income tax (without benefiting from an exemption) and share capital companies fully subject to a tax corresponding to Luxembourg corporate income tax (levied on a similar taxable basis that what it would be in Luxembourg) that are resident in countries that have concluded a treaty for the avoidance of double taxation with Luxembourg. Residents of countries that have concluded a treaty for avoidance of double taxation with Luxembourg might claim application of a reduced rate on or exemption from dividend withholding tax, depending on the terms of the relevant tax treaty.

        The application of the dividend withholding tax exemption to taxable companies resident in other EU member states or to their EU permanent establishments is not granted if the income allocated is part of a tax avoidance scheme (general anti-abuse rule).

Reduction of Luxembourg Withholding Tax—Distributions to Shareholders

        As mentioned above, pursuant to the provisions of certain bilateral treaties for the avoidance of double taxation concluded between Luxembourg and other countries, and under certain circumstances, the aforementioned Luxembourg dividend withholding tax may be reduced, but only with respect to corporate direct investment dividends. Luxembourg has entered into bilateral treaties for the avoidance of double taxation with:

Andorra; Armenia; Austria; Azerbaijan; Bahrain; Barbados; Belgium; Brazil; Bulgaria; Canada; China; Croatia; Czech Republic; Denmark; Estonia; Finland; France; Georgia; Germany; Greece; Guernsey; Hong Kong; Hungary; Iceland; India; Indonesia; Ireland; Isle of Man; Israel; Italy; Jersey; Japan; Kazakhstan; Laos; Latvia; Liechtenstein; Lithuania; Macedonia; Malta; Malaysia; Mauritius; Mexico; Moldavia; Monaco;; Morocco; The Netherlands; Norway; Panama; Poland; Portugal; Qatar; Romania; Russia; Saudi Arabia; San Marino; Seychelles; Singapore; Slovak Republic; Slovenia; Sri Lanka; South Africa; South Korea; Spain; Sweden; Switzerland; Tajikistan; Taiwan; Thailand; Trinidad and Tobago; Tunisia; Turkey; United Arab Emirates; United Kingdom; United States of America; Uzbekistan; and Vietnam. Bilateral treaties with Andorra, Croatia and Latvia are to become effective from 1 January 2017.

        U.S. Holders.    The Luxembourg-U.S. Tax Treaty provides that U.S. residents eligible for benefits under the treaty can seek a refund of the Luxembourg withholding tax on dividends for the portion exceeding 15% in respect of portfolio dividends, i.e. dividends distributed on shareholdings of less than 10% of the total issued share capital of the dividend paying entity. Given that the domestic Luxembourg withholding tax rate is 15%, no further reductions can be obtained in respect of these portfolio dividends received by a U.S. holder.

Credit of Luxembourg Withholding Tax on Dividends and Other Distributions

        Luxembourg Holders.    Subject to the satisfaction of certain conditions and assuming, in the case of corporate holders, that the participation exemption does not apply, only half of the gross amount of a dividend distributed to a Luxembourg corporate or individual holder will be subject to respectively Luxembourg corporate income tax and municipal business tax for the Luxembourg corporate holder or Luxembourg income tax for the Luxembourg individual holder. All or part of the withholding tax levied can in principle be credited against the applicable tax.

THE LUXEMBOURG TAX CONSIDERATIONS SUMMARIZED ABOVE ARE FOR GENERAL INFORMATION ONLY. EACH SHAREHOLDER IN THE COMPANY SHOULD CONSULT HIS OR HER TAX ADVISOR AS TO THE PARTICULAR CONSEQUENCES THAT MAY APPLY TO SUCH SHAREHOLDER.

UNDERWRITING

        Citigroup Global Markets Inc.,                         and            are acting as joint bookrunning managers of the offering and Citigroup Global Markets Inc. is acting as the representative of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the number of shares of Class A common shares set forth opposite the underwriter's name.

Underwriter	Number of Class A Common Shares
Citigroup Global Markets Inc.

Total

        The underwriting agreement provides that the obligations of the underwriters to purchase the shares included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the shares (other than those covered by the option to purchase additional shares described below) if they purchase any of the shares.

        Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price not to exceed $            per share. If all of the shares are not sold at the initial offering price, the representative may change the public offering price and the other selling terms. The representative has advised us that the underwriters do not intend to make sales to discretionary accounts.

        If the underwriters sell more shares than the total number set forth in the table above, we have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to            additional Class A common shares at the public offering price less the underwriting discount. To the extent the option is exercised, each underwriter must purchase a number of additional shares approximately proportionate to that underwriter's initial purchase commitment. Any shares issued or sold under the option will be issued and sold on the same terms and conditions as the other shares that are the subject of this offering.

        Our Parent Company, ARD Group Finance Holdings S.A. and our directors and officers have agreed that, for a period of 180 days from the date of this prospectus, we and they will not, without the prior written consent of Citigroup Global Markets Inc., dispose of or hedge any of our shares (including any Class A common shares or Class B common shares) or any securities convertible into or exchangeable or exercisable for our shares. Citigroup Global Markets Inc., in its sole discretion, may release any of the securities subject to these lock-up agreements at any time without notice. Citigroup Global Markets Inc. has no present intent or arrangement to release any of the securities subject to these lock-up agreements. The release of any lock-up is considered on a case by case basis. Factors in deciding whether to release shares or any such other securities may include the length of time before the lock-up expires, the number of shares involved, the reason for the requested release, market conditions, the trading price of the Company's common shares, historical trading volumes of the Company's common shares and whether the person seeking the release is an officer, director or affiliate of the Company.

        Prior to this offering, there has been no public market for our shares. Consequently, the initial public offering price for our Class A common shares was determined by negotiations between us and the representative. Among the factors considered in determining the initial public offering price were our results of operations, our current financial condition, our future prospects, our markets, the economic conditions in and future prospects for the industry in which we compete, our management and currently prevailing general conditions in the equity securities markets, including current market valuations of publicly traded companies considered comparable to our company. We cannot assure you, however, that the price at which our Class A common shares will sell in the public market after the offering will not be lower than the initial offering price thereof or that an active trading market in our shares will develop and continue after the offering.

        We intend to apply to have the shares listed on the New York Stock Exchange under the symbol "ARD".

        The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares.

Paid by Us
	No Exercise	Full Exercise
Per Class A common share	$	$

Total	$	$

        We estimate that our expenses in connection with this offering, not including underwriting discounts and commissions, will be approximately $            (including reasonable fees and expenses of counsel related to the review by the Financial Industry Regulatory Authority, Inc. of the terms of sale of the shares offered hereby and any registration or qualification of the shares under state securities or blue sky laws, which we have agreed to pay).

        In connection with the offering, the underwriters may purchase and sell shares in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions, which may include purchases pursuant to the option described above to purchase additional shares, and stabilizing purchases.

  •
  Short sales involve secondary market sales by the underwriters of a greater number of shares than they are required to purchase in the offering.

  •
  "Covered" short sales are sales of shares in an amount up to the number of shares represented by the underwriters' option described above to purchase additional shares.

  •
  "Naked" short sales are sales of shares in an amount in excess of the number of shares represented by the underwriters' option described above to purchase additional shares.

  •
  Covering transactions involve purchases of shares either pursuant to the option described above to purchase additional shares or in the open market after the distribution has been completed in order to cover short positions.

  •
  To close a naked short position, the underwriters must purchase shares in the open market after the distribution has been completed. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

    •
    To close a covered short position, the underwriters must purchase shares in the open market after the distribution has been completed or must exercise the option to purchase additional shares. In determining the source of shares to close the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option to purchase additional shares.

  •
  Stabilizing transactions involve bids to purchase shares so long as the stabilizing bids do not exceed a specified maximum.

        Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the shares. They may also cause the price of the shares to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

        The underwriters are full-service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. The underwriters and their respective affiliates have in the past performed commercial banking, investment banking and advisory services for us and our affiliates, from time to time for which they have received customary fees and reimbursement of expenses and may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (which may include bank loans and/or credit default swaps) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. In addition, it is anticipated that affiliates of some of the underwriters may be lenders, and in some cases agents or managers for the lenders, under certain of the credit facilities and other credit arrangements, and some of the underwriters and/or their affiliates may act as initial purchasers or underwriters in connection with certain offerings of debt securities, that we may enter into or conduct, as the case may be, or those of our affiliates. In their capacity as lenders, such lender affiliates may, in the future, seek a reduction of a loan commitment to us or our affiliates, or impose incremental pricing or collateral requirements with respect to such facilities or credit arrangements, in the ordinary course of business. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

        We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

        A prospectus in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representative to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

Sales Outside of the United States

        Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Notice to Prospective Investors in the European Economic Area

        In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of shares described in this prospectus may not be made to the public in that relevant member state other than:

  •
  to any legal entity which is a qualified investor as defined in the Prospectus Directive;

  •
  to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the relevant underwriter or underwriters nominated by us for any such offer; or

  •
  in any other circumstances falling within Article 3(2) of the Prospectus Directive,

        provided that no such offer of shares shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

        For purposes of this provision, the expression an "offer of shares to the public" in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression "Prospectus Directive" means Directive 2003/71/EC (as amended including by Directive: 2010/73/EU) and includes any relevant implementing measure in the relevant member state.

        The seller of the shares has not authorized and does not authorize the making of any offer of shares through any financial intermediary on its behalf, other than offers made by the underwriters with a view to the final placement of the shares as contemplated in this prospectus. Accordingly, no purchaser of the shares, other than the underwriters, is authorized to make any further offer of the shares on behalf of the sellers or the underwriters.

Notice to Prospective Investors in the United Kingdom

        This prospectus is only being distributed to, and is only directed at, persons who (i) are investment professionals, as such term is defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the "Financial Promotion Order"), (ii) are persons falling within Article 49(2)(a) to (d) ("high net worth companies, unincorporated associations, etc.") of the Financial Promotion Order, (iii) are outside the United Kingdom, or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services Markets Act 2000) in connection with the offering and sale of the shares may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as "relevant persons"). This prospectus and its contents are confidential and shall not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other person in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Notice to Prospective Investors in France

        Neither this prospectus nor any other offering material relating to the shares described in this prospectus has been submitted to the clearance procedures of the Autorité des marchés financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des marchés financiers. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus nor any other offering material relating to the shares has been or will be:

  •
  released, issued, distributed or caused to be released, issued or distributed to the public in France; or

  •
  used in connection with any offer for subscription or sale of the securities to the public in France.

        Such offers, sales and distributions will be made in France only:

  •
  to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d'investisseurs), in each case investing for their own account, all as defined in, and in accordance with Article L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

  •
  to investment services providers authorized to engage in portfolio management on behalf of third parties; or

  •
  in a transaction that, in accordance with article L.411-2-II-1°-or-2°-or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des marchés financiers, does not constitute a public offer (appel public à l'épargne).

        The shares may be resold directly or indirectly, only in compliance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Notice to Prospective Investors in Hong Kong

        The shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

        The shares offered in this prospectus have not been and will not be registered under the Financial Instruments and Exchange Law of Japan. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan (including any corporation or other entity organized under the laws of Japan), except (i) pursuant to an exemption from the registration requirements of the Financial Instruments and Exchange Law and (ii) in compliance with any other applicable requirements of Japanese law.

Notice to Prospective Investors in Singapore

        This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

        Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

  •
  a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

  •
  a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

  •
  to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

  •
  where no consideration is or will be given for the transfer; or

  •
  where the transfer is by operation of law.

Notice to Prospective Investors in Spain

        Neither the shares nor this prospectus have been approved or registered in the administrative registries of the Spanish National Securities Exchange Commission, or Comision Nacional del Mercado

de Valores, or CNMV. Accordingly, the shares may not be offered in Spain except in circumstances which do not constitute a public offer of securities in Spain within the meaning of article 30bis of the Spanish Securities Market Law of July 28, 1988 (Ley 24/1988, de 28 Julio, del Mercado de Valores), as amended and restated, and supplemental rules enacted thereunder.

Notice to Prospective Investors in Australia

        No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission, or ASIC, in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001, or the Corporations Act, and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

        Any offer in Australia of the shares may only be made to persons, or the Exempt Investors, who are "sophisticated investors" (within the meaning of Section 708(8) of the Corporations Act), "professional investors" (within the meaning of Section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in Section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.

        The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under Section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.

        This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in the Dubai International Financial Centre

        This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority, or DFSA. This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The shares to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

Notice to Prospective Investors in Switzerland

        The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or SIX, or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

        Neither this document nor any other offering or marketing material relating to the offering, the Company, the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes, or CISA. The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Notice to Prospective Investors in Canada

        The shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

        Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province or territory for particulars of these rights or consult with a legal advisor.

        Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

EXPENSES OF THIS OFFERING

        We estimate that our expenses in connection with this offering, other than underwriting discounts and commissions, will be as follows:

        Total underwriting discounts and commissions to be paid to the underwriters represent    % of the total amount of the offering.

Itemized Expense	Amount (in $)
U.S. Securities and Exchange Commission registration fee
NYSE listing fee
FINRA filing fee
Printing expenses
Legal fees and expenses
Accounting fees and expenses
Miscellaneous costs

 ENFORCEABILITY OF CIVIL LIABILITIES

        We are a joint stock company (société anonyme) organized and existing under Luxembourg Law. All of our directors and officers and certain other persons referred to in this prospectus reside outside the United States in European member states including the United Kingdom, Ireland and Luxembourg. Substantially all of our assets, and all or a significant portion of the assets of our directors and officers, are located outside the United States. As a result, it may not be possible for you to effect service of process within the United States upon us or such persons, or to enforce against us or them in U.S. courts, including judgments predicated upon civil liability of us or such persons under U.S. securities laws.

Luxembourg

        We have been advised by our Luxembourg counsel that there is doubt as to whether the courts of Luxembourg would enforce judgments of U.S. courts obtained in actions against us or our directors and officers, as well as the experts named herein, predicated upon the civil liability provisions of the U.S. federal securities laws. It may be difficult for you to recover against us based upon a judgment of a U.S. court because such judgments are not automatically enforceable in Luxembourg.

        The United States and Luxembourg are not currently bound by a treaty providing for reciprocal recognition and enforcement of judgments, other than arbitral awards rendered in civil and commercial matters. An enforceable judgment for the payment of monies rendered by any U.S. federal or state court based on civil liability, whether or not predicated solely upon the U.S. securities laws, would not directly be enforceable in Luxembourg. However a party who received such favorable judgment in a U.S. court may institute enforcement proceedings (exequatur) in Luxembourg by requesting enforcement of the U.S. judgment by the Luxembourg District Court (Tribunal d'Arrondissement) pursuant to Article 678 of the New Luxembourg Code of Civil Procedure. The Luxembourg District Court may authorize the enforcement of the U.S. judgment in Luxembourg if it is satisfied that all of the following conditions are met (subject to court interpretation, which may evolve):

  •
  the U.S. judgment is enforceable in the United States;

  •
  the U.S. court awarding the judgment has jurisdiction to adjudicate the respective matter under the applicable U.S. federal or state jurisdictions rules, and the jurisdiction of the U.S. court is recognized by Luxembourg private international and local law;

  •
  the U.S. court has applied to the dispute the substantive law which would have been designated by the Luxembourg conflict of law rules;

  •
  the principles of natural justice have been complied with;

  •
  the U.S. judgment does not contravene international public policy (ordre public) or order as understood under the laws of Luxembourg or has been given in proceedings of a criminal nature;

  •
  the U.S. court has acted in accordance with its own procedural laws;

  •
  the U.S. judgment was granted following proceedings in which the counterparty had the opportunity to appear and to present a defense; and

  •
  the U.S. judgment was not granted pursuant to an evasion of Luxembourg Law (fraude à la loi luxembourgeoise).

        In a judgment of the Luxembourg District Court, dated January 10, 2008, the Court differed slightly from the traditional rules for enforcing a judgment described above, and decided that, in order to enforce a foreign judgment in Luxembourg, a Luxembourg judge has to "make sure that three conditions are fulfilled, i.e. (1) the "indirect" competence of the foreign judge based on the connection of the litigation with such judge, (2) the conformity with international public order requirements, both substantive and procedural, and (3) the absence of fraud to the law." In the same judgment, the District Court held that the Luxembourg judge does not need "to verify that the (substantive) law applied by the foreign judge is the law which would have been applicable according to Luxembourg conflict of law rules."

        Whether the Luxembourg District Court's opinion described above develops into the prevailing position of Luxembourg case law cannot be forecasted with certainty at this stage, especially considering that in the case at issue the matter was not appealed to the Court of Appeal and because, to the best of our knowledge, there has been no further case law on the issue since then. To the extent, however, that the Luxembourg District Court's decision endorsed the solution presently prevailing in French case law, its decision might, in the future, be endorsed by the Luxembourg courts in general.

        Subject to the above conditions, Luxembourg courts tend not to review the merits of a foreign judgment, although there is no statutory prohibition on this type of review.

        Enforcement does not mean that all of the obligations resulting from the judgment are enforced in accordance with their specific terms, but only that they can be enforced if they are of a type that is recognized and enforced under Luxembourg Law generally.

        We have also been advised that there is doubt as to the enforceability of liabilities against us or our directors and officers in original actions in Luxembourg courts predicated solely upon the U.S. federal securities laws.

United Kingdom

        We have been informed by our English counsel that there is doubt regarding the enforceability in the U.S. judgments obtained in U.S. courts against us, our directors or officers based on the civil liability or other provisions of the United States securities laws or other laws.

        In addition, uncertainty exists as to whether the courts of England and Wales would:

  •
  recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liabilities provisions of the securities laws of the United States or any state in the United States; or

  •
  entertain original actions brought in England and Wales against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

        We have been advised by Shearman & Sterling LLP, that there is currently no treaty between (i) the United States and (ii) England and Wales providing for reciprocal recognition and enforcement of judgments of United States courts in civil and commercial matters (although the United States and the United Kingdom are both parties to the New York Convention on the Recognition and Enforcement of Foreign Arbitral Awards) and that a final judgment for the payment of money rendered by any general or state court in the United States based on civil liability, whether or not predicated solely upon the U.S. securities laws, would not be automatically enforceable in England and Wales. We have also been advised by Shearman & Sterling LLP that any final and conclusive monetary judgment for a definite sum obtained against us in U.S. courts would be treated by the courts of England and Wales as a cause of action in itself and sued upon as a debt at common law so that no retrial of the issues would be necessary, provided that:

  •
  the relevant U.S. court had jurisdiction over the original proceedings according to English conflicts of laws principles at the time when proceedings were initiated;

  •
  England and Wales courts had jurisdiction over the matter on enforcement and we either submitted to such jurisdiction or were resident or carrying on business within such jurisdiction and were duly served with process;

  •
  the U.S. judgment was final and conclusive on the merits in the sense of being final and unalterable in the court that pronounced it and being for a definite sum of money;

  •
  the judgment given by the courts was not in respect of penalties, taxes, fines or similar fiscal or revenue obligations (or otherwise based on a U.S. law that an English court considers to relate to a penal, revenue or other public law);

  •
  the judgment was not procured by fraud;

  •
  recognition or enforcement of the judgment in England and Wales would not be contrary to public policy or the Human Rights Act 1998;

  •
  the proceedings pursuant to which judgment was obtained were not contrary to natural justice;

  •
  the U.S. judgment was not arrived at by doubling, trebling or otherwise multiplying a sum assessed as compensation for the loss or damages sustained and not being otherwise in breach of Section 5 of the UK Protection of Trading Interests Act 1980, or is a judgment based on measures designated by the Secretary of State under Section 1 of that Act;

  •
  there is not a prior decision of an English court or the court of another jurisdiction on the issues in question between the same parties; and

  •
  the English enforcement proceedings were commenced within the limitation period.

        Whether these requirements are met in respect of a judgment based upon the civil liability provisions of the U.S. securities laws, including whether the award of monetary damages under such laws would constitute a penalty, is an issue for the court making such decision.

        Subject to the foregoing, investors may be able to enforce in England and Wales judgments in civil and commercial matters that have been obtained from U.S. federal or state courts. Nevertheless, we cannot assure you that those judgments will be recognized or enforceable in England and Wales.

        If an English court gives judgment for the sum payable under a U.S. judgment, the English judgment will be enforceable by methods generally available for this purpose. These methods generally permit the English court discretion to prescribe the manner of enforcement. In addition, it may not be possible to obtain an English judgment or to enforce that judgment if the judgment debtor is or becomes subject to any insolvency or similar proceedings, or if the judgment debtor has any set-off or counterclaim against the judgment creditor. Also note that, in any enforcement proceedings, the judgment debtor may raise any counterclaim that could have been brought if the action had been originally brought in England unless the subject of the counterclaim was in issue and denied in the U.S. proceedings.

Ireland

        We have been advised by our Irish counsel, that there is doubt regarding the enforceability of the civil liability provisions of the U.S. federal securities laws, whether in original actions or in actions for the enforcement of judgments of U.S. courts in the Republic of Ireland.

        An original action in Ireland seeking to impose civil liability based upon the U.S. federal securities laws may not succeed as an Irish court may not regard itself as having jurisdiction in such an action and may not, depending on the particular circumstances, regard U.S. law as the governing law of the dispute.

        The United States and Ireland are not currently bound by a treaty providing for reciprocal enforcement of judgments, other than arbitral awards made in civil and commercial matters. A judgment for the payment of monies made by any U.S. federal or state court based on civil liability, whether or not predicated solely upon the U.S. securities laws, is not enforceable in Ireland without taking further proceedings in Ireland. An application for enforcement of a U.S. judgment in Ireland is made pursuant to the common law doctrine of obligations and in order to be capable of being enforced the U.S. judgment would need to be:

  (a)
  an in personam judgment for a definite sum of money-injunctive relief or specific performance orders will not be enforced;

  (b)
  final and conclusive and therefore there should be no stay on the execution of the original U.S. judgment or no possibility for the U.S. court which heard the matter to rehear the matter or hear further matters and come to a new decision; and

  (c)
  made by a court which had jurisdiction to hear the dispute and the Irish court will assess whether the court had such jurisdiction. In order to be satisfied that the U.S. court had jurisdiction the Irish Court would look to ascertain if:

  i.
  the debtor was at the time proceedings were instituted, present in the United States;

  ii.
  the judgment debtor was claimant or counterclaimant in the proceedings in the U.S. court;

  iii.
  the defendant voluntarily appeared before the U.S. court; or

  iv.
  the parties agreed to submit to the jurisdiction of the U.S. court.

        The Irish court can also exercise its right to refuse enforcement if the U.S. judgment was obtained by fraud, if it violates Irish public policy, if the judgment is in breach of rules of natural justice or if it is irreconcilable with an earlier foreign judgment.

        Subject to the above conditions, Irish courts tend not to review the merits of a foreign judgment, although there is no statutory prohibition on this type of review.

        Enforcement does not mean that all of the obligations resulting from the judgment are enforced in accordance with their specific terms, but only that they can be enforced if they are of a type that is recognized and enforced under Irish law generally.

        We have appointed Ardagh Metal Packaging USA Inc., located at Carnegie Office Park, 600 North Bell Avenue, Building 1, Suite 200, Carnegie, PA 15106, as our agent to receive service of process with respect to any action brought against us in the United States District Court for the Southern District of New York under the federal securities laws of the United States or of any State of the United States or any action brought against us in the Supreme Court of the State of New York in the County of New York under the securities laws of the State of New York.

LEGAL MATTERS

        Certain legal matters in connection with the offering will be passed upon for us by Shearman & Sterling LLP, New York, New York, our U.S. counsel, and M Partners, our Luxembourg counsel. Certain legal matters in connection with the offering will be passed upon for the underwriters by Cahill Gordon & Reindel LLP, New York, New York, U.S. counsel to the underwriters. Certain Luxembourg taxation matters in connection with the offering will be passed upon by KPMG.

EXPERTS

        The consolidated financial statements of the Ardagh Finance Holdings S.A. as of December 31, 2015, 2014, and January 1, 2014 and for each year in the two year period ended December 31, 2015 included in this prospectus have been so included in reliance on the report by PricewaterhouseCoopers, Dublin, Ireland, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. PricewaterhouseCoopers, Dublin, Ireland is a member of the Institute of Chartered Accountants in Ireland.

        The combined financial statements of certain metal beverage packaging operations of Ball Corporation as of December 31, 2015 and 2014 and for each of the three years in the period ended December 31, 2015 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

        The combined carve out financial statements of certain beverage can operations of Rexam PLC as of and for each of the years ended December 31, 2015, 2014 and 2013 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given the authority of said firm as experts in auditing and accounting.

 WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement (including amendments and exhibits to the registration statement) on Form F-1 under the Securities Act with respect to the shares offered in this prospectus. This prospectus is a part of the registration statement and does not contain all of the information set forth in the registration statement. The rules and regulations of the SEC allow us to omit from this prospectus certain information included in the registration statement. For further information about us and our Class A common shares, you should refer to the registration statement. This prospectus also summarizes material provisions of contracts and other documents. Since this prospectus may not contain all of the information that you may find important, you should review the full text of these contracts and other documents. We have included these documents as exhibits to our registration statement.

        Upon completion of this offering, we will be a foreign private issuer. We will not be subject to the same requirements that are imposed on U.S. domestic issuers by the SEC. We will have a longer period to file our annual report with the SEC and are not required to file quarterly reports. We are not required to issue proxy statements or to disclose the detailed information about the compensation of our executive officers that is required to be disclosed by U.S. domestic issuers. Our directors and executive officers will not be subject to insider short-swing profit disclosure and recovery provisions under Section 16 of the Exchange Act. We will also be exempt from the requirements of SEC Regulation FD (Fair Disclosure), which is intended to ensure that select groups of investors do not receive material information about an issuer before it is disclosed to investors generally. We are, however, subject to anti-fraud and anti-manipulation rules of the SEC, such as Rule 10b-5 under the Exchange Act.

        We will provide our shareholders with annual reports on Form 20-F containing financial statements audited by our independent auditors within 120 days after the end of each fiscal year. We also intend to issue quarterly earnings press releases as soon as practicable after the end of each quarter and quarterly reports containing interim unaudited financial statements within 60 days after the end of each fiscal quarter. We will furnish these earnings press releases and quarterly reports to the SEC on Form 6-K.

        For further information about us and our shares, you may inspect a copy of the registration statement, of the exhibits and schedules to the registration statement or of any reports, statements or other information we file with the SEC without charge at the offices of the SEC at 100 F Street, N.E., Washington, D.C. 20549, United States. You may obtain copies of all or any part of the registration statement from the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a website at www.sec.gov that contains reports and information statements and other information regarding registrants like us that file electronically with the SEC. You can also inspect our registration statement on this website. Our filings with the SEC are available through the electronic data gathering, analysis and retrieval (EDGAR) system of the SEC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Ardagh Finance Holdings S.A.

        In our opinion, the accompanying Consolidated Statement of Financial Position and the related Consolidated Income Statement, Consolidated Statement of Comprehensive Income, Consolidated Statement of Changes in Equity and Consolidated Statement of Cash flows present fairly, in all material respects, the financial position of Ardagh Finance Holdings S.A. and its subsidiaries at December 31, 2015, December 31, 2014 and January 1, 2014 and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2015 in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers
Dublin, Ireland
November 17, 2016

ARDAGH FINANCE HOLDINGS S.A.

CONSOLIDATED STATEMENT OF FINANCIAL POSITION

		At December 31,
	Note	2015	2014	2013(1)
		(in € millions)
Non-current assets
Intangible assets	3	1,810	1,762	1,037
Property, plant and equipment	4	2,307	2,223	2,087
Derivative financial instruments	12	—	40	—
Deferred tax assets	6	178	184	97
Other non-current assets	5	14	10	16

		4,309	4,219	3,237

Current assets
Inventories	7	825	770	680
Trade and other receivables	8	651	692	657
Related party receivables	13	404	404	—
Derivative financial instruments	12	—	2	—
Restricted cash	9	11	9	1,072
Cash and cash equivalents	9	542	405	285

		2,433	2,282	2,694

TOTAL ASSETS		6,742	6,501	5,931

Equity attributable to owners of the parent
Issued capital	10	—	—	—
Share premium		400	400	400
Other reserves		(241)	(105)	42
Retained earnings		(2,141)	(2,046)	(1,446)

		(1,982)	(1,751)	(1,004)
Non-controlling interests		2	2	2

TOTAL EQUITY		(1,980)	(1,749)	(1,002)

Non-current liabilities
Borrowings	12	6,397	6,034	3,911
Related party borrowings	13	—	—	326
Employee benefit obligations	14	720	723	459
Deferred tax liabilities	6	461	420	295
Provisions	16	48	33	21

		7,626	7,210	5,012

Current liabilities
Borrowings	12	7	4	1,075
Interest payable		79	83	58
Derivative financial instruments	12	7	7	12
Trade and other payables	15	879	804	713
Income tax payable		76	92	53
Provisions	16	48	50	10

		1,096	1,040	1,921

TOTAL LIABILITIES		8,722	8,250	6,933

TOTAL EQUITY and LIABILITIES		6,742	6,501	5,931

(1)
At January 1, 2014

The accompanying notes to the consolidated financial statements are an integral part of these consolidated financial statements.

ARDAGH FINANCE HOLDINGS S.A.

CONSOLIDATED INCOME STATEMENT

		Year ended December 31, 2015			Year ended December 31, 2014
	Note	Before exceptional items	Exceptional items	Total	Before exceptional items	Exceptional items	Total
			Note 19			Note 19
		(in € millions except earnings per share)
Revenue	17	5,199	—	5,199	4,733	—	4,733
Cost of sales		(4,285)	(37)	(4,322)	(3,970)	(122)	(4,092)

Gross profit/(loss)		914	(37)	877	763	(122)	641
Sales, general and administration expenses		(274)	(44)	(318)	(246)	(35)	(281)
Intangible amortization	3	(109)	—	(109)	(88)	(33)	(121)
Loss on disposal of businesses		—	—	—	—	(159)	(159)

Operating profit/(loss)		531	(81)	450	429	(349)	80
Finance expense	20	(514)	(13)	(527)	(476)	(126)	(602)

Profit/(loss) before tax		17	(94)	(77)	(47)	(475)	(522)

Income tax (charge)/credit	21	(95)	32	(63)	(64)	78	14

Loss for the year		(78)	(62)	(140)	(111)	(397)	(508)

Loss attributable to:
Owners of the parent				(140)			(508)
Non-controlling interests				—			—

Loss for the year				(140)			(508)

Earnings per share:
Basic, loss for the period attributable to ordinary equity holders of the parent	22			€(14.0)			€(50.8)

The accompanying notes to the consolidated financial statements are an integral part of these consolidated financial statements.

ARDAGH FINANCE HOLDINGS S.A.

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

		Year ended December 31,
	Note	2015	2014
		(in € millions)
Loss for the year		(140)	(508)
Other comprehensive income
Items that may subsequently be reclassified to profit or loss
Foreign currency translation adjustments:
—Arising in the year		(137)	(148)
—Reclassification to income statement on disposal of businesses		—	(1)

		(137)	(149)
Effective portion of changes in fair value of cash flow hedges
—New fair value adjustments into reserve		44	36
—Movement out of reserve		(43)	(34)

		1	2
Items that will not be reclassified to profit or loss
—Re-measurements of employee benefit obligations	14	72	(123)
—Deferred tax movement on employee benefit obligations	6	(27)	31

		45	(92)

Total other comprehensive expense for the year		(91)	(239)

Total comprehensive expense for the year		(231)	(747)

Attributable to:
Owners of the parent		(231)	(747)
Non-controlling interests		—	—

Total comprehensive expense for the year		(231)	(747)

The accompanying notes to the consolidated financial statements are an integral part of these consolidated financial statements.

ARDAGH FINANCE HOLDINGS S.A.

CONSOLIDATED STATEMENT OF CHANGES IN EQUITY

	Attributable to owners of the parent
	Share capital	Share premium	Legal reserve	Foreign currency translation adjustment	Cash flow hedges	Retained earnings	Total	Non- controlling interests	Total equity
	Note 10		Note 10
	(in € millions)
At January 1, 2014	—	400	—	47	(5)	(1,446)	(1,004)	2	(1,002)
Loss for the year	—	—	—	—	—	(508)	(508)	—	(508)
Other comprehensive (expense)/income	—	—	—	(149)	2	(92)	(239)	—	(239)

At December 31, 2014	—	400	—	(102)	(3)	(2,046)	(1,751)	2	(1,749)
Loss for the year	—	—	—	—	—	(140)	(140)		(140)
Other comprehensive (expense)/income	—	—	—	(137)	1	45	(91)	—	(91)

At December 31, 2015	—	400	—	(239)	(2)	(2,141)	(1,982)	2	(1,980)

The accompanying notes to the consolidated financial statements are an integral part of these consolidated financial statements.

ARDAGH FINANCE HOLDINGS S.A.

CONSOLIDATED STATEMENT OF CASH FLOWS

		Year ended December 31,
	Note	2015	2014
		(in € millions)
Cash flows from operating activities
Cash generated from operations	23	950	701
Interest paid		(323)	(316)
Income tax paid		(59)	(35)

Net cash from operating activities		568	350

Cash flows from investing activities
Purchase of business net of cash acquired	24	—	(1,038)
Proceeds received from disposal of businesses	24	—	397
Purchase of property, plant and equipment		(304)	(321)
Purchase of software and other intangibles		(8)	(10)
Proceeds from disposal of property, plant and equipment		8	17

Net cash used in investing activities		(304)	(955)

Cash flows from financing activities
Repayment of borrowings		(198)	(2,591)
Proceeds from the termination of derivative financial instruments	12	81	—
Early redemption premium costs paid		(8)	(97)
Deferred debt issue costs paid		(1)	(67)
Proceeds from borrowings		—	4,231
Borrowings issued to related parties		—	(404)
Repayment of borrowings from related party		—	(346)

Net cash (outflow)/inflow from financing activities		(126)	726

Net increase in cash and cash equivalents		138	121

Cash and cash equivalents at the beginning of the year	9	414	294
Exchange gains/(losses) on cash and cash equivalents		1	(1)

Cash and cash equivalents at the end of the year	9	553	414

The accompanying notes to the consolidated financial statements are an integral part of these consolidated financial statements.

ARDAGH FINANCE HOLDINGS S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1. General information

        Ardagh Finance Holdings S.A. (the "Company" or "Ardagh Finance") was incorporated and registered in Luxembourg on May 6, 2011. The Company is looking to effect a public offering of its Class A common shares listed on the New York Stock Exchange (the "Offering"). Prior to the Offering, Ardagh Finance was wholly owned by Ardagh Group S.A. (its ultimate parent) and its subsidiaries ("Ardagh").

        The Company's registered office is 56, rue Charles Martel, L-2134 Luxembourg.

        Ardagh Finance Holdings S.A. is a leading supplier of innovative, value-added rigid packaging solutions. The Company's products include metal and glass containers primarily for food and beverage markets. End-use categories include beer, wine, spirits, carbonated soft drinks, energy drinks, juices and flavored waters, as well as food, seafood and nutrition. The Company also supplies the paints & coatings, chemicals, personal care, pharmaceuticals and general household end-use categories.

        These consolidated financial statements have been prepared for the purposes of the initial public offering and reflect the consolidation of the legal entities forming the group for the periods presented. The principal legal entities forming the Group are listed in Note 25.

        The principal accounting policies that have been applied to the consolidated financial statements are described in Note 2 below.

2. Summary of significant accounting policies

Adoption of IFRS

        The Company and its subsidiaries, together the "Group", have not previously prepared or presented any consolidated financial statements in accordance with any other generally accepted accounting principles ("GAAP"). Ardagh Group S.A. prepares and reports financial statements in accordance with International Financial Reporting Standards ("IFRS") as adopted by the EU. The Group's deemed transition date to IFRS as issued by the International Accounting Standards Board ("IASB") and its interpretations is January 1, 2014. The principles and requirements for first time adoption of IFRS are set out in IFRS 1 'First-time Adoption of IFRS' ("IFRS 1"). The Group has not availed itself of any of the exemptions from full retrospective application of IFRS set out within IFRS 1. The requirement in IFRS 1 to provide reconciliations of financial information prepared under previous GAAP to IFRS is not relevant to the Group as this is the first set of consolidated financial statements of the Group and there are no adjustments between IFRS and a previous GAAP. The consolidated financial statements of the Group have been prepared in accordance with, and are in compliance with, IFRS and IFRS Interpretations Committee (IFRIC) interpretations applicable to companies reporting under IFRS. References to "IFRS" hereafter should be construed as references to IFRS and its interpretations as adopted by the IASB.

Basis of preparation

        The consolidated financial statements, which are presented in euro rounded to the nearest million, have been prepared under the historical cost convention except for the following:

  •
  derivative financial instruments are stated at fair value; and

ARDAGH FINANCE HOLDINGS S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Summary of significant accounting policies (Continued)

  •
  employee benefit obligations are measured at the present value of the future estimated cash flows related to benefits earned and pension assets valued at fair value.

        The preparation of consolidated financial information in conformity with IFRS requires the use of critical accounting estimates and assumptions that affect the reported amounts of assets and liabilities and income and expenses. It also requires management to exercise judgment in the process of applying Group accounting policies. These estimates, assumptions and judgment are based on historical experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances and are subject to continual re-evaluation. However, actual outcomes may differ from those estimates. The areas involving a higher degree of judgment or complexity, or areas where assumptions and estimates are significant to the consolidated financial statements are discussed in the critical accounting estimates and judgment.

        The consolidated financial statements for the Group were authorised for issue by the Board of Directors of Ardagh Finance Holdings S.A. on November 17, 2016.

Recent accounting pronouncements

(a)
New standards, amendments, improvements and interpretations which are effective for financial periods beginning on or after January 1, 2016 that are applicable to the Group, none of which have been early adopted.

        The following new standards, amendments to existing standards and interpretations effective for annual periods beginning on or after January 1, 2016 have been issued prior to the date of issuance of the financial statements but have not been adopted early by the Group. The Directors' assessment of the impact of the new standards listed below, on the reported results, consolidated statement of financial position and disclosures as a result of their adoption in future periods is on-going.

        IFRS 15, 'Revenue from contracts with customers' deals with revenue recognition and establishes principles for reporting useful information to users of financial statements about the nature, amount, timing and uncertainty of revenue and cash flows arising from an entity's contracts with customers. Revenue is recognized when a customer obtains control of a good or service and thus has the ability to direct the use and obtain the benefits from the good or service. The standard replaces IAS 18, 'Revenue' and IAS 11, 'Construction contracts' and related interpretations. The standard is effective for annual periods beginning on or after January 1, 2018 and earlier application is permitted. The impact of IFRS 15 continues to be assessed by the Group.

        IFRS 9, 'Financial instruments'. IFRS 9 is the first standard issued as part of a wider project to replace IAS 39 'Financial instruments: Recognition and measurement' ("IAS 39"). IFRS 9 has been completed in a number of phases and includes requirements on the classification and measurement of financial assets and liabilities. It also includes an expected credit loss model that replaces the incurred loss impairment model currently used as well as hedge accounting amendments. This standard becomes effective for annual periods commencing on or after January 1, 2018. The impact of IFRS 9 continues to be assessed by the Group.

        IFRS 16, 'Leases', sets out the principles for the recognition, measurement, presentation and disclosure of leases. The objective is to ensure that lessees and lessors provide relevant information in a manner that faithfully represents those transactions. This information gives a basis for users of financial

ARDAGH FINANCE HOLDINGS S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Summary of significant accounting policies (Continued)

statements to assess the effect that leases have on the financial position, financial performance and cash flows of the entity. IFRS 16 replaces IAS 17, 'Leases', and later interpretations and will result in most operating leases being recorded on the Consolidated Statement of Financial Position. IFRS 16 is effective for annual periods beginning on or after January 1, 2019. The impact of IFRS 16 continues to be assessed by the Group.

        Annual improvements 2014—These annual improvements amend standards from the 2012 - 2014 reporting cycle. They include changes to:

  •
  IFRS 5, 'Non-current assets held for sale and discontinued operations'—The amendment clarifies that, when an asset (or disposal group) is reclassified from 'held for sale' to 'held for distribution', or vice versa, this does not constitute a change to a plan of sale or distribution, and does not have to be accounted for as such. This means that the asset (or disposal group) does not need to be reinstated in the financial statements as if it had never been classified as 'held for sale' or 'held for distribution' simply because the manner of disposal has changed. The amendment also explains that the guidance on changes in a plan of sale should be applied to an asset (or disposal group) which ceases to be held for distribution but is not reclassified as 'held for sale'.

  •
  IFRS 7, 'Financial instruments: Disclosures'—There are two amendments:

  (i)
  Servicing contracts—If an entity transfers a financial asset to a third party under conditions which allow the transferor to derecognize the asset, IFRS 7, 'Disclosure—offsetting financial assets and financial liabilities' ("IFRS 7") requires disclosure of all types of continuing involvement that the entity might still have in the transferred assets. The standard provides guidance about what is meant by continuing involvement. The amendment is prospective with an option to apply retrospectively. There is a consequential amendment to IFRS 1 to give the same relief to first time adopters.

  (ii)
  Interim financial statements—the amendment clarifies that the additional disclosure required by the amendments to IFRS 7, 'Disclosure—Offsetting financial assets and financial liabilities' is not specifically required for all interim periods unless required by IAS 34 'Interim Financial Reporting' ("IAS 34"). This amendment is retrospective.

  •
  IAS 19, 'Employee benefits' ("IAS19(R)")—the amendment clarifies that, when determining the discount rate for post-employment benefit obligations, it is the currency in which the liabilities are denominated that is important, not the country where they arise. The assessment of whether there is a deep market in high-quality corporate bonds is based on corporate bonds in that currency, not corporate bonds in a particular country. Similarly, where there is no deep market in high-quality corporate bonds in that currency, government bonds in the relevant currency should be used. The amendment is retrospective but limited to the beginning of the earliest period presented.

  •
  IAS 34, 'Interim financial reporting' ("IAS 34")—the amendment clarifies what is meant by the reference in the standard to 'information disclosed elsewhere in the interim financial report'. The amendment also amends IAS 34 to require a cross-reference from the interim financial statements to the location of that information. The amendment is retrospective.

ARDAGH FINANCE HOLDINGS S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Summary of significant accounting policies (Continued)

        The impact of the annual improvements 2014 are not expected to have a material effect on the consolidated financial statements.

        Other changes to IFRS have been issued but are not yet effective for the Group. However, they are either not expected to have a material effect on the consolidated financial statements or they are not currently relevant for the Group.

Basis of consolidation

(i)    Subsidiaries

        Subsidiaries are fully consolidated from the date on which control is transferred to the Group and are de-consolidated from the date on which control ceases. Subsidiaries are all entities (including structured entities) over which the Group has control. The Group controls an entity when it is exposed to, or has rights to, variable returns from its involvement with the entity and has the ability to affect those returns through its power to direct the activities of the entity.

        The purchase method of accounting is used to account for the acquisition of subsidiaries by the Group. The cost of an acquisition is the consideration given in exchange for control of the identifiable assets, liabilities and contingent liabilities of the acquired legal entities. Directly attributable transaction costs are expensed and included as exceptional items within sales, general and administration expenses. The acquired net assets are initially measured at fair value. The excess of the cost of acquisition over the fair value of the identifiable net assets acquired is recorded as goodwill. Any goodwill and fair value adjustments are recorded as assets and liabilities of the acquired legal entity in the currency of the primary economic environment in which the legal entity operates (the "functional currency"). If the cost of acquisition is less than the fair value of the Group's share of the net assets of the legal entity acquired, the difference is recognized directly in the consolidated income statement. The Group considers obligations of the acquiree in a business combination that arise as a result of the change in control, to be cash flows arising from obtaining control of the controlled company, and classifies these obligations as investing activities in the Consolidated Statement of Cash Flows.

(ii)    Transactions eliminated on combination

        Transactions, balances and unrealized gains or losses on transactions between Group companies are eliminated. Subsidiaries' accounting policies have been changed where necessary to ensure consistency with the policies adopted by the Group.

Foreign currency

(i)    Foreign currency transactions

        Items included in the financial statements of each of the Group's entities are measured using the functional currency of that entity.

        Transactions in foreign currencies are translated into the functional currency at the foreign exchange rate ruling at the date of the transaction. Monetary assets and liabilities denominated in foreign currencies at the reporting date are translated into the functional currency at the foreign exchange rate ruling at that date. Foreign exchange differences arising on translation are recognized in the consolidated income statement, except: (i) differences on foreign currency borrowings that provide

ARDAGH FINANCE HOLDINGS S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Summary of significant accounting policies (Continued)

an effective hedge against a net investment in a foreign entity ("net investment hedges"), which are taken to other comprehensive income until the disposal of the net investment, at which time they are recognized in the consolidated income statement; and (ii) differences on certain derivative financial instruments discussed under "Derivative financial instruments" below. Net investment hedges are accounted for in a similar manner to cash flow hedges. The gain or loss relating to the ineffective portion of a net investment hedge is recognized immediately in the consolidated income statement within finance income or expense.

(ii)    Financial statements of foreign operations

        The assets and liabilities of foreign operations are translated into euro at foreign exchange rates ruling at the reporting date. The revenues and expenses of foreign operations are translated to euro at average exchange rates for the year. Foreign exchange differences arising on retranslation and settlement of such transactions are recognized in other comprehensive income. Gains or losses accumulated in other comprehensive income are recycled to the consolidated income statement when the foreign operation is sold.

        Non-monetary items measured at fair value in foreign currency are translated using the exchange rates as at the date when the fair value is determined.

Business combinations and goodwill

        All business combinations are accounted for by applying the purchase method of accounting. This involves measuring the cost of the business combination and allocating, at the acquisition date, the cost of the business combination to the assets acquired and liabilities assumed. Identifiable assets acquired and liabilities assumed in a business combination are measured initially at their fair values at the acquisition date.

        The cost of an acquisition is measured as the aggregate of the consideration transferred, which is measured at acquisition date fair value, and the amount of any non-controlling interests in the acquiree. For each business combination, the Group elects whether to measure the non-controlling interests in the acquiree at fair value or at the proportionate share of the acquiree's identifiable net assets. Acquisition-related costs are expensed as incurred and included in sales, general and administration expenses.

        When the Group acquires a business, it assesses the financial assets and liabilities assumed for appropriate classification and designation in accordance with the contractual terms, economic circumstances and pertinent conditions as at the acquisition date.

        Any contingent consideration to be transferred by the acquirer will be recognized at fair value at the acquisition date.

        Goodwill represents the excess of the cost of an acquisition over the fair value of the net identifiable assets of the acquired subsidiary at the date of acquisition.

        Goodwill is stated at cost less any accumulated impairment losses. Goodwill is allocated to those groups of cash-generating units ("CGUs") that are expected to benefit from the business combination in which the goodwill arose for the purpose of assessing impairment. Goodwill is tested annually for impairment.

ARDAGH FINANCE HOLDINGS S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Summary of significant accounting policies (Continued)

        Where goodwill has been allocated to a CGU and part of the operation within that unit is disposed of, the goodwill associated with the disposed operation is included in the carrying amount of the operation when determining the gain or loss on disposal. Goodwill disposed in these circumstances is measured based on the relative values of the disposed operation and the portion of the cash-generating unit retained.

Intangible assets

        Intangible assets are initially recognized at cost.

        Intangible assets acquired as part of a business combination are capitalized separately from goodwill if the intangible asset is separable or arises from contractual or other legal rights. They are initially recognized at cost which, for intangible assets arising in a business combination, is their fair value at the date of acquisition.

        Subsequent to initial recognition, intangible assets are carried at cost less any accumulated amortization and any accumulated impairment losses. The carrying values of intangible assets with finite useful lives are reviewed for indicators of impairment at each reporting date and are subject to impairment testing when events or changes in circumstances indicate that the carrying values may not be recoverable.

        The amortization of intangible assets is calculated to write off the book value of finite lived intangible assets over their useful lives on a straight-line basis on the assumption of zero residual value as follows:

Computer software	2 - 7 years
Customer relationships	5 - 15 years
Technology	8 - 15 years

(i)    Computer software

        Computer software development costs are recognized as assets. Costs associated with maintaining computer software programs are recognized as an expense as incurred.

(ii)    Customer relationships

        Customer relationships acquired in a business combination are recognized at fair value at the acquisition date. Customer relationships have a finite useful economic life and are carried at cost less accumulated amortization.

(iii)    Technology

        Technology based intangibles acquired in a business combination are recognized at fair value at the acquisition date and reflect the Group's ability to add value through accumulated technological expertise surrounding product and process development.

ARDAGH FINANCE HOLDINGS S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Summary of significant accounting policies (Continued)

(iv)    Research and development costs

        Research costs are expensed as incurred. Development costs relating to new products are capitalized if the new product is technically and commercially feasible. All other development costs are expensed as incurred.

Property, plant and equipment

(i)    Owned assets

        Items of property, plant and equipment are stated at cost less accumulated depreciation and impairment losses, except for land which is shown at cost less impairment. Spare parts which form an integral part of plant and machinery and which have an estimated useful economic life greater than one year are capitalized. Spare parts which do not form an integral part of plant and machinery and which have an estimated useful economic life less than one year are included as consumables within inventory and expensed when utilized.

        Where items of property, plant and equipment have different useful lives, they are accounted for as separate items of property, plant and equipment.

(ii)    Leased assets

        The determination of whether an arrangement is, or contains a lease, is based on the substance of the arrangement and requires an assessment of whether the fulfillment of the arrangement is dependent on the use of a specific asset or assets, and the arrangement conveys a right to use the asset.

        Leases of property, plant and equipment where the Group has substantially all the risks and rewards of ownership are classified as finance leases.

        Leases where the lessor retains substantially all the risks and rewards of ownership are classified as operating leases. Payments made under operating leases (net of any incentives received from the lessor) are charged to the consolidated income statement on a straight-line basis over the period of the lease.

(iii)    Subsequent costs

        The Group recognizes in the carrying amount of an item of property, plant and equipment, the cost of replacing the component of such an item when that cost is incurred, if it is probable that the future economic benefits embodied with the item will flow to the Group and the cost of the item can be measured reliably. When a component is replaced the old component is de-recognized in the period. All other costs are recognized in the consolidated income statement as an expense as incurred. When a major overhaul is performed, its cost is recognized in the carrying amount of the plant and equipment as a replacement if the recognition criteria above are met.

ARDAGH FINANCE HOLDINGS S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Summary of significant accounting policies (Continued)

(iv)    Depreciation

        Depreciation is charged to the consolidated income statement on a straight-line basis over the estimated useful lives of each part of an item of property, plant and equipment. Land is not depreciated. The estimated useful lives are as follows:

Buildings	30 - 40 years
Plant and machinery	3 - 40 years
Moulds	2 - 3 years
Office equipment and vehicles	3 - 10 years

        Assets' useful lives and residual values are adjusted if appropriate, at each balance sheet date.

Impairment of non-financial assets

        Assets that have an indefinite useful economic life are not subject to amortization and are tested annually for impairment or whenever indicators suggest that impairment may have occurred. Assets that are subject to amortization are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. An impairment loss is recognized for the amount by which the asset's carrying amount exceeds its recoverable amount.

        For the purposes of assessing impairment, assets excluding goodwill and long lived intangible assets, are grouped at the lowest levels at which cash flows are separately identifiable. Goodwill and long lived intangible assets are allocated to groups of cash-generating units (CGUs). The groupings represent the lowest level at which the related assets are monitored for internal management purposes.

        Non-financial assets other than goodwill that suffered impairment are reviewed for possible reversal of the impairment at each reporting date.

        The recoverable amount of other assets is the greater of their value in use and fair value less costs to sell. In assessing value in use, the estimated future cash flows are discounted to their present value, using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. For an asset that does not generate largely independent cash inflows, the recoverable amount is determined for the CGU to which the asset belongs.

Inventories

        Inventories are measured at the lower of cost and net realizable value. The cost of inventories is based on the first-in, first-out basis and includes expenditure incurred in acquiring the inventories and bringing them to their current location and condition. In the case of finished goods and work-in-progress, cost includes direct materials, direct labor and attributable overheads based on normal operating capacity.

        Net realizable value is the estimated proceeds of sale less all further costs to completion, and less all costs to be incurred in marketing, selling and distribution.

        Spare parts which are deemed to be of a consumable nature, are included within inventories and expensed when utilized.

ARDAGH FINANCE HOLDINGS S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Summary of significant accounting policies (Continued)

Non-derivative financial instruments

        Non-derivative financial instruments comprise trade and other receivables, cash and cash equivalents, restricted cash, borrowings and trade and other payables. Non-derivative financial instruments are recognized initially at fair value plus any directly attributable transaction costs, except as described below. Subsequent to initial recognition, non-derivative financial instruments are measured as described below.

(i)    Trade and other receivables

        Trade and other receivables are recognized initially at fair value and are thereafter measured at amortized cost using the effective interest rate method less any provision for impairment. A provision for impairment of trade receivables is recognized when there is objective evidence that the Group will not be able to collect all amounts due according to the original terms of the receivables.

(ii)    Securitized assets

        The Group entered into a series of securitization transactions involving certain of its trade receivables. The securitized assets are recognized on the consolidated statement of financial position, until all of the rights to the cash flows from those assets have expired or have been fully transferred outside the Group, or until substantially all of the related risks, rewards and control of the related assets have been transferred to a third party. No trade receivables were securitized at December 31, 2015 (2014: €nil).

(iii)    Cash and cash equivalents

        Cash and cash equivalents include cash in hand and call deposits held with banks. Cash and cash equivalents are carried at amortized cost.

        Short term bank deposits of greater than three months maturity which do not meet the definition of cash and cash equivalents are classified as financial assets within current assets and stated at amortized cost.

(iv)    Restricted cash

        Restricted cash comprises cash held by the Group but which is ring-fenced or used as security for specific financing arrangements, and to which the Group does not have unfettered access. Restricted cash is measured at amortized cost.

(iii)    Borrowings (including related party debt)

        Borrowings are recognized initially at fair value, net of transaction costs incurred. Borrowings are subsequently stated at amortized cost; any difference between the proceeds (net of transaction costs) and the redemption value is recognized in the Group's consolidated income statement over the period of the borrowings using the effective interest method.

        Borrowings are classified as current liabilities unless the Group has an unconditional right to defer settlement of the liability for at least twelve months after the reporting date.

ARDAGH FINANCE HOLDINGS S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Summary of significant accounting policies (Continued)

(v)    Trade and other payables

        Trade and other payables are recognized initially at fair value and subsequently measured at amortized cost using the effective interest rate method.

Derivative financial instruments

        Derivatives are initially recognized at fair value on the date a derivative contract is entered into and are subsequently re-measured at their fair value. The method of recognizing the resulting gain or loss depends on whether the derivative is designated as a hedging instrument, and if so, the nature of the item being hedged.

        The fair values of various derivative instruments used for hedging purposes are disclosed in Note 12. The full fair value of a hedging derivative is classified as a non-current asset or liability when the remaining maturity of the hedged item is more than 12 months and as a current asset or liability when the remaining maturity of the hedged item is less than 12 months. Trading derivatives are classified as a current asset or liability.

(i)    Cash flow hedges

        The effective portion of changes in the fair value of derivatives that are designated and qualify as cash flow hedges are recognized in other comprehensive income. Amounts accumulated in other comprehensive income are recycled to the consolidated income statement in the periods when the hedged item will affect profit or loss.

        Amounts accumulated in other comprehensive income are recycled from equity to the consolidated income statement in the period during which the hedged item will affect the income statement. The effective portion of changes in the fair value of derivatives that are designated and qualify as cash flow hedges is recognized in other comprehensive income. The gain or loss relating to the ineffective portion is recognized immediately in the consolidated income statement. When a hedging instrument expires or is sold, or when a hedge no longer meets the criteria for hedge accounting, any cumulative gain or loss existing at that time remains in equity and is recognized when the forecast cash flow arises. When a forecast transaction is no longer expected to occur, the cumulative gain or loss that was reported in equity is immediately transferred to the consolidated income statement.

(ii)    Fair value hedges

        Derivative financial instruments are classified as fair value hedges when they hedge the Group's exposure to changes in the fair value of a recognized asset or liability. Changes in the fair value of derivatives that are designated and qualify as fair value hedges are recorded in the Group's consolidated income statement, together with any changes in the fair value of the hedged item that is attributable to the hedged risk.

        The gain or loss relating to the effective portion of interest rate swaps hedging assets and borrowings is recognized in the consolidated income statement within 'finance expenses'. The gain or loss relating to the ineffective portion of the interest rate swaps is recognized in the consolidated income statement within 'finance expenses'. If a hedge no longer meets the criteria for hedge accounting, the adjustment to the carrying amount of a hedged item for which the effective interest method is used is amortized to profit or loss over the period to maturity.

ARDAGH FINANCE HOLDINGS S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Summary of significant accounting policies (Continued)

Fair value measurement

        The Group measures financial instruments such as derivatives and pension assets at fair value at each balance sheet date. Fair-value related disclosures for financial instruments and pension assets that are measured at fair value or where fair values are disclosed, are summarized in the following notes:

  •
  Disclosures for valuation methods, significant estimates and assumptions (Notes 12, 13 and 14)

  •
  Contingent consideration (Note 24)

  •
  Quantitative disclosures of fair value measurement hierarchy (Notes 12 and 13)

  •
  Financial instruments (including those carried at amortized cost) (Notes 12 and 13)

        Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value measurement is based on the presumption that the transaction to sell the asset or transfer the liability takes place either:

  •
  in the principal market for the asset or liability

    or

  •
  in the absence of a principal market, in the most advantageous market for the asset or liability

        The principal or the most advantageous market must be accessible by the Group.

        The fair value of an asset or a liability is measured using the assumptions that market participants would use when pricing the asset or liability, assuming that market participants act in their economic best interest.

        A fair value measurement of a non-financial asset takes into account a market participant's ability to generate economic benefits by using the asset in its highest and best use or by selling it to another market participant that would use the asset in its highest and best use.

        The Group uses valuation techniques that are appropriate in the circumstances and for which sufficient data are available to measure fair value, maximizing the use of relevant observable inputs and minimizing the use of unobservable inputs.

Employee benefits

(i)    Defined benefit pension plans

        Typically, defined benefit plans define an amount of pension benefit that an employee will receive on retirement, usually dependent on one or more factors such as age, years of service and compensation.

        The liability recognized in the consolidated statement of financial position in respect of defined benefit pension plans is the present value of the defined benefit obligation at the reporting date less the fair value of plan assets. The defined benefit obligation is calculated annually by independent actuaries using the projected unit credit method. The present value of the defined benefit obligation is determined by discounting the estimated future cash outflows using interest rates of high quality

ARDAGH FINANCE HOLDINGS S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Summary of significant accounting policies (Continued)

corporate bonds that are denominated in the currency in which the benefits will be paid, and that have terms to maturity approximating to the terms of the related pension liability.

        Actuarial gains and losses arising from experience adjustments and changes in actuarial assumptions are charged or credited to equity in other comprehensive income in the period in which they arise. Past service costs are recognized immediately in the consolidated income statement.

(ii)    Multi-employer pension plans

        Multi-employer craft or industry based pension schemes ("multi-employer schemes") have arrangements similar to those of defined benefit schemes. In each case it is not possible to identify the Group's share of the underlying assets and liabilities of the multi-employer schemes and therefore in accordance with IAS 19(R), the Group has taken the exemption for multi-employer pension schemes to account for them as defined contribution schemes recognizing the contributions payable in each period in the consolidated income statement.

(iii)    Other end of service employee benefits

        In a number of countries, the Group pays lump sums to employees leaving service. These arrangements are accounted in the same manner as defined benefit pension plans.

(iv)    Other long term employee benefits

        The Group's obligation in respect of other long term employee benefits plans represents the amount of future benefit that employees have earned in return for service in the current and prior periods and are included in the category of employee benefit obligations on the consolidated statement of financial position. The obligation is computed on the basis of the projected unit credit method and is discounted to present value using a discount rate equating to the market yield at the reporting date on high quality corporate bonds of a currency and term consistent with the currency and estimated term of the obligations. Actuarial gains and losses are recognized in full in the Group's consolidated statement of comprehensive income in the period in which they arise.

(v)    Defined contribution plans

        A defined contribution plan is a pension plan under which the Group pays fixed contributions into a separate entity. The contributions are recognized as employee benefit expense when they are due.

Provisions

        Provisions are recognized when the Group has a present legal or constructive obligation as a result of a past event, it is probable that an outflow of economic benefits will be required to settle the obligation and the amount can be reliably estimated.

        Provisions are measured at the present value of the expenditures expected to be required to settle the obligation using a pre-tax rate that reflects current market assessments of the time value of money and the risks specific to the obligation.

ARDAGH FINANCE HOLDINGS S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Summary of significant accounting policies (Continued)

Revenue recognition

        Revenue from the sale of goods is recognized in the consolidated income statement when the significant risks and rewards of ownership have been transferred to the buyer, primarily on dispatch of the goods. Allowances for customer rebates are provided for in the same period as the related revenues are recorded. Revenue is included net of cash discounts and value added tax.

Exceptional items

        The Group's consolidated income statement, cash flow and segmental analysis separately identify results before specific items. Specific items are those that in management's judgment need to be disclosed by virtue of their size, nature or incidence to provide additional information. Such items include, where significant, restructuring, redundancy and other costs relating to permanent capacity realignment or footprint reorganization, directly attributable acquisition costs, profit or loss on disposal or termination of operations, start-up costs incurred in relation to new furnace or plant builds, major litigation costs and settlements and impairment of non-current assets. In this regard the determination of 'significant' as included in our definition uses qualitative and quantitative factors. Judgment is used by the Group in assessing the particular items, which by virtue of their scale and nature, are disclosed in the Group's consolidated income statement, and related notes as exceptional items. Management considers columnar presentation to be appropriate in the consolidated income statement as it provides useful additional information and is consistent with the way that financial performance is measured by management and presented to the Board of Directors of Ardagh Group S.A. (the "Board") and the Executive Committee of the Board of Directors of Ardagh Group S.A. (the "Executive Committee"). Exceptional restructuring costs are classified as restructuring provisions and all other exceptional costs when outstanding at the balance sheet date are classified as exceptional items payable.

Finance income and expense

        Finance income comprises interest income on funds invested, gains on disposal of financial assets, and gains on derivative instruments that are not designated as hedging instruments and are recognized in profit or loss.

        Finance expense comprises interest expense on borrowings (including amortization of deferred debt issuance costs), finance lease expenses, certain foreign currency translation related to financing, net interest cost on net pension plan liabilities, losses on extinguishment of borrowings, losses on derivative instruments that are not designated as hedging instruments and are recognized in profit or loss and other finance expense.

        The Group capitalizes borrowing costs directly attributable to the acquisition, construction or production of manufacturing plants that require a substantial period of time to build that would have been avoided if the expenditure on the qualifying asset had not been made.

        Costs related to the issuance of new debt are deferred and amortized within finance expense over the expected terms of the related debt agreements by using the effective interest rate method.

ARDAGH FINANCE HOLDINGS S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Summary of significant accounting policies (Continued)

Income tax

        Income tax on the profit or loss for the year comprises current and deferred tax. Income tax is recognized in the consolidated income statement except to the extent that it relates to items recognized in other comprehensive income.

        Current tax is the expected tax payable on the taxable income for the year, using tax rates enacted or substantively enacted at the reporting date and any adjustment to tax payable in respect of previous years.

        Deferred income tax is recognized, using the liability method, on temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the consolidated financial statements. However, deferred tax liabilities are not recognized if they arise from the initial recognition of goodwill; deferred income tax is not accounted for if it arises from initial recognition of an asset or liability in a transaction other than business combination that at the time of the transaction affects neither accounting nor taxable profit or loss. Deferred income tax is determined using tax rates (and laws) that have been enacted or substantively enacted by the balance sheet date and are expected to apply when the related deferred income tax asset is realized or the deferred income tax liability is settled.

        Deferred income tax assets are recognized only to the extent that it is probable that future taxable profit will be available against which the temporary differences can be utilized. Deferred income tax is provided on temporary differences arising on investments in subsidiaries and associates, except for deferred income tax liability where the timing of the reversal of the temporary difference is controlled by the Group and it is probable that the temporary difference will not reverse in the foreseeable future.

        Deferred income tax assets and liabilities are offset when there is a legally enforceable right to offset current tax assets against current tax liabilities and when the deferred income tax assets and liabilities relate to income taxes levied by the same taxation authority on either the same taxable entity or different taxable entities where there is an intention to settle the balances on a net basis.

Segment reporting

        The Executive Committee has been identified as the Chief Operating Decision Maker ("CODM") for the Group.

        Operating segments are identified on the basis of the internal reporting provided to the Executive Committee in order to allocate resources to the segment and assess its performance.

Critical accounting estimates, assumptions and judgments

        Estimates and judgments are continually evaluated and are based on historical experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances. The Group makes estimates and assumptions concerning the future. The resulting accounting estimates will, by definition, seldom equal the related actual results. The estimates and assumptions that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year are discussed below.

ARDAGH FINANCE HOLDINGS S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Summary of significant accounting policies (Continued)

(i)    Estimated impairment of goodwill and other long lived assets

        In accordance with IAS 36 'Impairment of assets' ("IAS 36"), the Group tests whether goodwill and other long lived assets have suffered any impairment in accordance with the accounting policies stated. The determination of recoverable amounts requires the use of estimates as outlined in Note 3. The Group's judgments relating to the impairment of goodwill and other long lived assets are included in Notes 3 and 4.

(ii)    Income taxes

        The Group is subject to income taxes in numerous jurisdictions and judgment is therefore required in determining the worldwide provision for income taxes. There are many transactions and calculations for which the ultimate tax determination is uncertain during the ordinary course of business. The Group recognizes liabilities for anticipated tax audit issues based on estimates of whether additional taxes will be due. Where the final tax outcome of these matters is different from the amounts that were initially recorded, such differences will impact the income tax and deferred tax provisions in the period in which such determination is made.

(iii)    Measurement of employee benefit obligations

        The Group follows guidance of IAS 19(R) to determine the present value of its obligations to current and past employees in respect of defined benefit pension obligations, other long term employee benefits, and other end of service employee benefits which are subject to similar fluctuations in value in the long term. The Group with the assistance of professional actuaries, values such liabilities designed to ensure consistency in the quality of the key assumptions underlying the valuations. The critical assumptions and estimates applied are discussed in detail in Note 14.

(iv)    Establishing lives for depreciation and amortization purposes of property, plant and equipment and intangibles

        Long lived assets, consisting primarily of property, plant and equipment, customer intangibles and technology intangibles, comprise a significant portion of the total assets. The annual depreciation and amortization charges depend primarily on the estimated lives of each type of asset and, in certain circumstances, estimates of fair values and residual values. The Directors regularly review these asset lives and change them as necessary to reflect current thinking on remaining lives in light of technological change, prospective economic utilization and physical condition of the assets concerned. Changes in asset lives can have a significant impact on the depreciation and amortization charges for the period. It is not practical to quantify the impact of changes in asset lives on an overall basis, as asset lives are individually determined and there are a significant number of asset lives in use.

(v)    Exceptional items

        The consolidated income statement and segment analysis separately identify results before exceptional items. Exceptional items are those that in our judgment need to be disclosed by virtue of their size, nature or incidence.

        The Group believes that this presentation provides additional analysis as it highlights exceptional items. Such items include, where significant, restructuring, redundancy and other costs relating to

ARDAGH FINANCE HOLDINGS S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Summary of significant accounting policies (Continued)

permanent capacity realignment or footprint reorganization, directly attributable acquisition costs, profit or loss on disposal or termination of operations, start-up costs incurred in relation to new operations or plant builds, major litigation costs, settlements and impairment of non-current assets. In this regard, the determination of 'significant' as included in our definition uses qualitative and quantitative factors which remain consistent from period to period. Management uses judgment in assessing the particular items, which by virtue of their scale and nature, are disclosed in the consolidated income statement and related notes as exceptional items. Management considers the consolidated income statement presentation of exceptional items to be appropriate as it provides useful additional information and is consistent with the way that financial information is measured by management and presented to the Board and CODM. In that regard, management believes it to be consistent with paragraph 85 of IAS 1 'Presentation of financial statements' ("IAS 1"), which permits the inclusion of line items and subtotals that improve the understanding of performance.

(vi)    Business combinations and goodwill

        Goodwill only arises in business combinations. The amount of goodwill initially recognized is dependent on the allocation of the purchase price to the fair value of the identifiable assets acquired and the liabilities assumed. The determination of the fair value of the assets and liabilities is based, to a considerable extent, on management's judgment.

        Allocation of the purchase price affects the results of the Group as finite lived intangible assets are amortized, whereas indefinite lived intangible assets, including goodwill, are not amortized and could result in differing amortization charges based on the allocation to indefinite lived and finite lived intangible assets.

3. Intangible assets

	Goodwill	Customer relationships	Technology and other	Software	Total
	(in € millions)
Cost
At January 1, 2014	692	343	74	52	1,161
Acquisitions	387	456	81	2	926
Additions	—	—	4	7	11
Divestments	(183)	(87)	—	(5)	(275)
Impairment (Note 19)	(16)	(6)	—	(11)	(33)
Exchange	85	77	8	—	170

At December 31, 2014	965	783	167	45	1,960

Amortization
At January 1, 2014		(86)	(17)	(21)	(124)
Charge for the year		(65)	(15)	(8)	(88)
Divestments		15	—	2	17
Exchange		(3)	—	—	(3)

At December 31, 2014		(139)	(32)	(27)	(198)

Net book value
At January 1, 2014	692	257	57	31	1,037

At December 31, 2014	965	644	135	18	1,762

ARDAGH FINANCE HOLDINGS S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. Intangible assets (Continued)

	Goodwill	Customer relationships	Technology and other	Software	Total
	(in € millions)
Cost
At January 1, 2015	965	783	167	45	1,960
Acquisitions	3	—	—	—	3
Additions	—	—	7	1	8
Disposals		—	(1)	—	(1)
Transfers	—	—	(3)	3	—
Exchange	79	68	11	—	158

At December 31, 2015	1,047	851	181	49	2,128

Amortization
At January 1, 2015		(139)	(32)	(27)	(198)
Charge for the year		(83)	(19)	(7)	(109)
Disposals		—	1	—	1
Exchange		(11)	(1)	—	(12)

At December 31, 2015		(233)	(51)	(34)	(318)

Net book value
At December 31, 2015	1,047	618	130	15	1,810

        Fair value adjustments to goodwill of €3 million net of tax, were made in the twelve months to December 31, 2015 relating to the VNA Acquisition within the measurement period allowed by IFRS 3R, 'Business Combinations' ("IFRS 3R"). The purchase price allocation is now finalized (Note 24).

        Development costs of €12 million were included in technology and other intangible assets at December 31, 2015 (2014: €11 million).

Goodwill

Allocation of goodwill

        Goodwill has been allocated to groups of CGUs for the purpose of impairment testing. The groupings represent the lowest level at which the related goodwill is monitored for internal management purposes.

        The lowest level within the Group at which the goodwill is monitored for internal management purposes is Metal Packaging Europe, Metal Packaging Americas, Glass Packaging Europe and Glass Packaging North America.

ARDAGH FINANCE HOLDINGS S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. Intangible assets (Continued)

        A summary of the goodwill allocation is presented below:

	At December 31,
	2015	2014	2013(1)
	(in € millions)
Metal Packaging Europe	274	271	271
Metal Packaging Americas	26	23	21
Glass Packaging Europe	62	59	57
Glass Packaging North America	685	612	343

Total Goodwill	1,047	965	692

(1)
At January 1, 2014

Impairment tests for goodwill

        The Group performs its impairment test of goodwill annually following approval of the annual budget.

Recoverable amount and carrying amount

        The Group used the value in use ("VIU") model for the purposes of the goodwill impairment testing as this reflects the Group's intention to hold and operate the assets.

        The VIU model uses the 2016 two year Long Range Plan ("LRP") approved by the Board of Directors of Ardagh Group S.A. (2014: 2015 two year LRP, 2013: 2014 three year LRP). This plan was then extended for a further three year period (2013: 2014 two year period) making certain assumptions including that capital expenditure equals depreciation and that any increase in input cost will be passed through to customers, in line with historic practice and contractual terms.

        The terminal value assumed long term growth in line with long term local inflation and long term economic growth.

        Cash flows considered in the VIU model included the cash inflows and outflows related to the continuing use of the assets over their remaining useful lives, expected earnings, required maintenance capital expenditure, depreciation, tax and working capital. The model includes an apportionment of Group costs allocated into the entities across the projection period based on Adjusted EBITDA weighting and other allocations deemed appropriate based on the nature of the cost.

        The discount rate applied to post-tax cash flows in the VIU model was estimated using the Capital Asset Pricing Model with regard to the risks associated with the cash flows being considered (country, market and specific risks of the asset).

        The modelled cash flows take into account the Group's established history of earnings, cash flow generation and the nature of the markets in which we operate, where product obsolescence is low. The key assumptions employed in modelling estimates of future cash flows are subjective and include projected Adjusted EBITDA, discount rates and growth rates, replacement capital expenditure requirements, rates of customer retention and the ability to maintain margin through the pass through of input cost inflation.

ARDAGH FINANCE HOLDINGS S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. Intangible assets (Continued)

        A sensitivity analysis was performed reflecting potential variations in terminal growth rate and discount rate assumptions. In all cases the recoverable values calculated were in excess of the carrying values of the CGUs. The variation applied to terminal value growth rates and discount rates was a 50 basis points decrease and increase respectively.

        The additional disclosures required under IAS 36 in relation to significant goodwill amounts arising in the groups of CGUs are as follows:

			Glass Packaging
	Metal Packaging
				North America
	Europe	Americas	Europe
	(in € millions except percentages)
2015
Carrying amount of goodwill	274	26	62	685
Excess of recoverable amount	1,612	521	1,720	1,916
Pre-tax discount rate applied	9.9%	9.6%	9.0%	9.8%
Growth rate applied for terminal value	2.0%	2.5%	2.0%	2.5%
2014
Carrying amount of goodwill	271	23	59	612
Excess of recoverable amount	1,178	126	1,842	643
Pre-tax discount rate applied	10.5%	10.4%	10.0%	10.3%
Growth rate applied for terminal value	2.5%	3.5%	2.5%	3.5%
2013(1)
Carrying amount of goodwill	271	21	57	343
Excess of recoverable amount	757	32	921	38
Pre-tax discount rate applied	11.9%	12.4%	11.7%	12.4%
Growth rate applied for terminal value	2.0%	2.0%	2.0%	2.0%

(1)
At January 1, 2014

Impairment of goodwill

2014

        As described in Note 24, following the VNA Acquisition on April 11, 2014 the Group sold six former Anchor Glass plants and certain related assets. Net assets disposed of €446 million included €183 million of goodwill attributable to these plants.

        Following the acquisition and disposal, the Group closed one of the remaining three former Anchor Glass plants resulting in an impairment of goodwill of €16 million and impairment of customer related intangible assets of €6 million in the twelve months ending December 31, 2014. Impairment charges of €11 million for software intangible assets no longer in use were also incurred. Refer to Note 19 for further details.

        If the estimated growth rates applied for terminal values or discount rates were reduced or increased by +/– 50 basis points respectively, there would be no goodwill impairment.

ARDAGH FINANCE HOLDINGS S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4. Property, plant and equipment

	Land and buildings	Plant, machinery and other	Office equipment and vehicles	Total
	(in € millions)
Cost
At January 1, 2014	662	2,427	62	3,151
Acquisitions	55	300	1	356
Additions	3	330	3	336
Divestment	(34)	(369)	(2)	(405)
Disposals	(7)	(128)	(17)	(152)
Impairment	(9)	(44)	—	(53)
Transfers	10	(7)	(3)	—
Exchange	16	105	(1)	120

At December 31, 2014	696	2,614	43	3,353

Depreciation
At January 1, 2014	(134)	(892)	(38)	(1,064)
Charge for the year	(20)	(247)	(8)	(275)
Divestment	2	82	1	85
Disposals	1	128	16	145
Exchange	(2)	(20)	1	(21)

At December 31, 2014	(153)	(949)	(28)	(1,130)

Net book value
At January 1, 2014	528	1,535	24	2,087

At December 31, 2014	543	1,665	15	2,223

	Land and buildings	Plant, machinery and other	Office equipment and vehicles	Total
	(in € millions)
Cost
At January 1, 2015	696	2,614	43	3,353
Additions	—	283	1	284
Disposals	(6)	(89)	(10)	(105)
Transfers	50	(66)	16	—
Exchange	21	113	1	135

At December 31, 2015	761	2,855	51	3,667

Depreciation
At January 1, 2015	(153)	(949)	(28)	(1,130)
Charge for the year	(21)	(267)	(6)	(294)
Disposals	3	84	10	97
Exchange	(3)	(29)	(1)	(33)

At December 31, 2015	(174)	(1,161)	(25)	(1,360)

Net book value
At December 31, 2015	587	1,694	26	2,307

ARDAGH FINANCE HOLDINGS S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4. Property, plant and equipment (Continued)

        Depreciation expense of €289 million (2014: €271 million) has been charged in cost of sales and €5 million (2014: €4 million) in sales, general and administration expenses.

        Transfers primarily relate to the reclassification of construction in progress to the applicable classification within property, plant and equipment.

        Construction in progress at December 31, 2015 was €87 million (2014: €106 million, 2013: €94 million).

        Included in property, plant and equipment is an amount for land of €160 million (2014: €149 million, 2013: €144 million).

        No interest was capitalized in the year (2014: €nil).

        Substantially all of the Group's property, plant and equipment are pledged as security under the terms and conditions of the Group's financing arrangements.

Impairment

        In the year ended December 31, 2014, the Group recognized exceptional impairment charges of €36 million relating to specific property, plant and equipment that is no longer in use in the Metal Packaging Europe division.

        Further impairment charges of €17 million were incurred in the Glass Packaging North America division relating to a plant closure.

Finance leases

        The depreciation charge for capitalized leased assets was €1 million (2014: €1 million) and the related finance charges were €nil (2014: €nil). The net carrying amount is €10 million (2014: €9 million; 2013: €9 million).

Operating lease commitments

        During the year, the expense in respect of operating lease commitments was as follows:

	Year ended December 31,
	2015	2014
	(in € millions)
Plant and machinery	5	8
Land and buildings	21	14
Office equipment and vehicles	8	10

	34	32

ARDAGH FINANCE HOLDINGS S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4. Property, plant and equipment (Continued)

        At December 31, the Group had total commitments under non-cancellable operating leases which expire:

	At December 31,
	2015	2014	2013(1)
	(in € millions)
Not later than one year	27	23	25
Later than one year and not later than five years	69	55	64
Later than five years	67	43	50

	163	121	139

(1)
At January 1, 2014

Capital commitments

        The following capital commitments in relation to property, plant and equipment were authorized by management, but have not been provided for in the consolidated financial statements:

	At December 31,
	2015	2014	2013(1)
	(in € millions)
Contracted for	30	67	136
Not contracted for	6	22	24

	36	89	160

(1)
At January 1, 2014

5. Other non-current assets

        At December 31, 2015, other non-current assets of €14 million (2014: €10 million, 2013: €16 million) include €7 million (2014: €7 million, 2013: €7 million) relating to the Group's investment in its joint ventures.

ARDAGH FINANCE HOLDINGS S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

6. Deferred income tax

        The movement in deferred tax assets and liabilities during the year was as follows:

	Assets	Liabilities	Total
	(in € millions)
At January 1, 2014	203	(401)	(198)
Acquisitions	122	(342)	(220)
Credited to the income statement	53	29	82
Credited to other comprehensive income	31	—	31
Divestments	(17)	118	101
Exchange	25	(57)	(32)

At December 31, 2014	417	(653)	(236)
Acquisitions	3	—	3
(Charged)/credited to the income statement	(21)	20	(1)
(Charged)/credited to other comprehensive income	(28)	1	(27)
Exchange	26	(48)	(22)

At December 31, 2015	397	(680)	(283)

        The components of deferred income tax assets and liabilities are as follows:

	At December 31,
	2015	2014	2013(1)
	(in € millions)
Tax losses	35	48	44
Employee benefit obligations	158	164	75
Other	204	205	84

	397	417	203
Available for offset	(219)	(233)	(106)

Deferred tax assets	178	184	97

Accelerated depreciation and fair value adjustments	(638)	(626)	(377)
Other	(42)	(27)	(24)

	(680)	(653)	(401)
Available for offset	219	233	106

Deferred tax liabilities	(461)	(420)	(295)

(1)
At January 1, 2014

ARDAGH FINANCE HOLDINGS S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

6. Deferred income tax (Continued)

        The tax (charge)/credit relating to the consolidated income statement is analyzed as follows:

	Year ended December 31,
	2015	2014
	(in € millions)
Tax losses	(18)	(3)
Employee benefit obligations	13	4
Other deferred tax assets	(16)	52
Accelerated depreciation and fair value adjustments	32	28
Other deferred tax liabilities	(12)	1

	(1)	82

        Deferred tax assets are only recognized on tax loss carry-forwards to the extent that the realization of the related tax benefit through future taxable profits is probable based on management's forecasts. The Group did not recognize deferred tax assets of €37 million (2014: €42 million, 2013: €111 million) in respect of tax losses amounting to €148 million (2014: €158 million, 2013: €337 million) that can be carried forward against future taxable income due to uncertainty regarding their utilization. These tax losses are available indefinitely for offsetting against future taxable profits of the companies in which the losses arose.

        No provision has been made for temporary differences applicable to investments in subsidiaries as the Group is in a position to control the timing of reversal of the temporary difference and it is probable that the temporary difference will not reverse in the foreseeable future. Given that exemptions and tax credits would be available in the context of the Group's investments in subsidiaries in the majority of jurisdictions in which it operates, the aggregate amount of temporary differences in respect of which deferred tax liabilities have not been recognized would be immaterial.

7. Inventories

	At December 31,
	2015	2014	2013(1)
	(in € millions)
Raw materials and consumables	200	206	192
Mould parts	42	33	42
Work-in-progress	77	83	75
Finished goods	506	448	371

	825	770	680

(1)
At January 1, 2014

        No inventory is pledged as security for liabilities.

        The amount recognized as a write down in inventories or as a reversal of a write down in the period was not significant.

ARDAGH FINANCE HOLDINGS S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

8. Trade and other receivables

	At December 31,
	2015	2014	2013(1)
	(in € millions)
Trade receivables	608	613	591
Other receivables and prepayments	43	79	66

	651	692	657

(1)
At January 1, 2014

        The fair values of trade and other receivables approximate the amounts shown above.

        Movements on the provision for impairment of trade receivables are as follows:

	2015	2014	2013(1)
	(in € millions)
At January 1,	14	13	7
Provision for receivables impairment	2	1	9
Receivables written off during the year as uncollectible	(2)	—	—
Unused amounts reversed	—	—	(3)

At December 31,	14	14	13

(1)
At January 1, 2014

        The majority of the provision above relates to balances which are more than six months past due.

        The maximum exposure to credit risk at the reporting date is the carrying value of each class of receivable mentioned above.

Provisions against specific balances

        Significant balances are assessed for evidence that the customer is in significant financial difficulty. Examples of factors considered are high probability of bankruptcy, breaches of contract or major concession being sought by the customer. Instances of significant single customer related bad debts are very rare and there is no significant concentration of risk associated with particular customers.

Providing against the remaining population of customers

        Historic data is monitored and applied as the primary source of evidence to assess the level of losses incurred, although impairments cannot yet be identified with individual receivables. Adverse changes in the payment status of customers in the Group, or national or local economic conditions that correlate with defaults on receivables in the Group, may also provide a basis for increase of the level of provision above historic losses. However, the fact that payments are made late by customers does not automatically provide evidence that a provision should be recognized.

ARDAGH FINANCE HOLDINGS S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

8. Trade and other receivables (Continued)

        As of December 31, 2015, trade receivables of €35 million (2014: €55 million, 2013: €76 million) were past due but not impaired. These relate to a number of independent customers for whom there is no recent history of default. The ageing analysis of these trade receivables is as follows:

	At December 31,
	2015	2014	2013(1)
	(in € millions)
Up to three months past due	29	50	50
Three to six months past due	3	1	6
Over six months past due	3	4	20

	35	55	76

(1)
At January 1, 2014

9. Cash, cash equivalents and restricted cash

	At December 31,
	2015	2014	2013(1)
	(in € millions)
Cash at bank and in hand	542	354	193
Short term bank deposits	—	51	92

	542	405	285

(1)
At January 1, 2014

        In addition to cash and cash equivalents, the Group had restricted cash at December 31 as follows:

	At December 31,
	2015	2014	2013(1)
	(in € millions)
Restricted cash	11	9	9
Restricted cash held in escrow	—	—	1,063

Total restricted cash	11	9	1,072

(1)
At January 1, 2014

        The restricted cash primarily relates to bank guarantees in the United States and early retirement plans in Germany.

        At January 1, 2013, €1,063 million of the restricted cash was held in escrow. This was the proceeds from the notes issued in January 2013 to finance the VNA Acquisition, namely the $420 million 4.875% First Priority Senior Secured Notes due 2022, the €250 million 5.000% First Priority Senior Secured Notes due 2022 and $700 million of the 7.000% Senior Notes due 2020. These notes were repaid, in accordance with their terms, on January 17, 2014 using the proceeds that had been held in escrow. Please refer to Note 12 for additional information on these notes.

        For the purposes of the cash flow statement, cash and cash equivalents includes the non-escrow restricted cash of €11 million (2014: €9 million; 2013: €9 million).

ARDAGH FINANCE HOLDINGS S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

10. Issued capital and reserves

        Authorized, issued and fully paid shares:

	2015	2014	2013(1)
	(in € thousands)
10,000,000 ordinary shares of €0.01 each	100	100	100

(1)
At January 1, 2014

Nature and Purpose of Reserves

Legal Reserve

        Under Luxembourg Law, the Company is required to allocate a minimum of 5% of its annual net income to a legal reserve, until this reserve equals 10% of the subscribed share capital. This reserve is not available for distribution. As at December 31, 2015, this reserve totaled €10,000 (2014: €10,000, 2013: €10,000).

        All other reserves are as stated in the consolidated statement of changes in equity.

11. Financial risk factors

Capital structure and risk

        The Group's objectives when managing capital are to safeguard the Group's ability to continue as a going concern and provide returns to the Group's stakeholders. The Group funds its operations primarily from the following sources of capital: borrowings, cash flow and shareholders' equity. The Group aims to achieve a capital structure that results in an appropriate cost of capital to accommodate material investments or acquisitions, while providing flexibility in short and medium term funding. The Group also aims to maintain a strong balance sheet and to provide continuity of financing by having a range of maturities and borrowing from a variety of sources. The Group's overall treasury objectives are to ensure sufficient funds are available for the Group to carry out its strategy and to manage certain financial risks to which the Group is exposed, details of which are provided below.

        Financial risks are managed on the advice of Group treasury and senior management. The Group does not permit the use of treasury instruments for speculative purposes, under any circumstances. Group treasury regularly reviews the level of cash and debt facilities required to fund the Group's activities, plans for repayments and refinancing of debt, and identifies an appropriate amount of headroom to provide a reserve against unexpected funding requirements.

        One of the Group's key metrics has been the ratio of consolidated external net debt as a multiple of Adjusted EBITDA. Adjusted EBITDA is the net loss for the period before income tax expense, net finance expense, depreciation and amortization and exceptional operating items. As at December 31, 2015 the ratio for the Group was 6.3 times (2014: 7.1 times; 2013: 5.8 times).

        The Group's activities expose it to a variety of financial risks: interest rate risk, currency exchange risk, commodity price risk, credit risk, liquidity risk and capital risk.

Interest rate risk

        The Executive Committee's policy, in the management of interest rate risk, is to strike the right balance between the Groups' fixed and floating rate financial instruments. The balance struck by the Executive Committee is dependent on prevailing interest rate markets at any point in time.

ARDAGH FINANCE HOLDINGS S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

11. Financial risk factors (Continued)

        At December 31, 2015, the Group's external borrowings were 74.4% (2014: 75.7%; 2013: 90.3%) fixed with a weighted average interest rate of 6.2% (2014: 6.2%; 2013: 7.2%). The Group had no related party borrowings as at December 31, 2015 and December 31, 2014. The Group's related party borrowings at December 31, 2013 were 100% fixed with a weighted average interest rate of 11.7%.

        Holding all other variables constant, including levels of the group's external indebtedness, at December 31, 2015 a one percentage point increase in variable interest rates would increase interest payable by approximately €12 million (2014: €12 million; 2013: €nil). When considering the Group's related party borrowings, at December 31, 2015, December 31, 2014 and January 1, 2014 a one percentage point increase in variable interest rates would have no estimated material impact on the pre-tax interest expense.

Currency exchange risk

        The Group operates in twenty countries, across four continents. The Group's main currency exposure in the year to December 31, 2015 was in relation to U.S. dollar, British pounds, Swedish krona, Polish zloty and Danish krone. Foreign exchange risk arises from future commercial transactions, recognized assets and liabilities, and net investments in foreign operations.

        The Group has a limited level of transactional currency exposure arising from sales or purchases by operating units in currencies other than their functional currencies.

        The Group has certain investments in foreign operations, whose net assets are exposed to foreign currency translation risk. Currency exposure arising from the net assets of the Group's foreign operations is managed primarily through borrowings denominated in the relevant foreign currencies.

        Fluctuations in the value of these currencies with respect to the euro may have a significant impact on the Group's financial condition and results of operations as reported in euro. When considering the Group's position excluding its related party borrowings, the Group believes that a strengthening of the euro exchange rate by 1% against all other foreign currencies from the December 31, 2015 rate would increase shareholders' equity by approximately €18 million (2014: €13 million; 2013: €10 million).

Commodity price risk

        The Group is exposed to changes in prices of our main raw materials, primarily energy, steel and aluminum. Production costs in our Metal Packaging division are exposed to changes in prices of our main raw materials, primarily steel and aluminum. Steel is generally obtained under one-year contracts with prices that are usually fixed in advance. When such contracts are renewed in the future, our steel costs under such contracts will be subject to prevailing global steel and/or tinplate prices at the time of renewal, which may be different from historical prices. Unlike steel, where there is no functioning hedging market, aluminum is traded daily as a commodity (priced in U.S. dollars) on the London Metal Exchange. Aluminum is priced in U.S. dollars, and therefore fluctuations in the U.S. dollar/euro exchange rate also affect the euro cost of aluminum. The price and foreign currency risk on these aluminum purchases is hedged by entering into swaps under which we pay a fixed euro price. Furthermore, the relative price of oil and its by-products may materially impact our business, affecting our transport, lacquer and ink costs.

        Production costs in our Glass Packaging division are sensitive to the price of energy. Our main energy exposure is to the cost of gas and electricity. These energy costs have experienced significant volatility in recent years with a corresponding effect on our production costs. In terms of gas, which

ARDAGH FINANCE HOLDINGS S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

11. Financial risk factors (Continued)

represents 70% of our energy costs, there is a continuous de-coupling between the cost of gas and oil, whereby now only significant changes in the price of oil have an impact on the price of gas. The volatility in gas pricing is driven by shale gas development (United States only), lack of liquified natural gas in Europe as it is diverted to Asia and storage levels. Volatility in the price of electricity is caused by the German Renewable Energy policy, the phasing out of nuclear generating capacity, fluctuations in the price of gas and the influence of carbon dioxide costs on electricity prices.

        As a result of the volatility of gas and electricity prices, the Group has either included energy pass-through clauses in our sales contracts or developed an active hedging strategy to fix a significant proportion of our energy costs through contractual arrangements directly with our suppliers, where there is no energy clause in the sales contract.

        The Group policy is to purchase natural gas and electricity by entering into forward price-fixing arrangements with suppliers for the bulk of our anticipated requirements for the year ahead. Such contracts are used exclusively to obtain delivery of our anticipated energy supplies. The Group does not net settle, nor do we sell within a short period of time after taking delivery. As a result these contracts are treated as executory contracts under IAS 39 "Financial Instruments: Recognition and Measurement."

        The Group typically build up these contractual positions in tranches of approximately 10% of the anticipated volumes. Any natural gas and electricity which is not purchased under forward price-fixing arrangements is purchased under index tracking contracts or at spot prices. We have 73%, 60% and 52% of our energy risk covered for 2016, 2017 and 2018, respectively.

Credit risk

        Credit risk is managed on a Group basis. Credit risk arises from deposits with banks and financial institutions, as well as credit exposures to the Group's customers, including outstanding receivables. Group policy is to place excess liquidity on deposit, only with recognized and reputable financial institutions. For banks and financial institutions, only independently rated parties with a minimum rating of 'A' from at least two credit rating agencies are accepted, where possible.

        The credit ratings of banks and financial institutions are monitored to ensure compliance with Group policy. Group policy is to extend credit to customers of good credit standing. Credit risk is managed, on an on-going basis by dedicated people within the Group. The Group's policy for the management of credit risk in relation to trade receivables involves periodically assessing the financial reliability of customers, taking into account their financial position, past experience and other factors. Provisions are made, where deemed necessary, and the utilization of credit limits is regularly monitored. Management does not expect any significant counterparty to fail to meets its obligations. The maximum exposure to credit risk is represented by the carrying amount of each asset. For the year ended December 31, 2015, the Group's ten largest customers accounted for approximately 32% of total revenues (2014: 29%; 2013: 27%). There is no recent history of default with these customers.

Liquidity risk

        The Group is exposed to liquidity risk which arises primarily from the maturing of short term and long term debt obligations. The Group's policy is to ensure that sufficient resources are available either from cash balances, cash flows or undrawn committed bank facilities, to ensure all obligations can be met as they fall due.

ARDAGH FINANCE HOLDINGS S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

11. Financial risk factors (Continued)

        To effectively manage liquidity risk, the Group:

  •
  has committed borrowing facilities that it can access to meet liquidity needs;

  •
  maintains cash balances and liquid investments with highly-rated counterparties;

  •
  limits the maturity of cash balances;

  •
  borrows the bulk of its debt needs under long term fixed rate debt securities; and

  •
  has internal control processes and contingency plans for managing liquidity risk.

        Cash flow forecasting is performed in the operating entities of the Group and is aggregated by Group treasury. Group treasury monitors rolling forecasts of the Group's liquidity requirements to ensure it has sufficient cash to meet operational needs while maintaining sufficient headroom on its undrawn committed borrowing facilities at all times so that the Group does not breach borrowing limits or covenants on any of its borrowing facilities. Such forecasting takes into consideration the Group's debt financing plans and covenant compliance and internal balance sheet ratio targets.

        Surplus cash held by the operating entities over and above the balance required for working capital management is transferred to Group treasury. Group treasury invests surplus cash in interest-bearing current accounts and time deposits with appropriate maturities to provide sufficient headroom as determined by the above-mentioned forecasts.

12. Financial assets and liabilities

        The Group's net external debt was as follows:

	At December 31,
	2015	2014	2013(1)
	(in € millions)
Loan notes	5,764	5,445	4,480
Term loans	631	571	484
Other borrowings	9	22	22

Total borrowings	6,404	6,038	4,986

Cash, cash equivalents and restricted cash	(553)	(414)	(294)
Derivative financial instruments used to hedge foreign currency and interest rate risk	—	(40)	—

Net debt	5,851	5,584	4,692
Restricted cash in escrow	—	—	(1,063)

Total net debt	5,851	5,584	3,629

(1)
At January 1, 2014

ARDAGH FINANCE HOLDINGS S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

12. Financial assets and liabilities (Continued)

        At December 31, 2015, the Group's net debt and available liquidity was as follows:

Facility	Currency	Maximum amount drawable	Final maturity date	Facility type	Amount drawn as at December 31, 2015		Undrawn amount
		Local currency (millions)			Local currency (millions)	€ (millions)	€ (millions)
8.375% Senior PIK notes	EUR	283	15-Jun-19	Bullet	283	283	—
8.625% Senior PIK notes	USD	807	15-Jun-19	Bullet	807	741	—
4.250% First priority senior secured notes	EUR	1,155	15-Jan-22	Bullet	1,155	1,155	—
First priority senior secured floating rate notes	USD	1,110	15-Dec-19	Bullet	1,110	1,020	—
6.00% Senior notes	USD	440	30-Jun-21	Bullet	440	404	—
9.250% Senior notes	EUR	475	15-Oct-20	Bullet	475	475	—
9.125% Senior notes	USD	920	15-Oct-20	Bullet	920	845	—
7.000% Senior notes	USD	150	15-Nov-20	Bullet	150	138	—
6.250% Senior notes	USD	415	31-Jan-19	Bullet	415	381	—
6.750% Senior notes	USD	415	31-Jan-21	Bullet	415	381	—
Term loan B facility	USD	688	17-Dec-19	Amortizing	688	632	—
HSBC securitization program	EUR	129	14-Jun-18	Revolving	—	—	129
Bank of America facility	USD	155	11-Apr-18	Revolving	—	—	143
Unicredit working capital and performance guarantee credit lines	EUR	1	Rolling	Revolving	—	—	1
Finance lease obligations	GBP/EUR			Amortizing	6	6	—
Other borrowings	EUR	3		Amortizing	3	3	—

Total borrowings / undrawn facilities						6,464	273

Deferred debt issue costs and bond premiums and discounts						(60)	—

Net borrowings / undrawn facilities						6,404	273

Cash, cash equivalents and restricted cash						(553)	553

Net debt / available liquidity						5,851	826

        Net debt includes the fair value of associated derivative financial instruments that are used to hedge foreign exchange and interest rate risks relating to finance debt.

        Certain of the Group's borrowing agreements contain certain covenants that restrict the Group's flexibility in certain areas such as incurrence of additional indebtedness (primarily maximum borrowings to Adjusted EBITDA and a minimum Adjusted EBITDA to net interest), payment of dividends and incurrence of liens.

ARDAGH FINANCE HOLDINGS S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

12. Financial assets and liabilities (Continued)

        At December 31, 2014, the Group's net debt and available liquidity was as follows:

Facility	Currency	Maximum amount drawable	Final maturity date	Facility type	Amount drawn as at December 31, 2014		Undrawn amount
		Local currency (millions)			Local currency (millions)	€ (millions)	€ (millions)
8.375% Senior PIK notes	EUR	261	15-Jun-19	Bullet	261	261	—
8.625% Senior PIK notes	USD	741	15-Jun-19	Bullet	741	610	—
4.250% First priority senior secured notes	EUR	1,155	15-Jan-22	Bullet	1,155	1,155	—
First priority senior secured floating rate notes	USD	1,110	15-Dec-19	Bullet	1,110	914	—
6.000% Senior notes	USD	440	30-Jun-21	Bullet	440	362	—
8 3/4% Senior notes	EUR	180	01-Feb-20	Bullet	180	180	—
9.250% Senior notes	EUR	475	15-Oct-20	Bullet	475	475	—
9.125% Senior notes	USD	920	15-Oct-20	Bullet	920	758	—
7.000% Senior notes	USD	150	15-Nov-20	Bullet	150	123	—
6.250% Senior notes	USD	415	31-Jan-19	Bullet	415	342	—
6.750% Senior notes	USD	415	31-Jan-21	Bullet	415	342	—
Term loan B facility	USD	695	17-Dec-19	Amortizing	695	572	—
HSBC securitization program	EUR	150	15-Jun-16	Revolving	—	—	150
Bank of America facility	USD	155	11-Apr-18	Revolving	—	—	128
U.S. equipment financing facility	USD	8	01-Sep-17	Amortizing	8	7	—
U.S. real estate financing facility	USD	6	01-Sep-21	Amortizing	6	5	—
Unicredit working capital and performance guarantee credit lines	EUR	1	Rolling	Revolving	—	—	1
Finance lease obligations	GBP/EUR			Amortizing	6	6	—
Other borrowings	EUR	4		Amortizing	4	4	—

Total borrowings / undrawn facilities						6,116	279

Deferred debt issue costs and bond premiums and discounts						(78)	—

Net borrowings / undrawn facilities						6,038	279

Cash, cash equivalents and restricted cash						(414)	414
Derivative financial instruments used to hedge foreign currency and interest rate risk						(40)	—

Net debt / available liquidity						5,584	693

        Net debt includes the fair value of associated derivative financial instruments that are used to hedge foreign exchange and interest rate risks relating to finance debt.

        Certain of the Group's borrowing agreements contain certain covenants that restrict the Group's flexibility in certain areas such as incurrence of additional indebtedness (primarily maximum borrowings to Adjusted EBITDA and a minimum Adjusted EBITDA to net interest), payment of dividends and incurrence of liens.

ARDAGH FINANCE HOLDINGS S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

12. Financial assets and liabilities (Continued)

        At January 1, 2014, the Group's net debt and available liquidity was as follows:

Facility	Currency	Maximum amount drawable	Final maturity date	Facility type	Amount drawn as at January 1, 2014		Undrawn amount
		Local currency (millions)			Local currency (millions)	€ (millions)	€ (millions)
7.375% First priority senior secured notes	EUR	1,085	15-Oct-17	Bullet	1,091	1,091	—
7.375% First priority senior secured notes	USD	860	15-Oct-17	Bullet	871	631	—
5.000% First priority senior secured notes*	EUR	250	15-Nov-22	Bullet	250	250	—
4.875% First priority senior secured notes*	USD	420	15-Nov-22	Bullet	420	305	—
7.125% Senior notes	EUR	310	15-Jun-17	Bullet	310	310	—
8 3/4% Senior notes	EUR	180	01-Feb-20	Bullet	180	180	—
9.250% Senior notes	EUR	475	15-Oct-20	Bullet	483	483	—
9.125% Senior notes	USD	920	15-Oct-20	Bullet	920	667	—
7.000% Senior notes*	USD	850	15-Nov-20	Bullet	850	617	—
Term loan B facility	USD	500	17-Dec-19	Amortizing	498	361	—
Term loan B facility	EUR	130	17-Dec-19	Amortizing	129	129	—
GE commercial finance facility	GBP	35	30-Jun-14	Revolving	—	—	42
HSBC securitization program	EUR	144	30-Jun-15	Revolving	—	—	144
Bank of America facility	USD	82	15-Feb-17	Revolving	—	—	59
U.S. equipment financing facility	USD	11	01-Sep-17	Amortizing	11	8	—
U.S. real estate financing facility	USD	6	01-Sep-21	Amortizing	6	5	—
Unicredit working capital and performance guarantee credit lines	EUR	1	Rolling	Revolving	—	—	1
Finance lease obligations	GBP/EUR/PLN/SEK			Amortizing	7	7	—
Other borrowings	EUR	4		Amortizing /Revolving	4	4	—

Total borrowings drawn / undrawn facilities						5,048	246

Special mandatory redemption premium*						11	—
Deferred debt issue costs						(73)	—

Net borrowings/undrawn facilities						4,986	246

Cash, cash equivalents and restricted cash						(294)	294

Net debt / available liquidity						4,692	540

Restricted cash in escrow						(1,063)	—

Total net debt/ available liquidity						3,629	540

*
The €250 million 5.000% First Priority Senior Secured Notes due 2022, the $420 million 4.875% First Priority Senior Secured Notes due 2022, and $700 million of the 7.000% Senior Notes due 2020 were repaid, in accordance with their terms, on January 17, 2014. As at December 31, 2013, a Special Mandatory Redemption Premium of €11 million had been recorded in relation to these notes.

ARDAGH FINANCE HOLDINGS S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

12. Financial assets and liabilities (Continued)

        As at December 31, 2013, the Group had undrawn credit lines of up to €246 million at its disposal together with cash, cash equivalents and restricted cash (excluding restricted cash held in escrow) of €294 million giving rise to available liquidity of €540 million.

        Certain of the Group's borrowing agreements contain certain covenants that restrict the Group's flexibility in certain areas such as incurrence of additional indebtedness (the primary ones being maximum borrowings to Adjusted EBITDA and a minimum Adjusted EBITDA to net interest), payment of dividends and incurrence of liens. The main facility where financial maintenance covenants were in place was the BOSI facility which was repaid on February 22, 2013.

        The maturity analysis of the Group's borrowings is as follows:

	At December 31,
	2015	2014	2013(1)
	(in € millions)
Within one year or on demand	7	4	1,075
Between one and two years	8	4	3
Between two and five years	4,465	2,675	2,014
Greater than five years	1,924	3,355	1,894

	6,404	6,038	4,986

(1)
At January 1, 2014

        The table below analyzes the Group's financial liabilities (including interest payable) into relevant maturity groupings based on the remaining period at the reporting date to the contractual maturity date. The amounts disclosed in the table are the contracted undiscounted cash flows. Balances within twelve months equal their carrying balances as the impact of discounting is not significant.

At December 31, 2015	Borrowings	Derivative financial instruments	Trade and other payables
	(in € millions)
Within one year or on demand	323	7	879
Between one and two years	323	—	—
Between two and five years	5,613	—	—
Greater than five years	2,009	—	—

At December 31, 2014	Borrowings	Derivative financial instruments	Trade and other payables
	(in € millions)
Within one year or on demand	303	7	804
Between one and two years	303	—	—
Between two and five years	3,996	—	—
Greater than five years	3,682	—	—

ARDAGH FINANCE HOLDINGS S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

12. Financial assets and liabilities (Continued)

At January 1, 2014	Borrowings	Derivative financial instruments	Trade and other payables
	(in € millions)
Within one year or on demand	1,379	12	713
Between one and two years	306	—	—
Between two and five years	2,753	—	—
Greater than five years	2,154	—	—

        Fair values are calculated on borrowings as follows:

	Carrying value
At December 31, 2015	Amount drawn	Deferred debt issue costs and bond premiums	Total	Fair value
	(in € millions)
Loan notes	5,823	(59)	5,764	5,770
Term loans	632	(1)	631	626
Bank loans, overdrafts and revolving credit facilities	6	—	6	6
Finance leases	3	—	3	3

	6,464	(60)	6,404	6,405

	Carrying value
At December 31, 2014	Amount drawn	Deferred debt issue costs and bond premiums	Total	Fair value
	(in € millions)
Loan notes	5,522	(77)	5,445	5,507
Term loans	572	(1)	571	559
Bank loans, overdrafts and revolving credit facilities	16	—	16	16
Finance leases	6	—	6	6

	6,116	(78)	6,038	6,088

	Carrying value
At January 1, 2014	Amount drawn	Deferred debt issue costs and bond premiums	Total	Fair value
	(in € millions)
Loan notes	4,534	(54)	4,480	4,761
Term loans	490	(6)	484	495
Bank loans, overdrafts and revolving credit facilities	17	(2)	15	17
Finance leases	7	—	7	7

	5,048	(62)	4,986	5,280

ARDAGH FINANCE HOLDINGS S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

12. Financial assets and liabilities (Continued)

        Fair values are calculated on borrowings as follows:

  (i)
  Senior secured and senior notes—The fair value for debt securities in issue is calculated based on quoted market prices.

  (ii)
  Loan notes—The fair value of our loan terms are based on quoted market prices; however, these quoted market prices represent Level 2 inputs because the markets in which the term loans trade were not active.

  (iii)
  Bank loans, overdrafts and revolving credit facilities—The estimated value of fixed interest bearing deposits is based on discounted cash flows using prevailing money-market interest rates for debts with similar credit risk and remaining maturity.

  (iv)
  Invoice discounting facilities and finance leases—The carrying amount of invoice discounting facilities and finance leases is a reasonable approximation of fair value.

Financing activity

Financing activity—2015

        On February 12, 2015, Ardagh repaid in full the principal amount outstanding of its €180 million 8 3/4% senior notes due 2020. Costs associated with the early redemption have been classified as exceptional in the consolidated income statement.

        On September 1, 2015, Ardagh repaid €11 million in full settlement of the amounts drawn under the U.S. equipment and real estate financing facilities.

        These repayments were funded from the Group's internal resources.

Financing activity—2014

        In January 2014, the Group redeemed the notes issued in January 2013 (the proceeds of which were held in escrow), namely:

  •
  $420 million aggregate principal amount of 4.875% First Priority Senior Secured Notes due 2022;

  •
  €250 million aggregate principal amount of 5.000% First Priority Senior Secured Notes due 2022; and

  •
  $700 million in aggregate principal amount of the $850 million 7.000% Senior Notes due 2020.

        In February 2014, the Group raised a total of $1,530 million to finance the VNA Acquisition. This comprised:

  •
  $415 million aggregate principal amount of 6.250% Senior Notes due 2019;

  •
  $415 million aggregate principal amount of 6.750% Senior Notes due 2021; and

  •
  $700 million of Senior Secured Term Loan B at a coupon of LIBOR plus 3.000% (with a LIBOR floor of 1.000%) due 2019.

ARDAGH FINANCE HOLDINGS S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

12. Financial assets and liabilities (Continued)

        In June 2014, the Group issued the following notes:

  •
  $710 million aggregate principal amount of 8.625% Senior PIK Notes due 2019; and

  •
  €250 million aggregate principal amount of 8.375% Senior PIK Notes due 2019.

        In July 2014, the Group issued the following notes:

  •
  €1,155 million aggregate principal amount of 4.250% First Priority Senior Secured Notes due 2022;

  •
  $1,110 million aggregate principal amount of First Priority Senior Secured Floating Rate Notes due 2019 at a coupon of LIBOR plus 3.000%; and

  •
  $440 million aggregate principal amount of 6.000% Senior Notes due 2021.

        The net proceeds from the issuance and sale of these notes, together with the net proceeds from the Anchor Divestment and related payments were used to repay in full the following notes and term loans:

  •
  €310 million aggregate principal amount of 7.125% Senior Notes due 2017;

  •
  €1,085 million and $860 million aggregate principal amounts of 7.375% First Priority Senior Secured Notes due 2017; and

  •
  $500 million and €130 million aggregate principal amounts of Senior Secured Term Loan B due 2019.

        In April 2014, the Bank of America Anchor Glass Facility was amended to reduce the facility size to $60 million and was subsequently cancelled following the Anchor Divestment on June 30, 2014. Ardagh also entered into a $200 million four year Bank of America facility to support the enlarged Glass North America business after completing the VNA Acquisition. The maximum amount drawable under the facility at December 31, 2014 was $155 million.

ARDAGH FINANCE HOLDINGS S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

12. Financial assets and liabilities (Continued)

        The effective interest rates of borrowings at the reporting date are as follows:

	2015		2014		2013(1)
	USD	EUR	USD	EUR	USD	EUR
8.375% Senior PIK notes due 2019	—	9.55%	—	9.57%	—	—
8.625% Senior PIK notes due 2019	9.83%	—	9.86%	—	—	—
4.250% First priority senior secured notes due 2022	—	4.52%	—	4.53%	—	—
First priority senior secured floating rate notes due 2019	3.49%	—	3.48%	—	—	—
6.00% Senior notes due 2021	6.38%	—	6.37%	—	—	—
8 3/4% Senior notes due 2020	—	—	—	9.46%	—	9.46%
9.250% Senior notes due 2020	—	9.69%	—	9.69%	—	9.69%
9.125% Senior notes due 2020	9.90%	—	9.90%	—	9.90%	—
7.000% Senior notes due 2020	7.53%	—	7.53%	—	7.60%	—
6.250% Senior notes due 2019	7.25%	—	7.24%	—	—	—
6.750% Senior notes due 2021	7.45%	—	7.44%	—	—	—
USD term loan B facility due 2019	4.16%	—	4.16%	—	4.89%	—
U.S. financing facilities	—	—	8.50%	—	8.50%	—
7.375% First priority senior secured notes due 2017	—	—	—	—	—	7.94%
7.375% First priority senior secured notes due 2017	—	—	—	—	7.79%	—
5.000% First priority senior secured notes due 2022	—	—	—	—	—	5.53%
4.875% First priority senior secured notes due 2022	—	—	—	—	5.35%	—
7.125% Senior notes due 2017	—	—	—	—	—	8.10%
EUR term loan B facility due 2019	—	—	—	—	—	4.76%
Bank borrowings	—	—	—	—	—	9.21%

(1)
At January 1, 2014

        The carrying amounts of the Group's net borrowings are denominated in the following currencies:

	At December 31,
	2015	2014	2013(1)
	(in € millions)
Euro	1,902	2,054	2,429
U.S. dollar	4,500	3,982	2,555
British pounds	2	2	2

	6,404	6,038	4,986

(1)
At January 1, 2014

ARDAGH FINANCE HOLDINGS S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

12. Financial assets and liabilities (Continued)

        The Group has the following undrawn borrowing facilities:

	At December 31,
	2015	2014	2013(1)
	(in € millions)
Expiring within one year	1	1	43
Expiring beyond one year	272	278	203

	273	279	246

(1)
At January 1, 2014

Derivative financial instruments

        The Group uses the following hierarchy for determining and disclosing the fair value of financial instruments:

Level 1	Quoted prices (unadjusted) in active markets for identical assets or liabilities;
Level 2	Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly (as prices) or indirectly (derived from prices); and
Level 3	Inputs for the asset or liability that are not based on observable market data (unobservable inputs).

	Assets		Liabilities
	Fair values	Contractual or notional amounts	Fair values	Contractual or notional amounts
		(in € millions)
Fair Value Derivatives
LME aluminum futures	—	—	3	36
Cross currency interest rate swap	—	405	—	—
Nymex gas swaps	—	—	3	18
Interest rate swap	—	—	1	5

At December 31, 2015	—	405	7	59

	Assets		Liabilities
	Fair values	Contractual or notional amounts	Fair values	Contractual or notional amounts
	(in € millions)
Fair Value Derivatives
LME aluminum futures	2	25	—	—
Cross currency interest rate swap	40	323	—	—
Forward foreign exchange contracts	—	33	—	—
Nymex gas swaps	—	—	6	23
Interest rate swap	—	—	1	6

At December 31, 2014	42	381	7	29

ARDAGH FINANCE HOLDINGS S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

12. Financial assets and liabilities (Continued)

	Assets		Liabilities
	Fair values	Contractual or notional amounts	Fair values	Contractual or notional amounts
	(in € millions)
Fair Value Derivatives
Forward exchange contracts	—	—	7	245
LME aluminum futures	—	—	4	37
Interest rate swap	—	—	1	6

At December 31, 2013(1)	—	—	12	288

(1)
At January 1, 2014

        All derivative liabilities mature within one year with the exception of the cross currency interest rate swap ("CCIRS") which matures in June 2019. There were no transfers between Level 1 and Level 2 during the year.

        With the exception of interest on the CCIRS, all cash payments in relation to derivative instruments are paid or received when they mature. Bi-annual interest cash payments and receipts are made and received in relation to the CCIRS.

        The Group mitigates the counterparty risk for derivatives by contracting with major financial institutions which have high credit ratings.

Aluminum derivatives

        The Group hedges a substantial portion of its anticipated aluminum purchases. Excluding conversion and freight costs, the physical aluminum deliveries are priced based on the average price of aluminum on the LME for the relevant month.

        Fair values have been based on LME-quoted market prices and there has been no change in the valuation inputs (Level 1). The fair value of these contracts when initiated is €nil; no premium is paid or received.

Energy derivatives

        The Group hedges a portion of its Glass Packaging North America anticipated energy purchases on the New York Mercantile Exchange ("NYMEX").

        Fair values have been based on NYMEX-quoted market prices and Level 1 valuation inputs have been applied. The fair value of these contracts when initiated is €nil; no premium is paid or received.

Cross currency interest rate swap

        The Group hedges $440 million of its external debt and the interest payable thereon using a CCIRS. In December 2015 the Group terminated its existing CCIRS due for maturity June 2019, and replaced it with a new CCIRS with a maturity date of June 2019. The Group received proceeds of €81 million in consideration of the termination. The fair value of the CCIRS is based on Level 1 inputs.

ARDAGH FINANCE HOLDINGS S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13. Related party receivables and borrowings

        The Group manages its financial risk position by managing its external debt position. Related party borrowings are excluded from consideration. The Group has no related party borrowings as at December 31, 2015 however the Group had a non-interest bearing related party receivable of €404 million due from ARD Finance S.A. which is repayable on demand (2014: non-interest bearing €404 million due from ARD Finance S.A.; 2013: 11.7% fixed rate related party borrowing of €326 million due to the immediate parent company, ARD Finance S.A.).

        The maturity of the related party borrowing of €326 million as at January 1, 2014 fell due within a two to five year period.

        The fair value of the related party balances are:

	Carrying Value	Fair value
	(in € millions)
At December 31, 2015 and December 31, 2014
Related party receivable	404	404
At January 1, 2014
Related party borrowings	(326)	(349)

        The fair value of the related party borrowings as at January 1, 2014 is based on quoted market prices for similar external borrowings; however, these quoted market prices represent Level 2 inputs because the related party borrowings are not actively traded in the market.

14. Employee benefit obligations

        The Group operates defined benefit and defined contribution pension schemes in most of its countries of operation and the assets are held in separate administered funds. The principal funded defined benefit schemes, which are funded by contributions to separate administered funds, are in the U.S., the Netherlands and the United Kingdom. Other defined benefit schemes are unfunded and the provision is recognized in the consolidated statement of financial position. The principal unfunded schemes are in Germany.

        The contribution rates to the funded plans are agreed with the Trustee boards, plan actuaries and the local pension regulators periodically. The contributions paid in 2015 were those recommended by the actuaries.

        In addition, the Group has other employee benefit obligations in certain territories.

        Total employee obligations recognized in the consolidated statement of financial position of €720 million (2014: €723 million, 2013: €459 million) include other employee benefit obligations of €82 million (2014: €91 million, 2013: €47 million).

ARDAGH FINANCE HOLDINGS S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

14. Employee benefit obligations (Continued)

Defined benefit pension schemes

        The amounts recognized in the consolidated income statement are:

	Year ended December 31,
	2015	2014
	(in € millions)
Current service cost and administration costs:
Cost of sales	(40)	(32)
SGA	(5)	(3)

	(45)	(35)
Finance income and expense (Note 20)	(23)	(20)

	(68)	(55)

        The amounts recognized in the consolidated statement of comprehensive income are:

	Year ended December 31,
	2015	2014
	(in € millions)
Re-measurement of defined benefit obligation:
Actuarial gain/(loss) arising from changes in demographic assumptions	8	(27)
Actuarial gain/(loss) arising from changes in financial assumptions	99	(227)
Actuarial gain arising from changes in experience	30	7

	137	(247)

Re-measurement of plan assets:
Actual return less expected return on plan assets	(81)	129

Actuarial gain/(loss) for the year on pension benefits	56	(118)

Actuarial gain/(loss) on other long term and end of service employee benefits	16	(5)

	72	(123)

        The actual return on plan assets resulted in a loss of €9 million in 2015 (2014: €191 million gain).

ARDAGH FINANCE HOLDINGS S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

14. Employee benefit obligations (Continued)

        Movement in the defined benefit obligations and assets:

	At December 31,
	Obligations			Assets
	2015	2014	2013(1)	2015	2014	2013(1)
	(in € millions)
At January 1,	(2,557)	(1,303)	(1,260)	1,925	891	857
Disposed	—	10	—	—	(11)	—
Interest income (Note 20)	—	—	—	72	62	31
Acquired	—	(826)	—	—	763	—
Current service cost	(45)	(35)	(17)	—	—	—
Past service gain	—	2	—	—	—	—
Exceptional item	—	—	11	—	—	—
Interest cost (Note 20)	(93)	(79)	(47)	—	—	—
Administration expenses paid from plan assets	—	—	—	(3)	(3)	(3)
Re-measurements	137	(247)	(44)	(81)	129	21
Assets extinguished on settlements	—	5	—	—	(1)	—
Employer contributions	—	—	—	38	36	25
Employee contributions	(5)	(6)	(7)	5	6	7
Benefits paid	109	81	47	(109)	(81)	(40)
Exchange	(160)	(159)	14	129	134	(7)

At December 31,	(2,614)	(2,557)	(1,303)	1,976	1,925	891

(1)
At January 1, 2014

        The defined benefit obligations above include €240 million (2014: €245 million, 2013: €199 million) of unfunded obligations.

        Interest income and interest cost in the table above does not include interest cost of €2 million (2014: €3 million) relating to other employee benefit obligations.

        Plan assets comprise:

	At December 31,
	2015	2014	2013(1)	2015	2014	2013(1)
	(in € millions)			(percentage)
Equities	1,196	546	312	61	28	35
Target return funds	180	494	264	9	26	30
Bonds	415	576	192	21	30	22
Cash/other	185	309	123	9	16	13

	1,976	1,925	891	100	100	100

(1)
At January 1, 2014

        The pension assets do not include any of the Company's ordinary shares, other securities or other Group assets.

ARDAGH FINANCE HOLDINGS S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

14. Employee benefit obligations (Continued)

Investment strategy

        The choice of investments takes account of the expected maturity of the future benefit payments. The plans invest in diversified portfolios consisting of an array of asset classes that attempt to maximize returns while minimizing volatility. The asset classes include national and international equities, fixed income government and non-government securities and real estate, as well as cash.

Characteristics and associated risks

        Glass Packaging North America sponsors a defined benefit pension plan which is subject to Federal law (ERISA), reflecting regulations issued by the Internal Revenue Service (IRS) and the Department of Labor.

        The Glass Packaging North America plans cover both hourly and salaried employees. The plan benefits are determined using a formula which reflects an employee's years of service and either his final average salary or a dollar per month benefit level. The plan is governed by a fiduciary Benefits Committee (the "Committee") which is appointed by the company and contains only employees of Ardagh Group. The Committee is responsible for the investment of the plan's assets, which are held in a Trust for the benefit of employees, retirees and their beneficiaries, and which can only be used to pay plan benefits and expenses.

        The defined benefit pension plan is subject to IRS funding requirements with actuaries calculating the minimum and maximum allowable contributions each year. The defined benefit pension plan currently has no cash contribution requirement due to the existence of a credit balance following a contribution of approximately $200 million made in 2014 in connection with the VNA Acquisition. The Pension Benefit Guaranty Corporation (PBGC) protects the pension benefits of employees and retirees when a plan sponsor becomes insolvent and can no longer meet its obligation. All plan sponsors pay annual PBGC premiums that have two components: a fixed rate based on participant count and a variable rate which is determined based on the amount by which the plan is underfunded.

        The UK pension plans are trust-based UK funded final salary defined benefit schemes providing pensions and lump sum benefits to members and dependents. There is one pension plan in place relating to the Metal Packaging Europe and two relating to the Glass Packaging Europe. The pension plan relating to the Metal Packaging Europe division has been closed to future accrual from July 1, 2014. The pension plans relating to the Glass Packaging Europe division have been closed to future accrual from March 31, 2013 and September 30, 2015 respectively. Metal Packaging Europe pensions are calculated based on service to the point of closure, but with members' benefits retaining a final salary link while employed by the Company. Glass Packaging Europe pensions are calculated based on service to the point of closure, but with members' benefits based on career average earnings.

        The UK pension plans are each governed by a board of trustees which is independent of the Company. The trustees are responsible for managing the operation, funding and investment strategy. The UK pension plans are subject to the UK regulatory framework, the requirements of the Pensions Regulator and are subject to a statutory funding objective.

        The pension plans in Germany operate under the framework of German Company Pension Law (BetrAVG) and general regulations based on German Labor Law. The entitlements of the plan members depend on years of service and final salary. Furthermore the plans provide lifelong pensions. No separate assets are held in trust, i.e. the plans are unfunded defined benefit plans.

ARDAGH FINANCE HOLDINGS S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

14. Employee benefit obligations (Continued)

        The Dutch pension plans operate under the framework of Dutch fiscal and pension law (Pensioenwet). As a consequence, the Dutch plans are executed by and financed within a separate legal entity, in this case the Company's own local pension fund. The Dutch pension fund has a board of trustees that operates independent from the company. The Dutch plan has to comply with funding requirements that are set by the regulator, the Dutch National Bank.

        The main features of the Dutch plans are:

  •
  Pension entitlements are based on an average pay scheme, which provides lifelong pensions after age 67; and

  •
  Current pension accrual becomes vested immediately and does not depend on future service

        The liabilities of all of the defined benefit plan schemes subject the Company to the following major risks:

  •
  Discount rate risks where capital market conditions may result in a higher present value being placed on the remaining future obligations, leading to higher liabilities;

  •
  Inflation risks, as benefits are linked to salary and pension payments are also subject to inflation adjustments; and

  •
  Longevity risks whereby benefits may have to be paid for a longer period in the future than is anticipated by the mortality assumptions used to estimate the future benefits payable.

        The assets of the relevant schemes subject the Company to the following risks:

  •
  Future asset returns where if these are lower than assumed, the scheme's assets will be lower, and hence the funding level worse, than expected.

  •
  Future pensions have to be paid directly by the Company. This could lead to a shortfall of liquid assets.

Assumptions and sensitivities

        The principal pension assumptions used in the preparation of the accounts take account of the different economic circumstances in the countries of operations and the different characteristics of the respective plans, including the length of duration of liabilities.

        The ranges of the principal assumptions applied in estimating defined benefit obligations were:

	U.S.			Eurozone			UK and other
	2015	2014	2013(1)	2015	2014	2013(1)	2015	2014	2013(1)
	%	%	%	%	%	%	%	%	%
Rate of inflation	3.00	3.00	N/A	1.70 - 1.75	1.80 - 2.00	2.00	3.00	3.10	2.25 - 2.60
Rate of increase in salaries	3.00	3.00	N/A	1.70 - 2.50	2.00 - 2.50	2.50	3.00	3.10	3.50
Discount rate	4.70	4.10	N/A	0.50 - 2.72	0.50 - 2.40	2.00 - 3.80	3.90	3.80	4.50 - 4.90

(1)
At January 1, 2014

        Assumptions regarding future mortality experience are set based on actuarial advice in accordance with published statistics and experience.

ARDAGH FINANCE HOLDINGS S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

14. Employee benefit obligations (Continued)

        These assumptions translate into the following average life expectancy in years for a pensioner retiring at age 65. The mortality assumptions for the countries with the most significant defined benefit plans are set out below:

	U.S.			Eurozone			UK
	2015 Years	2014 Years	2013(1) Years	2015 Years	2014 Years	2013(1) Years	2015 Years	2014 Years	2013(1) Years
Life expectancy, current pensioners	21	21	N/A	21 - 24	21 - 23	20 - 23	20	21	21
Life expectancy, future pensioners	23	23	N/A	24 - 26	24 - 26	23 - 24	22	22	22

(1)
At January 1, 2014

        Were the discount rate to differ by 50 basis points from management estimates, the carrying amount of pension obligations would be an estimated €204 million lower (2014: €151 million, 2013: €112 million) or €205 million higher (2014: €173 million, 2013: €128 million), holding all other assumptions constant.

        Were the inflation rate to differ by 50 basis points from management estimates, the carrying amount of pension obligations would be an estimated €84 million lower (2014: €85 million, 2013: €64 million) or €67 million higher (2014: €92 million, 2013: €74 million), holding all other assumptions constant.

        If the salary rate of increase were to differ by 50 basis points from management estimates, the carrying amount of pension obligations would be an estimated €88 million lower (2014: €78 million, 2013: €3 million) or €70 million higher (2014: €90 million, 2013: €5 million), holding all other assumptions constant.

        The impact of increasing the expected longevity by one year would result in an increase in the Group's liability of €60 million at December 31, 2015 (2014: €50 million, 2013: €39 million), holding all other assumptions constant.

        The Group's best estimate of contributions expected to be paid to defined benefit plans in 2016 is €21 million.

ARDAGH FINANCE HOLDINGS S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

14. Employee benefit obligations (Continued)

        The principal defined benefit schemes are described briefly below:

	Metal Packaging			Glass Packaging
Nature of the schemes	Europe UK Funded	Europe Germany Unfunded	Europe Netherlands Funded	Europe UK Funded	Europe Germany Unfunded	Europe Netherlands Funded	North America Funded
2015
Active members	118	648	875	—	956	571	4,068
Deferred members	412	513	1,906	1,527	690	636	2,661
Pensioners including dependents	344	871	2,964	744	738	457	6,185
Weighted average duration (years)	21	16	17	21	14	21	13
2014
Active members	118	700	921	1,406	995	604	4,030
Deferred members	412	502	2,038	236	702	556	2,734
Pensioners including dependents	344	839	3,139	656	769	490	6,086
Weighted average duration (years)	21	17	16	23	14	20	14
2013(1)
Active members	118	742	921	437	1,029	604	N/A
Deferred members	412	511	2,038	1,140	714	556	N/A
Pensioners including dependents	344	791	3,139	624	843	490	N/A
Weighted average duration (years)	19	16	16	23	14	19	N/A

(1)
At January 1, 2014

        The expected total benefit payments over the next five years are:

	2016	2017	2018	2019	2020	Subsequent five years
	(in € millions)
Benefits	113	111	113	116	120	640

        The Group also has defined contribution plans; the contribution expense associated with these plans for 2015 was €14 million (2014: €12 million). The Group's best estimate of the contributions expected to be paid to these plans in 2016 is €15 million.

Other employee benefits

	At December 31,
	2015	2014	2013(1)
	(in € millions)
End of service employee benefits	23	25	20
Long term employee benefits	59	66	27

	82	91	47

(1)
At January 1, 2014

ARDAGH FINANCE HOLDINGS S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

14. Employee benefit obligations (Continued)

        End of service employee benefits comprise principally amounts due to be paid to employees leaving the Group's service in France and Italy.

        Long term employee benefit obligations comprise amounts due to be paid under post-retirement medical schemes in Glass Packaging North America, partial retirement contracts in Germany and other obligations to pay benefits primarily related to long service awards.

15. Trade and other payables

	At December 31,
	2015	2014	2013(1)
	(in € millions)
Trade payables	532	440	398
Other payables and accruals	309	323	230
Customer deposits	—	—	9
Amounts owed to joint venture and associates	—	—	1
Other tax and social security payable	21	29	28
Payables and accruals for exceptionals	17	12	47

	879	804	713

(1)
At January 1, 2014

        The fair values of trade and other payables approximate the amounts shown above.

        Other payables and accruals mainly comprise accruals for operating expenses, deferred income and accruals for valued added taxes.

ARDAGH FINANCE HOLDINGS S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

16. Provisions for other liabilities and charges

	At December 31,
	2015	2014	2013(1)
	(in € millions)
Current	48	50	10
Non-current	48	33	21

	96	83	31

(1)
At January 1, 2014

	Restructuring	Other provisions	Total provisions
	(in € millions)
At January 1, 2014	10	21	31
Acquisitions	—	32	32
Disposals	(4)	(8)	(12)
Provided	37	28	65
Released	(2)	(3)	(5)
Paid	(16)	(17)	(33)
Exchange	1	4	5

At December 31, 2014	26	57	83

At January 1, 2015	26	57	83
Acquisitions	—	6	6
Provided	18	24	42
Released	(5)	(8)	(13)
Paid	(22)	(11)	(33)
Reclassification	—	6	6
Exchange	1	4	5

At December 31, 2015	18	78	96

        The restructuring provision relates to redundancy and other restructuring costs. Other provisions relate to probable environmental claims, customer quality claims, and onerous leases.

        The provisions classified as current are expected to be paid in the next twelve months. The majority of the restructuring provision is expected to be paid in 2016. The remaining balance contains longer term provisions for which the timing of the related payments is subject to uncertainty.

17. Segment analysis

        The Group's four operating and reportable segments are Metal Packaging Europe, Metal Packaging Americas, Glass Packaging Europe and Glass Packaging North America. This reflects the basis on which the Executive Committee of Ardagh Group S.A. reviews Group performance, following the acquisition of the Beverage Can Business in June 2016. All comparatives have been presented on this basis.

        Finance income and expense are not allocated to segments as these are reviewed by the CODM on a group-wide basis. Performance of the business is assessed based on Adjusted EBITDA. Adjusted EBITDA is the net loss for the period before income tax expense, net finance expense, depreciation

ARDAGH FINANCE HOLDINGS S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

17. Segment analysis (Continued)

and amortization and exceptional operating items. Segmental revenues are derived from sales to external customers. Inter-segmental revenue is not material.

        Segment assets consist of intangible assets, property, plant and equipment, derivative financial instruments, deferred tax assets, other non-current assets, inventories, trade and other receivables and the majority of cash and cash equivalents.

Reconciliation of loss for the year to Adjusted EBITDA

	For the year ended December 31,
	2015	2014
	(in € millions)
Loss for the year	(140)	(508)
Income tax expense/(credit) (Note 21)	63	(14)
Net finance expense (Note 20)	527	602
Depreciation and amortization	403	363
Exceptional operating items (Note 19)	81	349

Adjusted EBITDA	934	792

        The segment results for the year ended December 31, 2015 are:

	Metal Packaging Europe	Metal Packaging Americas	Glass Packaging Europe	Glass Packaging North America	Group
	(in € millions)
Revenue	1,650	390	1,452	1,707	5,199
Adjusted EBITDA	260	44	284	346	934
Capital expenditure	46	15	109	134	304
Segment assets	1,863	405	1,762	2,305	6,335

        The segment results for the year ended December 31, 2014 are:

	Metal Packaging Europe	Metal Packaging Americas	Glass Packaging Europe	Glass Packaging North America	Group
	(in € millions)
Revenue	1,668	306	1,406	1,353	4,733
Adjusted EBITDA	223	27	277	265	792
Capital expenditure	43	107	86	78	314
Segment assets	1,830	418	1,734	2,113	6,095

        The segment assets as at January 1, 2014 are:

	Metal Packaging Europe	Metal Packaging Americas	Glass Packaging Europe	Glass Packaging North America	Group
	(in € millions)
Segment assets	1,881	336	1,676	975	4,868

ARDAGH FINANCE HOLDINGS S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

17. Segment analysis (Continued)

        Capital expenditure is the sum of purchases of property, plant and equipment and software and other intangibles, net of proceeds from disposal of property, plant and equipment, as per the consolidated statement of cash flows.

        One customer accounted for greater than 10% of total revenue in 2015 (2014: one customer).

	At December 31,
Segment assets	2015	2014	2013(1)
	(in € millions)
Segment assets	6,335	6,095	4,868
Restricted cash in escrow	—	—	1,063
Unallocated cash and cash equivalents	3	2	—
Related party receivables	404	404	—

Total assets per statement of financial position	6,742	6,501	5,931

(1)
At January 1, 2014

        Total revenue and non-current assets, excluding financial instruments, taxes, pensions and goodwill arising on acquisitions, in countries which account for more than 10% of total revenue or non-current assets are as follows:

	Year ended December 31,
Revenue	2015	2014
	(in € millions)
U.S.	1,997	1,528
United Kingdom	662	610
Germany	573	653

	At December 31,
Non-current assets	2015	2014
	(in € millions)
U.S.	1,431	1,356
Germany	356	381
United Kingdom	271	253

        The revenue above is attributed to countries on a destination basis.

        The Company is domiciled in Luxembourg. During the year the Group had sales of €2 million (2014: €1 million) to customers in Luxembourg. Non-current assets located in Luxembourg were €nil (2014: €nil, 2013: €nil).

        Within each reportable segment our packaging containers have similar production processes and classes of customers. Further, they have similar economic characteristics as evidenced by similar profit margins, similar degrees of risk and similar opportunities for growth. Based on the foregoing, we do not consider that they constitute separate product lines and thus additional disclosure relating to product lines is not necessary.

ARDAGH FINANCE HOLDINGS S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

18. Employee costs

	Year ended December 31,
	2015	2014
	(in € millions)
Wages and salaries	927	849
Social security costs	133	126
Defined benefit plan pension costs (Note 14)	45	35
Defined contribution plan pension costs (Note 14)	14	12

	1,119	1,022

	At December 31,
	2015	2014
Employees:
Production	17,068	16,928
Administration	1,789	1,900

	18,857	18,828

19. Exceptional items

	Year ended December 31,
	2015	2014
	(in € millions)
Plant start-up costs	27	19
Restructuring costs	12	27
Exceptional impairment—working capital	(2)	8
Exceptional impairment—property, plant and equipment	—	53
Non-cash inventory adjustment	—	15

Exceptional items—cost of sales	37	122

Transaction related costs—Acquisition, IPO and disposals	41	22
Restructuring costs	2	12
Other	1	1

Exceptional items—SGA expenses	44	35

Exceptional impairment—intangible assets	—	33

Exceptional items—loss on disposal of businesses	—	159

Deferred issue costs written-off and other debt settlement costs	13	—
Debt refinancing and settlement costs	—	116
Interest payable on VNA Acquisition notes	—	10

Exceptional items—finance expenses	13	126

Total exceptional items	94	475

        Exceptional items are those that in management's judgment need to be disclosed by virtue of their size, nature or incidence.

ARDAGH FINANCE HOLDINGS S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

19. Exceptional items (Continued)

2015

        Exceptional items of €94 million have been incurred in the year ended December 31, 2015, comprising:

  •
  €38 million IPO related costs.

  •
  €27 million start-up costs related to two plants in Metal Packaging Americas.

  •
  Restructuring costs of €9 million in Metal Packaging Europe and €5 million in Glass Packaging North America.

  •
  €3 million acquisition and disposal costs.

  •
  €2 million reversal of impairment of assets in Metal Packaging Europe.

  •
  €13 million finance costs comprised of €8 million premium on redemption of the €180 million 8 3/4% Senior notes due 2020 and repaid in February 2015, €3 million accelerated amortization of deferred finance costs relating to the €180 million 8 3/4% Senior notes and €2 million other finance costs.

2014

        Exceptional items of €475 million have been incurred in the year ended December 31, 2014, primarily comprising:

  •
  €44 million exceptional impairment charges were incurred in the Metal Packaging Europe division relating to €36 million of specific property, plant and equipment that is no longer in use and the €8 million impairment of working capital.

  •
  €11 million exceptional impairment charges were also incurred relating to intangible assets no longer in use.

  •
  €39 million exceptional impairment charges were incurred in the Glass Packaging North America relating to a plant closure, comprising impairments to property, plant and equipment of €17 million, goodwill of €16 million, and customer relationships of €6 million.

  •
  €126 million exceptional finance cost includes €116 million relating to the borrowings that were repaid in July 2014 and €10 million relating to the notes issued to finance the VNA Acquisition. Refer to Note 12 for information on the refinancing and settlement during the year.

  •
  €15 million non-cash inventory adjustment relates to the VNA Acquisition and is a non-recurring adjustment arising as a result of the fair value exercise carried out in accordance with IFRS 3R 'Business Combinations'.

ARDAGH FINANCE HOLDINGS S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

20. Finance income and expense

	Year ended December 31,
	2015	2014
	(in € millions)
Senior secured and senior notes	378	337
Term loan	26	28
Other interest expense	8	7

Interest expense	412	372

Net pension interest cost (Note 14)	23	20
Foreign currency translation losses/(gains)	77	62
Other finance expense	2	3

Finance expense before exceptional items	514	457

Exceptional finance expense (Note 19)	13	126

Total finance expense	527	583

Finance income	—	(1)

Net finance expense	527	582

Related party interest	—	20

Net finance expense (including related party interest)	527	602

21. Income tax

        Consolidated statement of profit or loss:

	Year ended December 31,
	2015	2014
	(in € millions)
Current tax:
Current tax for the year	54	69
Adjustments in respect of prior years	8	(1)

Total current tax	62	68
Deferred tax:
Deferred tax for the year	17	(88)
Adjustments in respect of prior years	(16)	6

Total deferred tax	1	(82)

Income tax charge/(credit)	63	(14)

ARDAGH FINANCE HOLDINGS S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

21. Income tax (Continued)

        Reconciliation of tax expense and the accounting loss multiplied by the Group's domestic tax rate for 2014 and 2015:

	For the year ended December 31,
	2015	2014
	(in € millions)
Loss before tax	(77)	(522)
Loss before tax multiplied by the standard rate of Luxembourg corporation tax: 29.22% (2014: 29.22%)	(22)	(153)
Tax losses for which no deferred income tax asset was recognized	2	10
Re-measurement of deferred taxes	(5)	—
Adjustment in respect of prior years	(8)	5
Income subject to other taxes	11	17
Income taxed at rates other than standard tax rates	27	15
Non-deductible items	62	83
Other	(4)	9

Income tax charge/(credit)	63	(14)

        The total tax credit outlined above for each year includes tax credits of €32 million in 2015 and €78 million in 2014 in respect of exceptional items.

        Income subject to other taxes primarily relates to local income taxes in certain jurisdictions, non-deductible items primarily relate to non-deductible interest expense in Ireland and Luxembourg while profits taxed at non-standard rates takes account of foreign tax rate differences (versus the Luxembourg standard 29.22% rate) on earnings.

22. Earnings per share

        Basic earnings per share (EPS) is calculated by dividing the profit/(loss) for the year attributable to ordinary equity holders of the parent by the weighted average number of ordinary shares outstanding during the year.

        The following table reflects the income profit/(loss) and share data used in the basic EPS computations:

	2015	2014
	(in € millions)
Loss attributable to ordinary equity holders of the parent	(140)	(508)

	2015	2014
Weighted average number of ordinary shares for basic EPS	10,000,000	10,000,000

        The Group has related party borrowings as at September 30, 2016 of €673 million payable to Ardagh Group Finance Holdings S.A. (a subsidiary of our immediate parent) with a maturity date of 2076. These related party borrowings have a conversion feature that allows the Company to convert the debt to ordinary shares in the Company at a date of its choosing prior to the maturity date. Under the

ARDAGH FINANCE HOLDINGS S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

22. Earnings per share (Continued)

terms of the instrument, the number of shares to be issued is variable and dependent on market conditions at the time of conversion. As at September 30, 2016, the number of shares that this note would convert to is uncertain and therefore, no diluted EPS calculation has been completed to reflect these possible ordinary shares.

        There have been no other transactions involving ordinary shares or potential ordinary shares between the reporting date and the date of authorization of these financial statements.

23. Cash generated from operating activities

	For the year ended December 31,
	2015	2014
	(in € millions)
Loss for the year	(140)	(508)
Income tax expense/(credit) (Note 21)	63	(14)
Net finance expense (Note 20)	527	602
Depreciation and amortization	403	363
Exceptional operating items (Note 19)	81	349
Movement on working capital	90	8
Exceptional acquisition-related, disposal and plant start-up costs paid	(54)	(77)
Exceptional restructuring paid	(20)	(22)

Cash generated from operations	950	701

24. Business combinations and disposals

2015

VNA Acquisition

        Fair value adjustments to assets acquired of €3 million net of tax, were made in the year to December 31, 2015. The purchase price allocation is now finalized. The fair value of identifiable assets acquired was €656 million and acquired goodwill was €390 million.

2014

VNA Acquisition

        On April 11, 2014, Ardagh Group completed the purchase of 100% of the equity of VNA, from Compagnie de Saint-Gobain for a consideration of $1.5 billion.

        VNA, which has its headquarters in Muncie, Indiana, is the second largest glass container manufacturer in the United States, serving the North American food and beverage industries. It produces approximately nine billion containers annually from its 13 facilities located throughout the United States and employs approximately 4,400 people. VNA has annual revenues of approximately $1.6 billion (€1.2 billion).

ARDAGH FINANCE HOLDINGS S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

24. Business combinations and disposals (Continued)

        The VNA Acquisition is strategically important for the Group. It further expands the glass manufacturing footprint in North America, strengthens existing customer relationships and increases the Group's product portfolio. Further, the combination of VNA and the Group's existing North American business provides opportunities for logistics savings, production improvements and other cost efficiencies.

        VNA contributed revenue of approximately €896 million and Adjusted EBITDA of approximately €165 million to the Group's results for the year ended December 31, 2014.

        The following table summarizes the consideration paid for VNA, and the provisional fair value of assets acquired and liabilities assumed.

(in € millions)
Cash and cash equivalents	8
Property, plant and equipment	356
Intangible assets	539
Inventories	161
Trade and other receivables	94
Trade and other payables	(144)
Net deferred tax liability	(220)
Provisions	(32)
Employee benefit obligations	(103)

Total identifiable net assets	659
Goodwill	387

Total consideration	1,046

        The allocations above are based on management's preliminary estimate of the fair values at the acquisition date.

        Total consideration for the VNA Acquisition is comprised of the following:

(in € millions)
Cash consideration paid	1,083
Contingent cash consideration received*	(37)

Total consideration	1,046

*
Contingent consideration of €37 million ($50 million) was received from Compagnie de Saint-Gobain (relating to the Anchor Divestment) in July 2014. In accordance with IFRS 3R, this amount has been treated as an adjustment to the purchase consideration for VNA rather than as consideration for the Anchor Divestment.

ARDAGH FINANCE HOLDINGS S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

24. Business combinations and disposals (Continued)

        In the year ended December 31, 2014, the net cash flow relating to the VNA Acquisition comprised the following;

(in € millions)
Cash consideration paid	1,083
Contingent cash consideration received	(37)
Cash and cash equivalents acquired	(8)

Total net cash outflow	1,038

        A detailed exercise has been performed to assess the fair value of assets acquired and liabilities assumed, with the use of third party experts where appropriate. If new information obtained within one year of the acquisition date regarding facts and circumstances that existed at the acquisition date identifies adjustments to the above amounts, then the acquisition accounting will be revised.

        Goodwill of €387 million arising on the VNA Acquisition (which is not expected to be tax deductible) includes anticipated synergies from integrating VNA into the Group, and the skills and technical talent of the VNA workforce.

        Deferred tax is principally recognized on the temporary timing differences created by the fair value adjustments.

        The fair value of trade and other receivables was €94 million and included trade receivables with a fair value of €83 million.

        Acquisition related costs of €22 million (2013: €38 million) were incurred and classified as exceptional items in the consolidated income statement for the year ended December 31, 2014.

Disposal of former Anchor Glass plants

        On June 30, 2014, Ardagh Group completed the sale of six former Anchor Glass plants and certain related assets to an affiliate of KPS. The Group recognized a net loss on disposal of €124 million.

(in € millions)
Consideration*	319
Net assets disposed	(446)
Disposal costs	(5)
Cumulative foreign exchange differences	8

Loss on disposal	(124)

*
Consideration of €319 million excludes €37 million ($50 million) received from Compagnie de Saint-Gobain in relation to the divestment, as explained above. Total cash received relating to the divestment including the contingent cash consideration from Compagnie de Saint-Gobain is $486 million (€356 million).

        Prior to the divestment, the six former Anchor Glass plants contributed revenue of €205 million and Adjusted EBITDA of €40 million to the Group's results for the year ended December 31, 2014.

ARDAGH FINANCE HOLDINGS S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

24. Business combinations and disposals (Continued)

Other disposals

        During the year ended December 31, 2014 the Group disposed of a small business in the Metal Packaging division and also of its Metal Packaging operations in Australia and New Zealand for a total consideration of €78 million, on which the Group recognized a combined loss of €35 million.

(in € millions)
Consideration	78
Net assets disposed	(102)
Disposal costs	(4)
Cumulative foreign exchange differences	(7)

Loss on disposal	(35)

        Prior to the divestment, the other disposals contributed revenue of €158 million and Adjusted EBITDA of €15 million to the Group's results for the year ended December 31, 2014.

        If the VNA Acquisition, the Anchor Divestment and the other disposals had occurred on January 1, 2014 revenue and Adjusted EBITDA for the Group for the year ended December 31, 2014 would have been €4,684 million and €782 million, respectively.

25. Related party transactions

(i)    Interests of Mr. Paul Coulson

        At December 31, 2015, a company owned by Paul Coulson, the chairman of the Board of Directors of Ardagh Group S.A., owned approximately 21% of the issued share capital of Ardagh Group S.A. and, through its investment in the Yeoman group of companies, had an interest in a further approximate 39% of the issued share capital of Ardagh Group S.A..

(ii)    Yeoman Capital S.A.

        At December 31, 2015, Yeoman Capital S.A. owned approximately 39% of the ordinary shares of Ardagh Group S.A. During 2015, the Group incurred costs of €nil (2014: €1 million, 2013: €1 million) for fees charged by the Yeoman group of companies. The amount outstanding at year end was €nil (2014: €1 million; 2013: €1 million).

(iii)    Common directorships

        At December 31, 2015, all of the AFHSA existing directors, Messrs. Paul Coulson, Wolfgang Baertz, Niall Wall and Herman Troskie are also members of the Board of Directors of Ardagh Group S.A. Three of the Ardagh Group S.A. directors, Messrs. Coulson, Baertz and Troskie, also serve as directors in the Yeoman group of companies.

ARDAGH FINANCE HOLDINGS S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

25. Related party transactions (Continued)

(iv)    Joint ventures

        At December 31, 2015, the Group owed €2 million (2014: €1 million, 2013: €1 million) to Eura Glasrecycling GmbH & Co. KG. During 2015, the Group received a dividend of €nil (2014: €1 million, 2013: €1 million) from Eura Glasrecycling GmbH & Co. KG and incurred €4 million (2014: €4 million, 2013: €3 million) for purchases of raw materials. At December 31, 2015, the Group owed €1 million (2014: €1 million, 2013: €1 million) to Copal SAS. During 2015, the Group incurred €3 million (2014: €4 million, 2013: €4 million) for raw materials purchased from Copal SAS.

(v)    Key management compensation

        Key management are those persons who have the authority and responsibility for planning, directing and controlling the activities of the Group. Key management are comprised of the members who served on the Board of Directors of Ardagh Group S.A. and the Group's global leadership team during the reporting period. The amount outstanding at year end was €4 million (2014: €4 million, 2013: €nil).

	Year ended December 31,
	2015	2014
	(in € millions)
Salaries and other short term employee benefits	12	12
Post-employment benefits	1	1

	13	13

(vi)    Pension schemes

        The Group's pension schemes are related parties. For details of all transactions during the year, please read Note 14 "Employee benefit obligations".

(vii)    Related party balances

        Please refer to disclosures in Note 13.

ARDAGH FINANCE HOLDINGS S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

25. Related party transactions (Continued)

(viii)    Subsidiaries

        The principal subsidiary undertakings at December 31, 2015, December 31, 2014 and January 1, 2014 are detailed below, all of which are included in the consolidated financial statements.

Company	Country of incorporation	Activity	Portion of shares held %
Ardagh Metal Packaging Czech Republic s.r.o.	Czech Republic	Metal Packaging	100
Ardagh Glass Holmegaard A/S	Denmark	Glass Packaging	100
Ardagh Aluminium Packaging France SAS	France	Metal Packaging	100
Ardagh MP West France SAS	France	Metal Packaging	100
Ardagh Metal Packaging France SAS	France	Metal Packaging	100
Ardagh Glass GmbH	Germany	Glass Packaging	100
Heye International GmbH	Germany	Glass Engineering	100
Ardagh Metal Packaging Germany GmbH	Germany	Metal Packaging	100
Ardagh Germany MP GmbH	Germany	Metal Packaging	100
Ardagh Glass Sales Limited	Ireland	Glass Packaging	100
Ardagh Packagings Holdings Limited	Ireland	Glass Packaging	100
Ardagh Packaging Group Limited	Ireland	Glass and Metal Packaging	100
Ardagh Group Italy S.r.l.	Italy	Glass and Metal Packaging	100
Ardagh Aluminum Packaging Netherlands B.V.	Netherlands	Metal Packaging	100
Ardagh Glass Dongen B.V	Netherlands	Glass Packaging	100
Ardagh Glass Moerdijk B.V.	Netherlands	Glass Packaging	100
Ardagh Metal Packaging Netherlands B.V.	Netherlands	Metal Packaging	100
Ardagh Glass S.A.	Poland	Glass Packaging	100
Ardagh Metal Packaging Poland Sp.Z.o.o.	Poland	Metal Packaging	100
Ardagh Glass Limmared AB	Sweden	Glass Packaging	100
Ardagh Glass Limited	United Kingdom	Glass Packaging	100
Ardagh Metal Packaging UK Limited	United Kingdom	Metal Packaging	100
Ardagh Metal Packaging USA Inc.	United States	Metal Packaging	100
Ardagh Glass Inc.	United States	Glass Packaging	100

ARDAGH FINANCE HOLDINGS S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

25. Related party transactions (Continued)

2014

Company	Country of incorporation	Activity	Portion of shares held %
Ardagh Metal Packaging Czech Republic s.r.o.	Czech Republic	Metal Packaging	100
Ardagh Glass Holmegaard A/S	Denmark	Glass Packaging	100
Ardagh Aluminum Packaging France SAS	France	Metal Packaging	100
Ardagh MP West France SAS	France	Metal Packaging	100
Ardagh Metal Packaging France SAS	France	Metal Packaging	100
Ardagh Glass GmbH	Germany	Glass Packaging	100
Heye International GmbH	Germany	Glass Engineering	100
Ardagh Metal Packaging Germany GmbH	Germany	Metal Packaging	100
Ardagh Germany MP GmbH	Germany	Metal Packaging	100
Ardagh Glass Sales Limited	Ireland	Glass Packaging	100
Ardagh Packagings Holdings Limited	Ireland	Glass Packaging	100
Ardagh Packaging Group Limited	Ireland	Glass and Metal Packaging	100
Ardagh Group Italy S.r.l.	Italy	Glass and Metal Packaging	100
Ardagh Aluminum Packaging Netherlands B.V.	Netherlands	Metal Packaging	100
Ardagh Glass Dongen B.V	Netherlands	Glass Packaging	100
Ardagh Glass Moerdijk B.V.	Netherlands	Glass Packaging	100
Ardagh Metal Packaging Netherlands B.V.	Netherlands	Metal Packaging	100
Ardagh Glass S.A.	Poland	Glass Packaging	100
Ardagh Metal Packaging Poland Sp.Z.o.o.	Poland	Metal Packaging	100
Ardagh Glass Limmared AB	Sweden	Glass Packaging	100
Ardagh Glass Limited	United Kingdom	Glass Packaging	100
Ardagh Metal Packaging UK Limited	United Kingdom	Metal Packaging	100
Ardagh Metal Packaging USA Inc.	United States	Metal Packaging	100
Ardagh Glass Inc.	United States	Glass Packaging	100

ARDAGH FINANCE HOLDINGS S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

25. Related party transactions (Continued)

2013(1)

Company	Country of incorporation	Activity	Portion of shares held %
Ardagh Australia Pty Ltd	Australia	Metal Packaging	100
Ardagh Metal Packaging Czech Republic sro	Czech Republic	Metal Packaging	100
Ardagh Glass Holmegaard A/S	Denmark	Glass Packaging	100
Ardagh Aluminium Packaging France SAS	France	Metal Packaging	100
Ardagh MP West France SAS	France	Metal Packaging	100
Ardagh Metal Packaging France SAS	France	Metal Packaging	100
Ardagh Glass GmbH	Germany	Glass Packaging	100
Heye International GmbH	Germany	Glass Engineering	100
Ardagh Metal Packaging Germany GmbH	Germany	Metal Packaging	100
Ardagh Germany MP GmbH	Germany	Metal Packaging	100
Ardagh Glass Sales Limited	Ieland	Glass Packaging	100
Ardagh Metal Packaging Hungary Kft	Hungary	Metal Packaging	100
Ardagh Packaging Holdings Limited	Ireland	Glass Packaging	100
Ardagh Packaging Group Limited	Ireland	Glass and Metal Packaging	100
Ardagh Group Italy S.r.l.	Italy	Glass and Metal Packaging	99.99
Ardagh Aluminium Packaging Netherlands B.V.	Netherlands	Metal Packaging	100
Ardagh Glass Dongen B.V	Netherlands	Glass Packaging	100
Ardagh Glass Moerdijk B.V.	Netherlands	Glass Packaging	100
Ardagh Metal Packaging Netherlands B.V.	Netherlands	Metal Packaging	100
Ardagh NZ Ltd	New Zealand	Metal Packaging	100
Ardagh Glass S.A.	Poland	Glass Packaging	100
Ardagh Metal Packaging Poland Sp. z o.o.	Poland	Metal Packaging	100
Ardagh Glass Limmared AB	Sweden	Glass Packaging	100
Ardagh Glass Limited	United Kingdom	Glass Packaging	100
Ardagh Metal Packaging UK Limited	United Kingdom	Metal Packaging	100
Ardagh Metal Packaging USA Inc.	United States	Metal Packaging	100
Ardagh Glass Inc.	United States	Glass Packaging	100

(1)
At January 1, 2014

26. Contingencies

Environmental issues

        The Group is regulated under various national and local environmental, occupational health and safety and other governmental laws and regulations relating to:

  •
  the operation of installations for manufacturing of metal packaging and surface treatment using solvents;

  •
  the generation, storage, handling, use and transportation of hazardous materials;

ARDAGH FINANCE HOLDINGS S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

26. Contingencies (Continued)

  •
  the emission of substances and physical agents into the environment;

  •
  the discharge of waste water and disposal of waste;

  •
  the remediation of contamination; and

  •
  the design, characteristics, and recycling of its products.

        The Group believes, based on current information that it is in substantial compliance with applicable environmental laws and regulations and permit requirements. It does not believe it will be required, under both existing or anticipated future environmental laws and regulations, to expend amounts, over and above the amount accrued, which will have a material effect on its business, financial condition or results of operations or cash flows. In addition, no material proceedings against the Group arising under environmental laws are pending.

Legal matters

2015

        In 2015, the German competition authority (the Federal Cartel Office) has initiated an investigation of the practices in Germany of metal packaging manufacturers, including Ardagh. The investigation is ongoing, and there is at this stage, no certainty as to the extent of any charge which may arise. Accordingly, no provision has been recognized.

        With the exception of the above legal matter, the Group is involved in certain other legal proceedings arising in the normal course of its business. The Group believes that none of these proceedings, either individually or in aggregate, is expected to have a material adverse effect on its business financial condition results of operations or cash flows.

27. Events after the reporting period

    Acquisition of the Beverage Can Business

        On April 22, 2016 the Group entered into an agreement ("Equity and Asset Purchase Agreement") with Ball Corporation (Ball) and Rexam PLC (Rexam) to purchase various metal beverage can manufacturing assets and support locations in Europe, Brazil and the United States. The completion of the acquisition was subject to certain conditions, including regulatory approval, and the closing of Ball's acquisition of Rexam.

        Pursuant to the Equity and Asset Purchase Agreement, the Group acquired ten beverage can manufacturing plants and two end plants in Europe, seven beverage can manufacturing plants and one end plant in the United States, two beverage can manufacturing plants in Brazil and certain innovation and support functions in Germany, the UK, Switzerland and the United States.

        The acquisition closed on June 30, 2016, simultaneous with the closing of Ball's acquistion of Rexam.

        The acquired Business has annual revenue of approximately €2.7 billion ($3.0 billion).

        This is a strategically important acquisition which is highly complementary to the Group's existing metal and glass business.

ARDAGH FINANCE HOLDINGS S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

27. Events after the reporting period (Continued)

        The following table summarizes the provisional consideration paid for the Beverage Can Business and the provisional fair value of assets acquired and liabilities assumed.

(in € millions)
Cash and cash equivalents	11
Property, plant and equipment	775
Intangible assets	709
Inventories	281
Trade and other receivables	286
Trade and other payables	(372)
Net deferred tax liability	(151)
Employee benefit obligations	(180)
Provisions	(14)
Net other non-current assets	2

Total identifiable net assets	1,347
Goodwill	1,348

Total consideration	2,695

        The allocations above are based on management's preliminary estimate of the fair values at the acquisition date.

        The net cash flow relating to the acquisition is summarized below:

(in € millions)
Cash consideration paid	2,695
Cash and cash equivalents acquired	(11)

Net cash outflow for purchase of business	2,684

        Goodwill arising from the acquisition (which is partially deductible for tax purposes in the U.S.) reflects the anticipated synergies from integrating the acquired business into the Group and the skills and the technical talent of the Beverage Can workforce.

        If the Beverage Can Acquisition had occurred on January 1, 2016 Group revenue and Adjusted EBITDA for the nine months to September 30, 2016 would have been €5,820 million and €1,027 million respectively.

        As part of the acquisition the Group acquired several uncommitted accounts receivable factoring and related programs with various financial institutions for certain receivables, accounted for as true sales of receivables, without recourse to the Group. Receivables of €171 million were sold under these programs at September 30, 2016.

    Financing activity

        On May 16, 2016 the Group issued the following notes:

  •
  $1,000 million aggregate principal amount of 4.625% Senior Secured Notes due 2023;

  •
  $500 million aggregate principal amount of Senior Secured Floating Rate Notes due 2021 at a coupon of LIBOR plus 3.250%;

  •
  €440 million aggregate principal amount of 4.125% Senior Secured Notes due 2023;

  •
  $1,650 million aggregate principal amount of 7.250% Senior Notes due 2024; and

  •
  €750 million Senior Notes due 2024 at a coupon of 6.750%.

ARDAGH FINANCE HOLDINGS S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

27. Events after the reporting period (Continued)

        The net proceeds from the issuance and sale of these notes were used to finance the Beverage Can Acquisition and to repay the following notes:

  •
  €475 million aggregate principal amount of 9.250% Senior Notes due 2020;

  •
  $920 million aggregate principal amount of 9.125% Senior Notes due 2020; and

  •
  $15 million aggregate principal amount of $150 million 7.000% Senior Notes due 2020.

        These notes were repaid on May 16, 2016.

        The notes issued to finance the Beverage Can Acquisition were held in escrow from the issuance date to the acquisition completion date.

    Cross currency interest rate swaps

        In June 2016, the Group entered new into a number of cross currency interest rate swaps totalling $1,300 million. These swaps were entered into in order to partially swap the U.S. dollar principal and interest repayments on the Group's $1,650 million 7.250% Senior Notes due 2024 equally into euro and British pounds.

    Redemption of Senior PIK Notes due 2019

        On September 16, 2016 the Group redeemed the $710 million aggregate principal amount of 8.625% Senior PIK Notes due 2019 and the €250 million aggregate principal amount of 8.375% Senior PIK Notes due 2019.

        In order to finance the redemption of the notes, in September 2016 the Company received cash from its direct parent, ARD Finance S.A., and from ARD Group Finance Holdings S.A. (a wholly-owned subsidiary of its immediate parent Company), as follows:

  •
  A capital contribution from our parent Company (€431 million);

  •
  Repayment of a loan receivable owed by our parent Company (€404 million);

  •
  An issue of a convertible loan note by us to ARD Group Finance Holdings S.A. (€673 million); and

  •
  Proceeds from issue of our shares to ARD Group Finance Holdings S.A. (€6 million).

        The proceeds of these transactions in excess of the amounts used for the PIK Note repayment were used to pay a dividend to our parent Company (€270 million) with the remainder contributed to our subsidiaries for general corporate purposes.

    Extension of maturity of the Term Loan B facility

        On October 3, 2016 the Group announced that it had agreed to extend the maturity of the Term Loan B facility by two years to December 2021.

  f)
  Redemption of 7.000% Senior Notes due 2020

        On November 15, 2016 the Group redeemed in full the principal amount outstanding of the 7.000% Senior Notes due 2020 in accordance with their terms.

ARDAGH FINANCE HOLDINGS S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

28. Parent company financial information

        This note has been included in these financial statements in accordance with the requirements of Regulation S-X Condensed financial information of registrant. The financial information provided below relates to the individual company accounts for Ardagh Finance Holdings S.A. as presented in accordance with IFRS as issued by the IASB.

  i)
  Statement of financial position

		At December 31,
	Notes	2015	2014	2013(1)
		(in € millions)
Non-current assets
Investments in subsidiary undertakings		400	400	400
Related party receivables		1,021	865	—

		1,421	1,265	400

Current assets
Related party receivables		4	3	—
Cash and cash equivalents		2	2	—

		6	5	—

Total assets		1,427	1,270	400

Equity attributable to owners of the parent
Issued capital		—	—	—
Share premium		400	400	400
Retained earnings		2	1	—

Total equity		402	401	400

Non-current liabilities
Borrowings	iv	1,019	864	—

		1,019	864	—

Current liabilities
Interest Payable		4	3	—
Related party borrowings		2	2	—

		6	5	—

Total liabilities		1,025	869	—

Total equity and liabilities		1,427	1,270	400

(1)
At January 1, 2014

ARDAGH FINANCE HOLDINGS S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

28. Parent company financial information (Continued)

  ii)
  Statement of comprehensive income

		Year ended December 31,
	Notes	2015	2014
		(in € millions)
Finance expense		(84)	(39)
Finance income		85	40

Profit before tax		1	1

Income tax		—	—

Profit for the year		1	1

Other comprehensive income/(expense) for the year		—	—

Total comprehensive income for the year		1	1

  iii)
  Statement of cash flows

	Year ended December 31,
	2015	2014
	(in € millions)
Cash flows from operating activities
Cash generated from operations	—	—

Net cash from operating activities	—	—

Cash flows from investing activities
Loans granted to subsidiary undertakings	—	(749)

Net cash used in investing activities	—	(749)

Cash flows from financing activities
Deferred debt issue costs paid	—	(11)
Proceeds from borrowings	—	762

Net cash from financing activities	—	751

Net increase in cash and cash equivalents	—	2

Cash and cash equivalents at the beginning of the year	2	—
Exchange gains/(losses) on cash and cash equivalents	—	—

Cash and cash equivalents at the end of the year	2	2

ARDAGH FINANCE HOLDINGS S.A.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

28. Parent company financial information (Continued)

  iv)
  Maturity analysis of the Company's borrowings

        The maturity analysis of the Company's borrowings is as follows:

	At December 31,
	2015	2014	2013(1)
	(in € millions)
Within one year or on demand	—	—	—
Between one and two years	—	—	—
Between two and five years	1,019	864	—
Greater than five years	—	—	—

	1,019	864	—

(1)
At January 1, 2014
  v)
  Commitments and contingencies

        The company had no commitments and contingencies at December 31, 2015 (2014: €nil; 2013: €nil).

  vi)
  Additional information

        The following reconciliations are provided as additional information to satisfy the Schedule I SEC Requirements for parent only financial information.

	Year ended December 31,
	2015	2014
	(in € millions)
IFRS loss reconciliaion
Parent only-IFRS profit for the year	1	1
Additional loss if subsidiaries had been accounted for on the equity method of accounting as opposed to cost	(141)	(509)

Consolidated IFRS loss for the year	(140)	(508)

	At December 31,
	2015	2014	2013(1)
	(in € millions)
IFRS equity reconciliation
Parent only-IFRS equity	402	401	400
Additional loss if subsidiaries had been accounted for on the equity method of accounting as opposed to cost	(2,384)	(2,152)	(1,404)

Consolidated-IFRS equity	(1,982)	(1,751)	(1,004)

(1)
At January 1, 2014

ARDAGH FINANCE HOLDINGS S.A.

CONSOLIDATED INTERIM STATEMENT OF FINANCIAL POSITION AT SEPTEMBER 30, 2016

	Note	At September 30, 2016 Unaudited	At December 31, 2015 Audited
		(in € millions)
Non-current assets
Intangible assets	3	3,739	1,810
Property, plant and equipment	3	2,944	2,307
Deferred tax assets		246	178
Derivative financial instruments		66	—
Other non-current assets		17	14

		7,012	4,309

Current assets
Inventories		1,112	825
Trade and other receivables		1,294	651
Related party receivables	5	—	404
Restricted cash	4	28	11
Cash and cash equivalents	4	656	542

		3,090	2,433

TOTAL ASSETS		10,102	6,742

Equity attributable to owners of the parent
Issued capital		—	—
Share premium		136	400
Capital contribution	6	431	—
Other reserves		(245)	(241)
Retained earnings		(2,402)	(2,141)

		(2,080)	(1,982)
Non-controlling interests		2	2

Total equity		(2,078)	(1,980)

Non-current liabilities
Borrowings	4	7,941	6,397
Related party borrowings	5	673	—
Employee benefit obligations		1,109	720
Deferred tax liabilities		627	461
Provisions		47	48
Derivative financial instruments		16	—

		10,413	7,626

Current liabilities
Borrowings	4	8	7
Interest payable		108	79
Derivative financial instruments		—	7
Trade and other payables		1,499	879
Income tax payable		105	76
Provisions		47	48

		1,767	1,096

Total liabilities		12,180	8,722

TOTAL EQUITY and LIABILITIES		10,102	6,742

The accompanying notes to the condensed consolidated financial statements are an integral part of these condensed consolidated financial statements.

ARDAGH FINANCE HOLDINGS S.A.

CONSOLIDATED INTERIM INCOME STATEMENT

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2016 (UNAUDITED)

		Nine months ended September 30, 2016			Nine months ended September 30, 2015
	Note	Before exceptional items	Exceptional items	Total	Before exceptional items	Exceptional items	Total
			Note 10			Note 10
		(in € millions except earnings per share)
Revenue	9	4,519	—	4,519	3,971	—	3,971
Cost of sales		(3,689)	(4)	(3,693)	(3,241)	(26)	(3,267)

Gross profit/(loss)		830	(4)	826	730	(26)	704
Sales, general and administration expenses		(217)	(102)	(319)	(205)	(18)	(223)
Intangible amortization		(96)	—	(96)	(81)	—	(81)

Operating profit/(loss)		517	(106)	411	444	(44)	400
Finance expense	11	(337)	(157)	(494)	(382)	(10)	(392)
Finance income	10	—	78	78	—	—	—

Profit/(loss) before tax		180	(185)	(5)	62	(54)	8

Income tax (charge)/credit		(82)	26	(56)	(61)	11	(50)

Profit/(loss) for the period		98	(159)	(61)	1	(43)	(42)

Loss attributable to:
Owners of the parent				(61)			(42)
Non-controlling interests				—			—

Loss for the period				(61)			(42)

Earnings per share:
Basic loss for the period attributable to ordinary equity holders of the parent	12			(€6.1)			(€4.2)

The accompanying notes to the condensed consolidated financial statements are an integral part of these condensed consolidated financial statements.

ARDAGH FINANCE HOLDINGS S.A.

CONSOLIDATED INTERIM STATEMENT OF COMPREHENSIVE INCOME

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2016 (UNAUDITED)

		Nine months ended
	Note	September 30, 2016	September 30, 2015
		(in € millions)
Loss for the period		(61)	(42)
Other comprehensive income/(expense)
Items that may subsequently be reclassified to profit or loss
Foreign currency translation adjustments
—Arising in the period		21	(103)

		21	(103)

Effective portion of changes in fair value of cash flow hedges:
—New fair value adjustments into reserve		(17)	38
—Movement out of reserve		(5)	(33)
—Movement in deferred tax		(3)	1

		(25)	6

Items that will not be reclassified to profit or loss
—Re-measurements of employee benefit obligations	8	(267)	(8)
—Deferred tax movement on employee benefit obligations		67	7

		(200)	(1)

Total other comprehensive expense for the period		(204)	(98)

Total comprehensive expense for the period		(265)	(140)

Attributable to:
Owners of the parent		(265)	(140)
Non-controlling interests		—	—

Total comprehensive expense for the period		(265)	(140)

The accompanying notes to the condensed consolidated financial statements are an integral part of these condensed consolidated financial statements.

ARDAGH FINANCE HOLDINGS S.A.

CONSOLIDATED INTERIM STATEMENT OF CHANGES IN EQUITY

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2016 (UNAUDITED)

		Attributable to the owner of the parent
	Note	Share Capital	Share Premium	Capital contribution	Legal Reserve	Foreign currency translation adjustment	Cash flow hedges	Retained Earnings	Total	Non- Controlling Interests	Total equity
	(in € millions)
At January 1, 2016		—	400	—	—	(239)	(2)	(2,141)	(1,982)	2	(1,980)
Loss for the year		—	—	—	—	—	—	(61)	(61)	—	(61)
Other comprehensive (expense)/income		—	—	—	—	21	(25)	(200)	(204)	—	(204)
Contribution from parent	6	—	—	431	—	—	—	—	431	—	431
Share issuance	7	—	6	—	—	—	—	—	6	—	6
Reduction in share premium		—	(270)	—	—	—	—	270	—	—	—
Dividend payment	13	—	—	—	—	—	—	(270)	(270)	—	(270)

At September 30, 2016		—	136	431	—	(218)	(27)	(2,402)	(2,080)	2	(2,078)

At January 1, 2015		—	400	—	—	(102)	(3)	(2,046)	(1,751)	2	(1,749)
Loss for the year		—	—	—	—	—	—	(42)	(42)	—	(42)
Other comprehensive (expense)/income		—	—	—	—	(103)	6	(1)	(98)	—	(98)

At September 30, 2015		—	400	—	—	(205)	3	(2,089)	(1,891)	2	(1,889)

The accompanying notes to the condensed consolidated financial statements are an integral part of these condensed consolidated financial statements.

ARDAGH FINANCE HOLDINGS S.A.

CONSOLIDATED INTERIM STATEMENT OF CASH FLOWS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2016 (UNAUDITED)

		Nine months ended
	Note	September 30, 2016	September 30, 2015
		(in € millions)
Cash flows from operating activities
Cash generated from operations	14	606	576
Interest paid		(246)	(234)
Income tax paid		(45)	(35)

Net cash from operating activities		315	307

Cash flows from investing activities
Purchase of business net of cash acquired	15	(2,684)	—
Purchase of property, plant and equipment		(194)	(222)
Purchase of software and other intangibles		(8)	(7)
Proceeds from disposal of property, plant and equipment		2	8

Net cash used in investing activities		(2,884)	(221)

Cash flows from financing activities
Proceeds from borrowings		3,950	—
Repayment of borrowings		(2,379)	(197)
Proceeds from borrowings with related parties	5	673	—
Receipt of borrowings issued to related parties	5	404	—
Contribution from parent	6	431	—
Proceeds from share issuance	7	6	—
Dividends	13	(270)	—
Early redemption premium costs		(104)	(8)
Deferred debt issue costs		(54)	(2)

Net inflow/(outflow) from financing activities		2,657	(207)

Net increase/(decrease) in cash and cash equivalents		88	(121)

Cash and cash equivalents at beginning of the period		553	414
Exchange gains on cash and cash equivalents		43	5

Cash and cash equivalents at end of the period		684	298

The accompanying notes to the condensed consolidated financial statements are an integral part of these condensed consolidated financial statements.

ARDAGH FINANCE HOLDINGS S.A.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

1. Statement of directors' responsibilities

        The Directors are responsible for preparing the Condensed Consolidated Interim Financial Statements. The Directors are required to prepare financial information for each financial period of the state of affairs of the Group and of the profit or loss of the Group for that period. In preparing the financial statements, the Directors are required to:

  •
  select suitable accounting policies and then apply them consistently;

  •
  make judgments and estimates that are reasonable and prudent; and to

  •
  prepare the financial information on the going concern basis unless it is inappropriate to presume that the Group will continue in business.

        The Directors confirm that they have complied with the above requirements in preparing the Condensed Consolidated Interim Financial Statements.

        The condensed consolidated interim financial statements were approved for issue by the Board of Directors (the "Board") on November 17, 2016.

2. Summary of significant accounting policies

Basis of preparation

        The Condensed Consolidated Interim Financial Statements for the nine months ended September 30, 2016 have been prepared in accordance with IAS 34, 'Interim financial reporting'. The Condensed Consolidated Interim Financial Statements do not include all of the information required for full annual financial statements and should be read in conjunction with the Annual Report for the year ended December 31, 2015, which was prepared in accordance with International Financial Reporting Standards ("IFRS") as issued by the International Accounting Standards Board ("IASB"), and on which the independent auditor's report was unqualified.

        Income tax in interim periods is accrued using the effective tax rate expected to be applicable to annual earnings.

        The accounting policies, presentation and methods of computation followed in the Condensed Consolidated Interim Financial Statements are the same as those applied in the Group's full year financial statements for the year ended December 31, 2015.

        There are no new IFRS standards effective from January 1, 2016 which have a material effect on the Condensed Consolidated Interim Financial Statements. IFRS 15, 'Revenue from contracts with customers' is effective for annual periods beginning on or after January 1, 2018. IFRS 9, 'Financial instruments' becomes effective for annual periods commencing on or after January 1, 2018. IFRS 16, 'Leases' is effective for annual periods beginning on or after January 1, 2019. The impact of the accounting standard changes continues to be assessed by the Group.

ARDAGH FINANCE HOLDINGS S.A.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS (Continued)

3. Intangible assets and property, plant and equipment

		2016		2015
	Note	Intangible assets	Property, plant and equipment	Intangible assets	Property, plant and equipment
		(in € millions)
Net book value
At January 1,		1,810	2,307	1,762	2,223
Acquisitions	15	2,057	775	3	—
Additions		8	172	7	198
Charge for the period		(96)	(239)	(81)	(205)
Disposals		—	(2)	—	(7)
Impairment		—	(4)	—	—
Exchange		(40)	(65)	107	76

At September 30,		3,739	2,944	1,798	2,285

        During the nine months ended September 30, 2016 the group impaired the carrying value of a plant in Metal Packaging Americas. This charge is classified as an exceptional restructuring cost (see Note 10).

        The Group performs its annual impairment test in the fourth quarter and when circumstances indicate the carrying value of goodwill may be impaired. At the interim period end date, management undertakes a review of the indicators of impairment to identify whether an impairment test is required to be completed in relation to goodwill. No indicators of impairment were identified by this review as of September 30, 2016 and September 30, 2015.

ARDAGH FINANCE HOLDINGS S.A.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS (Continued)

4. Financial assets and liabilities

        At September 30, 2016, the Group's net debt and available liquidity was as follows:

Facility	Currency	Maximum amount drawable	Final maturity date	Facility type	Amount drawn as at September 30, 2016		Undrawn amount
		Local currency (millions)			Local currency (millions)	€ (millions)	€ (millions)
4.250% First Priority Senior Secured Notes	EUR	1,155	15-Jan-22	Bullet	1,155	1,155	—
4.625% Senior Secured Notes	USD	1,000	15-May-23	Bullet	1,000	896	—
4.125% Senior Secured Notes	EUR	440	15-May-23	Bullet	440	440	—
First Priority Senior Secured Floating Rate Notes	USD	1,110	15-Dec-19	Bullet	1,110	995	—
Senior Secured Floating Rate Notes	USD	500	15-May-21	Bullet	500	448	—
6.000% Senior Notes	USD	440	30-Jun-21	Bullet	440	394	—
7.000% Senior Notes	USD	135	15-Nov-20	Bullet	135	121	—
6.250% Senior Notes	USD	415	31-Jan-19	Bullet	415	372	—
6.750% Senior Notes	USD	415	31-Jan-21	Bullet	415	372	—
7.250% Senior Notes	USD	1,650	15-May-24	Bullet	1,650	1,478	—
6.750% Senior Notes	EUR	750	15-May-24	Bullet	750	750	—
Term Loan B Facility	USD	665	17-Dec-19	Amortizing	665	596	—
HSBC Securitization Program	EUR	141	14-Jun-18	Revolving	—	—	141
Bank of America Facility	USD	155	11-Apr-18	Revolving	—	—	139
Unicredit Working Capital and Performance Guarantee Credit Lines	EUR	1	Rolling	Revolving	—	—	1
Finance lease obligations	GBP/EUR			Amortizing	9	9	—
Other borrowings	EUR	3		Amortizing	3	3	—

Total borrowings / undrawn facilities						8,029	281
Deferred debt issue costs and discounts						(80)	—

Net borrowings / undrawn facilities						7,949	281
Cash, cash equivalents and restricted cash						(684)	684
Derivative financial instruments used to hedge foreign currency and interest rate risk						(46)	—

Net debt / available liquidity						7,219	965

        The fair value of the Group's borrowings at September 30, 2016 is €8,256 million (December 31, 2015: €6,405 million).

        Fair values are calculated on the notes and the Term Loan B based on quoted market prices. However, quoted market prices for the Term Loan B represent Level 2 inputs because the markets in which the Term Loan B trades are not active. The fair value of bank loans and other borrowings is equivalent to their carrying value.

ARDAGH FINANCE HOLDINGS S.A.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS (Continued)

4. Financial assets and liabilities (Continued)

        Net debt includes the fair value of associated derivative financial instruments that are used to hedge foreign exchange and interest rate risks relating to finance debt.

        Certain of the Group's borrowing agreements contain certain covenants that restrict the Group's flexibility in certain areas such as incurrence of additional indebtedness (primarily maximum borrowings to Adjusted EBITDA and a minimum Adjusted EBITDA to net interest), payment of dividends and incurrence of liens.

        At December 31, 2015, the Group's net debt and available liquidity was as follows:

Facility	Currency	Maximum amount drawable	Final maturity date	Facility type	Amount drawn as at December 31, 2015		Undrawn amount
		Local currency (millions)			Local currency (millions)	€ (millions)	€ (millions)
8.375% Senior PIK Notes	EUR	283	15-Jun-19	Bullet	283	283	—
8.625% Senior PIK Notes	USD	807	15-Jun-19	Bullet	807	741	—
4.250% First Priority Senior Secured Notes	EUR	1,155	15-Jan-22	Bullet	1,155	1,155	—
First Priority Senior Secured Floating Rate Notes	USD	1,110	15-Dec-19	Bullet	1,110	1,020	—
6.00% Senior Notes	USD	440	30-Jun-21	Bullet	440	404	—
9.250% Senior Notes	EUR	475	15-Oct-20	Bullet	475	475	—
9.125% Senior Notes	USD	920	15-Oct-20	Bullet	920	845	—
7.000% Senior Notes	USD	150	15-Nov-20	Bullet	150	138	—
6.250% Senior Notes	USD	415	31-Jan-19	Bullet	415	381	—
6.750% Senior Notes	USD	415	31-Jan-21	Bullet	415	381	—
Term Loan B Facility	USD	688	17-Dec-19	Amortizing	688	632	—
HSBC Securitization Program	EUR	129	14-Jun-18	Revolving	—	—	129
Bank of America Facility	USD	155	11-Apr-18	Revolving	—	—	143
Unicredit Working Capital and Performance Guarantee Credit Lines	EUR	1	Rolling	Revolving	—	—	1
Finance Lease Obligations	GBP/EUR			Amortizing	6	6	—
Other borrowings	EUR	3		Amortizing	3	3	—

Total borrowings / undrawn facilities						6,464	273
Deferred debt issue costs and bond premiums and discounts						(60)	—

Net borrowings / undrawn facilities						6,404	273
Cash, cash equivalents and restricted cash						(553)	553
Derivative financial instruments used to hedge foreign currency and interest rate risk						—	—

Net debt / available liquidity						5,851	826

Financing activity

        In April 2016, the Group made a restricted payment of €16 million under the terms of its Term Loan B Facility.

ARDAGH FINANCE HOLDINGS S.A.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS (Continued)

4. Financial assets and liabilities (Continued)

        On May 16, 2016 the Group issued the following notes:

  •
  $1,000 million aggregate principal amount of 4.625% Senior Secured Notes due 2023;

  •
  $500 million aggregate principal amount of Senior Secured Floating Rate Notes due 2021 at a coupon of LIBOR plus 3.25%;

  •
  €440 million aggregate principal amount of 4.125% Senior Secured Notes due 2023;

  •
  $1,650 million aggregate principal amount of 7.250% Senior Notes due 2024; and

  •
  €750 million Senior Notes due 2024 at a coupon of 6.750%.

        The net proceeds from the issuance and sale of these notes were used to finance the Beverage Can Acquisition and to repay the following notes:

  •
  €475 million aggregate principal amount of 9.250% Senior Notes due 2020;

  •
  $920 million aggregate principal amount of 9.125% Senior Notes due 2020; and

  •
  $15 million aggregate principal amount of $150 million 7.000% Senior Notes due 2020.

        These notes were repaid on May 16, 2016.

        The notes issued to finance the Beverage Can Acquisition were held in escrow from the issuance date to the acquisition completion date. Interest payable during this period has been classified as an exceptional finance expense (see Note 10).

        Please refer to Note 19 for financing activity which has occurred in the period after the reporting date.

        On the September 16, the group redeemed the $710 million aggregate principal amount of 8.625% Senior PIK Notes due 2019 and the €250 million aggregate principal amount of 8.375% Senior PIK Notes due 2019 (collectively, the "PIK Notes").

Cross currency interest rate swaps

        In June 2016, the Group entered into cross currency interest rate swaps totaling $1,300 million. These swaps were entered into in order to partially swap the U.S. dollar principal and interest repayments on the Group's $1,650 million 7.250% Senior Notes due 2024 equally into euro and British pounds.

5. Related party receivables and borrowings

        The Group manages its financial risk position by managing its external debt position. Related party borrowings is excluded from consideration. The Group has related party borrowings as at September, 30 2016 of €673 million payable to ARD Group Finance Holdings S.A. (a subsidiary of its intermediate parent company) with a maturity date of 2076 with interest calculable based on the performance of the Company and is immaterial for the period ended September 30, 2016 (2015: €404 million receivable from ARD Finance S.A, the immediate parent company, that was non-interest bearing and repayable on demand). Under the terms of the instrument, the number of shares to be issued is variable and dependent on market conditions at the time of conversion. As such it is classified as a financial liability.

ARDAGH FINANCE HOLDINGS S.A.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS (Continued)

6. Capital contribution

        The Company received a contribution of €431 million in cash from its parent company. There were no terms and conditions associated with the contribution. The proceeds from this contribution were mainly used to redeem part of the $710 million aggregate principal amount of 8.625% Senior PIK Notes due 2019 and the €250 million aggregate principal amount of 8.375% Senior PIK Notes due 2019.

7. Issued Capital

    Authorized, issued and fully paid shares.

	2016	2015
	(in € millions)
Share capital (par value of €0.01)	111	100

	2016	2015
Ordinary number of shares	11,111,200	10,000,000

        On September 21, 2016, the Company issued 1,111,200 ordinary shares to ARD Group Finance Holdings S.A. at a par value of €0.01 per share, and with a share premium of €6 million.

8. Employee benefit obligations

        Employee benefit obligations at September 30, 2016 have been updated to reflect the latest discount rates and asset valuations. Re-measurement losses of €267 million (2015: €8 million) have been recognized in the Consolidated Interim Statement of Comprehensive Income for the nine months ended September 30, 2016.

9. Segmental analysis

        The Group's four reportable segments are Metal Packaging Europe, Metal Packaging Americas, Glass Packaging Europe and Glass Packaging North America.

        Reconciliation of loss for the period to Adjusted EBITDA

	Nine months ended
	September 30, 2016	September 30, 2015
	(in € millions)
Loss for the period	(61)	(42)
Income tax expense	56	50
Net finance expense (Note 11)	416	392
Depreciation and amortization	335	286
Exceptional operating items	106	44

Adjusted EBITDA	852	730

ARDAGH FINANCE HOLDINGS S.A.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS (Continued)

9. Segmental analysis (Continued)

        The segment results for the nine months ended September 30 are as follows:

	Revenue		Adjusted EBITDA
	2016	2015	2016	2015
	(in € millions)
Metal Packaging Europe	1,578	1,279	268	210
Metal Packaging Americas	622	294	82	34
Glass Packaging Europe	1,053	1,096	230	225
Glass Packaging North America	1,266	1,302	272	261

Group	4,519	3,971	852	730

10. Exceptional items

        The Group's consolidated income statement, cash flow and segmental analysis separately identify results before specific items. Specific items are those that, in the Directors' judgment, should be disclosed by virtue of their size, nature or incidence.

	Nine months ended
	September 30, 2016	September 30, 2015
	(in € millions)
Past service credit	(21)	—
Restructuring costs	13	7
Non-cash inventory adjustment	7	—
Plant start-up costs	5	19

Exceptional items—cost of sales	4	26

Transaction related costs—Acquisition and IPO	103	17
Other	(1)	1

Exceptional items—sales, general and administration expenses	102	18

Debt refinancing and settlement costs	135	10
Interest payable on acquisition notes	15	—
Exceptional loss on derivative financial instruments	7	—

Exceptional items—finance expense	157	10

Exceptional gain on derivative financial instruments	(78)	—

Exceptional items—finance income	(78)	—

Total exceptional items	185	54

ARDAGH FINANCE HOLDINGS S.A.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS (Continued)

10. Exceptional items (Continued)

2016

        Exceptional items of €185 million have been incurred in the nine months to September 30, 2016 and comprise mainly:

  •
  €21 million pension service credit was recognized in Glass North America, following the amendment of certain defined benefit pension schemes during the period.

  •
  €103 million transaction related costs primarily comprise of costs directly attributable to the Beverage Can Acquisition.

  •
  €135 million debt refinancing costs relate to the notes repaid in May and September 2016 and include premiums payable on the early redemption of the notes, accelerated amortization of deferred finance costs, debt issuance premiums and discounts and interest charges incurred in lieu of notice. See Note 4 for further details of the notes repaid during the period.

  •
  €78 million exceptional gain on derivatives relates to the gain on fair value of the cross currency interest rate swaps which were entered into during the second quarter and for which hedge accounting had not been applied until the third quarter. The exceptional loss on derivative financial instruments of €7m relates to hedge ineffectiveness on the cross currency interest rate swaps. See Note 4 for further details of the cross currency interest rate swaps entered into during the period.

2015

        Exceptional items of €54 million were incurred in the nine months to September 30, 2015 and comprise mainly:

  •
  €19 million start-up costs related to two plants in Metal Packaging Americas.

  •
  €17 million transaction and IPO related costs.

  •
  €10 million finance costs comprising €8 million premium on redemption and €2m accelerated amortization of deferred finance costs, relating to the repayment in February 2015 of the €180 million 8 3/4% Senior Notes due 2020.

  •
  Restructuring costs of €2 million and €5 million in Metal Packaging Europe and Glass Packaging North America respectively.

ARDAGH FINANCE HOLDINGS S.A.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS (Continued)

11. Finance income and expense

	Nine months ended
	September 30, 2016	September 30, 2015
	(in € millions)
Senior Secured and Senior Notes	316	284
Term Loan B	19	19
Other interest expense	5	5

Interest expense	340	308

Net pension interest costs	18	17
Foreign currency translation (gains)/losses	(22)	56
Other finance expense	1	1

Finance expense before exceptional items	337	382

Exceptional net finance expense (Note 10)	79	10

Net finance expense	416	392

12. Earnings per share

        Basic earnings per share (EPS) is calculated by dividing the profit for the year attributable to ordinary equity holders of the parent by the weighted average number of ordinary shares outstanding during the year.

        The following table reflects the income and share data used in the basic EPS computations:

	2016	2015
	(in € millions)
Profit attributable to ordinary equity holders of the parent	(61)	(42)

	2016	2015
Weighted average number of ordinary shares for basic EPS	10,036,499	10,000,000

        The Group has related party borrowings as at September 30, 2016 of €673 million payable to Ardagh Group Finance Holding S.A. (a subsidiary of its immediate parent) with a maturity date of 2076. These related party borrowings have a conversion feature that allows the company to convert the debt to ordinary shares in the company at a date of its choosing prior to the maturity date. As at September 30, 2016, the number of shares that this note would convert to is uncertain, therefore no dilutive EPS calculation has been completed to reflect these possible ordinary shares.

        There have been no other transactions involving ordinary shares or potential ordinary shares between the reporting date and the date of authorization of these financial statements.

ARDAGH FINANCE HOLDINGS S.A.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS (Continued)

13. Distributions made and proposed

	2016	2015
	(in € millions)
Cash dividends on ordinary shares declared and paid:
Interim dividend for 2016: €27 per share (2015: €nil per share)	270	—

	270	—

14. Cash generated from operations

	Nine months ended
	September 30, 2016	September 30, 2015
	(in € millions)
Loss for the period	(61)	(42)
Income tax expense	56	50
Net finance expense (Note 11)	416	392
Depreciation and amortization	335	286
Exceptional operating items	106	44
Movement in working capital	(131)	(97)
Exceptional acquisition related, IPO and plant start-up costs paid	(106)	(35)
Exceptional restructuring costs paid	(9)	(22)

Cash from operating activities	606	576

15. Business combinations

        On April 22, 2016 the Group entered into an agreement with Ball Corporation and Rexam PLC to acquire the Beverage Can Business. The acquisition was completed on June 30, 2016.

        The acquired business comprises ten beverage can manufacturing plants and two end plants in Europe, seven beverage can manufacturing plants and one end plant in the United States, two beverage can manufacturing plants in Brazil and certain innovation and support functions in Germany, the UK, Switzerland and the United States. The acquired business has annual revenue of approximately €2.7 billion ($3.0 billion).

        This is a strategically important acquisition which is highly complementary to the Group's existing metal and glass business.

ARDAGH FINANCE HOLDINGS S.A.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS (Continued)

15. Business combinations (Continued)

        The following table summarizes the provisional consideration paid for the Beverage Can Business and the provisional fair value of assets acquired and liabilities assumed.

(in € millions)
Cash and cash equivalents	11
Property, plant and equipment	775
Intangible assets	709
Inventories	281
Trade and other receivables	286
Trade and other payables	(372)
Net deferred tax liability	(151)
Employee benefit obligations	(180)
Provisions	(14)
Net other non-current assets	2

Total identifiable net assets	1,347

Goodwill	1,348

Total consideration	2,695

        The allocations above are based on management's preliminary estimate of the fair values at the acquisition date.

        The net cash flow relating to the acquisition is summarized below:

(in € millions)
Cash consideration paid	2,695
Cash and cash equivalents acquired	(11)

Net cash outflow for purchase of business	2,684

        Goodwill arising from the acquisition reflects the anticipated synergies from integrating the acquired business into the Group and the skills and the technical talent of the Beverage Can workforce.

        If the Beverage Can Acquisition had occurred on January 1, 2016, Group revenue and adjusted EBITDA for the nine months to September 30, 2016 would have been €5,820 million and €1,027 million respectively.

        As part of the acquisition the Group acquired several uncommitted accounts receivable factoring and related programs with various financial institutions for certain receivables, accounted for as true sales of receivables, without recourse to the Group. Receivables of €171 million were sold under these programs at September 30, 2016.

ARDAGH FINANCE HOLDINGS S.A.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS (Continued)

16. Related party transactions

        In September 2016, our parent company issued new Toggle Notes, a portion of the proceeds of which were used to repay all of our outstanding obligations in respect of the Company's PIK Notes. At the time of the repayment, our aggregate obligation in respect of the PIK Notes totaled €1.1 billion inclusive of redemption premia.

        In order to finance the repayment of the PIK Notes, in September 2016 the Company received cash from its Parent Company, ARD Finance S.A., and from ARD Group Finance Holdings S.A. (a subsidiary of its intermediate parent company), in respect of the following:

  •
  A capital contribution from our parent company (€431 million);

  •
  Repayment of loan receivable owed by our parent company (€404 million);

  •
  An issue of a convertible loan note by us to ARD Group Finance Holdings S.A. (€673 million); and

  •
  Proceeds from the issue of our shares to ARD Group Finance Holdings S.A. (€6 million).

        The proceeds of these transactions in excess of the amounts used for the PIK Note repayment were used to pay a dividend to our parent company (€270 million) with the remainder contributed to our subsidiaries for general corporate purposes (see Note 13). The convertible loan note is convertible into shares of the company at its option and management's intention is that it will be converted prior to the completion of its equity offering (see Note 5).

        Other than compensation paid to key management of €27 million, and the transaction noted above, there were no further transactions with related parties in the nine months ended September 30, 2016 that had a material effect on the financial position or the performance of the Group.

        Please refer to disclosures in Note 5.

17. Contingencies and commitments

Legal matters

        In 2015, the German competition authority (the Federal Cartel Office) initiated an investigation of the practices of metal packaging manufacturers in Germany, including Ardagh. The investigation is on-going, and there is at this stage no certainty as to the extent of any charge which may arise. Accordingly, no provision has been recognized.

        With the exception of the above legal matter, the Group is involved in certain other legal proceedings arising in the normal course of its business. The Group believes that none of these proceedings, either individually or in aggregate, are expected to have a material adverse effect on its business, financial condition, results of operations or cash flows.

18. Seasonality of operations

        The Group's revenue and cash flows are both subject to seasonal fluctuations. Demand for our metal products is largely related to agricultural harvest periods and following the Beverage Can Acquisition, to the seasonal demand of beverage consumption which peaks during the late spring and summer months and in the period prior to the winter holiday season. Demand for our glass products is

ARDAGH FINANCE HOLDINGS S.A.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS (Continued)

18. Seasonality of operations (Continued)

typically strongest during the summer months and in the period prior to December because of the seasonal nature of beverage consumption. The investment in working capital for Metal Packaging Europe and Metal Packaging Americas generally follows with the seasonal pattern of operations. The investment in working capital for Glass Packaging Europe and Glass Packaging North America typically peaks in the first quarter. The Group manages the seasonality of working capital by supplementing operating cash flows with drawings under our securitization and revolving credit facilities.

19. Events after the reporting period

        On October 3, 2016 the Group announced that it had agreed to extend the maturity of the Term Loan B facility by two years to December 2021.

        On November 15, 2016 the Group redeemed in full the principal amount outstanding of the 7.000% Senior Notes due 2020 in accordance with their terms.

INDEPENDENT AUDITOR'S REPORT

To the Management of Ball Corporation:

        We have audited the accompanying combined financial statements of certain metal beverage packaging operations of Ball Corporation (the "Business"), which comprise the combined balance sheets as of December 31, 2015 and 2014, and the related combined statements of earnings, of comprehensive earnings (loss), of changes in net investment and of cash flows for each of the three years in the period ended December 31, 2015.

  Management's Responsibility for the Combined Financial Statements

        Management is responsible for the preparation and fair presentation of the combined financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of combined financial statements that are free from material misstatement, whether due to fraud or error.

  Auditor's Responsibility

        Our responsibility is to express an opinion on the combined financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free from material misstatement.

        An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the combined financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Business' preparation and fair presentation of the combined financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Business' internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

  Opinion

        In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of certain metal beverage packaging operations of the Business as of December 31, 2015 and 2014, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2015, in accordance with accounting principles generally accepted in the United States of America.

/s/ PricewaterhouseCoopers LLP
Denver, Colorado
March 31, 2016

CERTAIN METAL BEVERAGE PACKAGING OPERATIONS OF BALL CORPORATION

COMBINED STATEMENTS OF EARNINGS

	Years Ended December 31,
($ in millions)	2015	2014	2013
Net sales	$1,891.4	$2,150.9	$2,038.6

Costs and expenses
Cost of sales (excluding depreciation and amortization)	(1,483.8)	(1,692.7)	(1,623.9)
Depreciation and amortization	(82.1)	(82.3)	(104.7)
Selling, general and administrative	(149.7)	(161.9)	(124.8)
Business consolidation and other activities	(9.8)	(8.7)	(10.6)

	(1,725.4)	(1,945.6)	(1,864.0)

Earnings before interest and taxes	166.0	205.3	174.6
Interest Expense	(1.0)	(1.8)	(6.2)

Earnings before taxes	165.0	203.5	168.4
Tax provision	(37.0)	(43.5)	(40.5)

Net earnings	128.0	160.0	127.9
Less net (earnings) loss attributable to noncontrolling interests	1.1	(2.2)	(2.2)

Net earnings attributable to certain metal beverage packaging operations of Ball Corporation	$129.1	$157.8	$125.7

The accompanying notes are an integral part of the combined financial statements.

CERTAIN METAL BEVERAGE PACKAGING OPERATIONS OF BALL CORPORATION

COMBINED STATEMENTS OF COMPREHENSIVE EARNINGS (LOSS)

	Years Ended December 31,
($ in millions)	2015	2014	2013
Net earnings	$128.0	$160.0	$127.9
Other comprehensive earnings (loss):
Foreign currency translation adjustment	(134.4)	(175.7)	58.3
Pension benefits	44.8	(36.8)	(34.6)
Effective financial derivatives	(6.0)	36.9	(31.7)

Total other comprehensive earnings (loss)	(95.6)	(175.6)	(8.0)
Income tax (provision) benefit	(10.0)	14.2	8.4

Total other comprehensive earnings (loss), net of tax	(105.6)	(161.4)	0.4
Total comprehensive earnings (loss)	22.4	(1.4)	128.3
Less comprehensive (earnings) loss attributable to noncontrolling interests	1.1	(2.2)	(2.2)

Comprehensive earnings (loss) attributable to certain metal beverage packaging operations of Ball Corporation	$23.5	$(3.6)	$126.1

The accompanying notes are an integral part of the combined financial statements.

CERTAIN METAL BEVERAGE PACKAGING OPERATIONS OF BALL CORPORATION

COMBINED BALANCE SHEETS

	December 31,
($ in millions)	2015	2014
Assets
Current assets
Cash and cash equivalents	$32.3	$17.0
Receivables, net	231.7	252.8
Inventories, net	222.5	238.8
Deferred taxes and other current assets	29.4	56.9

Total current assets	515.9	565.5
Non-current assets
Property, plant and equipment, net	794.0	789.8
Goodwill	816.6	913.9
Intangibles and other assets, net	91.8	121.6

Total assets	$2,218.3	$2,390.8

Liabilities and Equity
Current liabilities
Short-term debt and current portion of long-term debt	$23.8	$9.6
Accounts payable	317.4	309.2
Accrued employee costs	61.4	71.1
Other current liabilities	67.4	74.4

Total current liabilities	470.0	464.3
Non-current liabilities
Long-term debt	0.6	84.9
Employee benefit obligations	322.2	396.6
Deferred taxes and other liabilities	68.5	82.9

Total liabilities	861.3	1,028.7

Net investment
Net parent investment	1,611.9	1,392.4
Accumulated other comprehensive income (loss)	(254.9)	(149.3)

Total net parent investment	1,357.0	1,243.1
Non-controlling Interest	—	119.0

Total net investment	1,357.0	1,362.1

Total liabilities and net investment	$2,218.3	$2,390.8

The accompanying notes are an integral part of the combined financial statements.

CERTAIN METAL BEVERAGE PACKAGING OPERATIONS OF BALL CORPORATION

COMBINED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
($ in millions)	2015	2014	2013
Cash Flows from Operating Activities
Net earnings	$128.0	$160.0	$127.9
Adjustments to reconcile net earnings to cash provided by (used in) operating activities:
Depreciation and amortization	82.1	82.3	104.7
Business consolidation and other activities	9.8	8.7	10.6
Deferred tax provision (benefit)	(5.7)	1.6	(14.0)
Other, net	1.4	(1.5)	(3.3)
Working capital changes:
Receivables	(1.4)	(17.1)	74.7
Inventories	(4.7)	(22.5)	13.9
Accrued employee costs	(2.0)	17.7	6.4
Other current assets	23.3	(30.2)	0.1
Accounts payable	28.1	83.2	(22.9)
Other current liabilities	(5.6)	29.0	(31.2)
Other, net	(6.0)	11.2	(3.4)

Cash provided by (used in) operating activities	247.3	322.4	263.5

Cash Flows from Investing Activities
Capital expenditures	(132.7)	(122.8)	(139.7)
Other, net	0.2	(0.5)	1.7

Cash provided by (used in) investing activities	(132.5)	(123.3)	(138.0)

Cash Flows from Financing Activities
Long-term borrowings	0.1	0.1	200.4
Repayments of long-term borrowings	(87.1)	(162.2)	(134.7)
Net change in short-term borrowings	26.4	4.8	(62.7)
Contributions (to)/from Parent	(27.5)	(25.7)	(109.6)
Other, net	—	—	(1.3)

Cash provided by (used in) financing activities	(88.1)	(183.0)	(107.9)

Effect of exchange rate changes on cash	(11.4)	(30.9)	3.2

Change in cash and cash equivalents	15.3	(14.8)	20.8
Cash and cash equivalents—beginning of year	17.0	31.8	11.0

Cash and cash equivalents—end of year	$32.3	$17.0	$31.8

The accompanying notes are an integral part of the combined financial statements.

CERTAIN METAL BEVERAGE PACKAGING OPERATIONS OF BALL CORPORATION

COMBINED STATEMENTS OF CHANGES IN NET INVESTMENT

	Parent Company
($ in millions)	Net Parent Investment	Accumulated Other Comprehensive Income (Loss)	Noncontrolling Interest	Total Net Investment
Balance at December 31, 2012	$1,260.3	$11.7	$98.5	$1,370.5
Net earnings (loss)	125.7	—	2.2	127.9
Other comprehensive earnings (loss), net of tax	—	0.4	—	0.4
Net contributions (distributions) from/to parent	(130.1)	—	20.5	(109.6)

Balance at December 31, 2013	1,255.9	12.1	121.2	1,389.2
Net earnings (loss)	157.8	—	2.2	160.0
Other comprehensive earnings (loss), net of tax	—	(161.4)	—	(161.4)
Net contributions (distributions) from/to parent	(21.3)	—	(4.4)	(25.7)

Balance at December 31, 2014	1,392.4	(149.3)	119.0	1,362.1
Net earnings (loss)	129.1	—	(1.1)	128.0
Other comprehensive earnings (loss), net of tax	—	(105.6)	—	(105.6)
Acquisition of noncontrolling interests	117.9	—	(117.9)	—
Net contributions (distributions) from/to parent	(27.5)	—	—	(27.5)

Balance at December 31, 2015	$1,611.9	$(254.9)	$—	$1,357.0

The accompanying notes are an integral part of the combined financial statements.

CERTAIN METAL BEVERAGE PACKAGING OPERATIONS OF BALL CORPORATION

NOTES TO COMBINED FINANCIAL STATEMENTS

1. Description of Business and Basis of Presentation

Description of Business

        These combined financial statements reflect certain metal beverage packaging operations of Ball Corporation ("Ball," or "Parent"). These metal beverage packaging operations (the "Business") are controlled by Ball, a publicly traded company listed on the New York Stock Exchange, or represent variable interest entities for which Ball is the primary beneficiary. Ball is one of the world's leading suppliers of metal packaging to the beverage industry. The Business manufactures and sells metal beverage products in Germany, the United Kingdom, France, Poland, the Netherlands, Serbia, and Brazil. References to the "carve-out operations," "we," "our," "us," and similar expressions refer to the Business.

Basis of Presentation

        The combined financial statements presented herein have been prepared on a stand-alone basis and have been derived from the consolidated financial statements and accounting records of Ball. The combined financial statements reflect the financial position, results of operations and cash flows, of the Business in conformity with accounting principles generally accepted in the United States of America ("U.S. GAAP"). All significant intercompany transactions and accounts among the carve-out operations have been eliminated.

        The combined financial statements may not be indicative of the Business' future performance and may not reflect what the combined results of operations, financial position and cash flows would have been had the Business operated as an independent company during all of the periods presented. To the extent that an asset, liability, revenue or expense is directly associated with the Business, it is reflected in the accompanying combined financial statements.

        Historically, Ball provided certain corporate functions to the Business and costs associated with these functions were allocated to the Business. These functions included corporate communications, regulatory compliance, human resource employee compensation and benefit management, treasury, investor relations, corporate controllership, internal audit, Sarbanes Oxley compliance, information technology, corporate and legal compliance, and insurance. The costs of such services were allocated to the Business based on the most relevant allocation method to the service provided, primarily based on relative percentage of revenue, metal weight, direct time, square footage, or headcount. Management believes such allocations were reasonable; however, they may not be indicative of the actual expense that would have been incurred had the Business been operating as an independent company for all of the periods presented. The charges for these functions are included in selling, general, and administrative expenses in the combined statements of earnings.

        The Business' total net investment represents Ball's interest in the recorded net assets of the Business. The net investment balance represents the cumulative net investment by Ball and noncontrolling interests in the Business. Certain transactions between the Business and other related parties within the Ball group, including allocated expenses, are included in net investment. All intercompany transactions and accounts between us and our Parent are reflected as net investment in the accompanying combined balance sheets. The assets and liabilities in the accompanying combined financial statements have been reflected at our Parent's historical cost basis.

        Ball's operations participate in Ball's centralized treasury management function and all available excess cash is transferred to Ball, however, certain operations maintain cash and derivative assets and

CERTAIN METAL BEVERAGE PACKAGING OPERATIONS OF BALL CORPORATION

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

1. Description of Business and Basis of Presentation (Continued)

liabilities outside of Ball's centralized management system. Where an entity has been included in these combined financial statements the cash, derivative assets, and derivative liabilities held by that entity have also been included in the combined financial statements. For derivative instruments held by Ball on behalf of an entity included in the Business, the impacts of the derivative instruments have been included within the Business' combined statement of earnings.

        Allocated costs and expenses have generally been considered to have been paid by the Business to Ball in the year in which the costs were incurred. Current income taxes are considered to have been remitted, in cash, by or to Ball in the year the related income taxes were recorded. Amounts receivable from or payable to Ball have been classified in the combined balance sheet within net investment. We reflected the cash generated by certain of our operations and expenses paid by Ball on behalf of our operations as a component of net investment in the accompanying combined balance sheets, combined statements of changes in net investment, and net contributions (to)/from Parent on the accompanying combined statements of cash flows. A discussion of the relationship with Ball, including a description of the costs that have been allocated to the Business, is included in Note 15 to the combined financial statements.

        Cash and bank overdrafts held locally and specifically related to the operations of the Business have been included in the combined balance sheets.

2. Critical and Significant Accounting Policies

        Our combined financial statements include the activities of the Business. The assets and liabilities in the accompanying combined financial statements have been reflected on a historical basis. All significant intercompany accounts and transactions within the carve-out operations are eliminated upon combination. The preparation of the combined financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting periods. These estimates are based on historical experience and various assumptions believed to be reasonable under the circumstances. Management evaluates these estimates on an ongoing basis and adjusts or revises the estimates as circumstances change. As future events and their impacts cannot be determined with precision, actual results may differ from these estimates. In the opinion of management, the financial statements reflect all adjustments necessary to fairly present the results of the periods presented.

Critical Accounting Policies

        The Business considers certain accounting policies to be critical, as their application requires management's judgment about the impacts of matters that are inherently uncertain. Detailed below is a discussion of the accounting policies the Business considers critical to our combined financial statements.

Exit and Other Closure Costs (Business Consolidation Costs)

        The Business estimates its liabilities for business closure activities by accumulating detailed estimates of costs and asset sale proceeds, if any, for each business consolidation initiative. This includes the estimated costs of employee severance, pension and related benefits; impairment of property and equipment and other assets, including estimates of net realizable value; accelerated

CERTAIN METAL BEVERAGE PACKAGING OPERATIONS OF BALL CORPORATION

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

2. Critical and Significant Accounting Policies (Continued)

depreciation; termination payments for contracts and leases; contractual obligations; and any other qualifying costs related to an exit plan. These estimated costs are grouped by specific projects within an overall exit plan and are then monitored on a monthly basis. Such costs represent management's best estimates, but require assumptions about the plans that may change over time. Changes in estimates for individual locations and other matters are evaluated periodically to determine if a change in estimate is required for the overall restructuring plan. Subsequent changes to the original estimates are included in current earnings and identified as business consolidation gains or losses.

Recoverability of Goodwill and Intangible Assets

        On an annual basis, and at interim periods when circumstances require, the Business tests the recoverability of its goodwill. The Business utilizes the two-step impairment analysis and has elected not to use the qualitative assessment or "step zero" approach. In the two-step impairment analysis, the Business compares the carrying value of each identified reporting unit to its fair value. If the carrying value of the reporting unit is greater than its fair value, the second step is performed, where the implied fair value of goodwill is compared to its carrying value. The Business recognizes an impairment charge for the amount by which the carrying amount of goodwill exceeds its implied fair value. The Business estimates fair value for each reporting unit using either an income approach or based on the weighted average of the estimated fair values using market and income approaches. Under the market approach, the Business uses available information regarding multiples used in recent transactions, if any, involving transfers of controlling interests as well as publicly available trading multiples based on the enterprise value of companies in the packaging industry. The appropriate multiple is applied to forecasted EBITDA (a non-GAAP item defined by the Business as earnings before interest, taxes, depreciation and amortization) of each reporting unit to estimate face value. Under the income approach, fair value is estimated as the present value of estimated future cash flows of each reporting unit. The projected cash flows incorporate various assumptions related to weighted average cost of capital (WACC) and growth rates specific to each reporting unit.

        Amortizable intangible assets are tested for impairment, when deemed necessary, based on undiscounted cash flows and, if impaired, are written down to fair value based on either discounted cash flows or appraised values.

Defined Benefit Pension Plans and Other Employee Benefits

        The Business has defined benefit plans that cover certain of our European salaried and hourly employees. The relevant accounting guidance requires that management make certain assumptions relating to the long-term rate of return on plan assets, discount rates used to determine the present value of future obligations and expenses, salary inflation rates, health care cost trend rates, mortality rates and other assumptions. The Business believes that the accounting estimates related to our pension plans are critical accounting estimates, because they are highly susceptible to change from period to period based on the performance of plan assets, actuarial valuations, market conditions and contracted benefit changes. The selection of assumptions is based on historical trends and known economic and market conditions at the time of valuation, as well as independent studies of trends performed by the Business' actuaries. However, actual results may differ substantially from the estimates that were based on the critical assumptions.

CERTAIN METAL BEVERAGE PACKAGING OPERATIONS OF BALL CORPORATION

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

2. Critical and Significant Accounting Policies (Continued)

        The Business recognizes the funded status of each defined benefit pension plan in the combined balance sheets. Each overfunded plan is recognized as an asset, and each underfunded plan is recognized as a liability. Pension plan liabilities are revalued annually, or when an event occurs that requires remeasurement, based on updated assumptions and information about the individuals covered by the plan. For pension plans, accumulated actuarial gains and losses in excess of a 10 percent corridor and the prior service cost are amortized on a straight-line basis from the date recognized over the average remaining service period of active participants or over the average life for plans with significant inactive participants. The majority of costs related to defined benefit plans are included in cost of sales; the remainder is included in selling, general and administrative expenses.

Income Taxes

        The Business' operating results have been included in Ball's tax filings for non-U.S. jurisdictions. Amounts presented in these combined financial statements related to income taxes have been determined on a separate tax return basis. These amounts may not reflect tax positions taken or to be taken by Ball or the Business and have been available for use by Ball, and may remain with Ball after the separation from Ball.

        Deferred income taxes reflect the future tax consequences of differences between the tax bases of assets and liabilities and their financial reporting amounts at each balance sheet date, based upon enacted income tax laws and tax rates. Income tax expense or benefit is provided based on earnings reported in the financial statements. The provision for income tax expense or benefit differs from the amounts of income taxes currently payable because certain items of income and expense included in the combined financial statements are recognized in different time periods by taxing authorities.

        Deferred tax assets, including operating loss, capital loss and tax credit carryforwards, are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that any portion of these tax attributes will not be realized. In addition, from time to time, management must assess the need to accrue or disclose uncertain tax positions for proposed adjustments from various U.S. and foreign tax authorities who regularly audit the Business' income tax returns. In making these assessments, management must often analyze complex tax laws of multiple jurisdictions, including many foreign jurisdictions. The accounting guidance prescribed a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The Business records the related interest expense and penalties, if any, as tax expense in the tax provision.

Derivative Financial Instruments

        The Business uses derivative financial instruments for the purpose of hedging commercial risk exposures to fluctuations in currency exchange rates and raw material costs. The Business' derivative instruments are recorded in the combined balance sheets at fair value. The Business values each derivative financial instrument either by using a single valuation technique based on observable market inputs performed internally or by obtaining valuation information from a reliable and observable market source. For a derivative designated as a cash flow hedge, the effective portion of the derivative's mark to fair value is initially recorded as a component of accumulated other comprehensive earnings and subsequently reclassified into earnings when the hedged item affects earnings, unless it is probable that the forecasted transaction will not occur. The ineffective portion of the mark to fair value

CERTAIN METAL BEVERAGE PACKAGING OPERATIONS OF BALL CORPORATION

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

2. Critical and Significant Accounting Policies (Continued)

associated with all hedges is recorded in earnings immediately. Derivatives that do not qualify for hedge accounting are marked to fair value with gains and losses immediately recorded in earnings. In the combined statements of cash flows, derivative activities are classified based on the items being hedged.

        Realized gains and losses from hedges are classified in the combined statements of earnings consistent with the accounting treatment of the items being hedged. Upon the early dedesignation of an effective derivative contract, the gains or losses are deferred in accumulated other comprehensive earnings until the originally hedged item affects earnings. Any gains or losses incurred after the dedesignation date are recorded in earnings immediately.

Contingencies

        The Business is subject to various legal proceedings and claims, including those that arise in the ordinary course of business. The Business records loss contingencies when it determines that the outcome of the future event is probable of occurring and when the amount of the loss can be reasonably estimated. Gain contingencies are recognized in the financial statements when they are realized.

        The determination of a reserve for a loss contingency is based on management's judgment of probability and estimates with respect to the likelihood of an outcome and valuation of the future event. Liabilities are recorded or adjusted when events or circumstances cause these judgments or estimates to change. In assessing whether a loss is probable, management may consider the following factors, among others: the nature of the litigation, claim or assessment; available information, opinions or views of legal counsel and other advisors; and the experience gained from similar cases by the Business and others. We provide disclosures for material contingencies when there is a reasonable possibility that a loss or an additional loss may be incurred. Actual amounts realized upon settlement of contingencies may be different than amounts recorded and disclosed and could have a significant impact on the Business' combined financial statements. See Note 17 to the combined financial statements for further details.

Significant Accounting Policies

Principles of Combination

        Our combined financial statements include the accounts of the Business. The assets and liabilities in the accompanying combined financial statements have been reflected on a historical basis. All significant intercompany accounts and transactions within the carve-out operations are eliminated upon combination.

Cash and Cash Equivalents

        Cash and cash equivalents include cash on hand and highly liquid investments with original maturities of three months or less.

Inventories

        Inventories are stated at the lower of cost or market using either the first-in, first-out (FIFO) cost method of accounting or the average cost method. Inventory cost is calculated for each inventory

CERTAIN METAL BEVERAGE PACKAGING OPERATIONS OF BALL CORPORATION

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

2. Critical and Significant Accounting Policies (Continued)

component taking into consideration the appropriate cost factors including fixed and variable overhead, material price volatility and production levels.

Depreciation and Amortization

        Property, plant and equipment are carried at the cost of acquisition or construction and depreciated over the estimated useful lives of the assets. Repairs and maintenance costs, including labor and material costs for major improvements such as annual production line overhauls, are expensed as incurred, unless those costs substantially increase the useful lives or capacity of the existing assets. Assets are depreciated and amortized using the straight-line method over their estimated useful lives, generally 5 to 40 years for buildings and improvements and 2 to 20 years for machinery and equipment. Finite-lived intangible assets are generally amortized over their estimated useful lives of 3 to 23 years. The Business periodically reviews these estimated useful lives and when appropriate, changes are made prospectively.

        Deferred financing costs are amortized over the life of the related loan facility and are reported as part of the interest expense. When debt is extinguished prior to its maturity date, the write-off of the remaining unamortized deferred financing costs, or a pro rata portion thereof, is also reported in the combined statement of earnings.

        For certain business consolidation activities, accelerated depreciation may be required over the remaining useful life for assets designated to be scrapped or abandoned. The accelerated depreciation related to such activities is disclosed as part of business consolidation and other activities in the appropriate period.

Revenue Recognition

        The Business recognizes sales of products when the four basic criteria of revenue recognition are met: delivery has occurred; title has transferred; there is persuasive evidence of an agreement or arrangement and the price is fixed or determinable; and collection is reasonably assured. Shipping and handling costs are reported within cost of sales in the combined statements of earnings. Net sales to major customers, as a percentage of consolidated net sales, were as follows:

	2015	2014	2013
Heineken N.V.	14%	13%	13%
Coca-Cola Bottlers' Sales & Services Company LLC	11%	12%	13%

Research and Development

        Research and development costs are expensed as incurred in connection with the Business' programs for the development of products and processes. Costs incurred in connection with these programs, which are included in cost of sales, amounted to $3.9 million, $5.9 million and $4.6 million for the years ended December 31, 2015, 2014 and 2013, respectively.

Currency Translation

        Assets and liabilities of foreign operations with a functional currency other than the U.S. dollar are translated using period-end exchange rates, and revenues and expenses are translated using average

CERTAIN METAL BEVERAGE PACKAGING OPERATIONS OF BALL CORPORATION

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

2. Critical and Significant Accounting Policies (Continued)

exchange rates during each period. Translation gains and losses are reported in accumulated other comprehensive earnings (loss) as a component of net investment.

Fair Value Measurements

        U.S. GAAP defines fair value as the price that would be received to sell an asset or be paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price) and establishes a falur value hierarchy that prioritizes the inputs used to measure fair value using the following definitions (from highest to lowest priority):

  •
  Level 1—Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

  •
  Level 2—Observable inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, including quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data by correlation or other means.

  •
  Level 3—Prices or valuation techniques requiring inputs that are both significant to the fair value measurement and unobservable.

Net Parent Investment

        In the accompanying combined balance sheets, net parent investment represents our Parent's historical investment in us, our accumulated net earnings, and the net effect of transactions with, and allocations from our Parent. See Principles of Combination and Basis of Presentation above for additional information.

Impairment of Long-lived Assets

        We review long-lived assets for impairment when circumstances indicate the carrying amount of an asset may not be recoverable based on the undiscounted future cash flows of the asset. We review long-lived assets for impairment at the individual asset or the asset group level for which the lowest level of independent cash flows can be identified. If the carrying amount of the asset is determined not be recoverable, a write-down to fair value is recorded. Fair values are determined based on quoted market values, discounted cash flows, or external appraisals, as applicable. We determined there were no long-lived held for use asset impairments in 2015, 2014, or 2013.

Accounts Receivable and Allowances for Doubtful Accounts

        Accounts receivable represent valid claims against customers for products sold or services rendered, net of allowances for doubtful accounts. We assess the creditworthiness of our counterparties on an ongoing basis and require security, including prepayments and other forms of collateral, when appropriate. We establish provisions for losses on accounts receivable due from customers if we determine that it is probable we will not collect all or part of the outstanding balance. Outstanding customer receivables are regularly reviewed for possible nonpayment indicators, and allowances for doubtful accounts are recorded based upon management's estimate of collectability at each balance sheet date. As of December 31, 2015 and 2014, our allowances for doubtful accounts were $2.3 million and $1.5 million, respectively.

CERTAIN METAL BEVERAGE PACKAGING OPERATIONS OF BALL CORPORATION

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

3. Accounting Pronouncements

New Accounting Guidance

        In February 2016, lease accounting guidance was issued which, for operating leases, requires a lessee to recognize a right-of-use asset and a lease liability, initially measured at the present value of the lease payments, in its balance sheet. The guidance also requires a lessee to recognize a single lease cost, calculated so that the cost of the lease is allocated over the lease term, on a generally straight-line basis. The guidance is effective for public companies for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. Early adoption is permitted. Management is currently assessing the impact the adoption of this standard will have on its combined financial statements.

        In November 2015, accounting guidance was issued that requires classification of all deferred tax assets and liabilities, along with any related valuation allowance, as noncurrent on the balance sheet. As a result, each tax jurisdiction will now only have one net noncurrent deferred tax asset or liability. The guidance, however, does not change the existing requirement that only permits offsetting within a tax jurisdiction, that is, companies are still prohibited from offsetting deferred tax liabilities from one jurisdiction against deferred tax assets of another tax jurisdiction. The guidance will be applied prospectively on January 1, 2016. Current deferred tax assets and current deferred tax liabilities were $3.6 million and $0.5 million, respectively, at December 31, 2015.

        In September 2015, amendments to existing accounting guidance were issued to simplify the accounting for adjustments made to provisional amounts recognized in business combinations. Under the previous guidance, companies were required to retrospectively revise comparative financial statements for changes made to provisional amounts. The amended guidance eliminates the requirement to retrospectively account for these adjustments. The guidance will be applied prospectively to adjustments to provisional amounts that occur on or after January 1, 2016. The guidance is not expected to have a material effect on the Business' combined financial statements.

        In July 2015, amendments to existing accounting guidance were issued to modify the subsequent measurement of inventory. Under existing guidance, an entity measures inventory at the lower of cost or market, with market defined as replacement cost, net realizable value (NRV), or NRV less a normal profit margin. An entity uses current replacement cost provided that it is not above NRV (ceiling) or below NRV less a normal profit margin (floor). Amendments in the new guidance require an entity to subsequently measure inventory at the lower of cost or net realizable value and eliminates the need to determine replacement cost and evaluate whether it is above the ceiling or below the floor. NRV is defined as the estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal and transportation. The guidance will be effective for the Business on January 1, 2017, and early adoption is permitted. The guidance is not expected to have a material effect on our combined financial statements.

        In May 2015, amendments to the existing accounting guidance were issued to remove the requirement to categorize net asset value per share, currently utilized as a practical expedient, by investment within the fair value hierarchy based on redeemable dates. This amendment also removes the requirement to make certain disclosures for all investments that are eligible to be measured at fair value using the net asset value per share expedient. The guidance will be applied prospectively on January 1, 2016. The guidance is not expected to have a material effect on the company's consolidated financial statements.

CERTAIN METAL BEVERAGE PACKAGING OPERATIONS OF BALL CORPORATION

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

3. Accounting Pronouncements (Continued)

        In April 2015, amendments to existing accounting guidance were issued to provide explicit guidance related to a customer's accounting for fees paid in a cloud computing arrangement. Under the guidance, cloud computing arrangements that include a software license would be accounted for consistent with the acquisition of other software licenses. Conversely, cloud computing arrangements that do not include a software license would be accounted for as a service contract. The guidance will be effective for the Business on January 1, 2016, and early adoption is permitted. The guidance is not expected to have a material effect on our combined financial statements.

        In April 2015, accounting guidance was issued to change the balance sheet presentation for debt issuance costs. Under the new guidance, debt issuance costs related to a recognized debt liability will be presented as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts, rather than as a deferred charge. The guidance does not affect the recognition and measurement of debt issuance costs; hence, amortization of debt issuance costs would continue to be reported as interest expense. In August 2015, subsequent clarification guidance was issued permitting companies to defer and present debt issuance costs related to line-of-credit arrangements as an asset and amortize them over the terms of these arrangements, regardless of whether there are any amounts outstanding under those arrangements. This guidance will be applied retrospectively on January 1, 2016. The guidance will not have a material effect on our combined financial statements.

        In August 2014, accounting guidance was issued to define management's responsibility to evaluate whether there is substantial doubt about an entity's ability to continue as a going concern and to provide related footnote disclosure in certain circumstances. Under the new guidance, management is required to evaluate, at each annual and interim reporting period, whether there are conditions or events that raise substantial doubt about the entity's ability to continue as a going concern within one year after the date the financial statements are issued and to provide related disclosures. The guidance will be effective for the Business on January 1, 2017, and is not expected to have a material effect on our combined financial statements.

        In May 2014, the Financial Accounting Standards Board ("FASB") and International Accounting Standards Board ("IASB") jointly issued new revenue recognition guidance which outlines a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers. The new guidance contains a more robust framework for addressing revenue issues and is intended to remove inconsistencies in existing guidance and improve comparability of revenue recognition practices across entities, industries, jurisdictions and capital markets. The guidance will supersede the majority of current revenue recognition guidance, including industry-specific guidance. In July 2015, the FASB approved the deferral of the effective date of the new revenue recognition guidance by one year. The guidance will be effective on January 1, 2018 and 2019, for public and private companies, respectively. Early adoption is permitted; however, entities are not permitted to adopt the standard earlier than the original effective date of January 1, 2017. Entities have the option of using either a full retrospective or modified retrospective approach for the adoption of the standard. Management is currently assessing the impact that the adoption of this standard will have on its combined financial statements.

CERTAIN METAL BEVERAGE PACKAGING OPERATIONS OF BALL CORPORATION

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

4. Business Consolidation and Other activities

        The Business recognized $9.8 million, $8.7 million, and $10.6 million of business consolidation and other activity charges in the combined statements of earnings for the years ended December 31, 2015, 2014, and 2013, respectively.

2015

        During 2015, the Business recorded a charge of $4.7 million for the write down of property held for sale to fair value less cost to sell. The Business also recognized charges of $5.1 million for individually insignificant items.

2014

        The Business recorded charges of $4.1 million, primarily for headcount reductions, cost-out initiatives and the relocation of the Business' European headquarters from Germany to Switzerland.

        The Business recorded charges of $1.1 million related to business reorganization activities in the Business' metal beverage packaging, Europe, operations. Also included in 2014 were charges of $3.5 million related to the write off of previously capitalized costs associated with the Business' Lublin, Poland, facility, and for other insignificant activities.

2013

        The Business recorded charges of $10.6 million, primarily for headcount reductions, cost-out initiatives and the relocation of the Business' European headquarters from Germany to Switzerland.

5. Receivables

	December 31,
($ in millions)	2015	2014
Trade accounts receivable	$174.3	$176.6
Less allowances for doubtful accounts	(2.3)	(1.5)

Net trade accounts receivable	172.0	175.1
Other receivables	59.7	77.7

	$231.7	$252.8

        Other receivables include sales tax receivable, vendor rebate receivables and other miscellaneous receivables.

        The Parent has entered into several regional uncommitted accounts receivable factoring programs with various financial institutions for certain receivables of the European portion of the Business. The programs are accounted for as true sales of the receivables, without recourse to the Business. Receivables of $190.4 million and $83.8 million were sold under these programs as of December 31, 2015 and 2014, respectively.

CERTAIN METAL BEVERAGE PACKAGING OPERATIONS OF BALL CORPORATION

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

6. Inventories

	December 31,
($ in millions)	2015	2014
Raw materials and supplies	$93.5	$105.6
Work-in-process and finished goods	143.9	148.7
Less inventory reserves	(14.9)	(15.5)

	$222.5	$238.8

7. Property, Plant and Equipment

	December 31,
($ in millions)	2015	2014
Land	$23.6	$25.8
Buildings	300.8	306.0
Machinery and equipment	1,252.1	1,212.2
Construction-in-progress	62.9	92.8

	1,639.4	1,636.8
Accumulated depreciation	(845.4)	(847.0)

	$794.0	$789.8

        Property, plant and equipment are stated at historical or acquired cost. Depreciation expense amounted to $74.2 million, $74.4 million and $98.5 million for the years ended December 31, 2015, 2014 and 2013, respectively.

8. Goodwill

($ in millions)	Total
Balance at December 31, 2013(a)	$1,037.2
Effects of currency exchange rates	(123.3)

Balance at December 31, 2014(a)	913.9
Effects of currency exchange rates	(97.3)

Balance at December 31, 2015(a)	$816.6

(a)
This balance is net of accumulated impairment losses of $44.4 million.

CERTAIN METAL BEVERAGE PACKAGING OPERATIONS OF BALL CORPORATION

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

9. Intangibles and Other Assets

	December 31,
($ in millions)	2015	2014
Intangible assets (net of accumulated amortization of $10.7 million and $10.3 million at December 31, 2015 and 2014, respectively)	$15.1	$17.7
Capitalized software (net of accumulated amortization of $27.3 million and $25.8 million at December 31, 2015 and 2014, respectively)	21.7	22.2
Long-term deferred tax assets	26.6	37.9
Other	28.4	43.8

	$91.8	$121.6

        Total amortization expense of intangible assets and capitalized software amount to $7.9 million, $7.9 million and $6.2 million for the years ended December 31, 2015, 2014 and 2013, respectively. Based on intangible asset and capitalized software values and currency exchange rates as of December 31, 2015, total annual amortization expense is expected to be $7.8 million, $7.1 million, $6.4 million, $5.5 million and $4.2 million for the years 2016 through 2020, respectively, and $5.7 million combined for all years thereafter.

10. Leases

        The Business leases warehousing and manufacturing space and equipment for its operations. Certain of the Business' leases in effect at December 31, 2015, include renewal options and/or escalation clauses for adjusting lease expense based on various factors. Total noncancelable operating leases in effect at December 31, 2015, require rental payments of $9.6 million, $5.2 million, $3.2 million, $1.5 million and $1.5 million for the years 2016 through 2020, respectively, and $2.9 million combined for all years thereafter. Lease expense for all operating leases was $19.3 million, $23.0 million and $23.2 million in 2015, 2014 and 2013, respectively.

11. Debt and Interest Costs

        Long-term debt and interest rates in effect consisted of the following:

	December 31,
($ in millions)	2015	2014
Senior Credit Facilities, due June 2018 (at variable rates)
Term C Loan, euro denominated (2014—1.65%)	$—	$92.9
Other	0.9	1.2
Less: Current portion of long-term debt	(0.3)	(9.2)

	$0.6	$84.9

        In February 2015, the Business extinguished its $92.9 million Term C Loan. In connection with this extinguishment, the Business recorded a charge of $1.3 million, which is included in total interest expense, in the combined statements of earnings. There were no similar charges or costs recognized in the combined statements of earnings for the years ended December 31, 2014, and 2013.

CERTAIN METAL BEVERAGE PACKAGING OPERATIONS OF BALL CORPORATION

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

11. Debt and Interest Costs (Continued)

        The Business also had approximately $121.7 million of short-term uncommitted credit facilities available at December 31, 2015, of which $23.5 million was outstanding and due on demand. At December 31, 2014, the Business had no significant amounts outstanding under short-term uncommitted credit facilities. The weighted average interest rate of the outstanding short-term facilities was 0.39 percent at December 31, 2015.

        The fair value of the long-term debt was estimated to be $0.9 million at December 31, 2015, which approximated the carrying value. The fair value of the long-term debt was estimated to be $93.2 million at December 31, 2014, which approximated the carrying value. The fair value reflects the market rates at each period end for debt with credit ratings similar to the Business' ratings and is classified as Level 2 within the fair value hierarchy. Rates currently available to the Business for loans with similar terms and maturities are used to estimate the fair value of long-term debt based on discounted cash flows.

        Long-term debt obligations outstanding at December 31, 2015, have maturities of $0.3 million, $0.3 million, $0.2 million and $0.1 million in the years ending December 31, 2016 through 2019, respectively, and no maturities thereafter.

        Interest payments (net of capitalized interest) were $0.8 million, $4.6 million and $6.1 million in 2015, 2014 and 2013, respectively.

12. Taxes on Income

        The Business' operating results have been included in Ball's tax filings for non-U.S. jurisdictions. Amounts presented in these combined financial statements related to income taxes have been determined on a separate tax return basis. Certain of our tax attributes may be retained by Ball after the separation from Ball. These amounts may not reflect tax positions taken or to be taken by Ball or the Business and have been available for use by Ball and may remain with Ball after the separation from Ball. All of the Business' earnings are foreign.

        The provision for income tax expense is:

	Years Ended December 31,
($ in millions)	2015	2014	2013
Current	$42.7	$41.9	$54.5
Deferred	(5.7)	1.6	(14.0)

Tax provision	$37.0	$43.5	$40.5

        These combined financial statements reflect certain metal beverage packaging operations that are based in various jurisdictions outside of the United States. As the Business is owned by Ball, which is subject to the U.S. federal statutory tax rate of 35%, the Business applied the U.S. federal statutory rate in reconciling the effective tax rate.

CERTAIN METAL BEVERAGE PACKAGING OPERATIONS OF BALL CORPORATION

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

12. Taxes on Income (Continued)

        The income tax provision recorded within the combined statements of earnings differs from the provision determined by applying the U.S. statutory tax rate to pretax earnings as a result of the following:

	Years Ended December 31,
($ in millions)	2015	2014	2013
Statutory U.S. federal income tax	$57.8	$71.2	$58.9
Increase (decrease) due to:
Foreign tax rate differences	(22.4)	(28.7)	(13.3)
Uncertain tax positions, including interest	1.6	1.0	(5.1)

Provision for taxes	$37.0	$43.5	$40.5

Effective tax rate expressed as a percentage of pretax earnings	22.4%	21.4%	24.1%

        The 2015 full year effective income tax rate was 22.4 percent compared to 2014 of 21.4 percent. The higher tax rate in 2015 compared to 2014 was primarily due to a higher foreign tax rate differential in 2014.

        The 2014 full year effective income tax rate was 21.4 percent compared to 2013 of 24.1 percent. The lower tax rate in 2014 was primarily the result of a higher foreign tax rate differential.

        Ball's Serbian subsidiary was granted an income tax holiday that applies to only a portion of its earnings and expired at the end of 2015. In addition, the Serbian subsidiary was granted tax relief equal to 80 percent of additional local investment for a ten-year period that will expire in 2022. The tax relief may be used to offset tax on earnings not covered by the initial tax holiday and has $18.8 million remaining as of December 31, 2015. The Business' Alagoinhas plant was granted a tax holiday which expires in 2023. Under the terms of the holiday, a certain portion of the plant's earnings receive up to a 19 percent tax exemption from Brazilian income taxes. One of the Business' Polish subsidiaries was granted a tax holiday in 2014 based on new capital investment. The holiday provides up to $33.9 million of tax relief over a ten year period.

        Management's intention is to indefinitely reinvest undistributed foreign earnings of the Business and, as a result, no deferred taxes have been provided on these earnings. Retained earnings for the Business totaled $1,638 million as of December 31, 2015. It is not practical to estimate the additional taxes that may become payable upon the eventual remittance of the undistributed foreign earnings; however, repatriation of these earnings could result in a material increase in the Business' effective tax rate.

        Net income tax payments made by the Business were $18.2 million, $32.9 million and $53.5 million in 2015, 2014 and 2013, respectively.

CERTAIN METAL BEVERAGE PACKAGING OPERATIONS OF BALL CORPORATION

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

12. Taxes on Income (Continued)

        The significant components of deferred tax assets and liabilities were:

	December 31,
($ in millions)	2015	2014
Deferred tax assets:
Accrued employee benefits	$47.3	$58.3
Inventory and other reserves	1.4	1.5
Net operating losses and other tax attributes	10.7	13.1
Other	6.1	4.7

Total deferred tax assets	65.5	77.6

Valuation allowance	(9.7)	(13.1)

Net deferred tax assets	55.8	64.5

Deferred tax liabilities:
Property, plant and equipment	(34.7)	(38.4)
Intangible assets	(4.6)	(5.3)
Other	(8.8)	(5.4)

Total deferred tax liabilities	(48.1)	(49.1)

Net deferred tax asset (liability)	$7.7	$15.4

        The net deferred tax asset (liability) was included in the combined balance sheets as follows:

	December 31,
($ in millions)	2015	2014
Deferred taxes and other current assets	$3.6	$1.7
Intangibles and other assets, net	26.6	37.9
Other current liabilities	(0.5)	(0.4)
Deferred taxes and other liabilities	(22.0)	(23.8)

Net deferred tax asset (liability)	$7.7	$15.4

        At December 31, 2015, the Business had net operating loss carryforwards in various foreign locations, primarily with no expiration date, of $37.6 million with a related tax benefit of $10.7 million.

        Valuation allowances have been established on deferred tax assets which the Business believes are not more likely than not to be realized. For the years ended December 31, 2015 and December 31, 2014, respectively, valuation allowances of $9.7 million and $13.1 million have been established against the net operating loss carryforwards of our European subsidiaries. During the period ended December 31, 2015, valuation allowances decreased by $3.4 million due to the expiration of net operating loss carryforwards.

CERTAIN METAL BEVERAGE PACKAGING OPERATIONS OF BALL CORPORATION

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

12. Taxes on Income (Continued)

        A rollforward of the unrecognized tax benefits related to uncertain income tax positions at December 31, as recorded in other liabilities, follows:

($ in millions)	2015	2014	2013
Balance at January 1	$44.0	$49.9	$52.8
Additions based on tax positions related to the current year	—	—	0.2
Additions for tax positions of prior years	0.2	1.3	—
Reductions for settlements	(5.9)	—	(5.0)
Reductions due to lapse of statute of limitations	(0.4)	(2.1)	—
Effect of foreign currency exchange rates	(3.9)	(5.1)	1.9

Balance at December 31	$34.0	$44.0	$49.9

        The annual provisions for income taxes included tax expense and interest, related to uncertain tax positions, of $1.6 million and $1.0 million for 2015 and 2014, respectively and a tax benefit, including interest, of $5.1 million for 2013.

        At December 31, 2015, the amount of unrecognized tax benefits that, if recognized, would reduce tax expense was $38.9 million. No reductions in unrecognized tax benefits are expected within the next 12 months from settlements with taxing authorities. The Business' significant tax return filings are in Switzerland, Germany, France, the United Kingdom, the Netherlands, Poland, and Brazil. With limited exceptions, the Business is no longer subject to examinations by foreign tax authorities for years prior to 2008. At December 31, 2015, the Business is either under examination or has been notified of a pending examination by tax authorities in Germany and the United Kingdom.

        The Business recognizes the accrual of interest and penalties related to unrecognized tax benefits in income tax expense. The Business recognized $0.9 million of tax benefit in 2015 and $1.7 million and $1.1 million of additional income tax expense in 2014 and 2013, respectively, for potential interest on these items. At December 31, 2015 and 2014, the accrual for uncertain tax positions included potential interest expense of $4.9 million and $6.2 million, respectively. No penalties have been accrued.

13. Employee Benefit Obligations

	December 31,
($ in millions)	2015	2014
Underfunded defined benefit pension liabilities	$330.8	$406.3
Less current portion and prepaid pension assets	(17.5)	(20.1)

Long-term defined benefit pension liabilities	313.3	386.2
Deferred compensation plans	2.8	3.1
Other	6.1	7.3

	$322.2	$396.6

        The Business' pension plans cover European employees meeting certain eligibility requirements. The defined benefit plans for certain salaried and hourly employees in Germany, the United Kingdom, and Switzerland, provide pension benefits based on employee compensation and years of service. While the German plans are not funded, the Business maintains book reserves, and annual additions to the

CERTAIN METAL BEVERAGE PACKAGING OPERATIONS OF BALL CORPORATION

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

13. Employee Benefit Obligations (Continued)

reserves are generally tax deductible. With the exception of the German plans, our policy is to fund the plans in amounts at least sufficient to satisfy statutory funding requirements taking into consideration what is currently deductible under existing tax laws and regulations.

Defined Benefit Pension Plans

        All defined benefit pension plans are foreign. An analysis of the change in benefit accruals for 2015 and 2014 follows:

	December 31,
($ in millions)	2015	2014
Change in projected benefit obligation:
Benefit obligation at prior year end	$696.6	$655.7
Service cost	14.9	13.4
Interest cost	16.9	23.8
Benefits paid	(24.3)	(28.3)
Net actuarial (gains) losses	(37.1)	101.0
Effect of exchange rates	(57.1)	(69.0)
Plan amendments and other	(0.2)	—

Benefit obligation at year end	609.7	696.6

Change in plan assets:
Fair value of assets at prior year end	290.3	228.1
Actual return on plan assets	9.0	62.0
Employer contributions	1.2	23.8
Contributions to unfunded
German plans(a)	18.1	22.2
Benefits paid	(24.3)	(28.3)
Effect of exchange rates	(15.4)	(17.5)

Fair value of assets at end of year	278.9	290.3

Underfunded status	$330.8	$406.3

(a)
The German plans are unfunded and the liability is included in the Business' combined balance sheets. Benefits are paid directly by the Business to the participants. The German plans represented $317.1 million and $393.9 million of the total underfunded status at December 31, 2015 and 2014, respectively.

        Amounts recognized in accumulated other comprehensive earnings (loss) consisted of:

	December 31,
($ in millions)	2015	2014
Net actuarial loss	$116.5	$166.5
Net prior service cost (credit)	(1.6)	(1.8)
Tax effect and currency exchange rates	(30.6)	(45.9)

	$84.3	$118.8

CERTAIN METAL BEVERAGE PACKAGING OPERATIONS OF BALL CORPORATION

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

13. Employee Benefit Obligations (Continued)

        The accumulated benefit obligation for all defined benefit pension plans was $555.5 million and $628.5 million at December 31, 2015 and 2014, respectively. Following is the information for defined benefit plans with an accumulated benefit obligation in excess of plan assets:

	December 31,
($ in millions)	2015	2014
Projected benefit obligation	$329.8	$403.1
Accumulated benefit obligation	309.3	377.1
Fair value of plan assets(a)	6.9	4.9

(a)
The German plans are unfunded and, therefore, there is no fair value of plan assets associated with them. The unfunded status of those plans was $317.1 million and $393.9 million at December 31, 2015 and 2014, respectively.

        Components of net periodic benefit cost were:

	December 31,
($ in millions)	2015	2014	2013
Service cost	$14.9	$13.4	12.1
Interest cost	16.9	23.8	21.9
Expected return on plan assets	(18.1)	(14.9)	(14.3)
Amortization of prior service cost (credit)	(0.4)	(0.5)	(0.4)
Recognized net actuarial loss	6.5	5.1	3.1
Curtailment and settlement losses	—	—	1.6

Total net periodic benefit cost	$19.8	$26.9	$24.0

        The estimated net actuarial gain (loss) and prior service cost (credit) for the defined benefit pension plans that will be amortized from accumulated other comprehensive earnings (loss) into net periodic benefit cost during 2016 are a loss of $4.5 million and a gain of $0.4 million, respectively.

        Contributions to the Business' defined benefit pension plans, not including the unfunded German plans, are expected to be insignificant in 2016. This estimate may change based on changes in actual plan asset performance and available cash flow, among other factors. Benefit payments related to these plans are expected to be $7.0 million, $7.1 million, $7.3 million, $7.4 million and $7.6 million for the years ended December 31, 2016 through 2020, respectively, and a total of $40.3 million for the years 2021 through 2025. Payments to participants in the unfunded German plans are expected to be approximately $16.0 million to $17.6 million in each of the years 2016 through 2020 and a total of $75.0 million for the years 2021 through 2025.

        Weighted average assumptions used to determine benefit obligations at December 31 were:

	United Kingdom			Germany
	2015	2014	2013	2015	2014	2013
Discount rate	3.75%	3.75%	4.50%	2.25%	1.75%	3.25%
Rate of compensation increase	3.00%	3.00%	4.25%	2.50%	2.50%	2.75%
Pension increase	3.15%	3.15%	3.40%	1.75%	1.75%	1.75%

CERTAIN METAL BEVERAGE PACKAGING OPERATIONS OF BALL CORPORATION

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

13. Employee Benefit Obligations (Continued)

        The discount and compensation increase rates used above to determine the benefit obligations at December 31, 2015, will be used to determine net periodic benefit cost for 2016. A reduction of the expected return on pension assets assumption by one quarter of a percentage point would result in an approximate $0.7 million increase in the 2016 pension expense, while a quarter of a percentage point reduction in the discount rate applied to the pension liability would result in estimated additional pension expense of $1.8 million in 2016.

        Weighted average assumptions used to determine net periodic benefit cost for the years ended December 31 were:

	United Kingdom			Germany
($ in millions)	2015	2014	2013	2015	2014	2013
Discount rate	3.75%	4.50%	4.50%	1.75%	3.25%	3.25%
Rate of compensation increase	3.00%	4.25%	3.75%	2.50%	2.75%	2.75%
Pension increase	3.15%	3.40%	2.90%	1.75%	1.75%	1.75%
Expected long-term rate of return on assets	6.50%	6.50%	7.00%	N/A	N/A	N/A

        Current financial accounting standards require that the discount rate used to calculate the actuarial present value of pension benefit obligations reflect the time value of money as of the measurement date of the benefit obligation and reflect the rates of return currently available on high quality fixed income securities whose cash flows (via coupons and maturities) match the timing and amount of future benefit payments of the plan. In addition, changes in the discount rate assumption should reflect changes in the general level of interest rates.

        In the United Kingdom and Germany, the Business and its actuarial consultants considered the applicable iBoxx 15+ year AA corporate bond yields for the respective markets and determined a rate consistent with those expectations. The discount rates selected for December 31, 2015, were based on the range of values obtained from cash flow specific methods, together with the changes in the general level of interest rates reflected by the benchmarks.

        The assumption related to the expected long-term rate of return on plan assets reflects the average rate of earnings expected on the funds invested to provide for the benefits over the life of the plans. The assumption was based upon the Business' pension plan asset allocations, investment strategies and the views of investment managers and other large pension plan sponsors. Some reliance was placed on historical asset returns for our plans. An asset return model was used to project future asset returns using simulation and asset class correlation. The analysis included expected future risk premiums, forward-looking return expectations derived from the yield on long-term bonds and the price earnings ratios of major stock market indexes, expected inflation and real risk-free interest rate assumptions and the fund's expected asset allocation.

        For pension plans, accumulated actuarial gains and losses in excess of a 10 percent corridor and the prior service cost are amortized over the average remaining service period of active participants or over the average life for plans with significant inactive participants.

CERTAIN METAL BEVERAGE PACKAGING OPERATIONS OF BALL CORPORATION

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

13. Employee Benefit Obligations (Continued)

Defined Benefit Pension Plan Assets

Policies and Allocation Information

        Investment policies and strategies for plan assets in the United Kingdom are established by pension investment committees of the Business and include the following common themes: (1) to provide for long-term growth of principal without undue exposure to risk, (2) to minimize contributions to the plans, (3) to minimize and stabilize pension expense and (4) to achieve a rate of return above the market average for each asset class over the long term. The pension investment committees are required to regularly, but no less frequently than annually, review asset mix and asset performance, as well as the performance of the investment managers. Based on their reviews, which are generally conducted quarterly, investment policies and strategies are revised as appropriate.

        Assets contributed to the United Kingdom plans are invested using established percentages. Following are the established percentages as of December 31, 2015:

United Kingdom(a)
Cash and cash equivalents	4%
Equity securities	20%
Fixed income securities	64%
Absolute return investments	9%
Alternative investments	3%

(a)
The percentages provided reflect the asset allocation percentage at December 31, 2015. The portfolio mix is expected to be adjusted over time toward more fixed income securities.

Fair Value Measurements of Pension Plan Assets

        Following is a description of the valuation methodologies used for pension assets measured at fair value:

        Commingled funds:    The shares held are valued at the net asset value (NAV) at year end.

        Alternative investments including limited partnerships:    Certain of the partnership investments receive fair market valuations on a quarterly basis. Certain other partnerships invest in market-traded securities, both on a long and short basis. These investments are valued using quoted market prices.

        The preceding methods described may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, although the Business believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

CERTAIN METAL BEVERAGE PACKAGING OPERATIONS OF BALL CORPORATION

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

13. Employee Benefit Obligations (Continued)

        The Business' assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the valuation of the fair value of assets and liabilities and their placement within the fair value hierarchy levels.

        The following is a summary of plan assets as of December 31:

	December 31,
($ in millions)	2015	2014
U.K. pension assets, at fair value (all Level 2):
Cash and cash equivalents	$10.9	—
Equity commingled funds	54.4	71.3
Fixed income commingled funds	174.0	174.1
Absolute return funds	24.5	17.2
Alternative investments	8.2	22.8

Net UK assets	272.0	285.4
Switzerland pension assets, at fair value (all Level 2)	6.9	4.9

	$278.9	$290.3

14. Accumulated Other Comprehensive Earnings (Loss)

        The activity related to accumulated other comprehensive earnings (loss) was as follows:

($ in millions)	Foreign Currency Translation	Pension Benefits) (Net of Tax)	Effective Derivatives (Net of tax)	Accumulated Other Comprehensive Earnings (Loss)
December 31, 2013	$146.2	$(99.4)	$(34.7)	$12.1
Other comprehensive earnings (loss) before reclassifications	(175.7)	(22.8)	2.5	(196.0)
Amounts reclassified from accumulated other comprehensive earnings (loss)	—	3.4	31.2	34.6

December 31, 2014	(29.5)	(118.8)	(1.0)	(149.3)
Other comprehensive earnings (loss) before reclassifications	(134.4)	30.2	(6.0)	(110.2)
Amounts reclassified from accumulated other comprehensive earnings (loss)	—	4.3	0.3	4.6

December 31, 2015	$(163.9)	$(84.3)	$(6.7)	$(254.9)

CERTAIN METAL BEVERAGE PACKAGING OPERATIONS OF BALL CORPORATION

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

14. Accumulated Other Comprehensive Earnings (Loss) (Continued)

        The following table provides additional details of the amounts recognized into net earnings from accumulated other comprehensive earnings (loss):

	December 31,
($ in millions)	2015	2014
Gains (losses) on cash flow hedges:
Commodity contracts and currency exchange contracts recorded in cost of sales	$(1.8)	$(34.0)
Currency exchange contracts recorded in SG&A expense	1.7	—

Total before tax effect	(0.1)	(34.0)
Tax benefit (expense) on amounts reclassified into earnings	(0.2)	2.8

Recognized gain (loss)	$(0.3)	$(31.2)

Amortization of pension benefits(a):
Prior service income (cost)	$0.4	$0.5
Acturial gains (losses)	(6.5)	(5.1)

Total before tax effect	(6.1)	(4.6)
Tax benefit (expense) on amounts reclassified into earnings	1.8	1.2

Recognized gain (loss)	$(4.3)	$(3.4)

(a)
These components are included in the computation of net periodic benefit cost included in Note 13.

15. Related Party Transactions and Net Investment

        The combined financial statements have been prepared on a stand-alone basis and have been derived from the consolidated financial statements and accounting records of Ball.

Allocation of General Corporate Expense

        During 2015, 2014 and 2013, we were allocated $21.1 million, $24.6 million and $12.8 million, respectively, of net general corporate expenses incurred by Ball which are included within selling, general and administrative expenses in the combined statements of earnings.

        The expense allocations have been determined on a basis management considers to be a reasonable reflection of the utilization of services provided or the benefit received by us during the periods presented. The allocations may not, however, reflect the expense we would have incurred as an independent company for the periods presented. Actual costs that may have been incurred if we had been a standalone company would depend on a number of factors, including the chosen organizational structure, what functions were outsourced or performed by employees and strategic decisions made in areas such as information technology and infrastructure.

Net Parent Investment

        The Business' European operations have historically participated in Ball's centralized cash management and funding system. Our working capital and capital expenditure requirements have historically been part of the corporate-wide cash management program for Ball. As part of this

CERTAIN METAL BEVERAGE PACKAGING OPERATIONS OF BALL CORPORATION

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

15. Related Party Transactions and Net Investment (Continued)

program, Ball maintains all cash generated by the Business' operations and cash required to meet the Business' operating and investing needs is provided by Ball as necessary. Net cash generated by or used by our operations is reflected as a component of net parent investment on the accompanying combined balance sheets and as Net contributions (to)/from Parent on the accompanying combined statements of cash flows.

        The Business has various intercompany amounts due to and from the Parent and other Parent businesses. These intercompany amounts resulted from various capital and other operating transactions of the Business and of the Parent to which the Business was either a party or was an intermediary and are included in net parent investment in the combined balance sheets. The related net intercompany interest is included in interest expense in the combined statements of earnings.

        All significant intercompany transactions between the Business and Ball have been included in these combined financial statements and are considered to be transacted through net parent investment in the accompanying combined financial statements at the time the transaction is recorded. The total net effect of the settlement of these intercompany transactions represents capital contributions from or distributions to the Parent and therefore is reflected in the accompanying combined statements of cash flows as a financing activity, in the accompanying combined statements of changes in net investment as Net contributions/(distributions) from/(to) Parent and in the accompanying combined balance sheets as net parent investment.

Noncontrolling Interest

        A wholly-owned subsidiary of Ball owned an interest in a joint venture company (Latapack-Ball), organized and operating in Brazil, a portion of which is included in the Business. The Business recorded our Parent's 60.1 percent ownership interest in Latapack-Ball and the corresponding noncontrolling interest in our combined financial statements. In December 2015, Ball acquired the remaining interests in its Latapack-Ball joint venture, $117.9 million of which relates to the Business. This transaction has been recorded as an increase in net parent investment and as reduction of noncontrolling interest, with no impact on cash. Since this acquisition did not result in a change of control, it was treated as a transaction within net investment and resulted in the elimination of the noncontrolling interest of the Business.

16. Financial Instruments and Risk Management

        The Business employs established risk management policies and procedures, which seek to reduce the Business' commercial risk exposure to fluctuations in commodity prices and currency exchange rates. However, there can be no assurance that these policies and procedures will be successful. Although the instruments utilized involve varying degrees of credit, market and interest risk, the counterparties to the agreements are expected to perform fully under the terms of the agreements. The Business monitors counterparty credit risk, including lenders, on a regular basis, but the Business cannot be certain that all risks will be discerned or that its risk management policies and procedures will always be effective. Additionally, in the event of default under Ball's master derivative agreements, the non-defaulting party has the option to set-off any amounts owed with regard to open derivative positions.

CERTAIN METAL BEVERAGE PACKAGING OPERATIONS OF BALL CORPORATION

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

16. Financial Instruments and Risk Management (Continued)

Commodity Price Risk

Aluminum

        The Business manages commodity price risk in connection with market price fluctuations of aluminum ingot through two different methods. First, the Business enters into container sales contracts that include aluminum ingot-based pricing terms that generally reflect the same price fluctuations under commercial purchase contracts for aluminum sheet. The terms include fixed, floating or pass-through aluminum ingot component pricing. Second, the Business uses certain derivative instruments such as option and forward contracts as economic and cash flow hedges of commodity price risk where there are material differences between sales and purchase contracted pricing and volume.

        At December 31, 2015, the Business had aluminum contracts limiting its aluminum exposure with notional amounts of approximately $97.3 million, which received hedge accounting treatment. The aluminum contracts, which are recorded at fair value, include cash flow hedges that offset sales and purchase contracts of various terms and lengths. Cash flow hedges relate to forecasted transactions that expire within the next three years. Included in net investment at December 31, 2015, within accumulated other comprehensive earnings (loss) is a net after-tax loss of $8.3 million associated with these contracts. A net gain of $5.2 million is expected to be recognized in the combined statement of earnings during the next 12 months, the majority of which will be offset by pricing changes in sales and purchase contracts, thus resulting in little or no earnings impact to the Business.

Steel

        Most sales contracts involving our steel products either include provisions permitting the Business to pass through some or all steel cost changes incurred, or they incorporate annually negotiated steel prices.

Currency Exchange Rate Risk

        The Business' objective in managing exposure to currency fluctuations is to limit the exposure of cash flows and earnings to changes associated with currency exchange rate changes through the use of various derivative contracts. In addition, at times the Business manages earnings translation volatility through the use of currency option strategies, and the change in the fair value of those options is recorded in the Business' net earnings. The Business' currency translation risk results from the currencies in which we transact business. The Business faces currency exposures in our global operations as a result of various factors including selling our products in various currencies, purchasing raw materials and equipment in various currencies and tax exposures not denominated in the functional currency. Sales contracts are negotiated with customers to reflect cost changes and, where there is not an exchange pass-through arrangement, the Business uses forward and option contracts to manage currency exposures. At December 31, 2015, the Business had outstanding exchange forward contracts and option contracts with notional amounts totaling approximately $288.7 million. Approximately $1.7 million of net after-tax gain related to these contracts is included in accumulated other comprehensive earnings (loss) at December 31, 2015, of which no gain or loss is expected to be recognized in the combined statement of earnings during the next 12 months. The contracts outstanding at December 31, 2015, expire within the next five years.

CERTAIN METAL BEVERAGE PACKAGING OPERATIONS OF BALL CORPORATION

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

16. Financial Instruments and Risk Management (Continued)

Collateral Calls

        The Business' agreements with its financial counterparties require the Business to post collateral in certain circumstances when the negative mark to fair value of the derivative contracts exceeds specified levels. Additionally, the Business has collateral posting arrangements with certain customers on these derivative contracts. The cash flows of the margin calls are shown within the investing section of the Business' combined statements of cash flows. As of December 31, 2015, the aggregate fair value of all derivative instruments with credit-risk-related contingent features that were in a net liability position was $7.4 million and no collateral was required to be posted. As of December 31, 2014, the aggregate fair value of all derivative instruments with credit-risk-related contingent features that were in a net liability position was $5.6 million and no collateral was required to be posted.

Fair Value Measurements

        The Business has classified all applicable financial derivative assets and liabilities as Level 2 within the fair value hierarchy as of December 31, 2015 and 2014, and presented those values in the table below. The Business' assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the valuation of assets and liabilities and their placement within the fair value hierarchy levels.

	December 31, 2015			December 31, 2014
($ in millions)	Derivatives Designated as Hedging Instruments	Derivatives not Designated as Hedging Instruments	Total	Derivatives Designated as Hedging Instruments	Derivatives not Designated as Hedging Instruments	Total
Assets:
Commodity contracts	$1.2	$—	$1.2	$2.6	$—	$2.6
Foreign currency contracts	1.9	—	1.9	0.8	—	0.8

Total current derivative contracts	$3.1	$—	$3.1	$3.4	$—	$3.4

Commodity contracts	$0.5	$—	$0.5	$2.0	$—	$2.0

Total noncurrent derivative contracts	$0.5	$—	$0.5	$2.0	$—	$2.0

Liabilities:
Commodity contracts	$2.2	$—	$2.2	$1.7	$—	$1.7
Foreign currency contracts	—	0.1	0.1	1.6	0.1	1.7

Total current derivative contracts	$2.2	$0.1	$2.3	$3.3	$0.1	$3.4

Commodity contracts	$6.1	$—	$6.1	$6.8	$—	$6.8

Total noncurrent derivative contracts	$6.1	$—	$6.1	$6.8	$—	$6.8

        The Business uses closing spot and forward market prices as published by the LME, the Chicago Mercantile Exchange, Reuters and Bloomberg to determine the fair value of any outstanding aluminum

CERTAIN METAL BEVERAGE PACKAGING OPERATIONS OF BALL CORPORATION

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

16. Financial Instruments and Risk Management (Continued)

and currency spot and forward contracts. Option contracts are valued using a Black-Scholes model with observable market inputs for aluminum and currency. We value each of our financial instruments either internally using a single valuation technique or from a reliable observable market source. The Business does not adjust the value of its financial instruments except in determining the fair value of a trade that settles in the future by discounting the value to its present value using 12-month LIBOR as the discount factor. The Business performs validations of our internally derived fair values reported for our financial instruments on a quarterly basis utilizing counterparty valuation statements. The Business periodically evaluates counterparty creditworthiness and, as of December 31, 2015, has not identified any material circumstances requiring that the reported values of our financial instruments be adjusted.

        The following table provides the effects of derivative instruments in the combined statements of earnings and on accumulated other comprehensive earnings (loss):

Impact on Earnings from Derivative Instruments

		Years ended December 31,
		2015		2014		2013
($ in millions)	Location of Gain (Loss) Recognized in Earnings on Derivatives	Cash Flow Hedge- Reclassified Amount From Other Comprehensive Earnings (Loss)	Gain (Loss) on Derivatives Not Designated As Hedge Instruments	Cash Flow Hedge- Reclassified Amount From Other Comprehensive Earnings (Loss)	Gain (Loss) on Derivatives Not Designated As Hedge Instruments	Cash Flow Hedge- Reclassified Amount From Other Comprehensive Earnings (Loss)	Gain (Loss) on Derivatives Not Designated As Hedge Instruments
Commodity contracts—manage exposure to supplier pricing	Cost of sales	$(1.7)	$1.3	$(34.2)	$(2.3)	$(12.6)	$(1.5)
Interest rate contracts—manage exposure for outstanding debt	Interest expense	—	—	—	—	(0.4)	—
Foreign currency contracts—manage exposure to sales of products	Cost of sales	(0.1)	1.3	0.2	(0.9)	(0.5)	—
Foreign currency contracts—manage exposure for transactions with Parent	Selling, general and administrative	1.7	(1.3)	—	—	—	—

Total		$(0.1)	$1.3	$(34.0)	$(3.2)	$(13.5)	$(1.5)

        The changes in accumulated other comprehensive earnings (loss) for effective derivatives were as follows:

	Years ended December 31,
($ in millions)	2015	2014	2013
Amounts reclassified into earnings:
Commodity contracts	$1.7	$34.2	$12.6
Interest rate contracts	—	—	0.4
Currency exchange contracts	(1.6)	(0.2)	0.5
Change in fair value of cash flow hedges:
Commodity contracts	(10.1)	1.8	(46.3)
Currency exchange contracts	3.8	—	2.4
Foreign currency and tax impacts	0.6	(2.1)	1.0

	$(5.6)	$33.7	$(29.4)

CERTAIN METAL BEVERAGE PACKAGING OPERATIONS OF BALL CORPORATION

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

17. Contingencies

        The Business is subject to numerous lawsuits, claims or proceedings arising out of the ordinary course of business, including actions related to product liability; personal injury; the use and performance of its products; warranty matters; patent, trademark or other intellectual property infringement; contractual liability; the conduct of its business; tax reporting in domestic and foreign jurisdictions; workplace safety; and environmental and other matters. Some of these lawsuits, claims and proceedings involve substantial amounts, and some of the environmental proceedings involve potential monetary costs or sanctions that may be material. Ball and the Business have denied liability with respect to many of these lawsuits, claims and proceedings and are vigorously defending such lawsuits, claims and proceedings. Ball carries various forms of commercial, property and casualty, and other forms of insurance; however, such insurance may not be applicable or adequate to cover the costs associated with a judgment against Ball or the Business with respect to these lawsuits, claims and proceedings. The Business does not believe that these lawsuits, claims and proceedings are material individually or in the aggregate. While management believes the Business has established adequate accruals for expected future liability with respect to pending lawsuits, claims and proceedings, where the nature and extent of any such liability can be reasonably estimated based upon then presently available information, there can be no assurance that the final resolution of any existing or future lawsuits, claims or proceedings will not have a material adverse effect on the liquidity, results of operations or financial condition of the Business.

        The Business' Brazilian operations are involved in various governmental assessments, principally related to claims for taxes on the internal transfer of inventory, gross revenue taxes and tax incentives. The Business does not believe that the ultimate resolution of these matters will materially impact the results of operations, financial position or cash flows. Under customary local regulations, the Business may need to post cash or other collateral if the process to challenge any administrative assessment proceeds to the Brazilian court system; however, the level of any potential cash or collateral required would not be expected to significantly impact the liquidity of the Business.

18. Indemnifications and Guarantees

General Guarantees

        The Business or its appropriate consolidated direct or indirect subsidiaries have made certain indemnities, commitments and guarantees under which the specified entity may be required to make payments in relation to certain transactions. These indemnities, commitments and guarantees include indemnities to the customers of the subsidiaries in connection with the sales of their packaging products and services; guarantees to suppliers of subsidiaries of the Business guaranteeing the performance of the respective entity under a purchase agreement, construction contract or other commitment; guarantees in respect of certain foreign subsidiaries' pension plans; indemnities for liabilities associated with the infringement of third party patents, trademarks or copyrights under various types of agreements; indemnities to governmental agencies in connection with the issuance of a permit or license to the Business or a subsidiary. The duration of these indemnities, commitments and guarantees varies and, in certain cases, is indefinite. In addition, many of these indemnities, commitments and guarantees do not provide for any limitation on the maximum potential future payments the Business could be obligated to make. As such, the Business is unable to reasonably estimate its potential exposure under these items.

CERTAIN METAL BEVERAGE PACKAGING OPERATIONS OF BALL CORPORATION

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

18. Indemnifications and Guarantees (Continued)

        The Business has not recorded any liability for these indemnities, commitments and guarantees in the accompanying combined balance sheets. The Business does, however, accrue for payments under promissory notes and other evidences of incurred indebtedness and for losses for any known contingent liability, including those that may arise from indemnifications, commitments and guarantees, when future payment is both reasonably estimable and probable. Finally, the Ball carries general liability insurance policies that covers the locations included in the Business and has obtained indemnities, commitments and guarantees from third party purchasers, sellers and other contracting parties, which the Business believes would, in certain circumstances, provide recourse to any claims arising from these indemnifications, commitments and guarantees.

19. Subsequent Events

        In March 2016, the Parent and certain entities of the Business entered into a $1.5 billion multicurrency revolving credit facility with various outside financial institutions to provide liquidity for working capital needs, acquisitions, or other general corporate purposes. The multicurrency revolving credit facility bears interest at variable rates. This multicurrency revolving credit facility expires in March 2021.

        Subsequent events were evaluated through March 31, 2016, the date on our financial statements were available to be issued for disclosure in the accompanying combined financial statements.

CERTAIN METAL BEVERAGE PACKAGING OPERATIONS OF BALL CORPORATION

UNAUDITED CONDENSED COMBINED STATEMENTS OF EARNINGS

FOR THE SIX MONTHS ENDED JUNE 30, 2016 AND 2015

($ in millions)	2016	2015
Net sales	$937.1	$970.2

Costs and expenses
Cost of sales (excluding depreciation and amortization)	(722.1)	(776.3)
Depreciation and amortization	(42.5)	(40.1)
Selling, general and administrative	(77.5)	(80.5)
Business consolidation and other activities	(14.4)	(7.3)

	(856.5)	(904.2)

Earnings before interest and taxes	80.6	66.0
Interest expense	(6.0)	(1.3)

Earnings before taxes	74.6	64.7
Tax provision	(15.4)	(16.9)

Net earnings	59.2	47.8
Less net (earnings) loss attributable to noncontrolling interests	—	0.8

Net earnings attributable to certain metal beverage packaging operations of Ball Corporation	$59.2	$48.6

The accompanying notes are an integral part of the unaudited condensed combined financial statements.

CERTAIN METAL BEVERAGE PACKAGING OPERATIONS OF BALL CORPORATION

UNAUDITED CONDENSED COMBINED STATEMENTS OF

COMPREHENSIVE EARNINGS (LOSS)

FOR THE SIX MONTHS ENDED JUNE 30, 2016 AND 2015

($ in millions)	2016	2015
Net earnings	$59.2	$47.8
Other comprehensive earnings (loss):
Foreign currency translation adjustment	(25.5)	(88.8)
Pension benefits	(45.4)	11.0
Effective financial derivatives	2.4	(8.4)

Total other comprehensive earnings (loss)	(68.5)	(86.2)
Income tax (provision) benefit	11.5	0.6

Total other comprehensive earnings (loss), net of tax	(57.0)	(85.6)
Total comprehensive earnings (loss)	2.2	(37.8)
Less comprehensive (earnings) loss attributable to noncontrolling interests	—	0.8

Comprehensive earnings (loss) attributable to certain metal beverage packaging operations of Ball Corporation	$2.2	$(37.0)

The accompanying notes are an integral part of the unaudited condensed combined financial statements.

CERTAIN METAL BEVERAGE PACKAGING OPERATIONS OF BALL CORPORATION

UNAUDITED CONDENSED COMBINED BALANCE SHEETS

AS AT JUNE 30, 2016 (UNAUDITED) AND DECEMBER 31, 2015

($ in millions)	June 30, 2016 (Unaudited)	December 31, 2015
Assets
Current assets
Cash and cash equivalents	$64.1	$32.3
Receivables, net	352.2	231.7
Inventories, net	238.4	222.5
Deferred taxes and other current assets	36.5	29.4

Total current assets	691.2	515.9
Non-current assets
Property, plant and equipment, net	804.9	794.0
Goodwill	835.1	816.6
Intangibles and other assets, net	103.8	91.8

Total assets	$2,435.0	$2,218.3

Liabilities and Equity
Current liabilities
Short-term debt and current portion of long-term debt	$39.9	$23.8
Accounts payable	286.1	317.4
Accrued employee costs	62.4	61.4
Other current liabilities	59.7	67.4

Total current liabilities	448.1	470.0
Non-current liabilities
Long-term debt	67.1	0.6
Employee benefit obligations	382.8	322.2
Deferred taxes and other liabilities	63.2	68.5

Total liabilities	961.2	861.3

Net investment
Net parent investment	1,785.7	1,611.9
Accumulated other comprehensive income (loss)	(311.9)	(254.9)

Total net parent investment	1,473.8	1,357.0
Non-controlling interest	—	—

Total net investment	1,473.8	1,357.0

Total liabilities and net investment	$2,435.0	$2,218.3

The accompanying notes are an integral part of the unaudited condensed combined financial statements.

CERTAIN METAL BEVERAGE PACKAGING OPERATIONS OF BALL CORPORATION

UNAUDITED CONDENSED COMBINED STATEMENTS OF CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2016 AND 2015

($ in millions)	2016	2015
Cash Flows from Operating Activities
Net earnings	$59.2	$47.8
Adjustments to reconcile net earnings to cash provided by (used in) operating activities:
Depreciation and amortization	42.5	40.1
Business consolidation and other activities	14.4	7.3
Deferred tax provision (benefit)	2.7	0.4
Other, net	(17.2)	5.9
Working capital changes	(190.8)	(65.5)

Cash provided by (used in) operating activities	(89.2)	36.0

Cash Flows from Investing Activities
Capital expenditures	(63.9)	(78.0)
Other, net	—	0.1

Cash provided by (used in) investing activities	(63.9)	(77.9)

Cash Flows from Financing Activities
Long-term borrowings	66.6	—
Repayments of long-term borrowings	(0.2)	(86.9)
Net change in short-term borrowings	14.2	30.9
Contributions (to)/from Parent	114.6	109.4

Cash provided by (used in) financing activities	195.2	53.4

Effect of exchange rate changes on cash	(10.3)	(10.5)

Change in cash and cash equivalents	31.8	1.0
Cash and cash equivalents—beginning of period	32.3	17.0

Cash and cash equivalents—end of period	$64.1	$18.0

The accompanying notes are an integral part of the unaudited condensed combined financial statements.

CERTAIN METAL BEVERAGE PACKAGING OPERATIONS OF BALL CORPORATION

UNAUDITED CONDENSED COMBINED STATEMENTS OF CHANGES IN NET INVESTMENT

FOR THE SIX MONTHS ENDED JUNE 30, 2016 AND 2015

	Parent Company
($ in millions)	Net Parent Investment	Accumulated Other Comprehensive Income (Loss)	Non- controlling Interest	Total Net Investment
Balance at January 1, 2016	$1,611.9	$(254.9)	$—	$1,357.0
Net earnings (loss)	59.2	—	—	59.2
Other comprehensive earnings (loss), net of tax	—	(57.0)	—	(57.0)
Net contributions (distributions) from/to parent	114.6	—	—	114.6

Balance at June 30, 2016 (unaudited)	$1,785.7	$(311.9)	$—	$1,473.8

	Parent Company
($ in millions)	Net Parent Investment	Accumulated Other Comprehensive Income (Loss)	Non- controlling Interest	Total Net Investment
Balance at January 1, 2015	$1,392.4	$(149.3)	$119.0	$1,362.1
Net earnings (loss)	48.6	—	(0.8)	47.8
Other comprehensive earnings (loss), net of tax	—	(85.6)	—	(85.6)
Net contributions (distributions) from/to parent	109.4	—	—	109.4

Balance at June 30, 2015 (unaudited)	$1,550.4	$(234.9)	$118.2	$1,433.7

The accompanying notes are an integral part of the unaudited condensed combined financial statements.

CERTAIN METAL BEVERAGE PACKAGING OPERATIONS OF BALL CORPORATION

NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS

1. Description of Business and Basis of Presentation

Description of Business

        These unaudited condensed combined financial statements reflect certain metal beverage packaging operations of Ball Corporation ("Ball"). These metal beverage packaging operations (the "Business") manufacture and sell metal beverage products in Germany, the United Kingdom, France, Poland, the Netherlands, Serbia and Brazil. References to the "carve-out operations", "we", "our", "us" and similar expression refer to the Business.

        The Business was formerly controlled by Ball, a publicly traded company listed on the New York Stock Exchange or represents variable interest entities of which Ball was the primary beneficiary.

        On April 22, 2016 Ardagh Group ("Ardagh") entered into an agreement with Ball and Rexam PLC to purchase certain metal beverage can manufacturing assets and support locations in Europe, Brazil and the United States which include certain assets and support functions of this Business. The purchase was completed on June 30, 2016.

Seasonality of Operations

        The Business is subject to seasonal fluctuations. Sales volumes in Europe tend to be highest during the period from May through August with a less significant increase in demand leading up to the winter holiday season in the United Kingdom. Sales volumes in Brazil tend to be highest from September through December.

Basis of Presentation

        The accompanying unaudited condensed financial statements are prepared in conformity with generally accepted accounting principles in the United States of America ("U.S. GAAP"). The Business was acquired by the Ardagh Group in June 30, 2016. Such unaudited condensed combined financial statements have been prepared for inclusion in an offering memorandum by ARD Finance S.A., a subsidiary of the Ardagh Group, for the issuance of debt. Pushdown accounting has not been applied in the preparation of this unaudited condensed financial statements.

        Throughout the periods presented in the unaudited condensed combined financial statements, the Business did not exist as a combined, legally constituted entity. The unaudited condensed combined financial statements have therefore been derived from the financial statements of Ball Corporation to represent the financial position and performance of the Business on a combined basis throughout those periods in accordance with U.S. GAAP.

        Outstanding inter-entity balances, transactions, and cash flows between entities comprising the Business have been eliminated.

        In the opinion of management, all adjustments (which include normal recurring adjustments, except as disclosed herein) necessary to present fairly the unaudited condensed combined balance sheets as of June 30, 2016; the unaudited condensed combined statements of earnings and unaudited condensed combined statements of comprehensive income and unaudited condensed combined statement of cash flows for the six months ended June 30, 2016 and 2015; and the unaudited condensed combined statements changes in net investment for the six months ended June 30, 2016 and 2015, as applicable, have been made. The results of operations for the six months ended June 30, 2016 and 2015 are not necessarily indicative of the operating results for the full fiscal year or any future periods.

CERTAIN METAL BEVERAGE PACKAGING OPERATIONS OF BALL CORPORATION

NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

1. Description of Business and Basis of Presentation (Continued)

        The unaudited condensed combined financial statements and accompanying notes should be read in conjunction with the combined full financial statements and the notes thereto for the year ended December 31, 2015, which were prepared in accordance with U.S. GAAP.

        The accounting policies, presentation and methods of computation followed in the unaudited condensed combined financial statements are the same as those applied in Ball's latest combined full financial statements. The financial information is presented in millions of United State Dollar ($ million) because that is the currency Ball primarily operates in.

        Historically, Ball provided certain corporate functions to the Business and costs associated with these functions were allocated to the Business. These functions included corporate communications, regulatory compliance, human resource employee compensation and benefit management, treasury, investor relations, corporate controllership, internal audit, Sarbanes Oxley compliance, information technology, corporate and legal compliance, and insurance. The costs of such services were allocated to the Business based on the most relevant allocation method to the service provided, primarily based on relative percentage of revenue, metal weight, direct time, square footage, or headcount. Management believes such allocations were reasonable; however, they may not be indicative of the actual expense that would have been incurred had the Business been operating as an independent company for all of the periods presented. The charges for these functions are included in selling, general, and administrative expenses in the unaudited condensed combined statements of earnings.

        The Business' total net investment represents Ball's interest in the recorded net assets of the Business. The net investment balance represents the cumulative net investment by Ball and non-controlling interests in the Business. Certain transactions between the Business and other related parties within the Ball group, including allocated expenses, are included in net investment. All intercompany transactions and accounts between us and Ball are reflected as net investment in the accompanying unaudited condensed combined balance sheets. The assets and liabilities in the accompanying unaudited condensed combined financial statements have been reflected at Ball's historical cost basis.

        Ball's operations participated in Ball's centralized treasury management function and all available excess cash is transferred to Ball, however, certain operations maintain cash and derivative assets and liabilities outside of Ball's centralized management system. Where an entity has been included in these unaudited condensed combined financial statements the cash, derivative assets, and derivative liabilities held by that entity have also been included in the unaudited condensed combined financial statements. For derivative instruments held by Ball on behalf of an entity included in the Business, the impacts of the derivative instruments have been included within the Business' unaudited condensed combined statement of earnings.

        Allocated costs and expenses have generally been considered to have been paid by the Business to Ball in the period in which the costs were incurred. Current income taxes are considered to have been remitted, in cash, by or to Ball in the period the related income taxes were recorded. Amounts receivable from or payable to Ball have been classified in the unaudited condensed combined balance sheet within net investment. We reflected the cash generated by certain of our operations and expenses paid by Ball on behalf of our operations as a component of net investment in the accompanying unaudited condensed combined balance sheets, unaudited condensed combined statements of changes in net investment, and net contributions (to)/from Parent on the accompanying unaudited condensed combined statements of cash flows. A discussion of the relationship with Ball, including a description of

CERTAIN METAL BEVERAGE PACKAGING OPERATIONS OF BALL CORPORATION

NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

1. Description of Business and Basis of Presentation (Continued)

the costs that have been allocated to the Business, is included in Note 11 to the unaudited condensed combined financial statements.

        Cash and bank overdrafts held locally and specifically related to the operations of the Business have been included in the unaudited condensed combined balance sheets.

2. Accounting pronouncement

New Accounting Pronouncements

        In May 2014, the FASB and IASB jointly issued new revenue recognition guidance which outlines a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers. The new guidance contains a more robust framework for addressing revenue issues and is intended to remove inconsistencies in existing guidance and improve comparability of revenue recognition practices across entities, industries, jurisdictions and capital markets. The guidance will supersede the majority of current revenue recognition guidance, including industry-specific guidance. In July 2015, the FASB approved the deferral of the effective date of the new revenue recognition guidance by one year. The guidance will be effective for the Business on January 1, 2018, and early adoption is permitted. However, entities are not permitted to adopt the standard earlier than the original effective date of January 1, 2017. Entities have the option of using either a full retrospective or modified retrospective approach for the adoption of the standard. Management is assessing the effects that the adoption of this accounting pronouncement may have on the Business' unaudited condensed combined financial statements.

        In August 2014, accounting guidance was issued to define management's responsibility to evaluate whether there is substantial doubt about an entity's ability to continue as a going concern and to provide related footnote disclosures in certain circumstances. Under the new guidance, management is required to evaluate, at each annual and interim reporting period, whether there are conditions or events that raise substantial doubt about the entity's ability to continue as a going concern within one year after the date the financial statements are issued and to provide related disclosures. The guidance will be effective on January 1, 2017. Management is assessing the effects that the adoption of this accounting pronouncement may have on the Business' unaudited condensed combined financial statements.

        In January 2016, accounting guidance was issued on the classification and measurement of financial assets and liabilities (equity securities and financial liabilities) under the fair value option and the presentation and disclosure requirements for financial instruments. Under the new guidance, entities will need to measure equity investments that do not result in consolidation and are not accounted under the equity method at fair value and recognize any changes in fair value in net earnings. An exception will apply to those equity investments that do not have a readily determinable fair value and do not qualify for the practical expedient to estimate fair value under the guidance and, as such, these investments may be measured at cost. The guidance will be effective on January 1, 2018. Management is assessing the effects that the adoption of this accounting pronouncement may have on the Business' unaudited condensed combined financial statements.

        In February 2016, lease accounting guidance was issued which, for operating leases, requires a lessee to recognize a right-of-use asset and a lease liability, initially measured at the present value of the lease payments, in its balance sheet. The guidance also requires a lessee to recognize a single lease

CERTAIN METAL BEVERAGE PACKAGING OPERATIONS OF BALL CORPORATION

NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

2. Accounting pronouncement (Continued)

cost, calculated so that the cost of the lease is allocated over the lease term, generally on a straight-line basis. The guidance will be effective for the Business on January 1, 2019. Management is assessing the effects that the adoption of this accounting pronouncement may have on the Business' unaudited condensed combined financial statements.

        In March 2016, final accounting guidance was issued eliminating the requirements to retrospectively apply the equity method in previous periods when an investor initially obtains significant influence over an investee. The new guidance requires the investor to apply the equity method prospectively from the date the investment qualifies for the equity method. The investor will add the carrying value of the existing investment to the cost of the additional investment to determine the initial cost basis of the equity method investment. This guidance will be applied prospectively on January 1, 2017. Management is assessing the effects that the adoption of this accounting pronouncement may have on the Business' unaudited condensed combined financial statements.

        In March 2016, accounting guidance was issued on the effect of derivative contract novation on existing hedge accounting relationships. The amendment clarify that a change in the counterparty to a derivative instrument designated as a hedging instrument does not in and of itself require designation of that hedging relationship, provided that all other hedge accounting criteria continue to be met. The guidance will be applied prospectively on January 1, 2017. Management is assessing the effects that the adoption of this accounting pronouncement may have on the Business' unaudited condensed combined financial statements.

        On March 14, 2016 the FASB issued the ASU 2016-06. Topic 815 requires that embedded derivatives be separated from the host contract and accounted for separately as derivatives if certain criteria are met, including the "clearly and closely related" criterion. The amendments in this Update clarify the requirements for assessing whether contingent call (put) options that can accelerate the payment of principal on debt instruments are clearly and closely related to their debt hosts. An entity performing the assessment under the amendments is required to assess the embedded call (put) options solely in accordance with the four-step decision sequence. The amendments apply to all entities that are issuers of or investors in debt instruments (or hybrid financial instruments that are determined to have a debt host) with embedded call (put) options. The new standard is effective for fiscal years beginning after December 15, 2017. Management is assessing the effects that the adoption of this accounting pronouncement may have on the Business' unaudited condensed combined financial statements.

        On March 17, 2016 the FASB issued the ASU 2016-08. This update releases Accounting Standards Update No. 2016-08—Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations (Reporting Revenue Gross versus Net). The amendments in this Update will clarify the implementation guidance on principal versus agent considerations. The new standard is effective for fiscal years beginning after December 15, 2017. Management is assessing the effects that the adoption of this accounting pronouncement may have on the Business' unaudited condensed combined financial statements.

        On March 30, 2016 the FASB issued the ASU 2016-09. The Board is issuing this Update as part of its initiative to reduce complexity in accounting standards. The areas for simplification in this Update involve several aspects of the accounting for employee share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. Some of the areas for simplification apply only to nonpublic entities. In

CERTAIN METAL BEVERAGE PACKAGING OPERATIONS OF BALL CORPORATION

NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

2. Accounting pronouncement (Continued)

addition, the amendments in this Update eliminate the guidance in Topic 718 that was indefinitely deferred shortly after the issuance of FASB Statement No. 123 (revised 2004), Share-Based Payment. This Accounting Standards Update is the final version of Proposed Accounting Standards Update—Compensation—Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting, which has been deleted. The new standard is effective for fiscal years beginning after December 15, 2016. Management is assessing the effects that the adoption of this accounting pronouncement may have on the Business' unaudited condensed combined financial statements.

        On April 14, 2016 the FASB issued the ASU 2016-10. This update releases Accounting Standards Update No. 2016-10—Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing. This Update clarifies guidance related to identifying performance obligations and licensing implementation guidance contained in the new revenue recognition standard. The Update includes targeted improvements based on input the Board received from the Transition Resource Group for Revenue Recognition and other stakeholders. The Update seeks to proactively address areas in which diversity in practice potentially could arise, as well as to reduce the cost and complexity of applying certain aspects of the guidance both at implementation and on an ongoing basis. The new standard is effective for fiscal years beginning after December 15, 2016. Management is assessing the effects that the adoption of this accounting pronouncement may have on the Business' unaudited condensed combined financial statements.

        On May 3, 2016 the FASB issued the ASU 2016-11 on Revenue Recognition (Topic 605) and Derivatives and Hedging (Topic 815). The amendments in this Update eliminate some guidance related to revenue recognition and derivatives. The new standard is effective for fiscal years beginning after December 15, 2016. Management is assessing the effects that the adoption of this accounting pronouncement may have on the Business' unaudited condensed combined financial statements.

        On May 9, 2016 the FASB issued the ASU 2016-12 "Revenue from Contracts with Customers (Topic 606)—Narrow-Scope Improvements and Practical Expedients". The amendments in this update address narrow-scope improvements to the guidance on collectability, noncash consideration, and completed contracts at transition. Additionally, the amendments in this update provide a practical expedient for contract modifications at transition and an accounting policy election related to the presentation of sales taxes and other similar taxes collected from customers. The new standard is effective for fiscal years beginning after December 15, 2016. Management is assessing the effects that the adoption of this accounting pronouncement may have on the Business' unaudited condensed combined financial statements.

        On June 16, 2016 the FASB issued the ASU 2016-13 "Financial Instruments-Credit Losses (Topic 326): Measurement of credit losses on financial instruments". This update amends guidance on reporting credit losses for assets held at amortized cost basis and available for sale debt securities. For assets held at amortized cost basis, this update eliminates the probable initial recognition threshold in current GAAP and, instead, requires an entity to reflect its current estimate of all expected credit losses. For available for sale debt securities, credit losses should be measured in a manner similar to current GAAP, however this topic will require that credit losses be presented as an allowance rather than as a write-down. The new standard is effective for fiscal years beginning after December 15, 2019. Management is assessing the effects that the adoption of this accounting pronouncement may have on the Business' unaudited condensed combined financial statements.

CERTAIN METAL BEVERAGE PACKAGING OPERATIONS OF BALL CORPORATION

NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

3. Business Consolidation and Other activities

        During the six months ended June 30, 2016, the Business recognized charges of $11.7 million for professional services and other costs associated with the acquisition of Rexam Plc. The Business also recognized charges of $2.7 million for individually insignificant items for the six months ended June 30, 2016.

        During the six months ended June 30 2015, the Business recorded a charge of $4.7 million for the write down of property held for sale to fair value less cost to sell. The Business also recognized charge of $2.6 million for individually insignificant items for the six months ended June 30, 2015.

4. Receivables

($ in millions)	June 30, 2016 (unaudited)	December 31, 2015
Trade accounts receivable	$312.7	$174.3
Less allowances for doubtful accounts	(5.7)	(2.3)

Net trade accounts receivable	307.0	172.0
Other receivables	45.2	59.7

	$352.2	$231.7

        Ball has entered into several regional uncommitted accounts receivable factoring programs with various financial institutions for certain receivables of the European portion of the Business. The programs are accounted for as true sales of the receivables, without recourse to the Business. Receivables of $175.9 million and $190.4 million were sold under these programs as of June 30, 2016 and December 31, 2015, respectively.

5. Property, Plant and Equipment

($ in millions)	June 30, 2016 (unaudited)	December 31, 2015
Land	$31.0	$23.6
Buildings	296.6	300.8
Machinery and equipment	1,284.5	1,252.1
Construction-in-progress	56.4	62.9

	1,668.5	1,639.4
Accumulated depreciation	(863.6)	(845.4)

	$804.9	$794.0

        Depreciation expense amounted to $39.0 million for the six months ended June 30, 2016 (six months ended June 30, 2015: $36.7 million).

CERTAIN METAL BEVERAGE PACKAGING OPERATIONS OF BALL CORPORATION

NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

6. Goodwill

($ in millions)	Total
Balance at December 31, 2015(a)	$816.6
Effects of currency exchange rates	18.5

Balance at June 30, 2016 (unaudited)(a)	$835.1

(a)
This balance is net of accumulated impairment losses of $44.4 million.

7. Intangibles and Other Assets

($ in millions)	June 30, 2016 (unaudited)	December 31, 2015
Intangible assets (net of accumulated amortization of $9.2 million and $10.7 million at June 30, 2016 and December 31, 2015, respectively)	$15.9	$15.1
Capitalized software (net of accumulated amortization of $26.3 million and $27.3 million at June 30, 2016 and December 31, 2015, respectively)	20.9	21.7
Long-term deferred tax assets	43.8	26.6
Other	23.2	28.4

	$103.8	$91.8

        Total amortization expense of intangible assets and capitalized software amount to $3.5 million for the six months ended June 30, 2016 (six months ended June 30, 2015: $3.4 million).

8. Debt and Interest Costs

        Long-term debt and interest rates in effect consisted of the following:

($ in millions)	June 30, 2016 (unaudited)	December 31, 2015
Multi-currency euro revolver due March 2021 (at variable rates)	$66.6	$—
Other	0.5	0.9
Less: Current portion of long-term debt	—	(0.3)

	$67.1	$0.6

        In February 2015, the Business extinguished its $92.9 million Term C loan. In connection with this extinguishment, the Business recorded a charge of $1.3 million, which is included in total interest expense, in the combined statements of earnings. There were no similar charges or costs recognized in the combined statements of earnings for the period ended June 30, 2016. At June 30, 2016, the Business had no significant amounts outstanding under short term uncommitted credit facilities.

        The Business had $66.6 million outstanding under a multi-currency revolving credit facility, entered into in March 2016 and available to Ball and certain of its subsidiaries including the Business.

        The Business also had approximately $124.4 million of short term uncommitted credit facilities available at June 30, 2016, of which $39.9 million was outstanding and due on demand.

CERTAIN METAL BEVERAGE PACKAGING OPERATIONS OF BALL CORPORATION

NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

8. Debt and Interest Costs (Continued)

        The fair value of the long term debt was estimated to approximate its carrying value. The fair value reflects the market rates at each period end for debt with credit ratings similar to the Business' ratings and is classified as Level 2 within the fair value hierarchy. Rates currently available to the Business for loans with similar terms and maturities are used to estimate the fair value of long term debt based on discounted cash flows.

9. Employee Benefit Obligations

        The Business' pension plans cover European employees meeting certain eligibility requirements. The defined benefit plans for certain salaried and hourly employees in Germany, the United Kingdom, and Switzerland, provide pension benefits based on employee compensation and years of service. While the German plans are not funded, the Business maintains book reserves, and annual additions to the reserves are generally tax deductible. With the exception of the German plans, our policy is to fund the plans in amounts at least sufficient to satisfy statutory funding requirements taking into consideration what is currently deductible under existing tax laws and regulations.

        Contributions to the Business' defined benefit pension plans, not including the unfunded German plants, were $7.9 million in the first six months of 2016, and are expected to be approximately $20.4 million for the full year 2016. This estimate may change based on the any changes in actual plan asset performance and available cash flow, among other factors. Payments to participants in the unfunded German plans were $9.0 million in the first six months of 2016 and are expected to be approximately $17.7 million for the full year 2016.

10. Accumulated Other Comprehensive Earnings (Loss)

        The activity related to accumulated other comprehensive earnings (loss) was as follows:

($ in millions)	Foreign Currency Translation	Pension Benefits) (Net of Tax)	Effective Derivatives (Net of tax)	Accumulated Other Comprehensive Earnings (Loss)
January 1, 2016	$(163.9)	$(84.3)	$(6.7)	$(254.9)
Other comprehensive earnings (loss) before reclassifications	(25.5)	(35.2)	(2.7)	(63.4)
Amounts reclassified from accumulated other comprehensive earnings (loss)	—	1.6	4.8	6.4

June 30, 2016 (unaudited)	$(189.4)	$(117.9)	$(4.6)	$(311.9)

CERTAIN METAL BEVERAGE PACKAGING OPERATIONS OF BALL CORPORATION

NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

10. Accumulated Other Comprehensive Earnings (Loss) (Continued)

($ in millions)	Foreign Currency Translation	Pension Benefits) (Net of Tax)	Effective Derivatives (Net of tax)	Accumulated Other Comprehensive Earnings (Loss)
January 1, 2015	$(29.5)	$(118.8)	$(1.0)	$(149.3)
Other comprehensive earnings (loss) before reclassifications	(88.8)	8.7	(6.9)	(87.0)
Amounts reclassified from accumulated other comprehensive earnings (loss)	—	2.3	(0.9)	1.4

June 30, 2015 (unaudited)	$(118.3)	$(107.8)	$(8.8)	$(234.9)

        The following table provides additional details of the amounts recognized into net earnings from accumulated other comprehensive earnings (loss):

	Six months ended 30 June
($ in millions)	2016 (unaudited)	2015 (unaudited)
Gains (losses) on cash flow hedges:
Commodity contracts and currency exchange contracts recorded in cost of sales	$(4.9)	$1.4
Currency exchange contracts recorded in SG&A expense	(0.4)	(0.4)

Total before tax effect	(5.3)	1.0
Tax benefit (expense) on amounts reclassified into earnings	0.5	(0.1)

Recognized gain (loss)	$(4.8)	$0.9

Amortization of pension benefits:
Prior service income (cost)	$0.2	$—
Acturial gains (losses)	(2.5)	(3.3)

Total before tax effect	(2.3)	(3.3)
Tax benefit (expense) on amounts reclassified into earnings	0.7	1.0

Recognized gain (loss)	$(1.6)	$(2.3)

11. Related Party Transactions and Net Investment

        The unaudited condensed combined financial statements have been prepared on a stand-alone basis and have been derived from the consolidated financial statements and accounting records of Ball.

Allocation of General Corporate Expense

        During the six months ended June 30, 2016 and 2015, we were allocated $19 million and $14 million, respectively, of net general corporate expenses incurred by Ball which are included within selling, general and administrative expenses in the unaudited condensed combined statements of earnings.

        The expense allocations have been determined on a basis management considers to be a reasonable reflection of the utilization of services provided or the benefit received by us during the

CERTAIN METAL BEVERAGE PACKAGING OPERATIONS OF BALL CORPORATION

NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

11. Related Party Transactions and Net Investment (Continued)

periods presented. The allocations may not, however, reflect the expense we would have incurred as an independent company for the periods presented. Actual costs that may have been incurred if we had been a standalone company would depend on a number of factors, including the chosen organizational structure, what functions were outsourced or performed by employees and strategic decisions made in areas such as information technology and infrastructure.

Net Parent Investment

        The Business' European operations have historically participated in Ball's centralized cash management and funding system. Our working capital and capital expenditure requirements have historically been part of the corporate-wide cash management program for Ball. As part of this program, Ball maintains all cash generated by the Business' operations and cash required to meet the Business' operating and investing needs is provided by Ball as necessary. Net cash generated by or used by our operations is reflected as a component of net parent investment on the accompanying unaudited condensed combined balance sheets and as Net contributions (to)/from Parent on the accompanying unaudited condensed combined statements of cash flows.

        The Business has various intercompany amounts due to and from Ball and other Ball's businesses. These intercompany amounts resulted from various capital and other operating transactions of the Business and of Ball to which the Business was either a party or was an intermediary and are included in net parent investment in the unaudited condensed combined balance sheets. The related net intercompany interest is included in interest expense in the unaudited condensed combined statements of earnings.

        All significant intercompany transactions between the Business and Ball have been included in these unaudited condensed combined financial statements and are considered to be transacted through net parent investment in the accompanying unaudited condensed combined financial statements at the time the transaction is recorded. The total net effect of the settlement of these intercompany transactions represents capital contributions from or distributions to Ball and therefore is reflected in the accompanying unaudited condensed combined statements of cash flows as a financing activity, in the accompanying unaudited condensed combined statements of changes in net investment as Net contributions/(distributions) from/(to) Parent and in the accompanying unaudited condensed combined balance sheets as net parent investment.

Noncontrolling Interest

        A wholly-owned subsidiary of Ball owned an interest in a joint venture company (Latapack-Ball), organized and operating in Brazil, a portion of which is included in the Business. The Business recorded Ball's 60.1 percent ownership interest in Latapack-Ball and the corresponding non-controlling interest in our unaudited condensed combined financial statements. In December 2015, Ball acquired the remaining interests in its Latapack-Ball joint venture, $117.9 million of which relates to the Business. This transaction has been recorded as an increase in net parent investment and as reduction of non-controlling interest, with no impact on cash. Since this acquisition did not result in a change of control, it was treated as a transaction within net investment and resulted in the elimination of the non-controlling interest of the Business.

CERTAIN METAL BEVERAGE PACKAGING OPERATIONS OF BALL CORPORATION

NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

12. Financial Instruments and Risk Management

        The Business employs established risk management policies and procedures, which seek to reduce the Business' commercial risk exposure to fluctuations in commodity prices and currency exchange rates. However, there can be no assurance that these policies and procedures will be successful. Although the instruments utilized involve varying degrees of credit, market and interest risk, the counterparties to the agreements are expected to perform fully under the terms of the agreements. The Business monitors counterparty credit risk, including lenders, on a regular basis, but the Business cannot be certain that all risks will be discerned or that its risk management policies and procedures will always be effective. Additionally, in the event of default under Ball's master derivative agreements, the non-defaulting party has the option to set-off any amounts owed with regard to open derivative positions.

Commodity Price Risk

Aluminum

        The Business manages commodity price risk in connection with market price fluctuations of aluminum ingot through two different methods. First, the Business enters into container sales contracts that include aluminum ingot-based pricing terms that generally reflect the same price fluctuations under commercial purchase contracts for aluminum sheet. The terms include fixed, floating or pass-through aluminum ingot component pricing. Second, the Business uses certain derivative instruments such as option and forward contracts as economic and cash flow hedges of commodity price risk where there are material differences between sales and purchase contracted pricing and volume.

        At June 30, 2016, the Business had aluminum contracts limiting its aluminum exposure with notional amounts of approximately $11.2 million, which received hedge accounting treatment. The aluminum contracts, which are recorded at fair value, include cash flow hedges that offset sales and purchase contracts of various terms and lengths. Cash flow hedges relate to forecasted transactions that expire within the next three years. Included in net investment at June 30, 2016, within accumulated other comprehensive earnings (loss) is a net after-tax loss of $0.2 million associated with these contracts. A net gain of $0.2 million is expected to be recognized in the unaudited condensed combined statement of earnings during the next 12 months, the majority of which will be offset by pricing changes in sales and purchase contracts, thus resulting in little or no earnings impact to the Business.

Steel

        Most sales contracts involving our steel products either include provisions permitting the Business to pass through some or all steel cost changes incurred, or they incorporate annually negotiated steel prices.

Currency Exchange Rate Risk

        The Business' objective in managing exposure to currency fluctuations is to limit the exposure of cash flows and earnings to changes associated with currency exchange rate changes through the use of various derivative contracts. In addition, at times the Business manages earnings translation volatility through the use of currency option strategies, and the change in the fair value of those options is recorded in the Business' net earnings. The Business' currency translation risk results from the currencies in which we transact business. The Business faces currency exposures in our global operations as a result of various factors including selling our products in various currencies, purchasing

CERTAIN METAL BEVERAGE PACKAGING OPERATIONS OF BALL CORPORATION

NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

12. Financial Instruments and Risk Management (Continued)

raw materials and equipment in various currencies and tax exposures not denominated in the functional currency. Sales contracts are negotiated with customers to reflect cost changes and, where there is not an exchange pass-through arrangement, the Business uses forward and option contracts to manage currency exposures. At June 30, 2016 the Business had outstanding exchange forward contracts and option contracts with notional amounts totaling approximately $355.8 million. Approximately $2.1 million of net after-tax gain related to these contracts is included in accumulated other comprehensive earnings (loss) at June 30, 2016, of which no gain or loss is expected to be recognized in the unaudited condensed combined statement of earnings during the next 12 months. The contracts outstanding at June 30, 2016, expire within the next five years.

Collateral Calls

        The Business' agreements with its financial counterparties require the Business to post collateral in certain circumstances when the negative mark to fair value of the derivative contracts exceeds specified levels. Additionally, the Business has collateral posting arrangements with certain customers on these derivative contracts. The cash flows of the margin calls are shown within the investing section of the Business' unaudited condensed combined statements of cash flows. As of June 30, 2016, the aggregate fair value of all derivative instruments with credit-risk-related contingent features that were in a net liability position was nil (December 31, 2015: $7.4 million) and no collateral was required to be posted.

Fair Value Measurements

        The Business has classified all applicable financial derivative assets and derivative liabilities as Level 2 within the fair value hierarchy as of June 30, 2016 and December 31, 2015, and presented those values in the table below. The Business' assessment of the significance of a particular input to the

CERTAIN METAL BEVERAGE PACKAGING OPERATIONS OF BALL CORPORATION

NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

12. Financial Instruments and Risk Management (Continued)

fair value measurement requires judgment and may affect the valuation of assets and liabilities and their placement within the fair value hierarchy levels.

	June 30, 2016 (unaudited)			December 31, 2015
($ in millions)	Derivatives Designated as Hedging Instruments	Derivatives not Designated as Hedging Instruments	Total	Derivatives Designated as Hedging Instruments	Derivatives not Designated as Hedging Instruments	Total
Assets:
Commodity contracts	$0.2	$—	$0.2	$1.2	$—	$1.2
Foreign currency contracts	—	0.1	0.1	1.9	—	1.9

Total current derivative contracts	$0.2	$0.1	$0.3	$3.1	$—	$3.1

Commodity contracts	$—	$—	$—	$0.5	$—	$0.5

Total noncurrent derivative contracts	$—	$—	$—	$0.5	$—	$0.5

Liabilities:
Commodity contracts	$0.1	$—	$0.1	$2.2	$—	$2.2
Foreign currency contracts	—	0.7	0.7	—	0.1	0.1

Total current derivative contracts	$0.1	$0.7	$0.8	$2.2	$0.1	$2.3

Commodity contracts	$—	$—	$—	$6.1	$—	$6.1

Total noncurrent derivative contracts	$—	$—	$—	$6.1	$—	$6.1

        The Business uses closing spot and forward market prices as published by the LME, the Chicago Mercantile Exchange, Reuters and Bloomberg to determine the fair value of any outstanding aluminum and currency spot and forward contracts. Option contracts are valued using a Black-Scholes model with observable market inputs for aluminum and currency. We value each of our financial instruments either internally using a single valuation technique or from a reliable observable market source. The Business does not adjust the value of its financial instruments except in determining the fair value of a trade that settles in the future by discounting the value to its present value using 12-month LIBOR as the discount factor. The Business performs validations of our internally derived fair values reported for our financial instruments on a quarterly basis utilizing counterparty valuation statements. The Business periodically evaluates counterparty creditworthiness and, as of June 30, 2016 and December 31, 2015, has not identified any material circumstances requiring that the reported values of our financial instruments be adjusted.

CERTAIN METAL BEVERAGE PACKAGING OPERATIONS OF BALL CORPORATION

NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

12. Financial Instruments and Risk Management (Continued)

        The following table provides the effects of derivative instruments in the unaudited condensed combined statements of earnings and on unaudited condensed combined accumulated other comprehensive earnings (loss):

Impact on Earnings from Derivative Instruments

		Six months ended June 30,
		2016 (unaudited)		2015 (unaudited)
($ in millions)	Location of Gain (Loss) Recognized in Earnings on Derivatives	Cash Flow Hedge- Reclassified Amount From Other Comprehensive Earnings (Loss)	Gain (Loss) on Derivatives Not Designated As Hedge Instruments	Cash Flow Hedge- Reclassified Amount From Other Comprehensive Earnings (Loss)	Gain (Loss) on Derivatives Not Designated As Hedge Instruments
Commodity contracts—
manage exposure to supplier pricing	Cost of sales	$(4.9)	$—	$1.4	$—
Foreign currency contracts—
manage general risk within the business	Selling, general and administrative	(0.4)	(0.9)	(0.5)	0.1

Total		$(5.3)	$(0.9)	$0.9	$0.1

        The changes in accumulated other comprehensive earnings (loss) for effective derivatives were as follows:

	Six months ended June 30,
($ in millions)	2016 (unaudited)	2015 (unaudited)
Amounts reclassified into earnings:
Commodity contracts	$4.9	$(1.4)
Currency exchange contracts	0.4	0.5
Change in fair value of cash flow hedges:
Commodity contracts	(2.9)	(1.5)
Currency exchange contracts	—	(6.0)
Foreign currency and tax impacts	(0.3)	0.6

	$2.1	$(7.8)

13. Contingencies

        The Business is subject to numerous lawsuits, claims or proceedings arising out of the ordinary course of business, including actions related to product liability; personal injury; the use and performance of its products; warranty matters; patent, trademark or other intellectual property infringement; contractual liability; the conduct of its business; tax reporting in domestic and foreign

CERTAIN METAL BEVERAGE PACKAGING OPERATIONS OF BALL CORPORATION

NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

13. Contingencies (Continued)

jurisdictions; workplace safety; and environmental and other matters. Some of these lawsuits, claims and proceedings involve substantial amounts, and some of the environmental proceedings involve potential monetary costs or sanctions that may be material. Ball and the Business have denied liability with respect to many of these lawsuits, claims and proceedings and are vigorously defending such lawsuits, claims and proceedings. Ball carries various forms of commercial, property and casualty, and other forms of insurance; however, such insurance may not be applicable or adequate to cover the costs associated with a judgment against Ball or the Business with respect to these lawsuits, claims and proceedings. The Business does not believe that these lawsuits, claims and proceedings are material individually or in the aggregate. While management believes the Business has established adequate accruals for expected future liability with respect to pending lawsuits, claims and proceedings, where the nature and extent of any such liability can be reasonably estimated based upon then presently available information, there can be no assurance that the final resolution of any existing or future lawsuits, claims or proceedings will not have a material adverse effect on the liquidity, results of operations or financial condition of the Business.

        The Business' Brazilian operations are involved in various governmental assessments, principally related to claims for taxes on the internal transfer of inventory, gross revenue taxes and tax incentives. The Business does not believe that the ultimate resolution of these matters will materially impact the results of operations, financial position or cash flows. Under customary local regulations, the Business may need to post cash or other collateral if the process to challenge any administrative assessment proceeds to the Brazilian court system; however, the level of any potential cash or collateral required would not be expected to significantly impact the liquidity of the Business.

14. Indemnifications and Guarantees

General Guarantees

        The Business or its appropriate consolidated direct or indirect subsidiaries have made certain indemnities, commitments and guarantees under which the specified entity may be required to make payments in relation to certain transactions. These indemnities, commitments and guarantees include indemnities to the customers of the subsidiaries in connection with the sales of their packaging products and services; guarantees to suppliers of subsidiaries of the Business guaranteeing the performance of the respective entity under a purchase agreement, construction contract or other commitment; guarantees in respect of certain foreign subsidiaries' pension plans; indemnities for liabilities associated with the infringement of third party patents, trademarks or copyrights under various types of agreements; indemnities to governmental agencies in connection with the issuance of a permit or license to the Business or a subsidiary. The duration of these indemnities, commitments and guarantees varies and, in certain cases, is indefinite. In addition, many of these indemnities, commitments and guarantees do not provide for any limitation on the maximum potential future payments the Business could be obligated to make. As such, the Business is unable to reasonably estimate its potential exposure under these items.

        The Business has not recorded any liability for these indemnities, commitments and guarantees in the accompanying unaudited condensed combined balance sheets. The Business does, however, accrue for payments under promissory notes and other evidences of incurred indebtedness and for losses for any known contingent liability, including those that may arise from indemnifications, commitments and guarantees, when future payment is both reasonably estimable and probable. Finally, the Ball carries

CERTAIN METAL BEVERAGE PACKAGING OPERATIONS OF BALL CORPORATION

NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS (Continued)

14. Indemnifications and Guarantees (Continued)

general liability insurance policies that covers the locations included in the Business and has obtained indemnities, commitments and guarantees from third party purchasers, sellers and other contracting parties, which the Business believes would, in certain circumstances, provide recourse to any claims arising from these indemnifications, commitments and guarantees.

15. Subsequent Events

        There have been no material events subsequent to June 30, 2016 which would require adjustment or additional disclosure to the unaudited condensed combined financial statements.

Independent Auditor's Report

To the Directors of Rexam PLC

        We have audited the accompanying combined carve out financial statements of Certain Beverage Can Operations of Rexam PLC, which comprise the combined balance sheet as at December 31, 2015, 2014 and 2013, and the related combined income statement, combined statement of comprehensive income, combined cash flow statement, combined statement of changes in net invested capital and the related notes to the combined carve out financial statements for the years then ended (the combined carve out financial statements).

Management's Responsibility for the Combined Carve Out Financial Statements

        Management is responsible for the preparation and fair presentation of the combined carve out financial statements in accordance with applicable law and International Financial Reporting Standards (IFRSs) as adopted by the International Accounting Standards Board (IASB). This includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of combined carve out financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibility

        Our responsibility is to express an opinion on the combined carve out financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined carve out financial statements are free from material misstatement.

        An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined carve out financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the combined carve out financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company's preparation and fair presentation of the combined carve out financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined carve out financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Certain Beverage Can Operations of Rexam PLC as at December 31, 2015, 2014 and 2013, and the results of the operations and cash flows for the years then ended in accordance with IFRSs as adopted by the IASB.

Emphasis of matter—basis of preparation

        The basis of preparation and accounting policies used in preparing these combined carve out financial statements are each discussed in notes 1 and 3 to the combined carve out financial statements.

        This basis of preparation sets out the method used in identifying the financial position, performance and cash flows in relation to each of the plants which have been included in this set of combined carve out financial statements. These notes explain that the businesses included in the combined carve out financial statements have not operated as a single entity. These combined carve out financial statements are, therefore, not necessarily indicative of results that would have occurred if the businesses had operated as a single business during the year presented or of future results of the combined businesses. Our opinion is not modified with respect to these matters.

/s/ PricewaterhouseCoopers LLP
London, United Kingdom
March 31, 2016

CERTAIN BEVERAGE CAN OPERATIONS OF REXAM PLC

COMBINED INCOME STATEMENT

		For the years ended December 31
	Notes	2015	2014	2013
		£m	£m	£m
Sales		900.4	894.6	984.9
Cost of sales	4	(704.9)	(684.2)	(759.0)

Gross profit		195.5	210.4	225.9
Selling and distribution costs	4	(83.5)	(86.3)	(91.4)
Administrative expenses	4	(31.2)	(34.5)	(35.7)
Research and development	4	(2.3)	(2.7)	(3.0)
Exceptional items	6	(11.2)	—	—

Profit before tax		67.3	86.9	95.8
Tax	7	(24.2)	(30.0)	(31.9)

Profit for the year		43.1	56.9	63.9

The accompanying notes form part of the combined carve out financial statements.

CERTAIN BEVERAGE CAN OPERATIONS OF REXAM PLC

COMBINED STATEMENT OF COMPREHENSIVE INCOME

	For the years ended December 31
	2015	2014	2013
	(in £ millions)
Profit for the year	43.1	56.9	63.9
Other comprehensive income/(loss) for the year:
Items that may be reclassified to profit or loss:
Exchange differences	14.3	9.6	(4.0)

Total comprehensive income for the year	57.4	66.5	59.9

The accompanying notes form part of the combined carve out financial statements.

CERTAIN BEVERAGE CAN OPERATIONS OF REXAM PLC

COMBINED BALANCE SHEET

		As at December 31
	Notes	2015	2014	2013	2012
		(in £ millions)
Assets
Non current assets
Goodwill	8	303.3	293.0	287.4	290.0
Other intangible assets	9	2.9	2.5	2.7	3.3
Property, plant and equipment	10	180.4	173.5	181.8	181.2
Trade and other receivables	12	23.9	10.7	11.5	16.7
Deferred tax assets	7	—	0.2	0.2	—

		510.5	479.9	483.6	491.2

Current assets
Inventories	11	74.7	78.0	74.7	62.1
Trade and other receivables	12	39.9	47.4	50.5	57.5

		114.6	125.4	125.2	119.6

Total assets		625.1	605.3	608.8	610.8

Liabilities
Current liabilities
Trade and other payables	13	(138.6)	(132.2)	(124.3)	(141.0)
Provisions	15	(1.1)	—	—	—

		(139.7)	(132.2)	(124.3)	(141.0)

Non current liabilities
Deferred tax liabilities	7	(28.3)	(30.0)	(31.5)	(30.1)
Trade and other payables	13	(4.7)	(3.5)	(4.9)	(7.5)
Provisions	15	(0.6)	—	—	—

		(33.6)	(33.5)	(36.4)	(37.6)

Total liabilities		(173.3)	(165.7)	(160.7)	(178.6)

Net assets		451.8	439.6	448.1	432.2

Net invested capital		451.8	439.6	448.1	432.2

The accompanying notes form part of the combined carve out financial statements.

CERTAIN BEVERAGE CAN OPERATIONS OF REXAM PLC

COMBINED CASH FLOW STATEMENT

		For the years ended December 31
	Notes	2015	2014	2013
		(in £ millions)
Cash flows from operating activities
Cash generated from operations	16	102.5	123.5	107.3
Tax paid	7	(27.2)	(33.1)	(30.1)

Net cash flows from operating activities		75.3	90.4	77.2

Cash flows used in investing activities
Capital expenditure		(30.1)	(15.4)	(33.2)

Net cash flows used in investing activities		(30.1)	(15.4)	(33.2)

Cash flows used in financing activities
Net transfers to Rexam		(45.2)	(75.0)	(44.0)

Net cash flows used in financing activities		(45.2)	(75.0)	(44.0)

Net change in cash and cash equivalents		—	—	—

The accompanying notes form part of the combined carve out financial statements.

CERTAIN BEVERAGE CAN OPERATIONS OF REXAM PLC

COMBINED STATEMENT OF CHANGES IN NET INVESTED CAPITAL

	For the years ended December 31
	2015	2014	2013
	(in £ million)
Balance at January 1	439.6	448.1	432.2
Profit for the year	43.1	56.9	63.9
Exchange differences	14.3	9.6	(4.0)
Net transfers to Rexam	(45.2)	(75.0)	(44.0)

Balance at December 31	451.8	439.6	448.1

The accompanying notes form part of the combined carve out financial statements.

CERTAIN BEVERAGE CAN OPERATIONS OF REXAM PLC

NOTES TO THE COMBINED CARVE OUT FINANCIAL STATEMENTS

1. Nature of operations and basis of presentation

        The combined carve out financial statements reflect certain wholly owned beverage can operations (the Business) of Rexam PLC (Rexam), a publicly traded company on the London Stock Exchange based in London, UK. Rexam is a leading global beverage can maker. The Business manufactures aluminum and steel cans for a wide variety of beverages, including carbonated soft drinks, beer and energy drinks.

        The Business comprises the following manufacturing plants in Europe and the United States:

  •
  Europe: Valdemorillo, Spain and Enzesfeld, Austria;

  •
  United States: Bishopville, SC; Chicago, IL; Fairfield, CA; Fremont, OH; Olive Branch, MS; Valparaiso, IN; Whitehouse, OH; Winston-Salem, NC.

        The Business also comprises the assets and liabilities of the regional headquarters office in Chicago, IL.

        The combined carve out financial statements have been prepared in accordance with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board. Rexam applies IFRS as endorsed by the European Union (EU) in its consolidated financial statements. For the purposes of the combined carve out financial statements, no differences exist between IFRS as issued by the International Accounting Standards Board and IFRS as endorsed by the EU. The combined carve out financial statements have been prepared under the historical cost convention unless otherwise determined by IFRS.

        Under IFRS1, 'First Time Adoption of International Financial Reporting Standards', a number of exemptions are permitted to be taken in preparing the combined balance sheet at the date of transition to IFRS. For the purposes of the combined carve out financial statements, the Business has measured its assets and liabilities at the carrying amounts that were included in Rexam's consolidated financial statements, based on Rexam's date of transition to IFRS as endorsed by the EU on January 1, 2004. The Business has assumed a transition date to IFRS of January 1, 2013. All references to 2012 in the combined carve out financial statements relate to the transition date of January 1, 2013.

        The results and financial position of the Business have historically formed a component of Rexam's consolidated financial statements as prepared under IFRS as endorsed by the EU. However the Business has not previously prepared or reported any combined financial information or financial statements, and therefore no reconciliations from previous financial information to IFRS have been presented.

        The Business does not constitute a separate legal group. The combined carve out financial statements have been prepared specifically for the purpose of facilitating the divestment of the Business and on a basis that combines the results and assets and liabilities of each of the manufacturing plants, warehouses and operations constituting the Business by applying the principles underlying the consolidation procedures of IFRS10 'Consolidated Financial Statements'. The combined carve out financial statements have been prepared on a carve out basis from the consolidated financial statements of Rexam and include the assets, liabilities, revenues and expenses that management has determined are attributable to the Business.

        To determine the assets, liabilities, revenue and expenses that are considered attributable to the Business, management have reassessed how Rexam has historically reported. This included reassessing Rexam's European supply chain and limited risk distributor arrangements in order to attribute revenue

CERTAIN BEVERAGE CAN OPERATIONS OF REXAM PLC

NOTES TO THE COMBINED CARVE OUT FINANCIAL STATEMENTS (Continued)

1. Nature of operations and basis of presentation (Continued)

and costs based on place of production. A production based attribution method reflects arrangements whereby a sales transaction might be fulfilled with inventory produced by several plants. Therefore, each plant that produces and contributes inventory towards a sales transaction will record a portion of the sales transaction's revenue and also incur the associated costs. Additionally, revenue by plant is used to attribute trade receivables as at the balance sheet date. For the US plants, there is no equivalent supply chain and distributor arrangement and therefore no equivalent revenue and related cost assumption is required or applied. All US revenue and related costs are directly attributable to a specific plant.

        The combined carve out financial statements reflect allocations of direct and indirect costs, related to the operations of the Business, made by Rexam to depict the Business on a stand alone basis. Indirect costs relate to certain support functions that are provided on a centralized basis within Rexam, including Rexam shared service centre locations. As certain expenses reflected in the combined carve out financial statements are allocated, the combined carve out financial statements may not be indicative of the financial position, results of operations and cash flows that would have been presented if the Business had been a stand alone entity. Therefore, the combined carve out financial statements may not necessarily be indicative of the future financial position, results of operations and cash flows of the Business.

        As Rexam uses a centralized cash management system, allocated costs and expenses have generally been deemed to have been paid by the Business to Rexam in the year in which the costs were incurred and assumed to be remitted to Rexam as reflected within the combined cash flow statement as net transfers to Rexam. Current income taxes are deemed to have been remitted in cash to Rexam in the year they were recorded in the combined income statement. A discussion of the relationship with Rexam, including a description of the costs that have been allocated to the Business, is included in Note 19.

        All significant intercompany transactions within the Business have been eliminated.

        Since the Business has not in the past constituted a separate legal group, it is not possible to show share capital or an analysis of reserves of the Business. The net assets of the Business are represented by the cumulative investment of Rexam in the Business, shown as net invested capital in the combined balance sheet. The year on year movement in net invested capital is shown in the combined statement of changes in net invested capital.

        The combined carve out financial statements were authorized for issue by Rexam on March 31, 2016.

2. Going concern

        The Business meets its working capital requirements through being a component of Rexam. Rexam has the resources to continue to enable the Business to meet its liabilities as they fall due. Based on this, management has a reasonable expectation that the Business has adequate resources to continue its operations for the foreseeable future while it remains a component of Rexam. The Business therefore has adopted the going concern basis in preparing the combined carve out financial statements.

CERTAIN BEVERAGE CAN OPERATIONS OF REXAM PLC

NOTES TO THE COMBINED CARVE OUT FINANCIAL STATEMENTS (Continued)

3. Principal accounting policies

Key estimates and assumptions

        The preparation of the combined carve out financial statements in accordance with IFRS requires the use of estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses during the reporting periods. Although these estimates are based on management's best knowledge of the amount, events or actions, actual results may ultimately differ from those estimates. The key estimates and assumptions used in the combined carve out financial statements are set out below.

(i)    Goodwill impairment testing

        Goodwill is tested for impairment at each year end and at any time where there is any indication that goodwill may be impaired. The recoverable amount of a cash generating unit (CGU) is based on the higher of fair value less costs of disposal or value in use. This calculation requires the use of estimates which include cash flow projections for each CGU and discount rates based on Rexam's weighted average cost of capital, adjusted for any business or geographic risk relevant to the particular CGU. For details of goodwill impairment testing for the Business and the key estimates used see Note 8.

(ii)    Allocation of costs

        The Business receives various administrative services from Rexam shared service providers. The combined carve out financial statements reflect allocated expenses associated with these centralized Rexam support functions and also include other allocated overhead costs related to the support functions. These allocations are based on a number of utilization measures including revenue, headcount and IT users. The use of alternative measures could result in different allocated expenses. For details of cost allocations see Note 19.

(iii)    Revenue recognition

        Revenue from the sale of goods is measured at the fair value of the consideration, net of rebates and trade discounts. Revenue from the sale of goods is recognized when the Business has transferred the significant risks and rewards of ownership of the goods to the buyer, when the amount of revenue can be measured reliably and when it is probable that the economic benefits associated with the transaction will flow to the Business, typically on delivery of goods. Rexam enters into, and the Business participates in, long term contracts with both customers and suppliers. In certain cases the Business participates in up front payments in relation to these contracts which are charged against sales in respect of customers, and operating expenses in respect of suppliers, over their useful economic lives, typically being the related contract term. In addition, the Business recognizes any rebates receivable or payable in accordance with the terms of these long term contracts, which are typically volume based. There is judgment in respect of some of the more complex long term contracts relating to the timing of revenue recognition, any related rebates and the period over which up front payments are recognized in the combined income statement.

Retirement benefit obligations

        The combined carve out financial statements include costs in relation to retirement benefit obligations. Rexam operates, and the Business participates in, certain defined benefit pension plans in

CERTAIN BEVERAGE CAN OPERATIONS OF REXAM PLC

NOTES TO THE COMBINED CARVE OUT FINANCIAL STATEMENTS (Continued)

3. Principal accounting policies (Continued)

the UK, US and Austria, and medical benefit plans in the US. The costs depend on factors such as life expectancy of the members, the salary progression of current employees, the returns that plan assets generate and the discount rate used to calculate the present value of the liabilities. The current service cost and administration costs are included in administrative expenses in the combined income statement. As the Business participates in, but is not the sponsoring entity for any defined benefit pension plans or medical benefit plans, the multi-employer exemption in IAS19 'Employee Benefits' has been taken with the result that all costs have been allocated to the combined income statement but no amounts are recorded in the combined balance sheet.

        Rexam also operates, and the Business participates in, defined contribution pension plans. A defined contribution pension plan is one under which fixed contributions are paid to a third party and there are no further payment obligations once the contributions have been paid. The allocated contributions are included in administrative expenses in the combined income statement.

Share based payment

        Rexam operates, and the Business participates in, equity and cash settled share option schemes. As the Business participates in, but is not the sponsoring entity of these plans, all costs have been allocated to the combined income statement but no amounts are recorded in the combined balance sheet.

Income taxes

        Tax in the combined income statement represents the sum of current tax and deferred tax. Income taxes are presented on a separate tax return basis as if the Business were a stand alone entity. The current tax charge is calculated on the basis of tax laws enacted or substantially enacted at the balance sheet date in countries where the Business operates and generates taxable income. The Business recognizes deferred taxes using the liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases. Deferred tax assets have been recognized where it is probable that they will be recovered. In recognizing deferred tax assets, the Business has considered if it is more likely than not that sufficient future profits will be available to absorb all temporary differences. Deferred tax assets and liabilities are only offset in the combined balance sheet where there is a legally enforceable right of offset and there is an intention to settle the balance net. Additional taxes may arise following the proposed divestment of the Business by Rexam.

Foreign currencies

        The combined carve out financial statements are presented in sterling. The balance sheets of non sterling operations are translated into sterling using the exchange rate at the balance sheet date and the income statements are translated into sterling using the average exchange rate for the year. The functional currencies of the Business are those of the primary economic environments in which it operates and in all cases are the local currencies.

CERTAIN BEVERAGE CAN OPERATIONS OF REXAM PLC

NOTES TO THE COMBINED CARVE OUT FINANCIAL STATEMENTS (Continued)

3. Principal accounting policies (Continued)

        The principal exchange rates against sterling used in the combined carve out financial statements are as follows:

	Average 2015	Closing 2015	Average 2014	Closing 2014	Average 2013	Closing 2013	Closing 2012
Euro	1.38	1.36	1.24	1.28	1.18	1.20	1.23
US dollar	1.53	1.48	1.65	1.56	1.56	1.65	1.62

Exceptional items

        Items which are exceptional, being material in terms of size and/or nature, are presented separately in the combined income statement. The principal events which may give rise to exceptional items include restructuring, goodwill impairments, major asset impairments and disposals and employee incentive related costs with respect to the proposed acquisition of Rexam by Ball.

Goodwill

        Goodwill, when initially recognized, represents the excess of the cost of an acquisition over the interest in the fair value of the identifiable assets and liabilities of the acquiree at acquisition. Goodwill is carried at cost less any accumulated impairment losses. Goodwill in the combined carve out financial statements has been proportionally allocated to the plants included within the parameter relative to the total historic goodwill recognized at the date of acquisition. Goodwill is allocated to CGU's for the purposes of impairment testing. CGU's have been determined to be the US and Europe, which is consistent with the CGU's identified by Rexam. Internally generated goodwill is not recognized as an asset.

Other intangible assets

        Other intangible assets are carried at cost less accumulated amortization and accumulated impairment losses. Amortization begins when an asset is available for use and is calculated on a straight line basis to allocate the cost of the asset over its estimated useful life as follows:

Computer software acquired	2 to 3 years
Computer software developed	Up to 7 years
Other	Up to 17 years

        The cost of separately acquired intangible assets, including computer software, comprises the purchase price and any directly attributable costs of preparing the asset for use. Computer software development costs that are directly associated with the implementation of major business systems are capitalized as intangible assets. Expenditure on research is recognized as an expense in the combined income statement as incurred.

Property, plant and equipment

        Property, plant and equipment is carried at cost less accumulated depreciation and accumulated impairment losses. Cost comprises purchase price and directly attributable costs. Assets under construction are not depreciated. For all other property, plant and equipment, depreciation is

CERTAIN BEVERAGE CAN OPERATIONS OF REXAM PLC

NOTES TO THE COMBINED CARVE OUT FINANCIAL STATEMENTS (Continued)

3. Principal accounting policies (Continued)

calculated on a straight line basis to allocate cost, less residual value of the assets, over their estimated useful lives as follows:

Freehold buildings	Up to 50 years
Manufacturing machinery	7 to 20 years
Computer hardware	Up to 8 years
Fixtures, fittings and vehicles	4 to 10 years
        Following an evaluation of the estimated useful lives of manufacturing machinery in 2015, the Business increased the useful lives to a maximum of 20 years from 17 years, effective January 1, 2015. The impact of this change was to reduce the 2015 depreciation charge by £1.5m and increase the tax charge by £0.5m. The evaluation was carried out by a third party appraiser.

        Residual values and useful lives are reviewed at least each year end.

Impairment of assets

        This policy applies to all assets except inventories, deferred tax assets and financial assets. At each balance sheet date the Business assesses whether there is any indication that an asset may be impaired. Where an indicator of impairment exists, the Business makes an estimate of recoverable amount. Where the carrying amount of an asset exceeds its recoverable amount the asset is written down to its recoverable amount. Recoverable amount is based on the higher of fair value less costs of disposal or value in use and is determined for an individual asset. If the asset does not generate cash inflows that are largely independent of those from other assets or groups of assets, the recoverable amount of the CGU to which the asset belongs is determined. Discount rates reflecting the asset specific risks and the time value of money are used for the value in use calculation.

        When an asset is written down to its recoverable amount, the impairment loss is recognized as an expense in the combined income statement in the year in which is it incurred. Impairment losses incurred in CGU's are applied against the carrying amount of goodwill allocated to the units. Should circumstances change which result in a reversal of a previous impairment, the value of the asset is increased and the reversal is recognized in the combined income statement in the year in which it occurs. The increase in the carrying amount of the asset is limited to the amount which would have been recorded had no impairment been recognized in prior years. Impairment losses applied to goodwill are not reversed.

Inventories

        Inventories are stated at the lower of cost and net realizable value. Cost is determined on a first in first out basis. Cost comprises directly attributable purchase and conversion costs and an allocation of production overheads based on normal operating capacity. Net realizable value is the estimated selling price less estimated costs to completion and selling costs. Provisions against the value of inventories are made for slow moving or obsolete inventory.

Provisions

        Provisions are recognized when a present obligation exists in respect of a past event and where the amount can be reliably estimated. Provisions for restructuring are recognized for direct expenditure on

CERTAIN BEVERAGE CAN OPERATIONS OF REXAM PLC

NOTES TO THE COMBINED CARVE OUT FINANCIAL STATEMENTS (Continued)

3. Principal accounting policies (Continued)

business reorganizations where plans are sufficiently detailed and well advanced, and where appropriate communication to those affected has been undertaken on or before the balance sheet date. Provisions are discounted where the time value of money is considered to be material.

Leases

        Payments made under operating leases are recognized as an expense in the combined income statement on a straight line basis over the lease term. The Business does not have any finance leases.

Financial instruments

        Derivatives, comprising foreign currency contracts relating to capital expenditure that are specifically attributable to the Business, are measured at fair value. In addition, Rexam operates, and the Business participates in, certain aluminum and steel commodity contracts. As these contracts are not specific to the Business, no amounts are recorded in the combined balance sheet; however the combined income statement reflects full allocation of the related hedging results.

        Trade and other receivables are initially measured at fair value and subsequently measured at amortized cost less any provision for impairment. They are discounted where the time value of money is considered material. Trade and other payables are measured at cost.

        Derivatives are included in trade and other receivables and trade and other payables when considered not to be material.

New accounting standards and interpretations

        The following accounting standards are effective for accounting periods beginning after January 1, 20I5 and have not yet been adopted by the Business.

        (i)    IFRS9 "Financial Instruments".    The standard addresses the classification, measurement and recognition of financial assets and liabilities. The standard is effective for accounting periods beginning on or after January 1, 2018 and earlier adoption is permitted subject to EU endorsement. The Business has yet to assess the impact of IFRS9.

        (ii)    IFRS15 "Revenue from Contracts with Customers".    The standard addresses revenue recognition and establishes principles for reporting information about the nature, amount, timing and uncertainty of revenue and cash flows arising from an entity's contracts with customers. The standard is effective for accounting periods beginning on or after January 1, 2018 and earlier adoption is permitted subject to EU endorsement. The Business has yet to assess the impact of IFRS15.

        (iii)    IFRS16 "Leases".    The standard addresses the principles for the recognition, measurement, presentation and disclosure of leases. The standard is effective for accounting periods beginning on or after January 1, 2019 and earlier adoption is permitted subject to EU endorsement and only for entities that apply IFRS15 at or before the date of initial application of this standard. The Business has yet to assess the impact of IFRS16.

        There are no other IFRSs or IFRS Interpretation Committee interpretations not yet effective that would be expected to have an impact on the Business.

CERTAIN BEVERAGE CAN OPERATIONS OF REXAM PLC

NOTES TO THE COMBINED CARVE OUT FINANCIAL STATEMENTS (Continued)

4. Operating expenses

        The following operating expense items are included in the combined income statement.

	2015	2014	2013
	(in £ millions)
Raw materials used	(533.7)	(515.1)	(576.7)
Employee benefit expense (Note 5)	(110.0)	(103.7)	(113.8)
Freight costs	(61.1)	(59.5)	(63.2)
Depreciation of property, plant and equipment	(29.2)	(26.9)	(27.7)
Amortization of intangible assets	(0.7)	(0.4)	(0.5)
Operating lease rental expense	(2.8)	(2.7)	(3.4)

        Employee benefit expense and depreciation of property, plant and equipment in the above table include exceptional items.

5. Employee benefit expense

	2015	2014	2013
	(in £ millions)
Wages and salaries	(90.1)	(84.6)	(89.4)
Social security	(7.8)	(7.7)	(8.0)
Share based payment	(1.4)	(2.4)	(6.3)
Defined benefit pension plans	(8.2)	(6.7)	(6.9)
Medical benefit plans	(0.9)	(0.8)	(1.2)
Defined contribution pension plans	(1.6)	(1.5)	(2.0)

Total employee benefit expense	(110.0)	(103.7)	(113.8)

        The charge for share based payment relates wholly to corporate allocations. Defined benefit pension plans include corporate allocations of £4.7m for 2015 (2014: £3.2m, 2013: £2.5m). Medical benefit plans include corporate allocations of £nil for 2015 (2014: £0.1m, 2013: £0.1m). Defined contribution pension plans include corporate allocations of £0.8m for 2015 (2014: £0.6m, 2013: £0.9m).

        The combined carve out financial statements do not include key management compensation as the Rexam Executive Leadership Team (ELT) does not form part of the Business. However, the combined income statement includes an allocation for employee benefit expense relating to the ELT.

6. Exceptional items

2015
(in £ millions)
Conversion of the Valdemorillo plant from steel to aluminum	(7.1)
Employee related incentive costs	(4.1)

Exceptional items before tax	(11.2)
Tax on exceptional items	3.5

Exceptional items after tax	(7.7)

CERTAIN BEVERAGE CAN OPERATIONS OF REXAM PLC

NOTES TO THE COMBINED CARVE OUT FINANCIAL STATEMENTS (Continued)

6. Exceptional items (Continued)

        Employee related incentive costs have been incurred as a consequence of the proposed acquisition of Rexam by Ball. There were no exceptional items in 2014 or 2013.

7. Tax

(i)    Tax included in the combined income statement

	2015	2014	2013
	(in £ millions)
Current tax	(27.2)	(33.1)	(30.1)
Deferred tax	3.0	3.1	(1.8)

	(24.2)	(30.0)	(31.9)

(ii)    Tax reconciliation

        A reconciliation of the tax charge applicable to the profit before tax at the US rate of 35% with the tax charge in the combined income statement is set out below. The US tax rate is used as the majority of the Business is US based.

	2015	2014	2013
	(in £ millions)
Profit before tax	67.3	86.9	95.8

Tax charge at the US rate of 35%	(23.6)	(30.4)	(33.5)
US state taxes net of federal benefit	(1.9)	(2.0)	(2.2)
Spanish property, plant and equipment tax revaluation	—	—	1.2
Lower domestic tax rates on non US earnings	1.3	2.4	2.6

Tax charge in the combined income statement	(24.2)	(30.0)	(31.9)

Effective tax rate	36.0%	34.5%	33.3%

(iii)    Analysis of deferred tax

        The following table sets out the deferred tax assets and liabilities included in the combined balance sheet.

	2015	2014	2013	2012
	(in £ millions)
Deferred tax assets	—	0.2	0.2	—
Deferred tax liabilities	(28.3)	(30.0)	(31.5)	(30.1)

Net deferred tax liabilities	(28.3)	(29.8)	(31.3)	(30.1)

CERTAIN BEVERAGE CAN OPERATIONS OF REXAM PLC

NOTES TO THE COMBINED CARVE OUT FINANCIAL STATEMENTS (Continued)

7. Tax (Continued)

	Accelerated tax depreciation	Other temporary differences	Total
	(in £ millions)
At January 1, 2015	(30.2)	0.4	(29.8)
Exchange differences	(1.5)	—	(1.5)
Credit for the year	2.9	0.1	3.0

At December 31, 2015	(28.8)	0.5	(28.3)

At January 1, 2014	(31.9)	0.6	(31.3)
Exchange differences	(1.6)	—	(1.6)
Credit/(charge) for the year	3.3	(0.2)	3.1

At December 31, 2014	(30.2)	0.4	(29.8)

At January 1, 2013	(31.7)	1.6	(30.1)
Exchange differences	0.6	—	0.6
Charge for the year	(0.8)	(1.0)	(1.8)

At December 31, 2013	(31.9)	0.6	(31.3)

        Deferred tax assets and liabilities are presented as non current in the combined balance sheet. All deferred tax assets are recoverable within one year.

        The following table sets out the gross amounts of deferred tax assets and liabilities in respect of each type of temporary difference.

	2015	2014	2013	2012
	(in £ millions)
Deferred tax assets:
Other temporary differences	3.4	3.1	2.5	3.2
Deferred tax liabilities:
Accelerated tax depreciation	(28.8)	(30.2)	(31.9)	(31.7)
Other temporary differences	(2.9)	(2.7)	(1.9)	(1.6)

	(31.7)	(32.9)	(33.8)	(33.3)

Net deferred tax liabilities	(28.3)	(29.8)	(31.3)	(30.1)

8. Goodwill

(1)    Summary

	2015	2014	2013
	(in £ millions)
Cost and carrying value at the beginning of the year	293.0	287.4	290.0
Exchange differences	10.3	5.6	(2.6)

Cost and carrying value at the end of the year	303.3	293.0	287.4

CERTAIN BEVERAGE CAN OPERATIONS OF REXAM PLC

NOTES TO THE COMBINED CARVE OUT FINANCIAL STATEMENTS (Continued)

8. Goodwill (Continued)

        Goodwill is monitored at a CGU level, which is an allocation of goodwill attributable to equivalent CGU's within Rexam. The following table sets out the carrying value of goodwill that is allocated to CGU's as at December 31.

	2015	2014	2013	2012
	£m	£m	£m	£m
United States	230.1	216.1	205.0	208.8
Europe	73.2	76.9	82.4	81.2

	303.3	293.0	287.4	290.0

(ii)    Impairment testing

        The recoverable amounts of CGU's are determined based on value in use calculations at the end of each year. The cash flow projections used in these calculations are based on Rexam approved financial budgets and financial plans over a period from 2013 to 2018 and represent cash flows attributable directly to the CGU's included within the combined carve out financial statements. The calculation of value in use requires the use of estimates which, although based on management's best knowledge, may ultimately differ from actual results.

        The key assumptions for the value in use calculations are:

        (a)    Discount rates.    The pre tax discount rates used in the value in use calculations are set out in the table below. These discount rates are derived from Rexam's weighted average cost of capital, as adjusted for any business or geographic risk relevant to the CGU. Changes in the discount rates over the years are calculated with reference to latest market assumptions for the risk free rate, equity market risk premium and debt cost.

	2015	2014	2013	2012
	%	%	%	%
United States	11	10	10	10
Europe	11	10	10	10

        (b)    Growth rates.    Cash flows beyond the planning horizon have been extrapolated using growth rates as set out in the table below. These growth rates used do not exceed the long term growth rates relating to each region and business in which the CGU's operate.

	2015	2014	2013	2012
	%	%	%	%
United States	1.6	2.1	2.4	2.5
Europe	1.2	1.6	2.0	1.6

        (c)    Sales and costs.    Forecasts for sales and margins are based on analyses of sales, markets, costs and competitors. Consideration is given to past experience and knowledge of future contracts. Forecasts for aluminum and steel costs are based on forward prices and time projections after taking into account any pass through of costs. Forecasts for other raw materials and energy are based on inflation forecasts and supply and demand factors.

CERTAIN BEVERAGE CAN OPERATIONS OF REXAM PLC

NOTES TO THE COMBINED CARVE OUT FINANCIAL STATEMENTS (Continued)

8. Goodwill (Continued)

        Management considers that no reasonably possible change in any of the key assumptions would cause the recoverable amount of goodwill attached to the United States and Europe CGU's to fall below their carrying value in any of the years reported.

9. Other intangible assets

	Computer software acquired	Computer software developed	Other	Total
	£m	£m	£m	£m
Cost:
At January 1, 2015	4.2	17.8	1.4	23.4
Exchange differences	0.2	1.0	0.1	1.3
Disposals	—	(1.3)	—	(1.3)
Transfer from property, plant and equipment	—	1.0	—	1.0

At December 31, 2015	4.4	18.5	1.5	24.4

Accumulated amortization:
AT January 1, 2015	(4.0)	(16.6)	(0.3)	(20.9)
Exchange differences	(0.1)	(1.0)	—	(1.1)
Disposals	—	1.3	—	1.3
Other movements	(0.1)	(0.6)	(0.1)	(0.8)

At December 31, 2015	(4.2)	(16.9)	(0.4)	(21.5)

Carrying value at December 31, 2015	0.2	1.6	1.1	2.9

Cost:
At January 1, 2014	3.9	16.8	1.4	22.1
Exchange differences	0.1	1.0	0.1	1.2
Disposals	—	—	(0.1)	(0.1)
Transfer from property, plant and equipment	0.2	—	—	0.2

At December 31, 2014	4.2	17.8	1.4	23.4

Accumulated amortization:
At January 1, 2014	(3.9)	(15.2)	(0.3)	(19.4)
Exchange differences	(0.1)	(0.9)	—	(1.0)
Other movements	—	(0.5)	—	(0.5)

At December 31, 2014	(4.0)	(16.6)	(0.3)	(20.9)

Carrying value at December 31, 2014	0.2	1.2	1.1	2.5

CERTAIN BEVERAGE CAN OPERATIONS OF REXAM PLC

NOTES TO THE COMBINED CARVE OUT FINANCIAL STATEMENTS (Continued)

9. Other intangible assets (Continued)

	Computer software acquired	Computer software developed	Other	Total
	£m	£m	£m	£m
Cost:
At January 1, 2013	4.6	17.1	2.7	24.4
Exchange differences	—	(0.3)	—	(0.3)
Disposals	(0.7)	(2.0)	(1.3)	(4.0)
Transfer from property, plant and equipment	—	2.0	—	2.0

At December 31, 2013	3.9	16.8	1.4	22.1

Accumulated amortization:
At January 1, 2013	(4.6)	(14.9)	(1.6)	(21.1)
Exchange differences	—	0.3	—	0.3
Disposals	0.7	—	1.3	2.0
Other movements	—	(0.6)	—	(0.6)

At December 31, 2013	(3.9)	(15.2)	(0.3)	(19.4)

Carrying value at December 31,2013	—	1.6	1.1	2.7

        The combined income statement includes allocated amortization expense of £0.7m for 2015 (2014: £0.4m; 2013: £0.5m).

CERTAIN BEVERAGE CAN OPERATIONS OF REXAM PLC

NOTES TO THE COMBINED CARVE OUT FINANCIAL STATEMENTS (Continued)

10. Property, plant and equipment

	Property	Plant and equipment	Assets under construction	Total
	£m	£m	£m	£m
Cost:
At January 1, 2015	72.3	421.7	11.1	505.1
Exchange differences	2.2	10.2	0.6	13.0
Additions	—	—	31.7	31.7
Disposals	(0.1)	(32.8)	—	(32.9)
Reclassifications	1.8	9.3	(11.1)	—
Transfer to other intangible assets	—	—	(1.0)	(1.0)
Other movements	—	0.2	—	0.2

At December 31, 2015	76.2	408.6	31.3	516.1

Accumulated depreciation:
At January 1, 2015	(31.6)	(300.0)	—	(331.6)
Exchange differences	(1.0)	(6.7)	—	(7.7)
Depreciation for the year	(2.2)	(26.2)	—	(28.4)
Disposals	0.1	32.3	—	32.4
Other movements	(0.3)	(0.1)	—	(0.4)

At December 31, 2015	(35.0)	(300.7)	—	(335.7)

Carrying value at December 31, 2015	41.2	107.9	31.3	180.4

Cost:
At January 1, 2014	69.6	389.3	23.4	482.3
Exchange differences	2.2	9.9	0.2	12.3
Additions	—	—	15.9	15.9
Disposals	(0.1)	(2.9)	(2.2)	(5.2)
Reclassifications	0.6	25.4	(26.0)	—
Transfer to other intangible assets	—	—	(0.2)	(0.2)

At December 31, 2014	72.3	421.7	11.1	505.1

Accumulated depreciation:
At January 1, 2014	(28.6)	(271.9)	—	(300.5)
Exchange differences	(0.8)	(6.1)	—	(6.9)
Depreciation for the year	(2.1)	(24.5)	—	(26.6)
Disposals	0.1	2.6	—	2.7
Other movements	(0.2)	(0.1)	—	(0.3)

At December 31, 2014	(31.6)	(300.0)	—	(331.6)

Carrying value at December 31, 2014	40.7	121.7	11.1	173.5

Cost:
At January 1, 2013	65.1	371.2	28.7	465.0
Exchange differences	(0.8)	(3.2)	(0.1)	(4.1)
Additions	—	0.7	33.1	33.8
Disposals	(0.3)	(9.9)	—	(10.2)
Reclassifications	5.6	30.7	(36.3)	—
Transfer to other intangible assets	—	—	(2.0)	(2.0)
Other movements	—	(0.2)	—	(0.2)

At December 31, 2013	69.6	389.3	23.4	482.3

CERTAIN BEVERAGE CAN OPERATIONS OF REXAM PLC

NOTES TO THE COMBINED CARVE OUT FINANCIAL STATEMENTS (Continued)

10. Property, plant and equipment (Continued)

	Property	Plant and equipment	Assets under construction	Total
	£m	£m	£m	£m
Accumulated depreciation:
At January 1, 2013	(26.7)	(257.1)	—	(283.8)
Exchange differences	0.3	1.8	—	2.1
Depreciation for the year	(2.1)	(24.9)	—	(27.0)
Disposals	0.1	8.5	—	8.6
Other movements	(0.2)	(0.2)	—	(0.4)

At December 31, 2013	(28.6)	(271.9)	—	(300.5)

Carrying value at December 31, 2013	41.0	117.4	23.4	181.8

        The combined income statement includes allocated depreciation expense of £0.8m for 2015 (2014: £0.3m; 2013: £0.7m).

11. Inventories

	2015	2014	2013	2012
	£m	£m	£m	£m
Raw materials, stores and consumables	19.7	18.3	15.2	11.7
Work in progress	0.2	0.1	0.2	0.3
Finished goods	54.8	59.6	59.3	50.1

	74.7	78.0	74.7	62.1

        The following table sets out an analysis of provisions against inventories.

	2015	2014	2013
	£m	£m	£m
Balance at the beginning of the year	(1.5)	(1.6)	(1.9)
Charge for the year	(0.1)	—	(0.1)
Released in the year	—	0.1	0.1
Utilized	0.1	—	0.3

Balance at the end of the year	(1.5)	(1.5)	(1.6)

CERTAIN BEVERAGE CAN OPERATIONS OF REXAM PLC

NOTES TO THE COMBINED CARVE OUT FINANCIAL STATEMENTS (Continued)

12. Trade and other receivables

	2015	2014	2013	2012
	£m	£m	£m	£m
Non current assets:
Prepayments	23.9	10.7	11.5	16.7

Current assets:
Trade receivables	32.1	40.8	47.1	55.8
Provision for impairment	(0.2)	(0.2)	(0.5)	(1.4)

Net trade receivables	31.9	40.6	46.6	54.4
Prepayments	7.5	4.7	3.9	2.6
Derivatives	0.1	0.1	—	—
Other receivables	0.4	2.0	—	0.5

	39.9	47.4	50.5	57.5

Total trade and other receivables	63.8	58.1	62.0	74.2

        The following table sets out an analysis of provisions for impairment of trade and other receivables.

	2015	2014	2013
	£m	£m	£m
Balance at the beginning of the year	(0.2)	(0.5)	(1.4)
Impairment in the year	—	(0.1)	(0.1)
Released in the year	—	0.2	0.9
Utilized	—	0.2	0.1

Balance at the end of the year	(0.2)	(0.2)	(0.5)

        The following table sets out an ageing analysis of total trade and other receivables, including those which are past due but not impaired.

	2015	2014	2013	2012
	£m	£m	£m	£m
Not yet due	61.5	53.9	54.4	66.4
Past due less than 3 months	2.1	4.1	7.1	7.8
Past due between 3 and 6 months	0.2	—	0.2	—
More than 12 months	—	0.1	0.3	—

	63.8	58.1	62.0	74.2

        The maximum amount of credit risk with respect to customers is represented by the carrying amount on the combined balance sheet. Customer credit facilities for new customers must be approved by management. Credit limits are set with reference to trading history and reports from credit rating agencies. Customer credit facilities are received at the sales order entry stage and at the time of shipment so as not to exceed customer limits. Overdue accounts are regularly reviewed and impairment provisions are created where necessary. As a matter of policy, all outstanding trade balances greater than three months are fully provided except as approved by management and with due regard to the

CERTAIN BEVERAGE CAN OPERATIONS OF REXAM PLC

NOTES TO THE COMBINED CARVE OUT FINANCIAL STATEMENTS (Continued)

12. Trade and other receivables (Continued)

historical risk profile of the customer. The Business has extremely low historical levels of customer credit defaults, due in part to the large multinational nature of many of its customers and the long term relationships it, and Rexam, has with them. For all years reported, there were no new major customers where the Business considered there was a risk of significant credit default. There are no trade and other receivables that would otherwise be past due or impaired whose terms have been renegotiated.

        The carrying amounts of total trade and other receivables are denominated in the following currencies.

	2015	2014	2013	2012
	£m	£m	£m	£m
US dollar	48.6	38.8	43.7	52.0
Euro	15.2	19.3	18.3	22.2

	63.8	58.1	62.0	74.2

13. Trade and other payables

	2015	2014	2013	2012
	£m	£m	£m	£m
Current liabilities:
Trade payables	(98.1)	(94.4)	(85.7)	(94.9)
Social security and other taxes	(3.4)	(2.7)	(3.3)	(3.5)
Accrued expenses	(31.9)	(31.8)	(32.5)	(39.8)
Accrued capital expenditure	(3.6)	(2.0)	(1.5)	(0.9)
Derivatives	—	—	—	(0.5)
Other payables	(1.6)	(1.3)	(1.3)	(1.4)

	(138.6)	(132.2)	(124.3)	(141.0)

Non current liabilities:
Accrued expenses	(4.4)	(3.1)	(4.6)	(7.1)
Other payables	(0.3)	(0.4)	(0.3)	(0.4)

	(4.7)	(3.5)	(4.9)	(7.5)

Total trade and other payables	(143.3)	(135.7)	(129.2)	(148.5)

        The carrying amounts of total trade and other payables are denominated in the following currencies.

	2015	2014	2013	2012
	£m	£m	£m	£m
US dollar	(121.3)	(107.3)	(101.3)	(118.1)
Euro	(20.8)	(28.3)	(27.9)	(30.3)
Sterling	(1.2)	(0.1)	—	(0.1)

	(143.3)	(135.7)	(129.2)	(148.5)

CERTAIN BEVERAGE CAN OPERATIONS OF REXAM PLC

NOTES TO THE COMBINED CARVE OUT FINANCIAL STATEMENTS (Continued)

14. Financial instruments

        The following table sets out the carrying value and the market value of financial assets and liabilities.

	2015	2014	2013	2012
	£m	£m	£m	£m
Financial assets:
Trade and other receivables	32.3	42.6	46.6	54.9
Derivatives	0.1	0.1	—	—

	32.4	42.7	46.6	54.9

Financial liabilities:
Trade and other payables	(139.9)	(133.0)	(125.9)	(144.5)
Derivatives	—	—	—	(0.5)

	(139.9)	(133.0)	(125.9)	(145.0)

        Trade and other receivables exclude prepayments. Trade and other payables exclude social security and other taxes.

        The carrying values of trade and other receivables and trade and other payables are assumed to approximate to their fair values due to their short term nature. The fair value of derivative contracts has been determined by marking those contracts to market at prevailing market prices.

        In all years reported, all financial instruments are categorized as level 2 in the fair value measurement hierarchy, whereby the fair value is determined by using valuation techniques. The valuation techniques for level 2 instruments use observable market data where it is available, for example quoted market prices, and rely less on estimates.

        Financial risk management of the Business is mainly exercised and monitored at a Rexam level. It is based on sound economic objectives and good corporate practice. Rexam treasury operations are carried out under policies and parameters approved by the Rexam board of directors. Central treasury activities include the investment of surplus cash, the issuance, repayment and repurchase of short term and long term debt and interest rate management. The Business is not exposed to significant market based currency, interest or commodity risk in any of the years reported. See Note 12 for information on liquidity based credit risk with respect to customers.

        Capital risk management is exercised and monitored at a Rexam level. The objective is to minimize its cost of capital by optimizing the efficiency of its capital structure, being the balance between equity and debt. Rexam views its ordinary share capital as equity. This objective is always subject to an overriding principle that capital must be managed to ensure Rexam's ability to continue as a going concern in order to provide returns for shareholders and benefits for other stakeholders. Rexam is able to adjust its capital structure through the issue or redemption of either debt or equity and by adjustment to the dividend paid to equity holders. Rexam uses a range of financial metrics to monitor the efficiency of its capital structure, including its weighted average cost of capital and net debt to EBITDA and ensures that its capital structure provides sufficient financial strength to allow it to secure access to debt finance at reasonable cost. The Business is directly impacted by the objectives and decisions made by Rexam set out above.

CERTAIN BEVERAGE CAN OPERATIONS OF REXAM PLC

NOTES TO THE COMBINED CARVE OUT FINANCIAL STATEMENTS (Continued)

14. Financial instruments (Continued)

        The following table sets out the undiscounted contractual maturities for financial liabilities.

	Within one year	Between one and two years	Between two and five years	Total
	£m	£m	£m	£m
At December 31, 2015:
Trade and other payables	(135.2)	(1.4)	(3.3)	(139.9)

At December 31, 2014:
Trade and other payables	(129.5)	(2.3)	(1.2)	(133.0)

At December 31, 2013:
Trade and other payables	(121.0)	(2.2)	(2.7)	(125.9)

At December 31, 2012:
Trade and other payables	(137.0)	(1.7)	(5.8)	(144.5)
Derivatives:
Gross payments	(10.1)	(0.1)	—	(10.2)
Gross receipts	9.6	0.1	—	9.7

15. Provisions

£m
At January 1, 2015	—
Charge for the year	(1.3)
Utilized in the year	0.6
Other movements	(1.0)

At December 31, 2015	(1.7)

Current liabilities	(1.1)
Non current liabilities	(0.6)

(1.7)

        Provisions at December 31, 2015 relate to severance and early retirement charges resulting from the conversion of the Valdemorillo plant from steel to aluminum.

CERTAIN BEVERAGE CAN OPERATIONS OF REXAM PLC

NOTES TO THE COMBINED CARVE OUT FINANCIAL STATEMENTS (Continued)

16. Reconciliation of profit before tax to cash generated from operations

	2015	2014	2013
	£m	£m	£m
Profit before tax	67.3	86.9	95.8
Adjustments for:
Depreciation of property, plant and equipment	29.2	26.9	27.7
Amortization of other intangible assets	0.7	0.4	0.5
Loss on property, plant and equipment	0.5	2.5	1.6
Loss on other intangible assets	—	0.1	2.0
Movement in working capital	4.6	6.7	(20.3)
Movement in provisions	0.7	—	—
Other adjustments	(0.5)	—	—

Cash generated from operations	102.5	123.5	107.3

17. Contingent liabilities

        There are no contingent liabilities in any of the years reported that require disclosure.

18. Commitments

(i)    Operating lease commitments

        The following table sets out the total future minimum lease payments under non-cancellable operating leases.

	2015	2014	2013	2012
	£m	£m	£m	£m
Property:
Within one year	2.1	2.1	2.4	1.9
Between one and five years	2.7	3.2	2.6	2.2
Over five years	—	—	0.5	0.5

	4.8	5.3	5.5	4.6

Plant and equipment:
Within one year	1.0	1.0	1.0	0.6
Between one and five years	0.4	1.3	2.1	1.7

	1.4	2.3	3.1	2.3

(ii)    Capital commitments

        The following table sets out contracts placed for future capital expenditure not provided in the combined carve out financial statements.

	2015	2014	2013	2012
	£m	£m	£m	£m
Property plant and equipment	7.5	7.3	1.5	4.3

CERTAIN BEVERAGE CAN OPERATIONS OF REXAM PLC

NOTES TO THE COMBINED CARVE OUT FINANCIAL STATEMENTS (Continued)

19. Related parties

        The Business receives various administrative services from Rexam shared service providers. These services include a share of costs incurred in the European and US headquarters, plus central costs such as tax, treasury, accounting, HR and IT. The combined carve out financial statements reflect allocated expenses associated with these centralized Rexam support functions and also include allocated share based payment, retirement benefits, derivatives and overhead costs related to the support functions. These corporate allocations are based on a number of utilization measures including revenue, headcount and IT users. Generally such amounts have been deemed to have been paid by the Business in the year in which the costs are recorded.

        The following table sets out the expense for corporate allocations included in the combined income statement.

	2015	2014	2013
	£m	£m	£m
Corporate allocations included in:
Selling and distribution costs	(1.6)	(1.8)	(1.9)
Administrative expenses	(28.9)	(32.8)	(33.8)
Research and development	(2.3)	(2.7)	(3.0)
Exceptional items	(3.9)	—	—

	(36.7)	(37.3)	(38.7)

        The Business sells to other Rexam businesses. These sales are made on terms equivalent to those that prevail in arm's length transactions. The following table sets out sales to other Rexam businesses included in the combined income statement.

	2015	2014	2013
	£m	£m	£m
Sales to other Rexam businesses	26.2	20.3	21.6

        The following table sets out trading and other balances with other Rexam businesses included in the combined balance sheet.

	2015	2014	2013	2012
	£m	£m	£m	£m
Trade receivables	3.1	1.2	2.0	1.9
Other payables	(0.3)	(0.3)	(0.2)	(0.3)

        All balances at the balance sheet date are unsecured and interest free and settlement occurs through net parent investment. There have been no guarantees provided or received.

20. Post balance sheet events

        The Business performed an evaluation of post balance sheet events up to March 31, 2016, the date the combined carve out financial statements were authorized for issue. There are no events that would require adjustment or additional disclosure to the combined carve out financial statements in any of the years reported.

CERTAIN BEVERAGE CAN OPERATIONS OF REXAM PLC

COMBINED INTERIM INCOME STATEMENT

For the six months ended June 30 (unaudited)

	Notes	2016	2015
		£m	£m
Sales		442.3	470.0
Cost of sales		(343.1)	(368.8)

Gross profit		99.2	101.2
Selling and distribution costs		(46.2)	(40.7)
Administrative expenses		(17.0)	(16.9)
Research and development		(1.0)	(1.2)
Exceptional items	2	(2.8)	(4.3)

Profit before tax		32.2	38.1
Tax		(12.5)	(14.2)

Profit for the period		19.7	23.9

The accompanying notes form part of the combined carve out interim financial statements.

CERTAIN BEVERAGE CAN OPERATIONS OF REXAM PLC

COMBINED INTERIM STATEMENT OF COMPREHENSIVE INCOME

For the six months ended June 30 (unaudited)

	2016	2015
	£m	£m
Profit for the period	19.7	23.9
Other comprehensive income/(loss) for the period:
Items that may be reclassified to profit or loss in subsequent periods (net of tax):
Exchange differences	51.7	(12.8)

Total comprehensive income for the period, net of tax	71.4	11.1

The accompanying notes form part of the combined carve out interim financial statements.

CERTAIN BEVERAGE CAN OPERATIONS OF REXAM PLC

COMBINED INTERIM BALANCE SHEET

As at June 30, 2016

	Notes	June 30, 2016	December 31, 2015
		£m (unaudited)	£m
Assets
Non current assets
Goodwill	3	335.8	303.3
Other intangible assets		0.2	2.9
Property, plant and equipment	4	197.3	180.4
Trade and other receivables		23.9	23.9
Deferred tax assets		0.8	—

		558.0	510.5

Current assets
Inventories		90.1	74.7
Trade and other receivables		74.4	39.9

		164.5	114.6

Total assets		722.5	625.1

Liabilities
Current liabilities
Trade and other payables		(150.4)	(138.6)
Provisions		—	(1.1)

		(150.4)	(139.7)

Non current liabilities
Deferred tax liabilities		(30.7)	(28.3)
Trade and other payables		(5.6)	(4.7)
Provisions		(1.4)	(0.6)

		(37.7)	(33.6)

Total liabilities		(188.1)	(173.3)

Net assets		534.4	451.8

Net invested capital		534.4	451.8

The accompanying notes form part of the combined carve out interim financial statements.

CERTAIN BEVERAGE CAN OPERATIONS OF REXAM PLC

COMBINED INTERIM CASH FLOW STATEMENT

For the six months ended June 30 (unaudited)

		For the six months ended June 30
	Notes	2016	2015
		£m	£m
Cash flows from operating activities
Cash generated from operations	6	17.2	45.0
Tax paid		(11.1)	(16.5)

Net cash flows from operating activities		6.1	28.5

Cash flows used in investing activities
Capital expenditure		(17.3)	(6.8)

Net cash flows used in investing activities		(17.3)	(6.8)

Cash flows used in financing activities
Net transfers from/(to) Rexam		11.2	(21.7)

Net cash flows used in financing activities		11.2	(21.7)

Net change in cash and cash equivalents		—	—

The accompanying notes form part of the combined carve out interim financial statements.

CERTAIN BEVERAGE CAN OPERATIONS OF REXAM PLC

COMBINED INTERIM STATEMENT OF CHANGES IN NET INVESTED CAPITAL

For the six months ended June 30

	For the six months ended June 30
	2016	2015
	£m	£m
Balance at January 1	451.8	439.6
Profit for the period	19.7	23.9
Other comprehensive income for the period (exchange differences)	51.7	(12.8)

Total comprehensive income	523.2	450.7
Net transfers from/(to) Rexam	11.2	(21.7)

Balance at June 30 (unaudited)	534.4	429.0

The accompanying notes form part of the combined carve out interim financial statements.

CERTAIN BEVERAGE CAN OPERATIONS OF REXAM PLC

NOTES TO THE COMBINED CARVE OUT INTERIM FINANCIAL STATEMENTS

1. Nature of operations and basis of presentation

        The combined carve out interim financial statements reflect certain wholly owned beverage can operations (the Business) of Rexam PLC (Rexam), formerly a publicly traded company on the London Stock Exchange based in London, UK. The Business was formerly controlled by Rexam. On April 22, 2016 Ardagh Group ("Ardagh") entered into an agreement with Ball and Rexam PLC to purchase certain metal beverage can manufacturing assets and support locations in Europe, Brazil and the United States which include certain assets and support functions of this Business. The purchase was completed on June 30, 2016.

        The Business manufactures aluminum and steel cans for a wide variety of beverages, including carbonated soft drinks, beer and energy drinks.

        The Business comprises the following manufacturing plants in Europe and the United States:

  •
  Europe: Valdemorillo, Spain and Enzesfeld, Austria;

  •
  United States: Bishopville, SC; Chicago, IL; Fairfield, CA; Fremont, OH; Olive Branch, MS; Valparaiso, IN; Whitehouse, OH; Winston-Salem, NC.

        The Business also comprises the assets and liabilities of the regional headquarters office in Chicago, IL.

        The combined carve out interim financial statements for the six months ended June 30, 2016 have been prepared in accordance with International Accounting Standard 34 'Interim Financial Reporting' as issued by the International Accounting Standards Board. The combined carve out interim financial statements do not include all of the information required for full annual financial statements and should be read in conjunction with the combined carve out full financial statements for the year ended December 31, 2015, which were prepared in accordance with International Financial Reporting Standards ('IFRS') as issued by the International Accounting Standards Board, and on which the independent auditors' report was unqualified.

        The accounting policies, presentation and methods of computation followed in the combined carve out interim financial statements are the same as those applied in Rexam's latest combined carve out full financial statements. The financial information is presented in British Pounds Sterling (£ million) because that is the currency Rexam primarily operated in. The combined carve out interim financial statements have been prepared under the historical cost convention unless otherwise determined by IFRS.

        The combined carve out interim financial statements presented in this interim report do not represent financial statements within the meaning of Section 340 (4) of the Companies Act, 2014.

        Income tax in interim periods is accrued using the effective tax rate expected to be applicable to annual earnings.

        Rexam applied IFRS as endorsed by the European Union (EU) in its consolidated financial statements. For the purposes of the combined carve out financial statements, no differences exist between IFRS as issued by the International Accounting Standards Board and IFRS as endorsed by the EU. The combined carve out financial statements have been prepared under the historical cost convention unless otherwise determined by IFRS. The results and financial position of the Business have historically formed a component of Rexam's consolidated financial statements as prepared under IFRS as endorsed by the EU.

CERTAIN BEVERAGE CAN OPERATIONS OF REXAM PLC

NOTES TO THE COMBINED CARVE OUT INTERIM FINANCIAL STATEMENTS (Continued)

1. Nature of operations and basis of presentation (Continued)

        The Business does not constitute a separate legal group. The combined carve out interim financial statements have been prepared specifically for the purpose of inclusion in an offering memorandum by ARD Finance S.A., a subsidiary of Ardagh Group, for the issuance of debt, and on a basis that combines the results and assets and liabilities of each of the manufacturing plants, warehouses and operations constituting the Business by applying the principles underlying the consolidation procedures of IFRS 10 'Consolidated Financial Statements'. The combined carve out interim financial statements have been prepared on a carve out basis from the consolidated financial statements of Rexam and include the assets, liabilities, revenues and expenses that management has determined are attributable to the Business.

        To determine the assets, liabilities, revenue and expenses that are considered attributable to the Business, management have reassessed how Rexam has historically reported. This included reassessing Rexam's European supply chain and limited risk distributor arrangements in order to attribute revenue and costs based on place of production. A production-based attribution method reflects arrangements whereby a sales transaction might be fulfilled with inventory produced by several plants. Therefore, each plant that produces and contributes inventory towards a sales transaction will record a portion of the sales transaction's revenue and also incur the associated costs. Additionally, revenue by plant is used to attribute trade receivables as at the balance sheet date. For the US plants, there is no equivalent supply chain and distributor arrangement and therefore no equivalent revenue and related cost assumption is required or applied. All US revenue and related costs are directly attributable to a specific plant.

        The combined carve out financial statements reflect allocations of direct and indirect costs, related to the operations of the Business, made by Rexam to depict the Business on a standalone basis. Indirect costs relate to certain support functions that are provided on a centralized basis within Rexam, including Rexam shared service centre locations. As certain expenses reflected in the combined carve out financial statements are allocated, the combined carve out financial statements may not be indicative of the financial position, results of operations and cash flows that would have been presented if the Business had been a standalone entity. Therefore, the combined carve out financial statements may not necessarily be indicative of the future financial position, results of operations and cash flows of the Business.

        As Rexam used a centralized cash management system, allocated costs and expenses have generally been deemed to have been paid by the Business to Rexam in the period in which the costs were incurred and assumed to be remitted to Rexam as reflected within the combined cash flow statement as net transfers to Rexam. Current income taxes are deemed to have been remitted in cash to Rexam in the period they were recorded in the combined income statement. A discussion of the relationship with Rexam, including a description of the costs that have been allocated to the Business, is included in Note 9.

        All significant intercompany transactions within the Business have been eliminated.

        Since the Business has not in the past constituted a separate legal group, it is not possible to show share capital or an analysis of reserves of the Business. The net assets of the Business are represented by the cumulative investment of Rexam in the Business, shown as net invested capital in the combined balance sheet. The movement in net invested capital is shown in the combined statement of changes in net invested capital.

CERTAIN BEVERAGE CAN OPERATIONS OF REXAM PLC

NOTES TO THE COMBINED CARVE OUT INTERIM FINANCIAL STATEMENTS (Continued)

1. Nature of operations and basis of presentation (Continued)

        There are no new IFRS standards effective from January 1, 2016 which have a material effect on the combined carve out interim financial statements. IFRS 15, 'Revenue from contracts with customers' is effective for annual periods beginning on or after January 1, 2018. IFRS 9, 'Financial instruments' becomes effective for annual periods commencing on or after January 1, 2018. IFRS 16, 'Leases' is effective for annual periods beginning on or after January 1, 2019. The Business has yet to assess the impact of these standards.

        The combined carve out interim financial statements were authorized for issue by the Board of Directors of ARD Finance S.A. on September 5, 2016.

2. Exceptional items

	For the six months ended June 30
	2016	2015
	£m	£m
Conversion of the Valdemorillo plant from steel to aluminum	2.8	4.4
Employee related incentive costs		(0.1)

Total exceptional items	2.8	4.3

3. Goodwill

	June 30, 2016	December 31, 2015
	£m	£m
Cost and carrying value at January 1	303.3	293.0
Exchange differences	32.5	10.3

Cost and carrying value at the end of the period	335.8	303.3

CERTAIN BEVERAGE CAN OPERATIONS OF REXAM PLC

NOTES TO THE COMBINED CARVE OUT INTERIM FINANCIAL STATEMENTS (Continued)

4. Property, plant and equipment

Total
£m
Cost:
At January 1, 2016	516.1
Exchange differences	58.3
Additions	17.3
Disposals	(49.3)
Reclassifications	0.5
Transfer to other intangible assets	(1.6)
Other movements	(8.0)

At June 30, 2016	533.3

Accumulated depreciation:
At January 1, 2016	(335.7)
Exchange differences	(38.7)
Depreciation for the year	(12.1)
Disposals	49.0
Other movements	1.5

At June 30, 2016	(336.0)

Carrying value at 30 June 2016	197.3

Cost:
At January 1, 2015	505.1
Exchange differences	13.0
Additions	31.7
Disposals	(32.9)
Reclassifications	—
Transfer to other intangible assets	(1.0)
Other movements	0.2

At December 31, 2015	516.1

Accumulated depreciation:
At January 1, 2015	(331.6)
Exchange differences	(7.7)
Depreciation for the year	(28.4)
Disposals	32.4
Other movements	(0.4)

At December 31, 2015	(335.7)

Carrying value at December 31, 2015	180.4

        During the period, additions of £17.3 million were comprised mainly of ordinary course maintenance projects, plus a conversion of one production line from standard 12 oz to specialty sleek capability. Assets with a total cost of £49.3 million and accumulated depreciation of £49.0 million,

CERTAIN BEVERAGE CAN OPERATIONS OF REXAM PLC

NOTES TO THE COMBINED CARVE OUT INTERIM FINANCIAL STATEMENTS (Continued)

4. Property, plant and equipment (Continued)

either replaced or disposed by maintenance and line conversion projects, were written off during the period.

        The combined income statement includes allocated depreciation expense of £12.1 million for the six months ended June 30, 2016 (six months ended June 30, 2015: £12.3 million; year ended December 31, 2015: £28.4 million).

5. Fair value measurements

        The carrying values of trade and other receivables and trade and other payables are assumed to approximate to their fair values due to their short term nature. The fair value of derivative contracts has been determined by marking those contracts to market at prevailing market prices.

        In all periods reported, all financial instruments are categorized as level 2 in the fair value measurement hierarchy, whereby the fair value is determined by using valuation techniques. The valuation techniques for level 2 instruments use observable market data where it is available, for example quoted market prices, and rely less on estimates. There were no changes in valuation techniques or transfers between categories in the period.

6. Reconciliation of profit before tax to cash generated from operations

	Six months ended June 30
	2016	2015
	£m	£m
Profit before tax	32.2	38.1
Adjustments for:
Depreciation and amortization of property, plant and equipment and intangible assets	12.1	12.3
Loss on sale of property, plant and equipment and intangible assets	0.3	—
Movement in working capital	(27.1)	(7.1)
Movement in provisions	(0.3)	1.7
Other adjustments	—	—

Cash generated from operations	17.2	45.0

7. Contingent liabilities

        There are no contingent liabilities in any of the periods reported that require disclosure.

8. Capital commitments

        The following table sets out contracts placed for future capital expenditure not provided in the combined carve out interim financial statements.

	June 30, 2016	December 31, 2015
	£m	£m
Property plant and equipment	0.4	7.5

CERTAIN BEVERAGE CAN OPERATIONS OF REXAM PLC

NOTES TO THE COMBINED CARVE OUT INTERIM FINANCIAL STATEMENTS (Continued)

9. Related parties

        During its ownership by Rexam, the Business received various administrative services from Rexam shared service providers. These services included a share of costs incurred in the European and US headquarters, plus central costs such as tax, treasury, accounting, HR and IT. The combined carve out interim financial statements reflect allocated expenses associated with these centralized Rexam support functions and also include allocated share based payment, retirement benefits, derivatives and overhead costs related to the support functions. These corporate allocations are based on a number of utilization measures including revenue, headcount and IT users. Generally such amounts have been deemed to have been paid by the Business in the period in which the costs were recorded.

        The following table sets out the expense for corporate allocations included in the combined income statement.

	Six months ended June 30
	2016	2015
	£m	£m
Corporate allocations included in:
Administrative expenses	6.9	8.2

	6.9	8.2

        Whilst owned by Rexam, the Business sold to other Rexam businesses. These sales were made on terms equivalent to those that prevail in arm's length transactions. The following table sets out sales to other Rexam businesses included in the combined income statement.

	Six months ended June 30
	2016	2015
	£m	£m
Sales to other Rexam businesses	—	—

        The following table sets out trading and other balances with other Rexam businesses included in the combined balance sheet.

	June 30, 2016	December 31, 2015
	£m (unaudited)	£m
Trade receivables	—	3.1
Other payables	—	(0.3)

        All balances at the balance sheet date are unsecured and interest free and settlement occurs through net parent investment. There have been no guarantees provided or received.

CERTAIN BEVERAGE CAN OPERATIONS OF REXAM PLC

NOTES TO THE COMBINED CARVE OUT INTERIM FINANCIAL STATEMENTS (Continued)

10. Seasonality of operations

        The Business is subject to seasonal fluctuations. Sales volumes in North America tend to be highest during the period from April to September and in Europe from May to August. The increase in working capital in the period is primarily due to seasonality of operations.

11. Post balance sheet events

        There have been no material events subsequent to June 30, 2016 which would require adjustment or additional disclosure to the combined carve out interim financial statements.

Class A Common Shares

Ardagh Finance Holdings S.A.

PROSPECTUS

Citigroup

        Until            (25 days after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6.    Indemnification of Directors and Officers.

        Pursuant to the provisions of Luxembourg Law, the Registrant may not indemnify a director or officer for criminal liability, gross negligence, willful misconduct, or an intentional breach of his/her statutory duties.

        Pursuant to the Registrant's Articles of Association: (i) a director or officer of the Company shall be indemnified by the Company to the fullest extent permitted by Luxembourg Law, against liability and expenses reasonably incurred or paid by him in connection with any claim, action, suit or proceeding which he becomes involved in as a party by virtue of his being or having been such a director or officer and against all amounts incurred in settlement thereof; (ii) no indemnification shall be provided to any director or officer: (a) against any liability to the Company or its shareholders by reason of wilful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of his office; (b) with respect to any matter as to which he shall have been finally adjudicated to have acted in bad faith and not in the interests of the Company; or (c) in the event of settlement, unless the settlement has been approved by a court of competent jurisdiction or by the board of directors of the Company; (iii) the Company may give contractual indemnities to the directors of the Company for any actions performed by such director in his time in office in relation to the affairs of the Company.

Item 7.    Recent Sales of Unregistered Securities.

        Not applicable

Item 8.    Exhibits and Financial Statement Schedules.

(a)
Exhibits

Exhibit No.	Description of Exhibit
1.1	Form of Underwriting Agreement*
3.1	Articles of Association*
4.1	Specimen Certificate Evidencing Class A Common Shares*
5.1	Opinion of M Partners *
10.1	Form of Registration Rights Agreement*
21.1	Subsidiaries of Ardagh Finance Holdings S.A.*
23.1	Consent of PricewaterhouseCoopers, Dublin, Ireland
23.2	Consent of PricewaterhouseCoopers LLP
23.3	Consent of PricewaterhouseCoopers LLP
23.4	Consent of M Partners (included in Exhibit 5.1)*
24.1	Powers of Attorney (included in the signature page)
99.1
Credit Agreement dated as of December 17, 2013 among: (i) Ardagh Holdings USA Inc. and Ardagh Packaging Finance S.A. (as Borrowers); (ii) Ardagh Packaging Holdings Limited (as Parent Guarantor); (iii) the Subsidiary Guarantors from time to time party thereto; (iv) the Lenders from time to time party thereto; (v) Citibank, N.A. (as Administrative Agent) and (vi) Citibank, N.A., London Branch (as Security Agent)

Exhibit No.	Description of Exhibit
99.2	Indenture dated as of February 5, 2014 among: (i) Ardagh Packaging Finance plc and Ardagh Holdings USA Inc. (as Issuers); (ii) Citibank, N.A., London Branch (as Trustee, Principal Paying Agent and Transfer Agent); (iii) Ardagh Packaging Holdings Limited (as Parent Guarantor); (iv) the Subsidiary Guarantors listed therein and (v) Citigroup Global Markets Deutschland AG (as Registrar)
99.3
Indenture (as supplemented to the date hereof) dated as of July 3, 2014 among: (i) Ardagh Packaging Finance plc and Ardagh Holdings USA Inc. (as Issuers); (ii) Citibank, N.A., London Branch (as Trustee, Principal Paying Agent, Transfer Agent and Security Agent); (iii) Citibank, N.A. (as U.S. Paying Agent); (iv) Ardagh Packaging Holdings Limited (as Parent Guarantor); (v) the Subsidiary Guarantors listed therein and (vi) Citigroup Global Markets Deutschland AG (as Registrar)
99.4
Indenture dated as of July 3, 2014 among: (i) Ardagh Packaging Finance plc and Ardagh Holdings USA Inc. (as Issuers); (ii) Citibank, N.A., London Branch (as Trustee, Principal Paying Agent and Transfer Agent); (iii) Citibank, N.A. (as U.S. Paying Agent); (iv) Ardagh Packaging Holdings Limited (as Parent Guarantor); (v) the Subsidiary Guarantors listed therein and (vi) Citigroup Global Markets Deutschland AG (as Registrar)
99.5
Indenture (as supplemented to the date hereof) dated as of May 16, 2016 among: (i) Ardagh Packaging Finance plc and Ardagh Holdings USA Inc. (as Issuers); (ii) Citibank, N.A., London Branch (as Trustee, Principal Paying Agent, Transfer Agent and Security Agent); (iii) Citibank, N.A. (as U.S. Paying Agent); (iv) Ardagh Packaging Holdings Limited (as Parent Guarantor); (v) the Subsidiary Guarantors listed therein and (vi) Citigroup Global Markets Deutschland AG (as Registrar)
99.6
Indenture (as supplemented to the date hereof) dated as of May 16, 2016 among: (i) Ardagh Packaging Finance plc and Ardagh Holdings USA Inc. (as Issuers); (ii) Citibank, N.A., London Branch (as Trustee, Principal Paying Agent and Transfer Agent); (iii) Citibank, N.A. (as U.S. Paying Agent); (iv) Ardagh Packaging Holdings Limited (as Parent Guarantor); (v) the Subsidiary Guarantors listed therein and (vi) Citigroup Global Markets Deutschland AG (as Registrar)
99.7
Indenture dated as of September 16, 2016 among: (i) ARD Finance S.A. (as Issuer); (ii) Citibank, N.A., London Branch (as Trustee, Principal Paying Agent, Transfer Agent and Security Agent); (iii) Citibank, N.A. (as U.S. Paying Agent) and (vi) Citigroup Global Markets Deutschland AG (as Registrar)

*
To be filed by amendment.

Item 9.    Undertakings.

        The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The Registrant hereby undertakes that:

        (1)   For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2)   For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets the requirements for filing on Form F-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of London, United Kingdom, on November 17, 2016.

Ardagh Finance Holdings S.A.
By:	/s/ IAN CURLEY
Name: Ian Curley
Title: Chief Executive Officer

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears immediately below constitutes and appoints Ian Curley, David Matthews, Paul Coulson, Wolfgang Baertz and Herman Troskie and any one or more of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same with all exhibits thereto and other documents in connection therewith with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. This prospectus may be executed in counterparts that when so executed shall constitute one registration statement, notwithstanding that all of the undersigned are not signatories to the original of the same counterpart.

SIGNATURE	TITLE	DATE

/s/ IAN CURLEY Ian Curley	Chief Executive Officer and Director (Principal Executive Officer)	November 17, 2016
/s/ DAVID MATTHEWS David Matthews	Chief Financial Officer and Director (Principal Financial and Accounting Officer)	November 17, 2016
/s/ PAUL COULSON Paul Coulson	Chairman and Director	November 17, 2016
/s/ WOLFGANG BAERTZ Wolfgang Baertz	Director	November 17, 2016
/s/ HERMAN TROSKIE Herman Troskie	Director	November 17, 2016

 SIGNATURE OF AUTHORIZED REPRESENTATIVE OF ARDAGH FINANCE HOLDINGS S.A.

        Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Ardagh Finance Holdings S.A., has signed this registration statement in the City of Newark, State of Delaware on November 17, 2016.

Signatures		Title

/s/ Donald J. Puglisi		Authorized U.S. Representative
Name:	Donald J. Puglisi
Title:	Managing Director

Exhibit No.	Description of Exhibit
1.1	Form of Underwriting Agreement*
3.1	Articles of Association*
4.1	Specimen Certificate Evidencing Class A Common Shares*
5.1	Opinion of M Partners*
10.1	Form of Registration Rights Agreement*
21.1	Subsidiaries of Ardagh Finance Holdings S.A.*
23.1	Consent of PricewaterhouseCoopers, Dublin, Ireland
23.2	Consent of PricewaterhouseCoopers LLP
23.3	Consent of PricewaterhouseCoopers LLP
23.4	Consent of M Partners (included in Exhibit 5.1)*
24.1	Powers of Attorney (included in the signature page)
99.1
Credit Agreement dated as of December 17, 2013 among: (i) Ardagh Holdings USA Inc. and Ardagh Packaging Finance S.A. (as Borrowers); (ii) Ardagh Packaging Holdings Limited (as Parent Guarantor); (iii) the Subsidiary Guarantors from time to time party thereto; (iv) the Lenders from time to time party thereto; (v) Citibank, N.A. (as Administrative Agent) and (vi) Citibank, N.A., London Branch (as Security Agent)
99.2
Indenture dated as of February 5, 2014 among: (i) Ardagh Packaging Finance plc and Ardagh Holdings USA Inc. (as Issuers); (ii) Citibank, N.A., London Branch (as Trustee, Principal Paying Agent and Transfer Agent); (iii) Ardagh Packaging Holdings Limited (as Parent Guarantor); (iv) the Subsidiary Guarantors listed therein and (v) Citigroup Global Markets Deutschland AG (as Registrar)
99.3
Indenture (as supplemented to the date hereof) dated as of July 3, 2014 among: (i) Ardagh Packaging Finance plc and Ardagh Holdings USA Inc. (as Issuers); (ii) Citibank, N.A., London Branch (as Trustee, Principal Paying Agent, Transfer Agent and Security Agent); (iii) Citibank, N.A. (as U.S. Paying Agent); (iv) Ardagh Packaging Holdings Limited (as Parent Guarantor); (v) the Subsidiary Guarantors listed therein and (vi) Citigroup Global Markets Deutschland AG (as Registrar)
99.4
Indenture dated as of July 3, 2014 among: (i) Ardagh Packaging Finance plc and Ardagh Holdings USA Inc. (as Issuers); (ii) Citibank, N.A., London Branch (as Trustee, Principal Paying Agent and Transfer Agent); (iii) Citibank, N.A. (as U.S. Paying Agent); (iv) Ardagh Packaging Holdings Limited (as Parent Guarantor); (v) the Subsidiary Guarantors listed therein and (vi) Citigroup Global Markets Deutschland AG (as Registrar)
99.5
Indenture (as supplemented to the date hereof) dated as of May 16, 2016 among: (i) Ardagh Packaging Finance plc and Ardagh Holdings USA Inc. (as Issuers); (ii) Citibank, N.A., London Branch (as Trustee, Principal Paying Agent, Transfer Agent and Security Agent); (iii) Citibank, N.A. (as U.S. Paying Agent); (iv) Ardagh Packaging Holdings Limited (as Parent Guarantor); (v) the Subsidiary Guarantors listed therein and (vi) Citigroup Global Markets Deutschland AG (as Registrar)

Exhibit No.	Description of Exhibit
99.6	Indenture (as supplemented to the date hereof) dated as of May 16, 2016 among: (i) Ardagh Packaging Finance plc and Ardagh Holdings USA Inc. (as Issuers); (ii) Citibank, N.A., London Branch (as Trustee, Principal Paying Agent and Transfer Agent); (iii) Citibank, N.A. (as U.S. Paying Agent); (iv) Ardagh Packaging Holdings Limited (as Parent Guarantor); (v) the Subsidiary Guarantors listed therein and (vi) Citigroup Global Markets Deutschland AG (as Registrar)
99.7
Indenture dated as of September 16, 2016 among: (i) ARD Finance S.A. (as Issuer); (ii) Citibank, N.A., London Branch (as Trustee, Principal Paying Agent, Transfer Agent and Security Agent); (iii) Citibank, N.A. (as U.S. Paying Agent) and (vi) Citigroup Global Markets Deutschland AG (as Registrar)

*
To be filed by amendment.